As filed with the Securities and Exchange Commission on June 23, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gray Television, Inc.
(Exact name of registrant as specified in its charter)

Georgia	4833	58-0285030
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(404) 504-9828
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

James C. Ryan
Gray Television, Inc.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(404) 504-9828
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Mark L. Hanson, Esq.
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309
(404) 581-8573

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
     If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
     Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
     Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered	per unit(1)	offering price(1)	registration fee
10 1/2% Senior Secured Second Lien Notes due 2015	$365,000,000	100%	$365,000,000	$26,024.50
Guarantees of 10 1/2% Senior Secured Second Lien Notes due 2015 (2)	—	—	—	— (3)
Total	$365,000,000	100%	$365,000,000	$26,024.50

(1)	Estimated in accordance with Rule 457(f) under the Securities Act of 1933 solely for purposes of calculating the registration fee.

(2)	See inside facing page for registrant guarantors.

(3)	In accordance with Rule 457(n), no separate registration fee for the guarantees is payable.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

	State or Other
	Jurisdiction of	Primary Standard	IRS Employer
Exact Name of Registrant as Specified	Incorporation or	Industrial Classification	Identification
in its Charter(1)	Organization	Code Number	Number
WVLT-TV, Inc.	Georgia	4833	58-2256206
Gray Television Group, Inc.	Delaware	4833	13-2982954
Gray Television Licensee, LLC	Nevada	4833	51-0376603

(1)	The address and telephone number of each of the additional registrants is: 4370 Peachtree Road, NE, Atlanta, Georgia 30319; telephone (404) 504-9828.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED JUNE 23, 2010
PRELIMINARY PROSPECTUS
(GRAY TELEVISION, INC. LOGO)
Gray Television, Inc.
Offer to Exchange up to $365,000,000
Aggregate Principal Amount of Newly
Issued 10 1/2% Senior Secured Second Lien Notes due 2015
For
a Like Principal Amount of Outstanding
Restricted 10 1/2% Senior Secured Second Lien Notes due 2015
Issued in April 2010

     On April 29, 2010, we issued $365.0 million aggregate principal amount of restricted 10 1/2% Senior Secured Second Lien Notes due 2015 in a private placement exempt from the registration requirements under the Securities Act of 1933 (the “Securities Act”). We refer to these as the “original notes.”
     We are offering to exchange a new issue of 10 1/2% Senior Secured Second Lien Notes due 2015 (the “exchange notes”) for our outstanding restricted 10 1/2% Senior Secured Second Lien Notes due 2015. We sometimes refer to the original notes and the exchange notes in this prospectus together as the “notes.” The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will be issued in a transaction registered under the Securities Act, and the transfer restrictions and registration rights and related special interest provisions applicable to the original notes will not apply to the exchange notes. The exchange notes will be exchanged for original notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of exchange notes in the exchange offer.
     You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.
     The exchange offer expires at 9:00 a.m., New York City time, on                   , 2010, unless extended, which we refer to as the “expiration date.”
     We do not intend to list the exchange notes on any national securities exchange or to seek approval through any automated quotation system, and no active public market for the exchange notes is anticipated.

     Each broker-dealer that receives exchange notes for its own account pursuant to the registered exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 90 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

     You should consider carefully the risk factors beginning on page 11 of this prospectus before deciding whether to participate in the exchange offer.
     Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or other similar authority has approved these exchange notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                  , 2010

Summary	1
Risk Factors	11
The Exchange Offer	24
Ratio of Earnings to Fixed Charges	31
Use of Proceeds	32
Capitalization	33
Selected Consolidated Financial and Other Data	34
Management’s Discussion and Analysis of Financial Condition and Results of Operations	37
Business	56
Company Management and Directors	67
Certain Relationships and Related Transactions	69
Description of Other Indebtedness and Certain Other Obligations	70
Description of Notes	73
Certain U.S. Federal Income Tax Considerations	109
Book Entry, Delivery and Form	114
Plan of Distribution	116
Legal Matters	117
Experts	118
Index to Financial Statements	F-1
EX-3.3
EX-3.4
EX-3.5
EX-3.6
EX-3.7
EX-3.8
EX-5.1
EX-5.2
EX-12.1
EX-23.2
EX-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4
     This prospectus may only be used where it is legal to make the exchange offer and by a broker-dealer for resales of exchange notes acquired in the exchange offer where it is legal to do so.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     From time to time, including in this prospectus and in the documents incorporated by reference in this prospectus, we make “forward-looking statements” within the meaning of federal and state securities laws. Disclosures that use words such as “believes,” “expects,” “anticipates,” “estimates,” “will,” “may” or “should” and similar expressions are intended to identify forward-looking statements, as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our then-current expectations and are based upon data available to us at the time the statements are made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. The most material, known risks are detailed in the section titled “Risk Factors” in this prospectus. All forward-looking statements in, and incorporated by reference into, this prospectus are qualified by these cautionary statements and are made only as of the date of this prospectus. Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in context with the various disclosures made by us about our business. These forward-looking statements fall under the safe harbors of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The following risks, among others, could cause actual results to differ materially from those described in any forward-looking statements:
•	we have a significant amount of debt, and have the ability to incur additional debt, any of which could restrict our future operating and strategic flexibility and expose us to the risks of financial leverage;

•	the agreements governing our various debt and other obligations restrict our business and limit our ability to act;

•	our ability to meet our debt service obligations on the exchange notes and our other debt will depend on our future performance, which is, and will be, subject to many factors that are beyond our control;

•	we are dependent on advertising revenues, which are seasonal and may fluctuate as a result of a number of factors, including a continuation of the economic downturn;

•	we are highly dependent upon a limited number of advertising categories;

•	we are highly dependent on network affiliations and may lose a significant amount of television programming if a network terminates or significantly changes its affiliation with us;

•	we purchase television programming in advance of earning any related revenue, and may not earn sufficient revenue to offset the costs thereof;

•	we are subject to risks of competition from other local stations as well as from cable systems, the Internet and other providers;

•	we may incur significant capital and operating costs;

•	we may incur impairment charges related to our assets; and

•	we are subject to risks and limitations due to government regulation of the broadcasting industry, including Federal Communications Commission (“FCC” or the “Commission”) control over the renewal and transfer of broadcasting licenses, which could materially adversely affect our operations and growth strategy.
     We urge you to review carefully the information under the heading “Risk Factors” included elsewhere in this prospectus and in the documents incorporated by reference in this prospectus for a more complete discussion of the risks of participating in the exchange offer.
WHERE YOU CAN FIND MORE INFORMATION
     Gray furnishes and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have furnished to or filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Those filings are also available to the public on our corporate website at http://www.gray.tv. The information contained in our website is not part of or incorporated by reference into this prospectus.

ii

INCORPORATION BY REFERENCE
     This prospectus incorporates important business and financial information about Gray Television, Inc. from documents that are not included in or delivered with this prospectus. You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.
     We incorporate by reference the documents listed below that we have filed with the SEC (File No. 1-13796) under the Securities Exchange Act of 1934, as well as any filing that we make with the SEC on or after the date of this prospectus (unless such filing expressly states that it is not incorporated by reference herein) until the expiration date:
•	our Annual Report on Form 10-K (the “2009 Form 10-K”) filed on April 7, 2010;

•	the portions of our proxy statement for our 2010 annual meeting of shareholders incorporated by reference into the 2009 Form 10-K, which proxy statement was filed on April 26, 2010;

•	our Quarterly Report on Form 10-Q, filed on May 10, 2010; and

•	our Current Reports on Form 8-K, filed on April 1, 2010; April 12, 2010; April 20, 2010; April 22, 2010; and April 30, 2010.
     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus.
     The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:
Gray Television, Inc.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(404) 504-9828
     In order to receive timely delivery of any requested documents in advance of the expiration date of the exchange offer, you should make your request no later than           , 2010, which is five full business days before you must make a decision regarding the exchange offer.
INDUSTRY AND MARKET DATA
     This prospectus includes industry data regarding station rank, in-market share and television household data that we obtained from periodic reports published by A.C. Nielsen Company. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.

iii

SUMMARY
     This summary contains basic information about our Company and the exchange offer. This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the exchange notes. For a more complete understanding of our Company and the exchange offer, you should read this entire prospectus and the documents incorporated by reference in this prospectus, including the information under the heading “Risk Factors.” The summary contains forward looking statements that involve risk and uncertainties. Our actual results may differ based upon certain factors, including those set forth under the caption “Risk Factors” herein and the documents incorporated by reference in this prospectus. Unless otherwise indicated or required by the context, the terms “Gray,” “we,” “our,” “us” and the “Company” refer to Gray Television, Inc. and its subsidiaries. Our discussion of the television (or “TV”) stations that we own and operate does not include our minority equity interest in the television and radio stations owned by Sarkes Tarzian, Inc.
Our Company
General
     We are a television broadcast company operating 36 television stations serving 30 markets. Seventeen of our stations are affiliated with CBS Inc. (“CBS”), ten are affiliated with the National Broadcasting Company, Inc. (“NBC”), eight are affiliated with the American Broadcasting Company (“ABC”), and one is affiliated with FOX Entertainment Group, Inc. (“FOX”). Our 17 CBS-affiliated stations make us the largest independent owner of CBS affiliates in the United States. In addition, we currently operate 39 digital second channels including one affiliated with ABC, four affiliated with FOX, seven affiliated with The CW Network, LLC (“CW”), 18 affiliated with Twentieth Television, Inc. (“MyNetworkTV” or “MyNet.”), two affiliated with the Universal Sports Network (“Universal Sports”) and seven local news/weather channels, in certain of our existing markets. We created our digital second channels to better utilize our excess broadcast spectrum. The digital second channels are similar to our primary broadcast channels; however, our digital second channels are affiliated with networks different from those affiliated with our primary broadcast channels. Our combined TV station group reaches approximately 6.3% of total United States households.
     We were incorporated in 1897, initially to publish the Albany Herald in Albany, Georgia, and entered the broadcasting industry in 1953. We have a dedicated and experienced senior management team.
     For the fiscal year ended December 31, 2009 and the first quarter ended March 31, 2010, we generated revenue of $270.4 million and $70.5 million, respectively.
Markets
     Gray operates in designated market areas (“DMAs”) ranked between 51-200 and primarily focuses its operations on university towns and state capitals. Our markets include 17 university towns, representing enrollment of approximately 469,000 students, and eight state capitals. We believe university towns and state capitals provide significant advantages as they generally offer more favorable advertising demographics, more stable economics and a stronger affinity between local stations and university sports teams.
     We have a strong, market leading position in our markets. Our combined station group has 23 markets with stations ranked #1 in local news audience and 21 markets with stations ranked #1 in overall audience within their respective markets, based on the results of the average of the Nielsen March, May, July and November 2009 ratings reports. Of the 30 markets that we serve, we operate the #1 or #2 ranked station in 29 of those markets. We believe a key driver for our strong market position is the strength of our local news and information programs. Our news audience share outperforms the national average of the networks’ audience share with nearly twice the Nielsen Station Index (“NSI”) national average market share in November 2009 for both 6 p.m. and late night news. We believe that our market position and our strong local revenue stream have enabled us to better preserve our revenues in softer economic conditions compared to many of our peers.
     We are diversified across our markets and network affiliations. Our largest market by revenue is Charleston/Huntington, WV, which contributed approximately 7% of our revenues in 2009. Our top 10 markets by revenue contributed 53% of our revenues in 2009. Our 17 CBS-affiliated stations accounted for 49% of our revenues, our 10 NBC-affiliated stations accounted for 36% of our revenues, our 8 ABC-affiliated stations accounted for 15% of our revenues and our 1 FOX-affiliated station accounted for less than 1% of our revenues, for 2009, respectively.

Business Strategy
     Our success has been based on the following strategies for growing our revenues and our operating cash flow:
     Maintain and Grow our Market Leadership Position. We have the #1 ranking in overall audience in 21 of the 30 markets in which we operate. We are ranked #2 in audience in all of our other markets, except Albany, GA. We have the #1 ranking in local news audience in 23 of our markets and our news audience share outperforms the national average of the networks’ audience share with nearly twice the NSI national average market share in November 2009 for both 6 p.m. and late night news.
     We believe there are significant advantages in operating the #1 or #2 television broadcasting stations. Strong audience and market share allows us enhance our advertising revenues through price discipline and leadership. We believe a top-rated news platform is critical to capturing incremental sponsorship and political advertising revenue. Our high-quality station group improves our cash flow and allows us additional opportunities to reinvest in our business to further strengthen our network and news ratings. Furthermore, we believe operating the top ranking stations in our various markets allows us to attract and retain top talent.
     We also believe that our leadership position in the markets we serve gives us additional leverage to negotiate retransmission contracts with multiple system operators (“MSOs”), and we believe it will help us in our potential negotiations with networks upon expiration of our current contracts with them. Our primary network affiliation agreements expire at various dates through January 1, 2016.
     We intend to maintain our market leadership position through prudent continued investment in our news and syndicated programs, as well as continued technological advances and program improvements. We are in the process of converting our local studios to be able to provide high definition digital broadcasting (“HD”) in select markets to further enhance the visual quality of our local programs, which we believe can drive incremental viewership, and expect to continue to invest in local HD conversion over the next few years.
     Pursue New Media Opportunities. We currently operate web, mobile and desktop applications in all of our markets. We have focused on expanding the applicable local content, such as news, weather and sports, on our websites to drive increased traffic. We have experienced strong growth in internet page views in the past, with page views growing at a 57% compound annual growth rate from 2003 and 2009, and anticipate continued growth in the future.
     Our aggregate internet revenues are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.” In the future, we anticipate our direct internet revenue will grow at a faster pace relative to our internet-related commercial time sales.
     We are a member of the open mobile video coalition (“OMVC”), which aims to accelerate the development and rollout of mobile DTV products and services, maximizing the full potential of the digital television spectrum. We are currently testing mobile television in the Omaha and Lincoln, Nebraska markets.
     Monetize Digital Spectrum. We currently operate 39 digital second channels, including one affiliated with ABC, four affiliated with FOX, seven affiliated with CW, 18 affiliated with MyNetworkTV, two affiliated with the Universal Sports Network and seven local news/weather channels, in certain of our existing markets. We created our digital second channels to better utilize our excess broadcast spectrum. The digital second channels are similar to our primary broadcast channels, except that our digital second channels are affiliated with networks different from those affiliated with our primary broadcast channels. In the year ended December 31, 2009, we generated $7.1 million in revenues from our digital second channels.
     Our strategy is to expand upon our digital offerings, evaluating potential opportunities from time to time either on our own and/or in partnership with other companies, as such opportunities present themselves. We intend to aggressively pursue the use of our spectrum for additional opportunities such as local video on demand, music on demand and other digital downloads. We also intend to evaluate opportunities to use spectrum for future delivery of television broadcasts to handheld and other mobile devices.
     Prudent Cost Management. Historically, we have closely managed our costs to maintain our margins. We believe that our market leadership position gives us additional negotiating leverage to enable us to lower our syndicated programming costs. We have increased the efficiency of our stations by automating processes as a part of the conversion of local studios to digital. As of December 31, 2009, we had reduced our total number of employees by 241, or 9.9%, since December 31, 2007. We also lowered our syndicated programming costs by $1.1 million during the year ended December 31, 2009. We intend to continue to seek and implement additional cost saving opportunities in the future.

Selected 2010 Developments
Amendment to Senior Credit Facility
     Effective as of March 31, 2010, we amended our senior credit facility (the “2010 amendment”) to provide for, among other things: (i) an increase in the maximum total net leverage ratio covenant under the senior credit facility through March 30, 2011 and (ii) a potential issuance of certain capital stock and/or senior or subordinated debt securities, with the proceeds to be used to repay amounts outstanding under our senior credit facility. The amendment to our senior credit facility also provided for a reduction in the revolving loan commitment under the senior credit facility from $50.0 million to $40.0 million.
     Pursuant to the 2010 amendment, from March 31, 2010 until we completed the offering of the original notes on April 29, 2010 and repaid not less than $200.0 million of the term loan outstanding under our senior credit facility using the proceeds from that offering: (i) we were required to pay an annual incentive fee equal to 2.0%, which fee was eliminated upon the consummation of the offering of original notes and related repayment of amounts under our senior credit facility; (ii) the then-existing annual facility fee remained at 3.0%, but, following such repayment, was reduced to 1.25% per year, with a potential for further reductions in future periods; and (iii) we remained subject to the then-existing maximum total net leverage ratio, but, following such repayment, that ratio was replaced by a first lien leverage test. In addition, from and after such repayment, we became subject to a minimum fixed charge coverage ratio of 0.90x to 1.0x.
     Immediately after giving effect to the completion of the offering of the original notes and the repayment of $300.0 million of the term loan outstanding under our senior credit facility, the related reduction in the annual facility fee and the elimination of the incentive fee thereunder, our effective interest rate under our senior credit facility was LIBOR plus 4.25% per year.
     For additional information regarding the amendment to our senior credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Description of Other Indebtedness and Certain Other Obligations” included elsewhere in this prospectus.
Repurchase of a Portion of the Outstanding Shares of Our Series D Perpetual Preferred Stock
     On April 19, 2010, we entered into an agreement (the “Exchange Agreement”) with holders of shares of our Series D perpetual preferred stock. Pursuant to the Exchange Agreement, concurrently with the completion of the offering of the original notes, we repurchased $75.59 million of Series D perpetual preferred stock, including accrued dividends, in exchange for $50.0 million in cash and 8.5 million shares of our common stock.
Corporate Information
     Gray Television, Inc. is a Georgia corporation. Our executive offices are located at 4370 Peachtree Road, NE, Atlanta, GA 30319, and our telephone number at that location is (404) 504-9828. Our website address is http://www.gray.tv. The information on our website is not a part of or incorporated by reference into this prospectus.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange up to (i) $365,000,000 aggregate principal amount of our registered 10 1/2% Senior Secured Second Lien Notes due 2015 (the “exchange notes”) for an equal principal amount of our outstanding restricted 10 1/2% Senior Secured Second Lien Notes due 2015 (the “original notes”) that were issued in April 2010. The terms of the exchange notes are identical in all material respects to those of the original notes, except that the exchange notes will be issued in a transaction registered under the Securities Act, and the transfer restrictions, registration rights and related special interest provisions relating to the original notes do not apply to the exchange notes. The exchange notes will be of the same class as the outstanding original notes. Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Purpose of the Exchange Offer	The exchange notes are being offered to satisfy our obligations under the registration rights agreement entered into at the time we issued and sold the original notes.

Expiration Date; Withdrawal of Tenders; Return of Original Notes Not Accepted for Exchange	The exchange offer will expire at 9:00 a.m., New York City time, on , 2010, or on a later date and time to which we extend it (the “expiration date”). Tenders of original notes in the exchange offer may be withdrawn at any time prior to the expiration date. As soon as practicable following the expiration date, we will exchange the exchange notes for validly tendered original notes. Any original notes that are not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Procedures for Tendering Original Notes	Each holder of original notes wishing to participate in the exchange offer must complete, sign and date the accompanying letter of transmittal, or its facsimile, in accordance with its instructions, and mail or otherwise deliver it, or its facsimile, together with the original notes and any other required documentation to the exchange agent at the address in the letter of transmittal. Original notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of the original notes to the exchange agent’s account at DTC is delivered in a timely fashion. A holder may also tender its original notes by means of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that program. See “The Exchange Offer — Procedures for Tendering Original Notes.”

Conditions to the Exchange Offer	The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange. The exchange offer is subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary.

Exchange Agent	U.S. Bank National Association.

U.S. Federal Income Tax Considerations	Your exchange of an original note for an exchange note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each exchange note received as you had immediately prior to the exchange in the corresponding original note surrendered. See “Certain U.S. Federal Income Tax Considerations.”

Risk Factors	You should consider carefully the risk factors beginning on page 11 of this prospectus before deciding whether to participate in the exchange offer.

THE EXCHANGE NOTES
     The terms of the exchange notes are identical in all material aspects to those of the original notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the original notes that do not apply to the exchange notes.

Issuer	Gray Television, Inc.

Notes Offered	$365,000,000 aggregate principal amount of 10 1/2% senior secured second lien notes due 2015. The new notes offered hereby will be of the same class as the original notes.

Maturity Date	June 29, 2015.

Interest	Interest on the exchange notes will accrue at a rate of 10.5% per annum, payable semi-annually, in cash in arrears, on May 1 and November 1 of each year, commencing November 1, 2010.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a senior secured basis by all of our existing and future domestic restricted subsidiaries.

Ranking	The exchange notes and the guarantees will be our and the guarantors’ senior secured obligations and will:

• rank senior in right of payment to our and the guarantors’ existing and future debt and other obligations that expressly provide for their subordination to the exchange notes and the guarantees;

•   be effectively senior to our and the guarantors’ existing and future unsecured debt to the extent of the value of the collateral securing the exchange notes, after giving effect to first-priority liens on the collateral and permitted liens;

•   be effectively junior to our and the guarantors’ obligations that are either (i) secured by first priority liens on the collateral, including indebtedness under our senior credit facility or (ii) secured by assets that are not part of the collateral that is securing the exchange notes, in each case to the extent of the value of the collateral securing such debt; and

• be structurally subordinated to all of the existing and future liabilities of our subsidiaries, if any, that do not guarantee the exchange notes.

After giving effect to the issuance of the original notes and the use of proceeds from the original notes, at March 31, 2010, the Company and the guarantors would have had approximately $879.4 million aggregate principal amount of total indebtedness (excluding intercompany indebtedness), of which $879.0 million would have been senior debt (including the original notes), and of which approximately $514.0 million would have ranked effectively senior to the exchange notes to the extent of the assets securing such debt.

Security	The exchange notes and the guarantees will be secured by a second priority lien on substantially all of the assets owned by us and the guarantors, which assets also secure obligations under our senior credit facility, subject to certain exceptions and permitted liens. Under the security documents we and the guarantors have, subject to certain exceptions, granted security interests in substantially all of our and their real, personal and fixture property, including (i) all present and future shares of capital stock of (or other ownership or profit interests in) each of our present and future direct and indirect subsidiaries, held by us or any subsidiary guarantor (but, (a) as to the voting stock of any foreign subsidiary, not to exceed 66% of the outstanding voting stock and (b) excluding any capital stock of a subsidiary to the extent necessary for such subsidiary not to be subject to any requirement to file separate financial statements with the SEC pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such subsidiary’s capital stock secured the exchange notes or guarantees); (ii) all present and future intercompany debt owed to us or any subsidiary guarantor; (iii) substantially all of our and each subsidiary guarantor’s present and future property and assets, real and personal, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash; (iv) all FCC licenses except to the extent (but only to the extent) and for so long as that at such time the collateral agent may not validly possess a security interest directly in the FCC license pursuant to applicable Federal law, including the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and policies promulgated thereunder, as in effect at such time, but including at all times all proceeds incident or appurtenant to the FCC licenses and all proceeds of the FCC licenses, and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment, transfer, or other disposition of the FCC licenses; and (v) all proceeds and products of the property and assets described in clauses (i), (ii), and (iv) above. For more details, see “Description of Notes—Security.”

The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of the exchange notes if collateral is disposed of in a transaction that complies with the indenture and the related security documents or in accordance with the provisions of an intercreditor agreement to be entered into relating to the collateral securing the exchange notes and our senior credit facility. See “Risk Factors—Risks Related to the Exchange Notes— It may be difficult to realize upon the value of the collateral securing the exchange notes” and “Description of Notes—Security” and “Description of Notes— Intercreditor Agreement.”

Certain security interests, including those granted or to be granted pursuant to mortgages on certain of our owned and leased real properties intended to constitute collateral that secures the original notes and the exchange notes, were not in place on the date of issuance of the original notes, and may not be in place on the date of issuance of the exchange notes. We are required to file or cause to be filed UCC financing statements to perfect the security interests in the collateral that can be perfected by such filings on the date of the issuance of the original notes. With respect to the portion of the collateral securing the exchange notes for which a valid and perfected security interest in favor of the collateral agent was not created or perfected on or prior to the date of issuance of the original notes and which cannot be perfected by the filing of UCC financing statements, we have agreed to use our commercially reasonable efforts to complete those actions required to create and perfect such security interest within 150 days following the date of issuance of the original notes.

Intercreditor Agreement	Pursuant to an intercreditor agreement, the liens securing the exchange notes will be second priority liens that will be expressly junior in priority to the liens that secure obligations under our senior credit facility and obligations under certain hedging and cash management arrangements. The rights of holders of the exchange notes to the collateral and their ability to enforce rights will be materially limited by the intercreditor agreement. The holders of the first priority lien obligations will receive all proceeds from any realization of the collateral or from the collateral or proceeds thereof in any insolvency or liquidation proceeding, in each case until the first priority lien obligations are paid in full. See “Description of Notes—Intercreditor Agreement.”

Optional Redemption	On or after November 1, 2012, we may redeem the exchange notes, in whole or in part, at any time, at the redemption prices described under “Description of Notes—Redemption—Optional Redemption.” In addition, we may redeem up to 35% of the aggregate principal amount of the exchange notes before November 1, 2012 with the net cash proceeds from certain equity offerings at a redemption price of 110.500% of the principal amount plus accrued and unpaid interest, if any, to the redemption date. We may also redeem some or all of the exchange notes before November 1, 2012 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium.

Change of Control	If we experience certain kinds of changes of control, we will be required to offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see “Description of Notes—Change of Control.”

Mandatory Offer to Purchase Following Certain Asset Sales and Certain Events of Loss	If we sell certain assets, or upon certain events of loss, under certain circumstances we will be required to use the net proceeds resulting from such events to offer to purchase the exchange notes at 100% of their principal amount, plus accrued and unpaid interest, as described under “Description of Notes—Certain Covenants — Limitation on Asset Sales” and “Description of Notes — Certain Covenants — Events of Loss.”

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• declare or pay dividends, redeem stock or make other distributions to stockholders;

• make investments;

• create liens or use assets as security in other transactions;

• enter into agreements restricting our or our subsidiaries’ ability to pay dividends or make certain other payments;

• merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

• engage in transactions with affiliates; and

• sell or transfer assets.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes—Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. See “Use of Proceeds.”
     You should refer to the section entitled “Risk Factors” beginning on page 11 for an explanation of certain risks of participating in the exchange offer.

Summary Historical Consolidated Financial and Other Data
     We have derived the following summary historical consolidated financial and other data for each of the three years ended December 31, 2009, 2008 and 2007 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the following summary historical consolidated financial and other data for the three months ended March 31, 2010 and 2009 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial and other data presented below does not contain all of the information you should consider before deciding whether or not to participate in the exchange offer, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, and notes thereto, included elsewhere in this prospectus. You should not consider our results for the three months ended March 31, 2010 or 2009 to be indicative of results to be achieved for any future interim or full-year period.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Statement of Operations Data:
Revenues (less agency commissions)(1)	$70,482	$61,354	$270,374	$327,176	$307,288
Operating expenses before depreciation, amortization, impairment, and gains on disposal of assets, net:
Broadcast	47,567	45,654	187,583	199,572	199,687
Corporate and administrative	2,922	4,046	14,168	14,097	15,090
Depreciation	7,975	8,261	32,595	34,561	38,558
Amortization of intangible assets	122	149	577	792	825
Impairment of goodwill and broadcast licenses(2)	—	—	—	338,681	—
Gain on disposals of assets, net	(44)	(1,522)	(7,628)	(1,632)	(248)

Operating expenses	58,542	56,588	227,295	586,071	253,912

Operating income (loss)	11,940	4,766	43,079	(258,895)	53,376
Other income (expense):
Miscellaneous income (expense), net	39	12	54	(53)	972
Interest expense	(19,611)	(10,113)	(69,088)	(54,079)	(67,189)
Loss from early extinguishment of debt(3)	(349)	(8,352)	(8,352)	—	(22,853)

Loss before income taxes	(7,981)	(13,687)	(34,307)	(313,027)	(35,694)
Income tax benefit	(3,238)	(4,767)	(11,260)	(111,011)	(12,543)

Net loss	(4,743)	(8,920)	(23,047)	(202,016)	(23,151)
Preferred stock dividends (includes accretion of issuance cost of $301, $301, $1,202, $576 and $439, respectively)	4,551	4,051	17,119	6,593	1,626

Net loss available to common stockholders	(9,294)	(12,971)	(40,166)	(208,609)	(24,777)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$13,664	$14,857	$16,000	$30,649	$15,338
Working capital	14,163	13,388	11,712	19,645	21,872
Net intangible assets, broadcast licenses and goodwill	990,697	991,247	990,819	991,396	1,330,869
Total assets	1,235,815	1,248,442	1,245,739	1,278,265	1,625,969
Total debt and long-term accrued facility fees	814,034	798,359	810,116	800,380	925,000
Redeemable preferred stock(4)	93,687	92,484	93,386	92,183	—
Total stockholders’ equity	88,140	107,154	93,620	117,107	337,845
Cash Flow Data:
Net cash provided by (used for):
Operating activities	$6,986	$(1,296)	$18,903	$73,675	$28,360
Investing activities	(3,185)	(5,469)	(17,531)	(16,340)	(25,662)
Financing activities	(6,137)	(9,027)	(16,021)	(42,024)	7,899
Other Financial and Operating Data:
Capital expenditures	2,888	5,183	17,756	15,019	24,605
Ratio of earnings to fixed charges(5)	—	N/A	—	—	—

(1)	Our revenues fluctuate significantly between years, in accordance with, among other things, increased political advertising expenditures in even-numbered years.

(2)	As of December 31, 2008, we recorded a non-cash impairment expense of $338.7 million resulting from a write down of $98.6 million in the carrying value of our goodwill and a write down of $240.1 million in the carrying value of our broadcast licenses. The write-down of our goodwill and broadcast licenses related to seven stations and 23 stations, respectively. As of this testing date, we believed events had occurred and circumstances changed that more likely than not reduce the fair value of our broadcast licenses and goodwill below their carrying amounts. These events, which accelerated in the fourth quarter of 2008, included: (i) the continued decline of the price of our common stock and Class A common stock; (ii) the decline in the current selling prices of television stations; (iii) the decline in local and national advertising revenues excluding political advertising revenue; and (iv) the decline in the operating profit margins of some of our stations.

(3)	In 2010 and 2009, we recorded a loss on early extinguishment of debt related to an amendment of our senior credit facility. In 2007, we recorded a loss on early extinguishment of debt related to a refinancing of our senior credit facility and the redemption of our 9.25% Senior Subordinated Notes (“9.25% Notes”).

(4)	On June 26, 2008, we issued 750 shares of Series D perpetual preferred stock and on July 15, 2008, we issued an additional 250 shares of our Series D perpetual preferred stock. We generated net cash proceeds from such issuances of approximately $91.6 million after a 5.0% original issue discount, transaction fees and expenses. The Series D perpetual preferred stock has a liquidation value of $100,000 per share, for a total liquidation value of $75.0 million. The $8.4 million of original issue discount, transaction fees and expenses is being accreted over a seven-year period ending June 30, 2015.

Amounts exclude unamortized original issuance costs and accrued and unpaid dividends. Such costs and dividends aggregated $29.5 million, $14.3 million, $25.5 million and $10.8 million as of March 31, 2010, March 31, 2009, December 31, 2009 and 2008, respectively.

(5)	For purposes of this ratio:

The term “fixed charges” means the sum of: (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense, and (iv) preference security dividend requirements of consolidated subsidiaries.

The term “preference security dividend” is the amount of pre-tax earnings required to pay the dividends on outstanding preference securities. The dividend requirement is computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

The term “earnings” is the amount resulting from adding and subtracting the following items. We add the following: (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees; and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, we subtract the following: (i) interest capitalized; (ii) preference security dividend requirements of consolidated subsidiaries; and (iii) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting.

Our ratio of earnings to fixed charges for the year ended December 31, 2006 was 1.21:1.00.

For the three months ended March 31, 2010 and the years ended December 31, 2009, 2008, 2007 and 2005, earnings were inadequate to cover fixed charges by approximately $15.7 million, $59.9 million, $323.2 million, $38.2 million and $1.9 million, respectively.

RISK FACTORS
     The terms of the exchange notes are identical in all material aspects to those of the original notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the original notes that do not apply to the exchange notes. However, you should carefully consider the following risks before deciding whether or not to participate in the exchange offer. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations, financial condition and results of operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the exchange notes could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including the occurrence of one or more of the factors described in the following risk factors.
Risks Related to the Exchange Notes and the Exchange Offer
The lien on the collateral securing the exchange notes and the guarantees will be junior and subordinate to the lien on the collateral securing our senior credit facility.
     The exchange notes and the guarantees will be secured by second priority liens granted by us and the existing guarantors and any future guarantor on our assets and the assets of the guarantors that secure obligations under our senior credit facility, subject to certain permitted liens, exceptions and encumbrances described in the indenture governing the exchange notes and the security documents relating to the exchange notes. As set out in more detail under “Description of Notes,” the lenders under our senior credit facility will be entitled to receive all proceeds from the realization of the collateral under certain circumstances, including upon default in payment on, or the acceleration of, any obligations under our senior credit facility, or in the event of our, or any of our subsidiary guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, to repay such obligations in full before the holders of the exchange notes will be entitled to any recovery from such collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the exchange notes and other obligations secured by the second priority liens, if any, after payment in full of the obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the exchange notes, then holders of the exchange notes (to the extent not repaid from the proceeds of sale of the collateral) would only have an unsecured claim against our remaining assets, which claim would rank equal in priority to the unsecured claims with respect to any unsatisfied portions of the obligations secured by the first priority liens and other unsecured senior indebtedness. In addition, the indenture governing the exchange notes will permit us and the guarantors to create additional liens under specified circumstances, including liens senior in priority to, or ranking on a pari passu basis with, the liens securing the exchange notes. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the exchange notes.
The collateral securing the exchange notes may be diluted under certain circumstances.
     The collateral that will secure the exchange notes also secures obligations under our senior credit facility. This collateral may secure on a first priority basis additional indebtedness that we incur in the future, subject to restrictions on our ability to incur debt and liens governing the exchange notes and the senior credit facility. Your rights to the collateral would be diluted by any increase in the indebtedness secured on a parity basis by this collateral.
The rights of holders of the exchange notes to the collateral and their ability to enforce rights will be materially limited by the terms of the intercreditor agreement.
     The lenders under our senior credit facility, as holders of first priority lien obligations, will control substantially all matters related to the collateral pursuant to the terms of the intercreditor agreement. The holders of the first priority lien obligations may cause the collateral agent thereunder (the “first lien agent”) to dispose of, release, foreclose on, or take other actions with respect to, the collateral (including amendments of and waivers under the security documents) with which holders of the exchange notes may disagree or that may be contrary to the interests of holders of the exchange notes, even after a default under the exchange notes. To the extent collateral is released from securing the first priority lien obligations, the intercreditor agreement will provide that in certain circumstances, the second priority liens securing the exchange notes will also be released. In addition, the security documents related to the second priority lien generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents governing such first priority liens without the consent of the holders of the exchange notes (except under certain limited circumstances) and that the security documents governing the second priority liens will be automatically changed, waived and modified in the same manner. Further, the security documents governing the second priority liens may not be amended in any manner adverse to the holders of the first-priority obligations without the consent of the first lien agent until the first priority lien obligations are paid in full. The security agreement governing the second priority liens will prohibit second priority lienholders from foreclosing on the collateral until payment in full of the first priority lien obligations. We cannot assure you that in the event of a foreclosure by the holders of the first priority lien obligations, the proceeds from the sale of collateral would be sufficient to satisfy all or any of the amounts outstanding under the exchange notes after payment in full of the obligations secured by first priority liens on the collateral. In addition, there can be no assurance that the first lien agent has taken all actions necessary to create properly perfected security interests in the collateral securing the exchange notes, which, as a result of the intercreditor agreement, may result in the loss of the priority of the security interest in favor of the holders of exchange notes to which they would have been entitled as a result of such non-perfection.
     Notwithstanding the foregoing, the collateral agent may exercise rights and remedies with respect to the security interests after the passage of a period of 180 days from the date on which the collateral agent has notified the administrative agent under our senior credit facility that an event of default has occurred, the obligations under the exchange notes have been accelerated and a demand for payment has been made, but only to the extent that the first lien administrative agent is not diligently pursuing the exercise of its rights and remedies with respect to a material portion of its security interests.
The right of the collateral agent to foreclose upon and sell the collateral after an event of default has occurred may also be subject to limitations under the Communications Act and the regulations under the FCC.
     Under the Communications Act and implementing rules and regulations of the FCC, the consent of the FCC must be obtained prior to any change in direct or indirect control of an entity holding licenses issued by the FCC. We and certain of our subsidiaries hold licenses issued by the FCC. The foreclosure of our capital stock or of the capital stock of our subsidiaries which directly or indirectly hold such licenses could result in a transfer of control of an entity holding FCC licenses. In the event of default, the collateral agent may be required to obtain the consent of the FCC prior to exercising foreclosure rights or selling the collateral securing the exchange notes and the guarantees. Furthermore, security interests in FCC licenses are limited to the extent such security interests are prohibited by law or regulation. This limitation could complicate the ability of the second lien collateral agent to foreclose upon and sell the collateral. We can give no assurance that such consent can be obtained by the second lien collateral agent.
Security over all of the collateral was not in place on the date of issuance of the original notes or was not perfected on such date and may not yet be in place or perfected, as the case may be, and any unresolved issues may impact the value of the collateral.
     Certain security interests were not in place on the date of issuance of the original notes or were not perfected on such date and may not yet be in place or perfected, as the case may be. We are required to file or cause to be filed financing statements under the Uniform Commercial Code to perfect the security interests that can be perfected by such filings. We are required to use commercially reasonable efforts to have all security interests that are required to be perfected by the security documents to be in place no later than 150 days after the date of issuance of the original notes, except to the extent any such security interest cannot be perfected with commercially reasonable efforts. Any issues that we are not able to resolve in connection with the delivery and recordation of such security interests may negatively impact the value of the collateral.
Certain mortgages or title insurance securing the original notes and the exchange notes were not in place on the date of issuance of the original notes and may not yet be in place, and any unresolved issues in connection with the issuance of such mortgages and title policies may impact the value of the collateral.
     Certain mortgages on the properties intended to secure the original notes and the exchange notes were not in place at the time of the issuance of the original notes and may not yet be in place. Title insurance may not be obtained for leasehold properties and title insurance policies may not yet be in place to insure, among other things, (i) that valid title or leasehold interest to such properties is held in the name of the entity represented by us to be the owner or tenant thereof and that such title or interest is not encumbered by unpermitted liens and (ii) the validity and second lien priority of the mortgage granted to the collateral agent for the benefit of the holders of the exchange notes.
     We have agreed to grant mortgage liens in favor of the collateral agent for the benefit of the trustee and the holders of the exchange notes on all our interests, as tenants, in certain real property leases (a) upon which a broadcast tower is located, (b) upon which a studio or other facility related to the operation of a station is located or (c) that has an estimated fair market value (determined by us in good faith) in excess of $500,000, in each case, to the extent that the landlord’s consent is obtained with respect to any such lease where such consent is required to grant such mortgage lien or otherwise to the extent any landlord’s consent is not necessary pursuant to the provisions of the applicable lease. To the extent the landlord of any lease shall fail or refuse to grant such consent after we have used commercially reasonable efforts to obtain such consent, the leasehold interest pursuant thereto shall not constitute collateral securing the exchange notes.
With respect to our real properties mortgaged or to be mortgaged as security for the exchange notes, no surveys or legal opinions have been or will be delivered. There will, therefore, be no independent assurance that the mortgages securing the exchange notes are enforceable under applicable state law to encumber the correct real properties.
     In connection with the issuance of the original notes and this exchange offer, we were not, and are not, required to provide surveys or legal opinions with respect to our real properties intended to constitute collateral. Therefore, we can provide no independent assurance that: (i) the real property encumbered by the mortgages includes all of the property intended to be included in the collateral; and (ii) such property is not subject to any encroachments, claims or other matters that would only be revealed by a survey. In addition, as legal opinions are not being delivered with respect to such properties in connection with this exchange offer, there can be no independent assurance that the mortgages create and constitute valid and enforceable liens on the property intended to be encumbered thereby under the laws of each jurisdiction in which such property is located.
It may be difficult to realize upon the value of the collateral securing the exchange notes.
     The collateral securing the exchange notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the exchange notes and the second lien collateral agent and any other creditors that have the benefit of first liens on the collateral securing the exchange notes from time to time. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the exchange notes as well as the ability of the second lien collateral agent to realize upon or foreclose on such collateral.
     No appraisals of any of the collateral have been prepared by us or on behalf of us in connection with this exchange offer. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of the liquidation thereof would be uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to realize or foreclose on the collateral. The value of the assets pledged as collateral for the exchange notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the exchange notes. Any claim for the difference between the amount, if any, realized by holders of the exchange notes from the sale of the collateral securing the exchange notes and the obligations under the exchange notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the exchange notes and all other senior secured obligations, interest may cease to accrue on the exchange notes from and after the date the bankruptcy petition is filed.
     In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary or otherwise, is subject to the provisions of the intercreditor agreement. The intercreditor agreement sets out a number of limitations on the rights of the holders of the exchange notes to require security in certain circumstances, which may result in, among other things, the amount recoverable under any security provided by any subsidiary being limited and/or security not being granted over a particular type or class of assets. Accordingly, this may affect the value of the security provided by us and our subsidiaries. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement the claims of the holders of the exchange notes to the proceeds of such enforcement will rank behind the claims of the holders of obligations under our senior credit facility, which are first priority obligations, and holders of additional secured indebtedness (to the extent permitted to have priority by the indenture).
     The security interest of the second lien collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the second lien collateral agent may need to obtain consents of third parties to obtain or enforce security interests in contracts and other collateral, and make additional filings. We cannot assure you that the collateral agent will be able to obtain any such consents or make any such filings. We also cannot assure you that the consents of any third parties will be given when required, or at all, to facilitate a foreclosure on such assets. Accordingly, the second lien collateral agent may not have the ability to foreclose upon those assets and, in such event, the holders will not be entitled to the collateral or any recovery with respect thereto.
     These requirements may also limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral, without the appropriate consents and filings, may be limited.
Bankruptcy laws may limit your ability to realize value from the collateral.
     The right of the second lien collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the exchange notes is likely to be significantly impaired (or at a minimum delayed) by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the second lien collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the second lien collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional or replacement security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.
     In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:
•	how long payments under the exchange notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”
     In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee and the second lien collateral agent may not object to a number of important matters following the filing of a bankruptcy petition so long as any first priority lien obligations are outstanding. After such a filing, the value of the collateral securing the exchange notes could materially deteriorate and the holders of the exchange notes would be unable to raise an objection. The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.
     Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the exchange notes, the holders of the exchange notes would hold a secured claim only to the extent of the value of the collateral to which the holders of the exchange notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.
In certain instances, the trustee may determine not to foreclose on certain collateral.
     The trustee and the collateral agent may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold or enforce a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the exchange notes.
A court could void our subsidiaries’ guarantees of the exchange notes and the liens securing such guarantees under fraudulent transfer laws.
     Although the guarantees provide holders of the exchange notes with a direct claim against the assets of the subsidiary guarantors and the guarantees will be secured by the collateral owned by the guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee or lien could under certain circumstances be voided, or claims with respect to a guarantee or lien could be subordinated to all other debts of that guarantor. In addition, a bankruptcy court could potentially void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments and enforcement proceeds from the collateral to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor. Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate a guarantor’s obligations or reduce a guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.
     The bankruptcy court might take these actions if it found, among other things, that when a subsidiary guarantor executed its guarantee or granted its lien (or, in some jurisdictions, when it became obligated to make payments under its guarantee):
•	such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee or granting of the lien; and

•	such subsidiary guarantor:
•	was (or was rendered) insolvent by the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.
     A bankruptcy court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its guarantee or lien to the extent that it did not receive a direct or indirect benefit from the issuance of the exchange notes. A bankruptcy court could also void a guarantee or lien if it found that the subsidiary issued its guarantee or granted its lien with actual intent to hinder, delay or defraud creditors.
     Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.
     If a court voided a guarantee or lien, it could require that holders of exchange notes return any amounts previously paid under such guarantee or enforcement proceeds from the collateral. If any guarantee or lien were voided, holders of exchange notes would cease to have a direct claim against the applicable subsidiary guarantor, but would retain their rights against us and any other subsidiary guarantors, although there is no assurance that those entities’ assets would be sufficient to pay the exchange notes in full.
In the event of a future bankruptcy of us or any of the guarantors, holders of the exchange notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the exchange notes exceed the fair market value of the collateral securing the exchange notes.

     In any future bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor in possession or competing creditors will assert that the fair market value of the collateral with respect to the exchange notes on the date of the bankruptcy filing was less than the then-current principal amount of the exchange notes. Upon a finding by the bankruptcy court that the exchange notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the exchange notes would be bifurcated between a secured claim in an amount equal to the value of the collateral and an unsecured claim with respect to the remainder of its claim which would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the exchange notes to receive post-petition interest or applicable fees, costs or charges and a lack of entitlement on the part of the unsecured portion of the exchange notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim.
The Company has a significant amount of indebtedness and other obligations, including the exchange notes, that become due over a relatively short period of time.
     We have a significant amount of indebtedness, including the exchange notes, and other obligations that will, or may, become due between December 31, 2014 and June 30, 2015. These obligations include any potential exercise of optional redemption rights held by the holders of our Series D perpetual preferred stock, which those holders may exercise at any time from and after June 30, 2015. Our ability to make required payments on our indebtedness, or other obligations, depends on our ability to generate cash in the future. If we cannot generate sufficient cash to repay our indebtedness, including the exchange notes, at maturity or if we are not able to satisfy our other financial obligations as they come due, or if we are unable to refinance all or a portion of such indebtedness, or obtain financing sufficient to enable us to meet such other obligations, at times, and on terms, which are acceptable to us, then we may have to take such actions as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional capital through alternative sources. We may not be able to complete any of these actions on commercially reasonable terms, or at all. Our inability to repay or refinance our indebtedness and other obligations as they become due, or the violation of any covenants which may impair, restrict or limit our ability to do so, could have a material adverse effect on our financial condition and results of operations. Furthermore, in the event that we were unable to repay or refinance our indebtedness or other obligations, and a bankruptcy case were to be commenced under the bankruptcy code, we could be subject to claims, with respect to any payments made within 90 days prior to commencement of such a case, that we were insolvent at the time any such payments were made and that all or a portion of such payments, which could include repayments of amounts due under the exchange notes, might be deemed to constitute a preference, under the bankruptcy code, and that such payments should be voided by the bankruptcy court and recovered from the recipients for the benefit of the entire bankruptcy estate.
The collateral is subject to casualty risks.
     We maintain insurance or otherwise insure against certain hazards. There are, however, losses that may not be insured. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the exchange notes and the guarantees.
The exchange notes will be effectively subordinated to the claims of the creditors of our non-guarantor subsidiaries.
     We conduct a substantial portion of our business through our subsidiaries, all of which initially will be guarantors of the exchange notes. However, the indenture governing the exchange notes in certain circumstances permits non-guarantor subsidiaries. Claims of creditors of any non-guarantor subsidiaries, including trade creditors, will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the exchange notes. The indenture governing the exchange notes permits the incurrence of certain additional indebtedness by our non-guarantor subsidiaries in the future. See “Description of Notes—Subsidiary Guarantees” and “Description of Notes—Certain Covenants—Limitation on Incurrence of Indebtedness.”
We may be unable to purchase the exchange notes upon a change of control.
     Upon the occurrence of a change of control, as defined in the indenture governing the exchange notes, we are required to offer to purchase the exchange notes in cash at a price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any. A change of control constitutes an event of default under our senior credit facility that permits the lenders to accelerate the maturity of the borrowings thereunder and may trigger similar rights under our other indebtedness then outstanding. Our senior credit facility may prohibit us from repurchasing any exchange notes. The failure to repurchase the exchange notes would result in an event of default under the exchange notes. In the event of a change of control, we may not have sufficient funds to purchase all of the exchange notes and to repay the amounts outstanding under our new senior credit facility or other indebtedness.
We cannot be sure that a market for the exchange notes, if any, will develop or continue.
     We cannot assure you as to:
•	the liquidity of any trading market for the exchange notes;

•	your ability to sell your exchange notes; or

•	the price at which you may be able to sell your exchange notes.
     The exchange notes may trade at a discount from their initial price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the exchange notes and the market prices quoted for the exchange notes may be adversely affected by changes in the overall market for high-yield securities.
     Certain of the initial purchasers of the original notes have advised us that they intend to make a market in the exchange notes as permitted by applicable law. They are not obligated, however, to make a market in the exchange notes and any such market-making may be discontinued at any time at the sole discretion of the initial purchasers of the original notes. As a result, you cannot be sure that an active trading market will develop for the exchange notes.
The capital stock securing the exchange notes will automatically be released from the collateral to the extent the pledge of such collateral would require the filing of separate financial statements for any of our subsidiaries with the SEC.
     The indenture governing the exchange notes and the security documents provides that, to the extent that any rule would be, or is, adopted, amended or interpreted which would require the filing with the SEC (or any other governmental agency) of separate financial statements of any of our subsidiaries due to the fact that such subsidiary’s capital stock or other securities secure the exchange notes, then such capital stock or other securities will automatically be deemed, for so long as such requirement would be in effect, not to be part of the collateral securing the exchange notes to the extent necessary not to be subject to such requirement. In such event, the security documents may be amended, without the consent of the holders of the exchange notes, to the extent necessary to evidence the absence of any liens on such capital stock or other securities. As a result, holders of the exchange notes could lose their security interest in such portion of the collateral if and for so long as any such rule is in effect. In addition, the absence of a lien on a portion of the capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of a subsidiary being pledged to secure the exchange notes, which could impair the ability of the collateral agent, acting on behalf of the holders of the exchange notes, to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary’s stock or assets.
If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.
     Original notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue exchange notes in exchange for the original notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer — Procedures for Tendering Original Notes” and “The Exchange Offer — Conditions to the Exchange Offer.” These procedures and conditions include timely receipt by the exchange agent of such original notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from The Depository Trust Company).
     Because we anticipate that all or substantially all holders of original notes will elect to exchange their original notes in this exchange offer, we expect that the liquidity of the market for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the original notes outstanding. Following the exchange offer, if you do not tender your original notes, you generally will not have any further registration rights, and your original notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the original notes could be adversely affected.

Risks Related to Our Indebtedness
We have substantial debt and have the ability to incur additional debt. The principal and interest payment obligations of such debt may restrict our future operations and impair our ability to meet our obligations under the exchange notes.
     After giving effect to the issuance of the original notes and the use of proceeds thereof, at March 31, 2010, we and the guarantors would have had approximately $879.4 million aggregate principal amount of outstanding indebtedness (excluding intercompany indebtedness), substantially all of which would have constituted senior debt (including the original notes and the exchange notes), and of which approximately $514.0 million would have effectively ranked senior to the original notes and the exchange notes, to the extent of the assets securing such debt. In addition, the terms of our senior credit facility and the indenture governing the exchange notes permit us to incur additional indebtedness, subject to our ability to meet certain borrowing conditions.
     Our substantial debt may have important consequences to you. For instance, it could:
•	make it more difficult for us to satisfy our financial obligations, including those relating to the exchange notes;

•	require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, which will reduce funds available for other business purposes, including capital expenditures and acquisitions;

•	place us at a competitive disadvantage compared with some of our competitors that may have less debt and better access to capital resources; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.
     We have significant financial obligations outstanding. Our ability to service our debt and these other obligations depends on our ability to generate significant cash flow. This is partially subject to general economic, financial, competitive, legislative and regulatory, and other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, that future borrowings will be available to us under our senior credit facility, or that we will be able to complete any necessary financings, in amounts sufficient to enable us to fund our operations or pay our debts and other obligations, or to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. Additional debt or equity financing may not be available in sufficient amounts, at times or on terms acceptable to us, or at all. If we are unable to implement one or more of these alternatives, we may not be able to service our debt or other obligations, which could result in us being in default thereon, in which circumstances our lenders could cease making loans to us and accelerate and declare due all outstanding obligations under our senior credit facility, which could have a material adverse effect on the value of our common stock. In addition, the current volatility in the capital markets may also impact our ability to obtain additional financing, or to refinance our existing debt, on terms or at times favorable to us.
The agreements governing our various debt obligations impose restrictions on our business and limit our ability to undertake certain corporate actions.
     The agreements governing our various debt obligations, including the indenture governing the exchange notes and the agreements governing our senior credit facility, include covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:
•	incur additional debt;

•	declare or pay dividends, redeem stock or make other distributions to stockholders;

•	make investments or acquisitions;

•	create liens or use assets as security in other transactions;

•	issue guarantees;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•	amend our articles of incorporation or bylaws;

•	engage in transactions with affiliates; and

•	purchase, sell or transfer certain assets.
     Our senior credit facility also requires us to comply with a number of financial ratios and covenants.
     Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities. The breach of any of these covenants or restrictions could result in a default under the indenture governing the exchange notes or our senior credit facility. An event of default under any of our debt agreements could permit some of our lenders, including the lenders under our senior credit facility, to declare all amounts borrowed from them to be immediately due and payable, together with accrued and unpaid interest, which could, in turn, trigger defaults under other debt obligations and the commitments of the lenders to make further extensions of credit under our senior credit facility could be terminated. If we were unable to repay debt to our lenders, or are otherwise in default under any provision governing our outstanding secured debt obligations, our secured lenders could proceed against us and the subsidiary guarantors and against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the exchange notes and repay the principal amount of or repurchase the exchange notes or may cause the subsidiary guarantors to be unable to make payments under the guarantees.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.
     Borrowings under our senior credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.
Risks Related to Our Business
We depend on advertising revenues, which are seasonal, and also may fluctuate as a result of a number of factors.
     Our main source of revenue is sales of advertising time and space. Our ability to sell advertising time and space depends on:
•	economic conditions in the areas where our stations are located and in the nation as a whole;

•	the popularity of our programming;

•	changes in the population demographics in the areas where our stations are located;

•	local and national advertising price fluctuations, which can be affected by the availability of programming, the popularity of programming, and the relative supply of and demand for commercial advertising;

•	our competitors’ activities, including increased competition from other forms of advertising-based mediums, particularly network, cable television, direct satellite television and internet;

•	the duration and extent of any network preemption of regularly scheduled programming for any reason, including as a result of the outbreak or continuance of military hostilities or terrorist attacks, and decisions by advertisers to withdraw or delay planned advertising expenditures for any reason, including as a result of military action or terrorist attacks; and

•	other factors that may be beyond our control. For example, a labor dispute or other disruption at a major national advertiser, programming provider or network, or a recession nationally and/or in a particular market, might make it more difficult to sell advertising time and space and could reduce our revenue.

     Our results are also subject to seasonal fluctuations. Seasonal fluctuations typically result in higher broadcast operating income in the second and fourth quarters than first and third quarters of each year. This seasonality is primarily attributable to (i) advertisers’ increased expenditures in the spring and in anticipation of holiday season spending and (ii) an increase in viewership during this period. Furthermore, revenues from political advertising are significantly higher in even-numbered years, particularly during presidential election years.
Our dependence upon a limited number of advertising categories could adversely affect our business.
     We derive a material portion of our advertising revenue from the automotive and restaurant industries. In 2009, we earned approximately 17% and 12% of our total revenue from the automotive and restaurant categories, respectively. In 2008, we earned approximately 19% and 10% of our total revenue from the automotive and restaurant categories, respectively. Our business and operating results could be materially adversely affected if automotive- or restaurant-related advertising revenues decrease. Our business and operating results could also be materially adversely affected if revenue decreased from one or more other significant advertising categories, such as the communications, entertainment, financial services, professional services or retail industries.
We are highly dependent upon our network affiliations, and may lose a large amount of television programming if a network (i) terminates its affiliation with us, (ii) significantly changes the economic terms and conditions of any future affiliation agreements with us or (iii) significantly changes the type, quality or quantity of programming provided to us under an affiliation agreement.
     Our business depends in large part on the success of our network affiliations. Each of our stations is affiliated with a major network pursuant to an affiliation agreement. Each affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the affiliated network. Our primary network affiliation agreements expire at various dates through January 1, 2016. See “Business—Our Stations and Their Markets” included elsewhere in this prospectus.
     If we can not enter into affiliation agreements to replace our expiring agreements, we may no longer be able to carry the affiliated network’s programming. This loss of programming would require us to obtain replacement programming. Such replacement programming may involve higher costs and may not be as attractive to our target audiences, thereby reducing our ability to generate advertising revenue. Furthermore, our concentration of CBS and/or NBC affiliates makes us particularly sensitive to adverse changes in our business relationship with, and the general success of, CBS and/or NBC.
     In addition, if we are unable to renew or replace our existing affiliation agreements, we may be unable to satisfy certain obligations under our existing or any future retransmission consent agreements with cable, satellite and telecommunications providers (“MVPDs”). Furthermore, if in the future a network limited or removed our ability to retransmit network programming to MVPDs, we may be unable to satisfy certain obligations under our existing or any future retransmission consent agreements. In either case, such an event could have a material adverse effect on our business and results of operations.
We must purchase television programming in advance but cannot predict whether a particular show will be popular enough to cover its cost.
     One of our most significant costs is television programming. If a particular program is not sufficiently popular among audiences in relation to its costs, we may not be able to sell enough advertising time to cover the costs of the program. Since we purchase programming content from others, we have little control over programming costs. We usually must purchase programming several years in advance, and may have to commit to purchase more than one year’s worth of programming. We may also replace programs that are performing poorly before we have recaptured any significant portion of the costs we incurred or fully expensed the costs for financial reporting purposes. Any of these factors could reduce our revenues, result in the incurrence of impairment charges or otherwise cause our costs to escalate relative to revenues. For instance, during the year ended December 31, 2009, we recorded a television program impairment expense of $0.2 million.
We operate in a highly competitive environment. Competition occurs on multiple levels (for audiences, programming and advertisers) and is based on a variety of factors. If we are not able to successfully compete in all relevant aspects, our revenues will be materially adversely affected.
     As described elsewhere herein, television stations compete for audiences, certain programming (including news) and advertisers. Signal coverage and assigned frequency also materially affect a television station’s competitive position. With respect to audiences, stations compete primarily based on broadcast program popularity. Because we purchase or otherwise acquire, rather than produce, programs, we cannot provide any assurances as to the acceptability by audiences of any of the programs we broadcast. Further, because we compete with other broadcast stations for certain programming, we cannot provide any assurances that we will be able to obtain any desired programming at costs that we believe are reasonable. Cable-originated programming and increased access to cable and satellite TV has become a significant competitor for broadcast television programming viewers. Cable networks’ advertising share has increased due to the growth in cable/satellite penetration (the percentage of television households that are connected to a cable or satellite system), which reduces viewers. Further increases in the advertising share of cable or satellite networks could materially adversely affect the advertising revenue of our television stations.
     In addition, technological innovation and the resulting proliferation of programming alternatives, such as home entertainment systems, “wireless cable” services, satellite master antenna television systems, LPTV stations, television translator stations, DBS, video distribution services, pay-per-view and the internet, have further fractionalized television viewing audiences and resulted in additional challenges to revenue generation.
     Our inability or failure to broadcast popular programs, or otherwise maintain viewership for any reason, including as a result of significant increases in programming alternatives, could result in a lack of advertisers, or a reduction in the amount advertisers are willing to pay us to advertise, which could have a material adverse effect on our business, financial condition and results of operations.
The required phased-in introduction of digital television will continue to require us to incur significant capital and operating costs and may expose us to increased competition.
     The 2009 requirement to convert from analog to digital television services in the United States may require us to incur significant capital expenditures in replacing our stations’ equipment to produce local programming, including news, in digital format. We cannot be certain that increased revenues will offset these additional capital expenditures.
     In addition, we also may incur additional costs to obtain programming for the additional channels made available by digital technology. Increased revenues from the additional channels may not offset the conversion costs and additional programming expenses. Multiple channels programmed by other stations may further increase competition in our markets.
Any potential hostilities or terrorist attacks, or similar events leading to broadcast interruptions, may affect our revenues and results of operations.
     If the United States engages in additional foreign hostilities, experiences a terrorist attack or experiences any similar event resulting in interruptions to regularly scheduled broadcasting, we may lose advertising revenue and incur increased broadcasting expenses. Lost revenue and increased expenses may be due to pre-emption, delay or cancellation of advertising campaigns, and increased costs of covering such events. We cannot predict the (i) extent or duration of any future disruption to our programming schedule, (ii) amount of advertising revenue that would be lost or delayed or (iii) amount by which our broadcasting expenses would increase as a result. Any such loss of revenue and increased expenses could negatively affect our future results of operations.
We have, in the past, incurred impairment charges on our goodwill and/or broadcast licenses, and any such future charges may have a material effect on the value of our total assets.
     For the year ended December 31, 2008, we recorded a non-cash impairment charge to our broadcast licenses of $240.1 million and a non-cash impairment charge to our goodwill of $98.6 million. As of March 31, 2010, the book value of our broadcast licenses was $819.0 million and the book value of our goodwill was $170.5 million, in comparison to total assets of $1.2 billion. Not less than annually, and more frequently if necessary, we are required to evaluate our goodwill and broadcast licenses to determine if the estimated fair value of these intangible assets is less than book value. If the estimated fair value of these intangible assets is less than book value, we will be required to record a non-cash expense to write-down the book value of the intangible asset to the estimated fair value. We cannot make any assurances that any required impairment charges will not have a material effect on our total assets.
Our operating and financial flexibility is limited by the terms of our Series D perpetual preferred stock.
     In addition to the limitations imposed by our various debt obligations as described under “The agreements governing our various debt obligations impose restrictions on our business and limit our ability to undertake certain corporate actions” above, our Series D perpetual preferred stock prevents us from taking certain actions and requires us to comply with certain requirements. Among other things, this includes limitations on:

•	additional indebtedness;

•	liens;

•	amendments to our by-laws and articles of incorporation;

•	our ability to issue equity securities having liquidation preferences senior or equivalent to the liquidation preferences of the Series D perpetual preferred stock;

•	mergers and the sale of assets;

•	guarantees;

•	investments and acquisitions;

•	payment of dividends and the redemption of our capital stock; and

•	related-party transactions.
     These restrictions may prevent us from taking action that could increase the value of our business, or may require actions that decrease the value of our business.
Risks Related to Regulatory Matters
Federal broadcasting industry regulation limits our operating flexibility.
     The FCC regulates all television broadcasters, including us. We must obtain FCC approval whenever we (i) apply for a new license, (ii) seek to renew or assign a license, (iii) purchase a new station or (iv) transfer the control of one of our subsidiaries that holds a license. Our FCC licenses are critical to our operations, and we cannot operate without them. We cannot be certain that the FCC will renew these licenses in the future or approve new acquisitions. Our failure to renew any licenses upon the expiration of any license term could have a material adverse effect on our business.
     Federal legislation and FCC rules have changed significantly in recent years and may continue to change. These changes may limit our ability to conduct our business in ways that we believe would be advantageous and may affect our operating results.
The FCC’s duopoly restrictions limit our ability to own and operate multiple television stations in the same market and our ability to own and operate a television station and newspaper in the same market.
     The FCC’s ownership rules generally prohibit us from owning or having “attributable interests” in television stations located in the same markets in which our stations are licensed. Accordingly, those rules constrain our ability to expand in our present markets through additional station acquisitions. Current FCC cross-ownership rules prevent us from owning and operating a television station and newspaper in the same market.
The FCC’s National Television Station Ownership Rule limits the maximum number of households we can reach.
     A single television station owner can reach no more than 39 percent of U.S. households through commonly owned television stations. Accordingly, these rules constrain our ability to expand through additional station acquisitions.
     Federal legislation and FCC rules have changed significantly in recent years and may continue to change. These changes may limit our ability to conduct our business in ways that we believe would be advantageous and may affect our operating results.
The FCC’s National Broadband Plan could result in the reallocation of broadcast spectrum for wireless broadband use, which could materially impair our ability to provide competitive services.

     On March 16, 2010, the FCC delivered to Congress a “National Broadband Plan.” The National Broadband Plan, inter alia, makes recommendations regarding the use of spectrum currently allocated to television broadcasters, including seeking the voluntary surrender of certain portions of the television broadcast spectrum and repacking the currently allocated spectrum to make portions of that spectrum available for other wireless communications services. If some or all of our television stations are required to change frequencies or reduce the amount of spectrum they use, our stations could incur substantial conversion costs, reduction or loss of over-the-air signal coverage or an inability to provide high definition programming and additional program streams, including mobile video services. Prior to implementation of the proposals contained in the National Broadband Plan, further action by the FCC or Congress or both is necessary. We cannot predict the likelihood, timing or outcome of any Congressional or FCC regulatory action in this regard nor the impact of any such changes upon our business.
Our ability to successfully negotiate future retransmission consent agreements may be hindered by the interests of networks with whom we are affiliated and by potential legislative or regulatory changes to the framework under which these agreements are negotiated.
     Our affiliation agreements with some broadcast networks include certain terms that may affect our future ability to permit MVPDs to retransmit network programming, and in some cases, we may be unable to satisfy certain obligations under our existing or any future retransmission consent agreements with MVPDs. In addition, we may not be able to successfully negotiate future retransmission consent agreements with the MVPDs in our local markets if the broadcast networks withhold their consent to the retransmission of those positions of our stations’ signals containing network programming, or the networks may require us to pay compensation in exchange for permitting redistribution of network programming by MVPDs. If we are required to make payments to networks in connection with signal retransmission, those payments may adversely affect our operating results. If we are unable to satisfy certain obligations under our existing or future retransmission consent agreements with MVPDs, there could be a material adverse effect on our results of operations.
     The FCC is currently examining proposals that, if adopted as currently proposed, would change the current rules for conducting negotiations with cable and satellite companies, including requiring mandatory arbitration in some instances. If Congress or the FCC were to require mandatory arbitration and maintenance of signal carriage during any such negotiation and until any arbitration is completed, our ability to generate revenue for these services could be materially adversely affected.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
     In connection with the offer and sale of the original notes, we and the guarantors entered into a registration rights agreement with the initial purchasers of the original notes. We are making the exchange offer to satisfy our obligations under the registration rights agreement.
Terms of the Exchange
     We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, exchange notes for an equal principal amount of original notes. The terms of the exchange notes are identical in all material respects to those of the original notes, except for transfer restrictions, registration rights and special interest provisions relating to the original notes that will not apply to the exchange notes. The exchange notes will be entitled to the benefits of the indenture under which the original notes were issued. See “Description of Notes.”
     The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered or accepted for exchange. As of the date of this prospectus, $365.0 million aggregate principal amount of the original notes was outstanding. Original notes tendered in the exchange offer must be in denominations of $1,000 and integral multiples thereof.
     Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of original notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their original notes for exchange notes pursuant to the exchange offer generally may offer the exchange notes for resale, resell the exchange notes and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.
     Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreement, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the exchange notes. If you do not exchange such original notes for exchange notes pursuant to the exchange offer, your original notes will continue to be subject to restrictions on transfer.
     If any holder of the original notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.
Expiration Date; Extensions; Termination; Amendments
     The exchange offer expires on the expiration date, which is 9:00 a.m., New York City time, on                , 2010 unless we, in our sole discretion, extend the period during which the exchange offer is open.
     We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to U.S. Bank National Association, the exchange agent, and by public announcement communicated by no later than 9:00 a.m. on the next business day following the previously scheduled expiration date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or other wire service. During any extension of the exchange offer, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.
     The exchange date will be as soon as practicable following the expiration date. We expressly reserve the right to:

•	terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events set forth below under “— Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.
     If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the original notes as promptly as practicable.
     Unless we terminate the exchange offer prior to the expiration date, we will exchange the exchange notes for the tendered original notes promptly after the expiration date, and will issue to the exchange agent exchange notes for original notes validly tendered, not withdrawn and accepted for exchange. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the exchange offer. See “— Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”
     This prospectus and the accompanying letter of transmittal and other relevant materials will be mailed by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.
Procedures for Tendering Original Notes
     The tender of original notes by you pursuant to any one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.
     General Procedures. You may tender the original notes by:
•	properly completing and signing the accompanying letter of transmittal or a facsimile and delivering the letter of transmittal together with a timely confirmation of a book-entry transfer of the original notes being tendered, if the procedure is available, into the exchange agent’s account at The Depository Trust Company, or DTC, for that purpose pursuant to the procedure for book-entry transfer described below, or

•	complying with the guaranteed delivery procedures described below.
     A holder may also tender its original notes by means of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system. If delivery is made through ATOP, the holder must transmit an agent’s message to the exchange agent’s account at DTC. The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgement that the holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the holder.
     If tendered original notes are registered in the name of the signer of the accompanying letter of transmittal and the exchange notes to be issued in exchange for those original notes are to be issued, or if a new note representing any untendered original notes is to be issued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. or by a member of a signature medallion program such as “STAMP.” If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature on the letter of transmittal must be guaranteed by an eligible institution.
     Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact the registered holder promptly and instruct the registered holder to tender original notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender the original notes itself, the beneficial owner must, prior to completing and executing the accompanying letter of transmittal and delivering the original notes, either make appropriate arrangements to register ownership of the original notes in the beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     A tender will be deemed to have been received as of the date when:
•	the tendering holder’s properly completed and duly signed letter of transmittal accompanied by a book-entry confirmation is received by the exchange agent; or

•	notice of guaranteed delivery or letter or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.
     Issuances of exchange notes in exchange for original notes tendered pursuant to a notice of guaranteed delivery or letter or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal and book-entry confirmation and any other required documents.
     All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of original notes will be determined by us and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions to the exchange offer or any defects or irregularities in tenders of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.
     The method of delivery of all documents is at the election and risk of the tendering holders, and delivery will be deemed made only when actually received and confirmed by the exchange agent. If the delivery is by mail, it is recommended that registered mail properly insured with return receipt requested be used and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to 9:00 a.m., New York City time, on the expiration date. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to 9:00 a.m., New York City time, on the expiration date. No letter of transmittal or other document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.
     Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after this prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.
     Guaranteed Delivery Procedures. If the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the exchange agent has received at its office a letter or facsimile transmission from an eligible institution setting forth the name and address of the tendering holder, the names in which the original notes are registered, the principal amount of the original notes being tendered and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the expiration date a book-entry confirmation together with a properly completed and duly executed letter of transmittal and any other required documents, will be delivered by the eligible institution to the exchange agent in accordance with the procedures outlined above. Unless original notes being tendered by the above-described method are deposited with the exchange agent, including through a book-entry confirmation, within the time period set forth above and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. Additional copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.
Terms and Conditions Contained in the Letter of Transmittal
     The accompanying letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.
     The transferring party tendering original notes for exchange will be deemed to have exchanged, assigned and transferred the original notes to us and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes issuable upon the exchange of the tendered original notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, other than restrictions on transfer, charges and encumbrances and that the tendered original notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The transferor will be required to agree that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange for tendered original notes will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.
     By tendering original notes and executing the accompanying letter of transmittal, the transferor certifies that:
•	it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the registered holder;

•	the transferor has not entered into an arrangement or understanding with any other person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;

•	the transferor is not a broker-dealer who purchased the original notes for resale pursuant to an exemption under the Securities Act; and

•	the transferor will be able to trade the exchange notes acquired in the exchange offer without restriction under the Securities Act.
     Each broker-dealer that receives exchange notes for its own account in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Withdrawal Rights
     Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.
     For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the accompanying letter of transmittal not later than the expiration date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered original notes to be withdrawn, the principal amount of original notes to be withdrawn, that the holder is withdrawing its election to have such original notes exchanged and the name of the registered holder of the original notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the ownership of the original notes being withdrawn. Properly withdrawn original notes may be retendered by following one of the procedures described under “— Procedures for Tendering Original Notes” above at any time on or prior to the expiration date. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.
Acceptance of Original Notes for Exchange; Delivery of Exchange Notes
     Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered original notes when and if we have given written notice to the exchange agent.
     The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the original notes, promptly after withdrawal, rejection of tender or termination of the exchange offer.

Conditions to the Exchange Offer
     Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to issue exchange notes in exchange for any properly tendered original notes not previously accepted and may terminate the exchange offer, by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to PR Newswire or other wire service, or, at our option, modify or otherwise amend the exchange offer, if, in our reasonable determination:
•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC:

•	seeking to restrain or prohibit the making or consummation of the exchange offer,

•	assessing or seeking any damages as a result thereof, or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes pursuant to the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.
     These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the exchange offer.
     Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.
     In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus is a part, or with respect to the qualification of the indenture under which the original notes were issued under the Trust Indenture Act, as amended.

Exchange Agent
     U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus, the accompanying letter of transmittal or a notice of guaranteed delivery, should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, Overnight
Courier or Hand Delivery:	Facsimile Transmission Number:	Confirm by Telephone or for Information:

U.S. Bank National Association	(651) 495-8158	(800) 934-6802
West Side Flats Operations Center	Attention: Specialized Finance
Attn: Specialized Finance 60 Livingston Avenue Mail Station—EP-MN-WS2N St. Paul MN 55107-2292
     Delivery of the accompanying letter of transmittal to an address other than as set forth above, or transmission of instructions via facsimile other than as set forth above, will not constitute a valid delivery.
     The exchange agent also acts as trustee under the indenture under which the original notes were issued and the exchange notes will be issued.
Solicitation of Tenders; Expenses
     We have not retained any dealer-manager or similar agent in connection with the exchange offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.
     No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the exchange offer will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.
     The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction. In any jurisdiction where its securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.
Appraisal Rights
     You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.
Accounting Treatment
     The exchange notes will be recorded at the carrying value of the original notes as reflected on our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the exchange of exchange notes for original notes. Expenses incurred in connection with the issuance of the exchange notes will be amortized over the term of the exchange notes.

Transfer Taxes
     If you tender your original notes, you will not be obligated to pay any transfer taxes in connection with the exchange offer unless you instruct us to register exchange notes in the name of, or request original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered holder, in which case you will be responsible for the payment of any applicable transfer tax.
Income Tax Considerations
     We advise you to consult your own tax advisers as to your particular circumstances and the effects of any state, local or foreign tax laws to which you may be subject.
     The discussion herein is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder, in each case as in effect on the date of this prospectus, all of which are subject to change.
     The exchange of an original note for an exchange note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each exchange note received as you had immediately prior to the exchange in the corresponding original note surrendered. See “Certain U.S. Federal Income Tax Considerations” for more information.
Consequences of Failure to Exchange
     As a consequence of the offer or sale of the original notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of original notes who do not exchange original notes for exchange notes in the exchange offer will continue to be subject to the restrictions on transfer of the original notes. In general, the original notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.
     Upon completion of the exchange offer, due to the restrictions on transfer of the original notes and the absence of similar restrictions applicable to the exchange notes, it is highly likely that the market, if any, for original notes will be relatively less liquid than the market for exchange notes. Consequently, holders of original notes who do not participate in the exchange offer could experience significant diminution in the value of their original notes compared to the value of the exchange notes.

RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005
Consolidated ratio of earnings to fixed charges(1)(2)	—	—	—	—	1.21	—

(1)	For purposes of this ratio:
The term “fixed charges” means the sum of: (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense, and (iv) preference security dividend requirements.

The term “preference security dividend” is the amount of pre-tax earnings required to pay the dividends on outstanding preference securities. The dividend requirement is computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

The term “earnings” is the amount resulting from adding and subtracting the following items. We add the following: (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees; and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, we subtract the following: (i) interest capitalized; (ii) preference security dividend requirements of consolidated subsidiaries; and (iii) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting.

(2)	For the three months ended March 31, 2010 and the years ended December 31, 2009, 2008, 2007 and 2005, earnings were inadequate to cover fixed charges by approximately $15.7 million, $59.9 million, $323.2 million, $38.2 million and $1.9 million, respectively.

USE OF PROCEEDS
     The exchange offer is intended to satisfy our obligations under the registration rights agreement relating to the original notes. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of outstanding original notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except with respect to the transfer restrictions and registration rights and related special interest provisions relating to the original notes. The original notes surrendered in exchange for the exchange notes will be retired and cannot be reissued.

CAPITALIZATION
     The following table sets forth our actual cash and cash equivalents and capitalization as of March 31, 2010, and as adjusted to give effect to the completion of the offering of original notes and the use of net proceeds therefrom. This table should be read in conjunction with “Selected Consolidated Financial and Other Data” as well as the consolidated financial statements, and notes thereto, included elsewhere in this prospectus.

	As of March 31, 2010
	Actual	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$13.7	$12.6

Long-term debt (including current maturities):
Senior credit facility:
Revolving credit facility(1)	$—	$—
Term loans	789.8	489.8
Long-term accrued facility fee(2)	24.2	24.2
Original notes(3)	—	365.0

Long-term debt (including current portion) and accrued facility fee	$814.0	$879.0
Less current portion of long-term debt	(8.1)	(5.0)

Total long-term debt and accrued facility fee	805.9	874.0
Series D perpetual preferred stock (at liquidation value, including accrued dividends)(4)	123.2	47.6
Total stockholders’ equity(4)	88.1	113.7

Total capitalization	$1,017.2	$1,035.3

(1)	The maximum available borrowing capacity under the revolving credit facility was $40.0 million as of March 31, 2010.

(2)	Includes $24.2 million of accrued facility fee. Affiliates of certain of the initial purchasers of the original notes are lenders under our senior credit facility and, accordingly, received a portion of the net proceeds from the offering of the original notes.

(3)	Reflects $365.0 million aggregate principal amount of original notes, before deducting $7.0 million of unamortized original issue discount.

(4)	Pursuant to the Exchange Agreement, concurrently with the completion of the offering of original notes, we issued holders of our Series D perpetual preferred stock 8.5 million shares of our common stock, together with $50.0 million in cash, in exchange for $75.59 million of Series D perpetual preferred stock, including accrued dividends.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
     We have derived the following selected consolidated financial and other data for each of the five years ended December 31, 2009, 2008, 2007, 2006 and 2005 from our audited consolidated financial statements. We have derived the following selected consolidated financial and other data for the three months ended March 31, 2010 and 2009 from our unaudited condensed consolidated financial statements. The selected consolidated financial and other data below for each of the three years ended December 31, 2009, 2008 and 2007 and for the three month periods ended March 31, 2010 and 2009 should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, and notes thereto, included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006(1)	2005(2)
	(Dollars in thousands, except per share data)
	(unaudited)
Statement of Operations Data:
Revenues (less agency commissions)(3)	$70,482	$61,354	$270,374	$327,176	$307,288	$332,137	$261,553
Impairment of goodwill and broadcast licenses(4)	—	—	—	338,681	—	—	—
Operating income (loss)	11,940	4,766	43,079	(258,895)	53,376	87,991	60,861
Loss on early extinguishment of debt(5)	(349)	(8,352)	(8,352)	—	(22,853)	(347)	(6,543)
(Loss) income from continuing operations	(7,981)	(13,687)	(23,047)	(202,016)	(23,151)	11,711	4,604
Loss from discontinued publishing and wireless operations, net of income tax of $0, $0, $0, $0, $0, $0 and $3,253 respectively(6)	—	—	—	—	—	—	(1,242)
Net (loss) income	(4,743)	(8,920)	(23,047)	(202,016)	(23,151)	11,711	3,362
Net (loss) income available to common stockholders	(9,294)	(12,971)	(40,166)	(208,609)	(24,777)	8,464	(2,286)
Net (loss) income from continuing operations available to common stockholders per common share:
Basic	(0.19)	(0.27)	(0.83)	(4.32)	(0.52)	0.17	(0.02)
Diluted	(0.19)	(0.27)	(0.83)	(4.32)	(0.52)	0.17	(0.02)
Net (loss) income available to common stockholders per common share:
Basic	(0.19)	(0.27)	(0.83)	(4.32)	(0.52)	0.17	(0.05)
Diluted	(0.19)	(0.27)	(0.83)	(4.32)	(0.52)	0.17	(0.05)
Cash dividends declared per common share(7)	—	—	—	0.09	0.12	0.12	0.12
Balance Sheet Data (at end of period):
Total assets	$1,235,815	$1,248,442	$1,245,739	$1,278,265	$1,625,969	$1,628,287	$1,525,054
Long-term debt (including current portion)	789,789	798,359	791,809	800,380	925,000	851,654	792,509
Long-term accrued facility fee(8)	24,245	—	18,307	—	—	—	—
Redeemable preferred stock(9)	93,687	92,484	93,386	92,183	—	37,451	39,090

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006(1)	2005(2)
	(Dollars in thousands, except per share data)
	(unaudited)
Total stockholders’ equity	88,140	107,154	93,620	117,107	337,845	379,754	380,996
Other Data:
Ratio of earnings to fixed charges(10)	—	N/A	—	—	—	1.21	—

(1)	Reflects the acquisition of WNDU-TV on March 3, 2006 as of the acquisition date. For further information concerning this acquisition, see “Business” included elsewhere in this prospectus.

(2)	Reflects the acquisitions of KKCO-TV on January 31, 2005, WSWG-TV on November 10, 2005 and WSAZ-TV on November 30, 2005, as of their respective acquisition dates.

(3)	Our revenues fluctuate significantly between years, consistent with, among other things, increased political advertising expenditures in even-numbered years.

(4)	As of December 31, 2008, we recorded a non-cash impairment expense of $338.7 million resulting from a write down of $98.6 million in the carrying value of our goodwill and a write down of $240.1 million in the carrying value of our broadcast licenses. The write-down of our goodwill and broadcast licenses related to seven stations and 23 stations, respectively. As of this testing date, we believe events had occurred and circumstances changed that more likely than not reduce the fair value of our broadcast licenses and goodwill below their carrying amounts. These events which accelerated in the fourth quarter of 2008 included: (i) the continued decline of the price of our common stock and Class A common stock; (ii) the decline in the current selling prices of television stations; (iii) the decline in local and national advertising revenues excluding political advertising revenue; and (iv) the decline in the operating profit margins of some of our stations.

(5)	In 2010 and 2009, we recorded a loss on early extinguishment of debt related to an amendment of our senior credit facility. In 2007, we recorded a loss on early extinguishment of debt related to a refinancing of our senior credit facility and the redemption of our 9.25% Notes. In 2006, we recorded a loss on early extinguishment of debt related to the repurchase of a portion of our 9.25% Notes. In 2005, we recorded a loss on early extinguishment of debt related to two amendments to our then existing senior credit facility and the repurchase of a portion of our 9.25% Notes.

(6)	On December 30, 2005, we completed (i) the contribution of all of our membership interests in Gray Publishing, LLC, which included our Gray Publishing and Graylink Wireless businesses and certain other assets, to Triple Crown Media, Inc. (“TCM”) and (ii) the spinoff of all the common stock of TCM to our shareholders. The selected financial information for 2005 reflects the reclassification of the results of operations of those businesses as discontinued operations, net of income tax.

(7)	Cash dividends for 2007 and 2006 include a cash dividend of $0.03 per share approved in the fourth quarters of 2007 and 2006, respectively, and paid in the first quarters of 2008 and 2007, respectively.

(8)	On March 31, 2009, we amended our senior credit facility. Effective on that date, we began to incur an annual facility fee equal to 3% multiplied by the outstanding balance under our senior credit facility. See Note 3. “Long-term Debt and Accrued Facility Fee” of our notes to our audited consolidated financial statements included elsewhere in this prospectus for further information regarding our accrued facility fee.

(9)	On June 26, 2008, we issued 750 shares of Series D perpetual preferred stock and on July 15, 2008, we issued an additional 250 shares of our Series D perpetual preferred stock. We generated net cash proceeds from such issuances of approximately $91.6 million, after a 5.0% original issue discount, transaction fees and expenses. The Series D perpetual preferred stock has a liquidation value of $100,000 per share, for a total liquidation value of $100.0 million. The $8.4 million of original issue discount, transaction fees and expenses is being accreted over a seven-year period ending June 30, 2015.

On May 22, 2007, we redeemed all outstanding shares of our Series C preferred stock.

Amounts exclude unamortized original issuance costs and accrued and unpaid dividends. Such costs and dividends aggregated $29.5 million, $14.3 million, $25.5 million and $10.8 million as of March 31, 2010, March 31, 2009, December 31, 2009 and December 31, 2008, respectively.

(10)	For purposes of this ratio:

The term “fixed charges” means the sum of: (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense, and (iv) preference security dividend requirements.

The term “preference security dividend” is the amount of pre-tax earnings required to pay the dividends on outstanding preference securities. The dividend requirement is computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

The term “earnings” is the amount resulting from adding and subtracting the following items. We add the following: (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees; and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, we subtract the following: (i) interest capitalized; (ii) preference security dividend requirements of consolidated subsidiaries; and (iii) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting.

For the three months ended March 31, 2010 and the years ended December 31, 2009, 2008, 2007 and 2005, earnings were inadequate to cover fixed charges by approximately $15.7 million, $59.9 million, $323.2 million, $38.2 million and $1.9 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Executive Overview
Introduction
     The following analysis of the financial condition and results of operations of Gray Television, Inc. (“we,” “us,” or “our”) should be read in conjunction with our audited consolidated financial statements and unaudited condensed consolidated financial statements, and notes thereto, included elsewhere herein.
Overview
     We are a television broadcast company operating 36 television stations serving 30 markets. Seventeen of our stations are affiliated with CBS Inc. (“CBS”), ten are affiliated with the National Broadcasting Corporation, Inc. (“NBC”), eight are affiliated with the American Broadcasting Corporation (“ABC”), and one is affiliated with FOX Entertainment Group, Inc. (“FOX”). Our 17 CBS-affiliated stations make us the largest independent owner of CBS affiliates in the United States. In addition, we currently operate 39 digital second channels including one affiliated with ABC, four affiliated with FOX, seven affiliated with CW, 18 affiliated with Twentieth Television, Inc. (“MyNetworkTV”), two affiliated with Universal Sports Network and seven local news/weather channels in certain of our existing markets. We created our digital second channels to better utilize our excess broadcast spectrum. The digital second channels are similar to our primary broadcast channels; however, our digital second channels are affiliated with networks different from those affiliated with our primary broadcast channels. Our combined TV station group reaches approximately 6.3% of total United States households.
     Our operating revenues are derived primarily from broadcast and internet advertising and from other sources such as production of commercials, tower rentals, retransmission consent fees and management fees.
     Broadcast advertising is sold for placement either preceding or following a television station’s network programming and within local and syndicated programming. Broadcast advertising is sold in time increments and is priced primarily on the basis of a program’s popularity among the specific audience an advertiser desires to reach, as measured by Nielsen. In addition, broadcast advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station and the availability of alternative advertising media in the market area. Broadcast advertising rates are the highest during the most desirable viewing hours, with corresponding reductions during other hours. The ratings of a local station affiliated with a major network can be affected by ratings of network programming.
     We sell internet advertising on our stations’ websites. These advertisements are sold as banner advertisements on the websites, pre-roll advertisements or video and other types of advertisements.
     Most advertising contracts are short-term and generally run only for a few weeks. Approximately 66% of the net revenues of our television stations for the three months ended March 31, 2010 were generated from local advertising (including political advertising revenues), which is sold primarily by a station’s sales staff directly to local accounts, and the remainder was represented primarily by national advertising, which is sold by a station’s national advertising sales representatives. The stations generally pay commissions to advertising agencies on local, regional and national advertising and the stations also pay commissions to the national sales representatives on national advertising.
     Broadcast advertising revenues are generally highest in the second and fourth quarters each year, due in part to increases in advertising in the spring and in the period leading up to and including the holiday season. In addition, broadcast advertising revenues are generally higher during even numbered years due to increased spending by political candidates and special interest groups in advance of upcoming elections, which spending typically is heaviest during the fourth quarter of such years.
     Our primary broadcast operating expenses are employee compensation, related benefits and programming costs. In addition, broadcasting operations incur overhead expenses, such as maintenance, supplies, insurance, rent and utilities. A large portion of our operating expenses for broadcasting operations is fixed.
     During the recent economic recession, many of our advertising customers have reduced their advertising spending, which has in turn reduced our revenue. Specifically, automotive dealers and manufacturers, which have traditionally accounted for a significant portion of our revenues have suffered disproportionately during the recent recession and have therefore, significantly reduced their advertising expenditures, which has further negatively impacted our revenues. Our revenues have also come under pressure from the internet as a competitor for advertising spending. We continue to enhance and market our internet websites in order to generate additional revenue.
Revenue
     Set forth below are the principal types of revenue, less agency commissions, earned by us for the periods indicated and the percentage contribution of each to our total revenues (dollars in thousands):

	Three Months Ended March 31,
	2010		2009
	Amount	Percent of Total	Amount	Percent of Total
Revenues:
Local	$43,511	61.7%	$39,286	64.0%
National	13,951	19.8%	12,875	21.0%
Internet	3,072	4.4%	2,564	4.2%
Political	2,783	3.9%	1,009	1.6%
Retransmission consent	4,639	6.6%	3,640	5.9%
Production and other	1,932	2.7%	1,842	3.0%
Network compensation	44	0.1%	138	0.3%
Consulting revenue	550	0.8%	—	0.0%

Total	$70,482	100.0%	$61,354	100.0%

	Year End December 31,
	2009		2008		2007
Revenues:	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Local	$170,813	63.2%	$186,492	57.0%	$200,686	65.3%
National	53,892	19.9%	68,417	20.9%	77,365	25.2%
Internet	11,413	4.2%	11,859	3.6%	9,506	3.1%
Political	9,976	3.7%	48,455	14.8%	7,808	2.5%
Retransmission consent	15,645	5.8%	3,046	0.9%	2,436	0.8%
Production and other	7,119	2.6%	8,155	2.5%	8,719	2.8%
Network compensation	653	0.2%	752	0.3%	768	0.3%
Consulting revenue	863	0.4%	—	0.0%	—	0.0%

Total	$270,374	100.0%	$327,176	100.0%	$307,288	100.0%

Risk Factors
     The broadcast television industry relies primarily on advertising revenues and faces increased competition. For a discussion of certain other presently known, significant factors that may affect our business, see “Risk Factors.”
Results of Operations
Three Months Ended March 31, 2010 (“2010 three month period”) Compared To Three Months Ended March 31, 2009 (“2009 three month period”)
Revenue
     Total revenues increased $9.1 million, or 15%, to $70.5 million in the 2010 three month period reflecting increased local, national, internet and political advertising revenue, retransmission revenue and other revenue, partially offset by decreased network compensation revenues. Local advertising revenue increased $4.2 million, or 11%, to $43.5 million and national advertising revenue increased $1.1 million, or 8%, to $14.0 million. Internet advertising revenues increased $0.5 million, or 20%, to $3.1 million. Local, national and internet advertising revenue increased due to increased spending by advertisers in an improving economic environment.

Political advertising revenues increased $1.8 million, or 176%, to $2.8 million reflecting increased advertising from political candidates and special interest groups. Net advertising revenue associated with the broadcast of the 2010 Super Bowl on our seventeen CBS-affiliated stations approximated $860,000 which was an increase from our approximately $750,000 of Super Bowl revenues earned in 2009 on our ten NBC-affiliated stations. In addition, the 2010 three month period benefited from approximately $2.8 million of net revenues earned from the broadcast of the 2010 Winter Olympic Games on our NBC-affiliated stations. There was no corresponding broadcast of Olympic Games during the 2009 three month period.
     Advertising from the automotive sector improved significantly, increasing by 43% in the 2010 three month period when compared to the 2009 three month period. Other categories demonstrating significant improvement in advertising revenues during the 2010 three month period compared to the 2009 three month period were: supermarkets, increasing 27%; financial and insurance services, increasing 23%; medical services, increasing 16%; and legal services, increasing 15%. Retransmission revenue increased $1.0 million, or 27%, to $4.6 million due to the improved terms of our retransmission contracts compared to those of the 2009 three month period. We earned consulting revenue of $0.6 million due to our agreement with Young Broadcasting, Inc.
Broadcast Expenses
     Broadcast expenses (before depreciation, amortization and gain on disposal of assets, net) increased $1.9 million, or 4%, to $47.6 million in the 2010 three month period, due primarily to increases in compensation expense of $1.4 million and non-compensation expense of $0.5 million. Compensation expense increased primarily due to increases in sales incentive compensation of $0.7 million due to the increase in net advertising revenue discussed above and an increase in pension expense of $0.3 million. As of March 31, 2010 and 2009, we employed 2,172 and 2,218 full and part-time employees, respectively, in our broadcast operations. Since December 31, 2007, we have decreased the total number of employees in our broadcast operations by 253 persons, a decrease of 10.4%. Non-compensation related expenses increased primarily due to an increase in sales related costs of $0.5 million, which were attributable to the increased net advertising revenue discussed above. The increase in sales related costs were partially offset by a decrease in electricity expenses due to the discontinuance of our analog broadcasts.
Corporate and Administrative Expenses
     Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets, net) decreased $1.1 million, or 28%, to $2.9 million. The decrease in corporate and administrative expenses was due primarily to decreased compensation and legal expenses. Compensation expense decreased due to a decrease in relocation expenses of $0.4 million and non-cash stock-based compensation of $0.2 million. We incurred expenses related to the relocation of several general managers during the 2009 three month period due to routine personnel changes. We did not have similar expenses in the 2010 three month period. During the 2010 three month period and the 2009 three month period, we recorded non-cash stock-based compensation expense of $155,000 and $353,000, respectively. We incurred higher legal fees during the 2009 three month period due to our renegotiation of many of our retransmission consent contracts. These negotiations were largely completed in 2009 and, as a result, our legal fees decreased $0.3 million in the 2010 three month period compared to the 2009 three month period.
Depreciation
     Depreciation of property and equipment totaled $8.0 million and $8.3 million for the 2010 three month period and the 2009 three month period, respectively. The decrease in depreciation was the result of reduced capital expenditures in recent years compared to that of prior years.
Gain on Disposal of Assets, net
     Gain on disposal of assets, net decreased $1.5 million during the 2010 three month period as compared to 2009 three month period. The Federal Communications Commission (the “FCC”) has mandated that all broadcasters operating microwave facilities on certain frequencies in the 2 GHz band relocate to other frequencies and upgrade their equipment. The spectrum being vacated by broadcasters has been reallocated to third parties who, as part of the overall FCC-mandated spectrum reallocation project, must provide affected broadcasters with new digital microwave replacement equipment at no cost to the broadcaster and also reimburse them for certain associated out-of-pocket expenses. During the three month periods ended March 31, 2010 and 2009, we recognized gains of $0.1 million and $1.6 million, respectively, on the disposal of assets associated with this spectrum reallocation project.
Interest Expense
     Interest expense increased $9.5 million, or 94%, to $19.6 million for the 2010 three month period compared to the 2009 three month period. This increase was attributable to an increase in average interest rates, partially offset by a decrease in average principal outstanding. Average interest rates have increased due to our amendment of our senior credit facility on March 31, 2009. This amendment included an increase in annual interest rates from the London Interbank Offered Rate (“LIBOR”) plus 1.5% to LIBOR plus 6.5%. Our debt balance decreased as a result of scheduled quarterly principal repayments. Our average outstanding debt balance was $791.1 million and $799.7 million during the 2010 three month period and the 2009 three month period, respectively. The average interest rates on our total outstanding debt balances was 9.8% and 4.9% during the 2010 three month period and the 2009 three month period, respectively. These interest rates include the effects of our interest rate swap agreements.
Loss from Early Extinguishment of Debt
     On March 31, 2010, we amended our senior credit facility. In order to obtain this amendment, we incurred loan issuance costs of approximately $4.4 million, including legal and professional fees. These fees were funded from our cash balances. In connection with this transaction, we reported a loss from early extinguishment of debt of $0.3 million in the 2010 three month period. Also, on March 31, 2009, we amended our senior credit facility. In order to obtain this amendment, we incurred loan issuance costs of approximately $7.5 million, including legal and professional fees. These fees were also funded from our cash balances. In connection with this transaction, we reported a loss on early extinguishment of debt of $8.4 million in the 2009 three month period.
Income Tax Benefit
     For the three month periods ended March 31, 2010 and 2009, our effective tax rates were 40.6% and 34.8%, respectively. Our effective tax rates differ from the statutory tax rate due to the impact of the following items:

	Three Months Ended March 31,
	2010	2009
Statutory federal income tax rate	35.0%	35.0%
State income taxes	6.0%	0.9%
Reserve for uncertain tax positions	(4.2)%	1.0%
Adjustments to valuation allowance of deferred tax assets	2.2%	(1.6)%
Other	1.6%	(0.5)%

Effective income tax rate	40.6%	34.8%

Income tax benefit	$(3,238)	$(4,767)
Year ended December 31, 2009 Compared to Year Ended December 31, 2008
Revenue
     Total revenues decreased $56.8 million, or 17%, to $270.4 million due primarily to decreased local, national, political and internet advertising revenue, decreased network compensation revenue and decreased production and other revenue. These decreases were partially offset by increased retransmission consent revenue and consulting revenue in the year ended December 31, 2009. Retransmission consent revenue increased $12.6 million, or 414%, to $15.6 million reflecting the more profitable terms of our current contracts that we finalized earlier in 2009. Consulting revenue increased to $0.9 million for the year ended December 31, 2009 due to revenue from an agreement with Young Broadcasting, Inc. that was effective August 10, 2009. Local advertising revenues, excluding political advertising revenues, decreased $15.7 million, or 8%, to $170.8 million. National advertising revenues, excluding political advertising revenues, decreased $14.5 million, or 21%, to $53.9 million. The decrease in local and national advertising revenue was due to reduced spending by advertisers in the continued recessionary economic environment. Our automotive advertising revenue decreased approximately 31% compared to the prior year. In addition, during the year ended December 31, 2008, we earned a total of $3.4 million of net revenue from local and national advertisers during the broadcast of the 2008 Summer Olympics on our ten NBC stations. There were no Olympic Game broadcasts during 2009. The negative effects of the recession were partially offset by increased advertising during the 2009 Super Bowl. Net advertising revenue associated with the broadcast of the 2009 Super Bowl on our ten NBC affiliated stations approximated $750,000, which was an increase from the approximate $130,000 of Super Bowl revenue earned in 2008 on our then six Fox affiliated channels. Political advertising revenues decreased $38.5 million, or 79%, to $10.0 million reflecting reduced advertising from political candidates during the “off year” of the two-year political advertising cycle. However, we did recognize political advertising revenue in the three months ended December 31, 2009 related to increased spending on the national healthcare debate.

Broadcast expenses
     Broadcast expenses (before depreciation, amortization, impairment expense and gain on disposal of assets) decreased $12.0 million, or 6%, to $187.6 million due primarily to a reduction in compensation expense of $3.4 million, professional service expense of $2.2 million, facility fees of $1.1 million, bad debt expense of $0.9 million and syndicated programming expense of $1.1 million. Compensation expenses included payroll and benefit expenses. Payroll expense decreased primarily due to a reduction in the number of employees and reduced commissions. As of December 31, 2009 and 2008, we employed 2,184 and 2,253 total employees in our broadcast operations which included full-time and part-time employees. This reduction in total employees is a decrease of 3.1% or 69 total employees. Since December 31, 2007, we have reduced our total number of employees by 241, or 9.9%. Our reduction in payroll expense resulting from the reduced number of employees was partially offset by an increase in pension expense of $1.9 million. Pension expense increased due to the use of a lower discount rate in 2009 compared to the discount rate used to calculate the 2008 pension expense and due to the performance of our pension plans’ assets in 2009 and 2008. Professional service expense decreased primarily due to lower national representation fees, which are paid based upon a percentage of our national and political revenue, both of which decreased as discussed above. Facility fees decreased primarily due to lower electricity expense resulting from the discontinuance of our analog broadcasts. Bad debt expense improved due to an improvement in the average age of our accounts receivable balances. Syndicated programming expense decreased primarily due to a lower impairment expense in the current year compared to the prior year. We recorded impairment expenses related to our syndicated television programming during the years ended December 31, 2009 and 2008 of $0.2 million and $0.6 million, respectively.
Corporate and administrative expenses
     Corporate and administrative expenses (before depreciation, amortization, impairment and (gain) loss on disposal of assets) increased $0.1 million, or 1%, to $14.2 million during the year ended December 31, 2009. The increase was due primarily to an increase in pension expense of $0.2 million, an increase in relocation expense of $0.2 million and an increase in legal expense of $0.5 million. These increases were partially offset by a decrease in market research expense of $0.6 million and severance expense of $0.1 million. We currently believe the relocation cost incurred in 2009 will not recur in future years to the same extent as 2009. Also, approximately $0.4 million of the increased legal costs were attributable to the negotiation and documentation of our new retransmission consent agreements, and such costs are currently not anticipated to recur in future periods to the same extent. Corporate and administrative expenses included non-cash stock-based compensation expense during the years ended 2009 and 2008 of $1.4 million and $1.5 million, respectively.
Depreciation
     Depreciation of property and equipment totaled $32.6 million and $34.6 million for 2009 and 2008, respectively. The decrease in depreciation was the result of reduced capital expenditures in recent years compared to that of prior years. As a result, more assets acquired in prior years have become fully depreciated than were purchased in recent years.
Amortization of intangible assets
     Amortization of intangible assets was $0.6 million for 2009 as compared to $0.8 million for 2008. Amortization expense decreased in the current year compared to that of the prior year as a result of certain assets becoming fully amortized in the current year.
Impairment of goodwill and broadcast licenses
     As of December 31, 2009, we evaluated the recorded value of our goodwill and broadcast licenses for potential impairment and concluded that they were reasonably stated. As a result, we did not record an impairment expense for 2009. As of December 31, 2008, we recorded a non-cash impairment expense of $338.7 million resulting from a write-down of $98.6 million in the carrying value of our goodwill and a write down of $240.1 million in the carrying value of our broadcast licenses. The write-down of our goodwill and broadcast licenses related to seven stations and 23 stations, respectively. As of this testing date, we believed events had occurred and circumstances changed that more likely than not reduce the fair value of our broadcast licenses and goodwill below their carrying amounts. These events, which accelerated in the fourth quarter of 2008, included: (i) the continued decline of the price of our common stock and Class A common stock; (ii) the decline in the current selling prices of television stations; (iii) the decline in local and national advertising revenues excluding political advertising revenue; and (iv) the decline in the operating profit margins of some of our stations.

Gain or loss on disposal of assets
     Gain on disposal of assets increased $6.0 million, or 367%, to $7.6 million during 2009 as compared to 2008. The FCC has mandated that all broadcasters operating microwave facilities on certain frequencies in the 2 GHz band relocate to other frequencies and upgrade their equipment. The spectrum being vacated by these broadcasters has been reallocated to third parties who, as part of the overall FCC-mandated spectrum reallocation project, must provide affected broadcasters with new digital microwave replacement equipment at no cost to the broadcaster and also reimburse those broadcasters for certain associated out-of-pocket expenses. During 2009 and 2008, we recognized gains of $9.2 million and $2.2 million, respectively, on the disposal of equipment associated with the spectrum reallocation project. The gains from the spectrum reallocation project were partially offset by losses on disposals of equipment in the ordinary course of business.
Interest expense
     Interest expense increased $15.0 million, or 28%, to $69.1 million for 2009 compared to 2008. This increase is due to the net effect of higher average interest rates and lower principal balances in 2009 compared to 2008. The average interest rates were 8.4% and 5.9% for 2009 and 2008, respectively. The total average principal balance was $796.4 million and $868.3 million for 2009 and 2008, respectively. These average interest rates and average principal balances are for the respective period and not the respective ending balance sheet dates. The average interest rates include the effects of our interest rate swap agreements.
Loss from early extinguishment of debt
     On March 31, 2009, we amended our senior credit facility. To obtain this amendment, we incurred loan issuance costs of approximately $7.4 million, including legal and professional fees. These fees were funded from our existing cash balances. In connection with this transaction, we reported a loss on early extinguishment of debt of $8.4 million for 2009. There was no comparable loss in 2008.
Income tax expense or benefit
     The effective tax rate decreased to 32.8% for 2009 from 35.5% for 2008. The effective tax rates differ from the statutory rate due to the following items:

	Year Ended December 31,
	2009	2008
Statutory federal income tax rate	35.0%	35.0%
State income taxes	2.6%	3.7%
Change in valuation allowance	(4.5)%	0.1%
Reserve for uncertain tax positions	1.1%	(0.2)%
Goodwill impairment	0.0%	(3.0)%
Other	(1.4)%	(0.1)%

Effective income tax rate	32.8%	35.5%

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
Revenue
     Total revenues increased $19.9 million, or 6%, to $327.2 million reflecting increased cyclical political advertising revenues. Political advertising revenues increased $40.7 million, or 521%, to $48.5 million reflecting the cyclical influence of the 2008 elections. Local advertising revenues, excluding political advertising revenues, decreased $14.2 million, or 7%, to $186.5 million. National advertising revenues, excluding political advertising revenues, decreased $9.0 million, or 12%, to $68.4 million. Internet advertising revenues, excluding political advertising revenues, increased $2.4 million, or 25%, to $11.9 million reflecting increased website traffic and internet sales initiatives in each of our markets. The increase in political advertising revenue reflects increased advertising from political candidates in the 2008 primary and general elections. Spending on political advertising was the strongest at our stations in Colorado, West Virginia, Wisconsin, Michigan and North Carolina, accounting for a significant portion of the total political net revenue for 2008. The decrease in local and national revenue was largely due to the general weakness in the economy and due to the change in networks broadcasting the Super Bowl. During 2008, we earned approximately $130,000 of net revenue relating to the 2008 Super Bowl broadcast on our six FOX channels compared to approximately $750,000 of net revenue relating to the 2007 Super Bowl broadcast on our 17 CBS channels during 2007. The decrease in local and national revenue was offset in part by $3.4 million of net revenue earned during 2008 attributable to the broadcast of the 2008 Summer Olympics on our ten NBC stations.

Broadcast expenses
     Broadcast expenses (before depreciation, amortization, impairment expense and (gain) loss on disposal of assets) decreased $0.1 million, or approximately 0%, to $199.6 million. This modest decrease primarily reflected the impact of increased national sales representative commissions on the incremental political advertising revenues and increased syndicated programming expenses offset partially by decreases in payroll and other operating expenses. We recorded an impairment expense related to our syndicated television programming of $0.6 million in 2008. Employee payroll and related expenses decreased due to a reduction in our number of employees in 2008 compared to 2007. As of December 31, 2008 and 2007, we employed 2,253 and 2,425 total employees in our broadcast operations, which included full-time and part-time employees. This reduction in total employees was a decrease of 7.1% or 172 total employees.
Corporate and administrative expenses
     Corporate and administrative expenses (before depreciation, amortization, impairment and (gain) loss on disposal of assets) decreased $1.0 million, or 7%, to $14.1 million. During 2008, corporate payroll expenses decreased by $950,000 compared to 2007, due primarily to a decrease in incentive-based compensation. Corporate and administrative expenses included non-cash stock-based compensation expense during the years ended 2008 and 2007 of $1.5 million and $1.2 million, respectively.
Depreciation
     Depreciation of property and equipment totaled $34.6 million and $38.6 million for 2008 and 2007, respectively. The decrease in depreciation was the result of a large proportion of our stations’ equipment, which was acquired in 2002, becoming fully depreciated.
Amortization of intangible assets
     Amortization of intangible assets was $0.8 million for each of 2008 and 2007. Amortization expense remained consistent to that of the prior year as a result of no acquisitions or disposals of definite-lived intangible assets in 2008.
Impairment of goodwill and broadcast licenses
     During 2008, we recorded a non-cash impairment expense of $338.7 million resulting from a write-down of $98.6 million in the carrying value of our goodwill and a write down of $240.1 million in the carrying value of our broadcast licenses. The write-down of our goodwill and broadcast licenses related to seven stations and 23 stations, respectively. We tested our unamortized intangible assets for impairment at December 31, 2008. As of the testing date, we believe events had occurred and circumstances changed that more likely than not reduce the fair value of our broadcast licenses and goodwill below their carrying amounts. These events, which accelerated in the fourth quarter of 2008, included: (i) the continued decline of the price of our common stock and Class A common stock; (ii) the decline in the current selling prices of television stations; (iii) the decline in local and national advertising revenues excluding political advertising revenue; and (iv) the decline in the operating profit margins of some of our stations.
Interest expense
     Interest expense decreased $13.1 million, or 20%, to $54.1 million for 2008 compared to 2007. This decrease was primarily attributable to lower average principal balances in 2008 compared to 2007 and lower average interest rates. The total average principal balance was $868.3 million and $913.0 million for 2008 and 2007, respectively. The average interest rates were 5.9% and 7.1% for 2008 and 2007, respectively. These average principal balances and interest rates were for the respective period and not the respective ending balance sheet dates. The average interest rates include the effects of our interest rate swap agreements.
Loss on Early Extinguishment of Debt
     In 2007, we replaced our former senior credit facility with a new senior credit facility and redeemed our 9.25% Notes. As a result of these transactions, we recorded a loss on early extinguishment of debt of $6.5 million related to the senior credit facility and $16.4 million related to the redemption of the 9.25% Notes. The loss related to the redemption of the 9.25% Notes included $11.8 million in premiums, the write-off of $4.0 million in deferred financing costs and $614,000 in unamortized bond discount.

Income tax expense or benefit
     The effective tax rate increased to 35.5% for 2008 from 35.1% for 2007. The effective tax rates differ from the statutory rate due to the following items:

	Year Ended December 31,
	2008	2007
Statutory federal income tax rate	35.0%	35.0%
State income taxes	3.7%	4.1%
Change in valuation allowance	0.1%	(1.2)%
Reserve for uncertain tax positions	(0.2)%	(2.8)%
Goodwill impairment	(3.0)%	0.0%
Other	(0.1)%	0.0%

Effective income tax rate	35.5%	35.1%

Liquidity and Capital Resources
General
     The following table presents data that we believe is helpful in evaluating our liquidity and capital resources (in thousands).

	Three Months Ended
	March 31,
	2010	2009
Net cash provided by (used in) operating activities	$6,986	$(1,296)
Net cash used in investing activities	(3,185)	(5,469)
Net cash used in financing activities	(6,137)	(9,027)

Decrease in cash	$(2,336)	$(15,792)

	As of
	March 31,	December 31,
	2010	2009
Cash	$13,664	$16,000
Long-term debt including current portion	$789,789	$791,809
Long-term accrued facility fee	$24,245	$18,307
Preferred stock, excluding unamortized original issue discount	$93,687	$93,386
Borrowing availability under our senior credit facility	$40,000	$31,681

Leverage ratio as defined under our senior credit facility:
Actual	8.43	8.42
Maximum allowed	9.00	8.75
Senior Credit Facility
     The amount outstanding under our senior credit facility as of March 31, 2010 and December 31, 2009 was $789.8 million and $791.8 million, respectively, consisting solely of the term loan. In addition, we had a liability resulting from the long-term accrued facility fee under our term loan of $24.2 million and $18.3 million as of March 31, 2010 and December 31, 2009, respectively. This long term accrued facility fee is not due and payable until December 31, 2014 coincident with the maturity date of our term loan. Under the revolving loan portion of our senior credit facility, the maximum borrowing availability, subject to covenant restrictions, was $40.0 million and $50.0 million as of March 31, 2010 and December 31, 2009, respectively. The amount that we can draw under our revolving loan is further limited by the restrictive covenants in our senior credit facility. As of March 31, 2010 and December 31, 2009, we could have drawn $40.0 million and $31.7 million, respectively, of the maximum availability under the revolving loan.
Amendment of Senior Credit Facility
     Effective as of March 31, 2010, we amended our existing senior credit facility (the “2010 amendment”) to provide for, among other things: (i) an increase in the maximum total net leverage ratio covenant under the senior credit facility through March 30, 2011 and (ii) a potential issuance of capital stock and/or senior or subordinated debt securities, which could include securities with a second lien security interest (the “Replacement Debt”). The 2010 amendment to the senior credit facility also reduced the revolving loan commitment under the senior credit facility from $50.0 million to $40.0 million.
     Pursuant to the 2010 amendment, from March 31, 2010 until we completed an offering of Replacement Debt and repaid not less than $200.0 million of our term loan outstanding under the senior credit facility using the proceeds from that offering: (i) we were required to pay an annual incentive fee equal to 2.0%, which fee would be eliminated upon the consummation of such offering and repayment, (ii) the then-existing annual facility fee remained at 3.0%, but would, following such repayment, be reduced to 1.25% per year, with a potential for further reductions in future periods, and (iii) we remained subject to the then-existing maximum total net leverage ratio, but, following such repayment, that ratio was replaced by a first lien leverage test, as described in the following paragraph. In addition, from and after such repayment, we would be required to comply with a minimum fixed charge coverage ratio of 0.90x to 1.0x.
     The 2010 amendment also provided that upon the completion of an offering of Replacement Debt that resulted in the repayment of not less than $200.0 million of our term loan outstanding under the senior credit facility, we would, from the date of such repayment, be subject to a maximum first lien leverage ratio covenant, which would replace our maximum total leverage ratio covenant. The leverage ratio covenant would range from 7.5x to 6.5x, depending upon the amount of any such repayment.
     As of March 31, 2010, we were in compliance with all applicable covenants under our senior credit facility.
     The original notes, issued on April 29, 2010 and guaranteed by all of our subsidiaries, constituted “Replacement Debt” under the senior credit facility. We used a portion of the net proceeds from the sale of the Notes to repay $300.0 million in principal amount of term loans outstanding under our senior credit facility, to repay interest thereon and to repay certain fees due thereunder. As a result of the completion of the offering of Notes and the related repayment of term loans, Gray is, from and after April 29, 2010, subject to and required to comply with the terms and conditions of its senior credit facility as set out under the heading “As Amended and After Issuance of Original Notes and Related Repayment of the Term Loan” in the table below.
     The original notes were priced at 98.085% of par, resulting in gross proceeds to the Company of $358.0 million. The original notes mature on June 29, 2015. Interest accrues on the original notes from April 29, 2010, and interest is payable semi-annually, on May 1 and November 1 of each year commencing November 1, 2010. We may redeem some or all of the original notes at any time after November 1, 2012 at specified redemption prices. We may also redeem up to 35% of the aggregate principal amount of the original notes using the proceeds from certain equity offerings completed before November 1, 2012. In addition, we may redeem some or all of the original notes at any time prior to November 1, 2012 at a price equal to 100% of the principal amount thereof plus a make whole premium, and accrued and unpaid interest. If we sell certain of our assets or experience specific kinds of changes of control, we must offer to repurchase the original notes.
     The original notes and the guarantees thereof are secured by a second priority lien on substantially all of the assets owned by Gray and its subsidiary guarantors, including, among other things, all present and future shares of capital stock, equipment, owned real property, leaseholds and fixtures, in each case subject to certain exceptions and customary permitted liens (the “Original Notes Collateral”). The Original Notes Collateral also secures obligations under the Company’s senior credit facility on a first priority basis, subject to certain exceptions and permitted liens.
     A summary of certain significant terms contained in our senior credit facility (i) before the March 31, 2010 amendment, (ii) as so amended, and (iii) as amended and after giving effect to the issuance of original notes and related repayment of $300.0 million in principal amount of term loans outstanding under the senior credit facility is as follows:

As Amended and
		Prior to Issuance	As Amended and
		of Original Notes and	After Issuance of
		Related	Original Notes and Related
	Prior to Amendment	Repayment of the	Repayment of the
Description	on March 31, 2010	Term Loan	Term Loan
Annual interest rate on outstanding term loan balance	LIBOR plus 3.50% or BASE plus 2.50%	Same	Same

Annual interest rate on outstanding revolving loan balance	LIBOR plus 3.50% or BASE plus 2.50%	Same	Same

As Amended and
		Prior to Issuance	As Amended and
		of Original Notes and	After Issuance of
		Related	Original Notes and Related
	Prior to Amendment	Repayment of the	Repayment of the
Description	on March 31, 2010	Term Loan	Term Loan
Annual facility fee rate	3.00% with a potential for reduction in future periods.	3.00% with a potential for reduction in future periods.	0.75% with a potential for reduction in future periods.

Annual incentive fee rate	None	2.00%	None

Annual commitment fee on undrawn revolving loan balance	0.50%	Same	Same

Revolving loan commitment	$50 million	$40 million	$40 million

Maximum total net leverage ratio at:
March 31, 2010 through June 29, 2010	7.00x	9.00x	Replaced with a first lien leverage test as described above.
June 30, 2010 through September 29, 2010	6.50x	9.50x
September 30, 2010 through March 30, 2011	6.50x	9.75x
March 31, 2011 and thereafter	6.50x	6.50x

Minimum fixed charge coverage ratio	None	Same	0.90x to 1.00x

Maximum cash balance that can be deducted from total debt to calculate net debt in the total net leverage ratio (or first lien leverage test, as applicable)	$10.0 million	Same	$15.0 million
     Beginning April 30, 2010 and thereafter, all interest and fees accrued under the senior credit facility are payable in cash upon their respective due dates, with no portion of such accrued interest and fees being subject to deferral.
     In order to obtain the foregoing amendment, we incurred loan issuance costs of approximately $4.4 million, including legal and professional fees. We recorded a loss from early extinguishment of debt of $0.3 million for the three month period ended March 31, 2010. As of March 31, 2010, we had a deferred loan cost balance of $5.6 million.
     As a result of the completion of the 2010 amendment and the issuance of the original notes and application of the proceeds thereof, we reduced the total interest cost of borrowings under our senior credit facility from an effective interest rate of LIBOR plus 8.50% to an effective interest rate of LIBOR plus 4.25% as of April 29, 2010.
Series D Perpetual Preferred Stock
     As of March 31, 2010 and December 31, 2009, we had 1,000 shares of Series D Perpetual Preferred Stock outstanding. The Series D Perpetual Preferred Stock has a liquidation value of $100,000 per share for a total liquidation value of $100.0 million as of March 31, 2010 and December 31, 2009. Our accrued Series D Perpetual Preferred Stock dividend balances as of March 31, 2010 and December 31, 2009 were $23.2 million and $18.9 million, respectively.
     We have deferred the cash payment of our preferred stock dividends earned thereon since October 1, 2008. When three consecutive cash dividend payments with respect to the Series D Perpetual Preferred Stock remain unfunded, the dividend rate increases from 15.0% per annum to 17.0% per annum. Thus, our Series D Perpetual Preferred Stock dividend began accruing at 17.0% per annum on July 16, 2009 and will accrue at that rate as long as at least three consecutive cash dividend payments remain unfunded.
     In connection with the offering of the original notes, on April 29, 2010, we repurchased approximately $60.7 million in face amount of our Series D Perpetual Preferred Stock, and $14.9 million in accrued dividends thereon, in exchange for $50.0 million in cash, using a portion of the net proceeds from the sale of original notes, and the issuance of 8.5 million shares of common stock. As a result of the completion of this exchange, the liquidation value of outstanding Series D Perpetual Preferred Stock was reduced to $39.3 million, and the accrued dividends thereon were reduced to $9.6 million, each as of April 29, 2010.

     While any Series D Perpetual Preferred Stock dividend payments are in arrears, we are prohibited from repurchasing, declaring and/or paying any cash dividend with respect to any equity securities having liquidation preferences equivalent to or junior in ranking to the liquidation preferences of the Series D Perpetual Preferred Stock, including our common stock and Class A common stock. We can provide no assurances as to when any future cash payments will be made on any accumulated and unpaid Series D Perpetual Preferred Stock cash dividends presently in arrears or that become in arrears in the future. The Series D Perpetual Preferred Stock has no mandatory redemption date but may be redeemed at the stockholders’ option on or after June 30, 2015.
Income Taxes
     We file a consolidated federal income tax return and such state or local tax returns as are required. Although we may earn taxable operating income in future years, as of December 31, 2009, we anticipate that through the use of our available loss carryforwards we will not pay significant amounts of federal income taxes in the next several years. However, we estimate that we will pay state income taxes in certain states over the next several years.
Net Cash Provided By (Used In) Operating, Investing and Financing Activities
     Net cash provided by operating activities was $7.0 million in the 2010 three month period compared to net cash used in operating activities of $1.3 million in the 2009 three month period. The increase in cash provided by operations is due primarily to increased revenue.
     Net cash provided by operating activities decreased $54.8 million to $18.9 million for 2009 compared to net cash provided of $73.7 million for 2008. The decrease in cash provided by operations was due primarily to several factors, including: (i) a decrease in revenues of $56.8 million and (ii) a decrease from a net change in current operating assets and liabilities of $10.9 million partially offset by a decrease in broadcast expenses of $12.0 million.
     Net cash used in investing activities was $3.2 million in the 2010 three month period compared to net cash used in investing activities of $5.5 million for the 2009 three month period. The decrease in cash used in investing activities was largely due to decreased spending for equipment.
     Net cash used in investing activities increased $1.2 million to $17.5 million for 2009 compared to $16.3 million for 2008. The increase in cash used in investing activities was largely due to increases in capital expenditures for 2009 of $2.8 million.
     Net cash used in financing activities was $6.1 million in the 2010 three month period compared to net cash used in financing activities of $9.0 million in the 2009 three month period. This decrease in cash used was due primarily to decreased payments for the amendment of our senior credit facility in the 2010 three month period compared to the 2009 three month period.
     Net cash used in financing activities decreased $26.0 million to $16.0 million for 2009 compared to $42.0 million for 2008. In 2008, we issued our Series D perpetual preferred stock and used the proceeds of that issuance along with cash generated from operations to repay a portion of our long-term debt balance. Also, we paid $8.8 million of dividends in 2008. During 2009, we repaid $8.6 million of our long-term debt balance, paid $7.5 million in fees associated with our long-term debt refinancing and suspended the payment of all dividends.
Capital Expenditures
     Capital expenditures in the 2010 and 2009 three month periods were $2.9 million and $5.2 million, respectively. The 2009 three month period included, in part, capital expenditures relating to the conversion of analog broadcasts to digital broadcasts upon the final cessation of analog transmissions, while the 2010 three month period did not contain as many comparable projects. We anticipate that our capital expenditures for the remainder of 2010 will be $12.1 million.
     Capital expenditures for the years ended December 31, 2009 and 2008 were $17.8 million and $15.0 million, respectively. The year ended December 31, 2009 included, in part, capital expenditures relating to the conversion of analog broadcasts to digital broadcasts upon the final cessation of analog transmissions, while the year ended December 31, 2008 did not contain comparable projects. Our senior credit facility limits our capital expenditures to not more than $15.0 million for the year ending December 31 2010. We expect to fund future capital expenditures with cash from operations and borrowings under our senior credit facility.
Other

     We file a consolidated federal income tax return and such state or local tax returns as are required. Although we may earn taxable operating income in future years, as of March 31, 2010, we anticipate that through the use of our available loss carryforwards we will not pay significant amounts of federal or state income taxes for the next several years.
     We do not believe that inflation has had a significant impact on our results of operations nor do we expect it to have a significant effect upon our business in the near future.
     We are a holding company with no material independent assets or operations, other than our investment in our subsidiaries. The aggregate assets, liabilities, earnings and equity of the subsidiary guarantors (as defined in and for purposes of our senior credit facility) are substantially equivalent to our assets, liabilities, earnings and equity on a consolidated basis. The subsidiary guarantors are, directly or indirectly, our wholly owned subsidiaries and the guarantees of the subsidiary guarantors are full, unconditional and joint and several. All of our current and future direct and indirect subsidiaries are subsidiary guarantors. Accordingly, separate financial statements and other disclosures of each of the subsidiary guarantors are not presented because we have no independent assets or operations, the guarantees are full and unconditional and joint and several.
Retirement Plan
     We have three defined benefit pension plans. Two of these plans were assumed by us as a result of our acquisitions and are frozen plans. Our active defined benefit pension plan, which we consider to be our primary pension plan, covers substantially all our full-time employees. Retirement benefits under such plan are based on years of service and the employees’ highest average compensation for five consecutive years during the last ten years of employment. Our funding policy is consistent with the funding requirements of existing federal laws and regulations under the Employee Retirement Income Security Act of 1974.
     A discount rate is selected annually to measure the present value of the benefit obligations. In determining the selection of a discount rate, we estimated the timing and amounts of expected future benefit payments and applied a yield curve developed to reflect yields available on high-quality bonds. The yield curve is based on an externally published index specifically designed to meet the criteria of GAAP. The discount rate selected for determining benefit obligations as of December 31, 2009 was 6.27% which reflects the results of this yield curve analysis. The discount rate used for determining benefit obligations as of December 31, 2008 was 5.79%. Our assumption regarding expected return on plan assets reflects asset allocations, investment strategy and the views of investment managers, as well as historical experience. We use an assumed return of 7.00% for our assets invested in our active pension plan. Actual asset returns for this plan increased in value 14.85% in 2009 and decreased in value 25.28% in 2008. Other significant assumptions include inflation, salary growth, retirement rates and mortality rates. Our inflation assumption is based on an evaluation of external market indicators. The salary growth assumptions reflect our long-term actual experience, the near-term outlook and assumed inflation. Compensation increases over the latest five-year period have been in line with assumptions. Retirement and mortality rates are based on actual plan experience.
     During the 2010 three month period, we contributed $1.5 million to our pension plans. During the remainder of fiscal 2010, we expect to contribute an additional $2.5 million to our pension plans.
     During 2009 and 2008, we contributed $3.5 million and $2.9 million, respectively, to all three of our pension plans.
Off-Balance Sheet Arrangements
Operating Commitments
     We have various operating lease commitments for equipment, land and office space. We also have commitments for various syndicated television programs.
     We have two types of syndicated television program contracts: first run programs and off network reruns. The first run programs are programs such as Oprah and the off network programs are programs such as Friends. A difference between the two types of syndicated television programming is that the first run programs have not been produced at the time the contract is signed and the off network programs have been produced. For all syndicated television contracts we record an asset and corresponding liability for payments to be made for the entire “off network” contract period and for only the current year of the “first run” contract period. Only the payments in the current year of the “first run” contracts are recorded on the current balance sheet, because the programs for the later years of the contract period have not been produced and delivered.
Obligation to UK

     On October 12, 2004, the University of Kentucky (“UK”) awarded a sports marketing agreement jointly to a subsidiary of IMG Worldwide, Inc. (“IMG”) and us (the “UK Agreement”). The UK Agreement commenced on April 16, 2005 and has an initial term of seven years, with the option to extend for three additional years.
     On July 1, 2006, the terms of the agreement between IMG and us were amended and restated. The amended and restated agreement provides that we will share in profits in excess of certain amounts specified by the agreement, if any, but not losses. The agreement also provides that we will separately retain all local broadcast advertising revenue and pay all local broadcast expenses for activities under the agreement. Under the amended and restated agreement, IMG agreed to make all license fee payments to UK. However, if IMG is unable to pay the license fee to UK, we will then pay the unpaid portion of the license fee to UK. As of March 31, 2010, the aggregate license fees to be paid by IMG to UK over the remaining portion of the full ten-year term (including the optional three year extension) of the agreement is approximately $45.4 million. If we make advances on behalf of IMG, IMG will then reimburse us for the amount paid within 60 days after the close of each contract year which ends on June 30th. IMG has also agreed to pay interest on any advance at a rate equal to the prime rate. During the three months ended March 31, 2010, and the years ended December 31, 2009 and 2008, we did not advance any amounts to UK on behalf of IMG under this agreement. As of March 31, 2010, we do not consider the risk of non-performance by IMG to be high.
Tabular Disclosure of Contractual Obligations as of December 31, 2009
     The following table aggregates our material expected contractual obligations and commitments as of December 31, 2009 (in thousands):

	Payment Due by Period
		Less Than			More Than
		1 Year	1-3 Years	3-5 Years	5 Years
Contractual Obligations	Total	2010	2011-2012	2013-2014	after 2014
Contractual obligations recorded in our balance sheet as of December 3l, 2009:
Long-term debt obligations(1)	$791,809	$8,080	$16,160	$767,569	$—
Long-term accrued facility fee(2)	18,307	—	—	18,307	—
Dividends currently accrued(3)	18,917	—	—	—	18,917
Programming obligations currently accrued(4)	16,802	15,271	1,241	290	—
Interest rate swap agreements(5)	6,344	6,344	—	—	—
Acquisition-related liabilities(6)	1,790	863	834	93	—
Off-balance sheet arrangements as of December 31, 2009:
Cash interest on long-term debt obligations(7)	261,169	53,568	104,939	102,662	—
Cash interest on long-term accrued facility fee(8)	8,189	1,136	3,487	3,566	—
Operating lease obligations(9)	8,119	1,321	1,780	1,231	3,787
Dividends not currently accrued(10)	85,000	17,000	34,000	34,000	unknown
Purchase obligations not currently accrued(11)	832	832	—	—	—
Programming obligations not currently accrued(12)	22,304	4,502	16,526	1,257	19
Obligation to UK(13)	45,426	7,763	15,963	17,200	4,500

Total	$1,285,008	$116,680	$194,930	$946,175	$27,223

(1)	“Long-term debt obligations” represent current and all future payment principal obligations under our senior credit facility. These amounts are recorded as liabilities as of the current balance sheet date. As of December 31, 2009, the interest rate on the balance outstanding under the senior credit facility, excluding effects of interest rate swap agreements, was 6.8%.

(2)	“Long-term accrued facility fee” represents a facility fee accrued as of December 31, 2009 under our senior credit facility at a rate of 3.0% per annum, which is payable in subsequent periods.

(3)	“Dividends currently accrued” represent Series D perpetual preferred stock dividends accrued as of December 31, 2009 and payable in subsequent periods.

(4)	“Programming obligations currently accrued” represent obligations for syndicated television programming whose license period has begun and the product is available. These amounts are recorded as liabilities as of the current balance sheet date.

(5)	“Interest rate swap agreements” represent certain contracts that allow us to fix the interest rate on a portion of our long-term debt balance. We have estimated obligations associated with these contracts. Although the fair value of these contracts can fluctuate significantly based on market interest rates, the amounts in the table are estimated settlement amounts. These amounts are recorded as liabilities as of the current balance sheet date.

(6)	“Acquisition related liabilities” represent certain obligations associated with acquisitions of television stations that were completed in prior years. These amounts are recorded as liabilities as of the current balance sheet date.

(7)	“Cash interest on long-term debt obligations” includes estimated interest expense on long-term debt obligations based upon the average debt balances expected in the future and computed using an interest rate of 6.8%. This was the interest rate on the balance outstanding under the senior credit facility, excluding the effects of our interest rate swap agreements, as of December 31, 2009. Our senior credit facility will mature on December 31, 2014.

(8)	“Cash interest on long-term accrued facility fee” represents estimated interest expense on the accrued facility fee obligation under our senior credit facility. Effective as of March 31, 2009, we incur a facility fee equal to 3.0% per annum on the outstanding revolving and term loans thereunder. From March 31, 2009 through April 30, 2010, this fee accrues and becomes payable on the respective maturity dates of those loans (March 19, 2014 and December 31, 2014, respectively). From April 30, 2010 until the maturity dates under the senior credit facility, such accrued amounts bear interest at 6.5% per year. These interest payments are included in this item as “cash interest on long-term accrued facility fee.” From April 30, 2010 until the maturity dates under our senior credit facility, the fee will be payable in cash on a quarterly basis. This portion of the fee is included in the estimate of “Cash interest on long-term debt obligations” above.

(9)	“Operating lease obligations” represent payment obligations under non-cancelable lease agreements classified as operating leases. These amounts are not recorded as liabilities as of the current balance sheet date.

(10)	“Dividends not currently accrued” represent Series D perpetual preferred stock dividends for future periods and assumes that the $100 million of Series D perpetual preferred stock remains outstanding in future periods with a dividend rate of 17%. For the column headed “More than 5 years, after 2014,” we cannot estimate a dividend amount; due to the perpetual nature of our Series D perpetual preferred stock and its holders’ having the right to request that we repurchase such Stock on or after June 30, 2015.

(11)	“Purchase obligations not currently accrued” generally represent payment obligations for equipment. It is our policy to accrue for these obligations when the equipment is received and the vendor has completed the work required by the purchase agreement. These amounts are not recorded as liabilities as of the current balance sheet date because we had not yet received the equipment.

(12)	“Programming obligations not currently accrued” represent obligations for syndicated television programming whose license period has not yet begun or the product is not yet available. These amounts are not recorded as liabilities as of the current balance sheet date.

(13)	“Obligation to UK” represents total obligations, excluding any potential revenues, under the UK Agreement. These amounts are not recorded as liabilities as of the current balance sheet date. See “Off-Balance Sheet Arrangements” immediately preceding this table for additional information concerning this obligation.
     Estimates of the amount, timing and future funding obligations under our pension plans include assumptions concerning, among other things, actual and projected market performance of plan assets, investment yields, statutory requirements and demographic data for pension plan participants. Pension plan funding estimates are therefore not included in the table above because the timing and amounts of funding obligations for all future periods cannot be reasonably determined.

Critical Accounting Policies
     The preparation of financial statements in conformity with GAAP requires us to make judgments and estimations that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those reported amounts. We consider our accounting policies relating to intangible assets and income taxes to be critical policies that require judgments or estimations in their application where variances in those judgments or estimations could make a significant difference to future reported results. Our policies concerning intangible assets are disclosed below.
Annual Impairment Testing of Broadcast Licenses and Goodwill
     Our annual impairment testing of broadcast licenses and goodwill for each individual television station requires an estimation of the fair value of each broadcast license and the fair value of the entire television station which we consider a reporting unit. Such estimations generally rely on analyses of public and private comparative sales data as well as discounted cash flow analyses that inherently require multiple assumptions relating to the future prospects of each individual television station including, but not limited to: (i) expected long-term market growth characteristics, (ii) estimations regarding a station’s future expected viewing audience, (iii) station revenue shares within a market, (iv) future expected operating expenses, (v) costs of capital and (vi) appropriate discount rates. We believe that the assumptions we utilize in analyzing potential impairment of broadcast licenses and/or goodwill for each of our television stations are reasonable individually and in the aggregate. However, these assumptions are highly subjective and changes in any one assumption, or a combination of assumptions, could produce significant differences in the calculated outcomes.
     To estimate the fair value of our reporting units, we utilize a discounted cash flow model supported by a market multiple approach. We believe that a discounted cash flow analysis is the most appropriate methodology to test the recorded value of long-term assets with a demonstrated long-lived/enduring franchise value. We believe the results of the discounted cash flow and market multiple approaches provide reasonable estimates of the fair value of our reporting units because these approaches are based on our actual results and reasonable estimates of future performance, and also take into consideration a number of other factors deemed relevant by us, including but not limited to, expected future market revenue growth, market revenue shares and operating profit margins. We have consistently used these approaches in determining the fair value of our goodwill. We also consider a market multiple valuation method to corroborate our discounted cash flow analysis. We believe that this methodology is consistent with the approach that any strategic market participant would utilize if they were to value one of our television stations.
     As of December 31, 2009, the recorded value of our broadcast licenses and goodwill was approximately $819.0 million and $170.5 million, respectively. As of December 31, 2008, the recorded value of our broadcast licenses and goodwill was approximately $819.0 million and $170.5 million, respectively.
     As of December 31, 2008, we recorded a non-cash impairment expense of $338.7 million resulting from a write-down of $98.6 million in the recorded value of our goodwill at seven of our stations and a write-down of $240.1 million in the recorded value of our broadcast licenses at 23 of our stations. We did not record an impairment expense related to our broadcast licenses or goodwill during 2009 or 2007. Neither of these asset types are amortized; however, they are both subject to impairment testing.
     Prior to January 1, 2002, acquired broadcast licenses were valued at the date of acquisition using a residual method. The recorded value of these broadcast licenses as of December 31, 2009 and 2008 was approximately $341.0 million. The impairment charge recorded as of December 31, 2008 for these broadcast licenses approximated $129.6 million. After December 31, 2001, acquired broadcast licenses were valued at the date of acquisition using an income method that assumes an initial hypothetical start-up operation. This change in methodology was due to a change in accounting requirements. The book value of these broadcast licenses as of December 31, 2009 and 2008 was approximately $478.0 million. The impairment expense recorded as of December 31, 2008 for these broadcast licenses approximated $110.5 million. Regardless of whether we initially recorded the value of our broadcast licenses using the residual or the income method, for purposes of testing for potential impairment we use the income method to estimate the fair value of our broadcast licenses.
     We test for impairment of broadcast licenses and goodwill on an annual basis on the last day of each fiscal year. However, we will test for impairment during any reporting period if certain triggering events occur. The two most recent impairment testing dates were as of December 31, 2009 and 2008. A summary of the significant assumptions used in our impairment analyses of broadcast licenses and goodwill as of December 31, 2009 and 2008 is presented below. Following the summary of assumptions is a sensitivity analysis of those assumptions as of December 31, 2009. Our reporting units, allocations of our broadcast licenses and goodwill and our methodologies were consistent as of both testing dates.

	As of December 31
	2009	2008
	(Dollars in millions)
Pre-tax impairment charge:
Broadcast licenses	$—	$240.1
Goodwill	$—	$98.6
Significant assumptions:
Forecast period	10 years	10 years
Increase or (decrease) in market advertising revenue for projection year compared to latest historical period(1)	(4.4)% to 8.9%	(15.8)% to (2.3)%
Positive or (negative) advertising revenue compound growth rate for forecast period	(0.3)% to 3.7%	1.1% to 3.4%
Operating cash flow margin:
Broadcast licenses	8.3% to 50.0%	11.0% to 50.0%
Goodwill	11.1% to 50.0%	11.5% to 50.0%
Discount rate:
Broadcast licenses	9.50%	10.50%
Goodwill	10.50%	11.50%

(1)	Depending on whether the first year of the respective projection period is an even- or odd-numbered year, assumptions relating to market advertising growth rates can vary significantly from year to year reflecting the significant cyclical impact of political advertising in even-numbered years. The fiscal 2009 analysis generally anticipated an increase in revenues for fiscal 2010. As a result, overall future projected revenue growth rates thereafter were low given the high starting point of these projections. Conversely, since the fiscal 2008 analysis assumed cyclically low revenues for fiscal 2009, the subsequent projected growth rates were higher.
     When estimating the fair value of our broadcast licenses and goodwill, we make assumptions regarding revenue growth rates, operating cash flow margins and discount rates. These assumptions require substantial judgment. Although we did not record an impairment charge for the year ended December 31, 2009, we may have recorded such an adjustment if we had changed certain assumptions. The following table contains a sensitivity analysis of these assumptions and a hypothetical impairment charge that would have resulted if our advertising revenue growth rate and our operating cash flow margin had been revised lower or if our discount rate had been revised higher. We also provide a hypothetical impairment charge assuming a 5.0% and 10.0% decrease in the fair value of our broadcast licenses and enterprise values.

	Hypothetical Impairment
	Charge As of
	December 31, 2009
	Broadcast
	License	Goodwill
	(In millions)
Hypothetical change:
A 100 basis point decrease in advertising revenue growth rate throughout the forecast period	$29.4	$3.9
A 100 basis point decrease in operating cash flow margin throughout the forecast period	$0.5	$—
A 100 basis point increase in the applicable discount rate	$29.9	$4.2
A 5% reduction in the fair value of broadcast licenses and enterprise values	$1.1	$—
A 10% reduction in the fair value of broadcast licenses and enterprise values	$6.8	$2.8
     These hypothetical non-cash impairment charges would not have any direct impact on our liquidity, senior credit facility covenant compliance or future results of operations. Our historical operating results may not be indicative of our future operating results. Our future ten-year discounted cash flow analysis, which fundamentally supports our estimated fair values as of December 31, 2009, reflected certain assumptions relating to the expected impact of the current general economic recession and dislocation of the credit markets.
     In addition, the change in macroeconomic factors impacting the credit markets caused us to decrease our assumed discount rate to 9.5% for valuing broadcast licenses and to 10.5% for valuing goodwill in 2009 as compared to the 10.5% discount rate used to value broadcast licenses and the 11.5% rate used to value goodwill in 2008. The discount rates used in our impairment analysis were based upon the after-tax rate determined using a weighted-average cost of capital calculation for media companies. In calculating the discount rates, we considered estimates of the long-term mean market return, industry beta, corporate borrowing rate, average industry debt to capital ratio, average industry equity capital ratio, risk free rate and the tax rate. We believe using a discount rate based on a weighted-average cost of capital calculation for media companies is appropriate because it would be reflective of rates active participants in the media industry would utilize in valuing broadcast licenses and/or broadcast enterprises

Valuation of Network Affiliation Agreements
     We believe that the value of a television station is derived primarily from the attributes of its broadcast license. These attributes have a significant impact on the audience for network programming in a local television market compared to the national viewing patterns of the same network programming.
     Certain other broadcasting companies have valued network affiliations on the basis that it is the affiliation and not the other attributes of the station, including its broadcast license, that contributes to the operational performance of that station. As a result, we believe that these broadcasting companies allocate a significant portion of the purchase price for any station that they may acquire to the network affiliation relationship and include in their network affiliation valuation amounts related to attributes which we believe are more appropriately reflected in the value of the broadcast license or goodwill.
     The methodology we used to value these stations was based on our evaluation of the broadcast licenses acquired and the characteristics of the markets in which they operated. Given our assumptions and the specific attributes of the stations we acquired from 2002 through December 31, 2009, we ascribed no incremental value to the incumbent network affiliation relationship in each market beyond the cost of negotiating a new agreement with another network and the value of any terms of the affiliation agreement that were more favorable or unfavorable than those generally prevailing in the market.
     Some broadcast companies may use methods to value acquired network affiliations different than those that we use. These different methods may result in significant variances in the amount of purchase price allocated to these assets among broadcast companies.
     If we were to assign higher values to all of our network affiliations and less value to our broadcast licenses or goodwill and if it is further assumed that such higher values of the network affiliations are definite-lived intangible assets, this reallocation of value might have a significant impact on our operating results. It should be noted that there is diversity of practice within the industry, and some broadcast companies have considered such network affiliation intangible assets to have a life ranging from 15 to 40 years depending on the specific assumptions utilized by those broadcast companies.
     The following table reflects the hypothetical impact of the reassignment of value from broadcast licenses to network affiliations for all our prior acquisitions (the first acquisition being in 1994) and the resulting increase in amortization expense assuming a hypothetical 15-year amortization period as of our most recent impairment testing date of December 31, 2009 (in thousands, except per share data):

		Percentage of Total
		Value Reassigned to Network
	As	Affiliation Agreements
	Reported	50%	25%
Balance Sheet (As of December 3l, 2009):
Broadcast licenses	$818,981	$262,598	$540,789
Other intangible assets, net (including network affiliation agreements)	1,316	185,347	93,332
Statement of Operations (For the year ended December 31, 2009):
Amortization of intangible assets	577	36,626	18,602
Operating income	43,079	7,030	25,054
Net loss	(23,047)	(45,037)	(34,042)
Net loss available to common stockholders	(40,166)	(62,156)	(51,161)
Net loss available to common stockholders, per share — basic and diluted	$(0.83)	$(1.28)	$(1.05)
     In future acquisitions, the valuation of the network affiliations may differ from the values of previous acquisitions due to the different characteristics of each station and the market in which it operates.
Market Capitalization
     When we test our broadcast licenses and goodwill for impairment, we also consider our market capitalization. During 2009, our market capitalization increased from its 2008 lows. As of December 31, 2009, our market capitalization was less than our book value and it remains less than book value as of the date of this filing. We believe the decline in our stock price has been influenced, in part, by the current state of the national credit market and the national economic recession. We believe that it is appropriate to view the current state of credit markets and recession as relatively temporary in relation to reporting units that have demonstrated long-lived/enduring franchise value. Accordingly, we believe that a variance between market capitalization and fair value can exist and that difference could be significant at points in time due to intervening macroeconomic influences.

Income Taxes
     We have approximately $285.3 million in federal operating loss carryforwards, which expire during the years 2020 through 2029. Additionally, we have an aggregate of approximately $328.6 million of various state operating loss carryforwards. We project to have taxable income in the carryforward periods. Therefore, we believe that it is more likely than not that the federal net operating loss carryforwards will be fully utilized.
     A valuation allowance has been provided for a portion of the state net operating loss carryforwards. We believe that it will not meet the more likely than not threshold in certain states due to the uncertainty of generating sufficient income. Therefore, the state valuation allowance at December 31, 2009 and 2008 was $6.2 million and $4.6 million, respectively. As of December 31, 2009 and 2008, a full valuation allowance of $264,000 and $261,000, respectively, has been provided for the capital loss carryforwards, as we believe that we will not meet the more likely than not threshold due to the uncertainty of generating sufficient capital gains in the carryforward period.
Recent Accounting Pronouncements
     Various authoritative accounting organizations have issued accounting pronouncements that we will be required to adopt at a future date. Either (i) we have reviewed these pronouncements and concluded that their adoption will not have a material affect upon our liquidity or results of operations or (ii) we are continuing to evaluate the pronouncements. See Note 1. “Description of Business and Summary of Significant Accounting Policies” of our audited consolidated financial statements included elsewhere in this prospectus for further discussion of recent accounting principles.

BUSINESS
General
     We are a television broadcast company operating 36 television stations serving 30 markets. Seventeen of our stations are affiliated with CBS, ten are affiliated with NBC, eight are affiliated with ABC, and one is affiliated with FOX. Our 17 CBS-affiliated stations make us the largest independent owner of CBS affiliates in the United States. In addition, we currently operate 39 digital second channels including one affiliated with ABC, four affiliated with FOX, seven affiliated with CW, 18 affiliated with MyNetworkTV, two affiliated with Universal Sports and seven local news/weather channels, in certain of our existing markets. We created our digital second channels to better utilize our excess broadcast spectrum. The digital second channels are similar to our primary broadcast channels; however, our digital second channels are affiliated with networks different from those affiliated with our primary broadcast channels. Our combined TV station group reaches approximately 6.3% of total United States households.
     We were incorporated in 1897, initially to publish the Albany Herald in Albany, Georgia, and entered the broadcasting industry in 1953. We have a dedicated and experienced senior management team.
     For the fiscal year ended December 31, 2009 and the first quarter ended March 31, 2010, we generated revenue of $270.4 million and $70.5 million, respectively.
Markets
     Gray operates in DMAs ranked between 51-200 and primarily focuses its operations on university towns and state capitals. Our markets include 17 university towns, representing enrollment of approximately 469,000 students, and eight state capitals. We believe university towns and state capitals provide significant advantages as they generally offer more favorable advertising demographics, more stable economics and a stronger affinity between local stations and university sports teams.
     We have a strong, market leading position in our markets. Our combined station group has 23 markets with stations ranked #1 in local news audience and 21 markets with stations ranked #1 in overall audience within their respective markets, based on the results of the average of the Nielsen March, May, July and November 2009 ratings reports. Of the 30 markets that we serve, we operate the #1 or #2 ranked station in 29 of those markets. We believe a key driver for our strong market position is the strength of our local news and information programs. Our news audience share outperforms the national average of the networks’ audience share with at least twice the NSI national average market share in November 2009 for both 6 p.m. and late night news. We believe that our market position and our strong local revenue stream have enabled us to better preserve our revenues in softer economic conditions compared to many of our peers.
     We are diversified across our markets and network affiliations. Our largest market by revenue is Charleston/Huntington, WV, which contributed approximately 7% of our revenues in 2009. Our top 10 markets by revenue contributed 53% of our revenue in 2009. Our 17 CBS-affiliated stations accounted for 49% of our revenues, our 10 NBC-affiliated stations accounted for 36% of our revenues, our 8 ABC-affiliated stations accounted for 15% of our revenues and our 1 FOX-affiliated station accounted for less than 1% of our revenues, for 2009, respectively.
Business Strategy
     Our success has been based on the following strategies for growing our revenues and our operating cash flow:
     Maintain and Grow our Market Leadership Position. We have the #1 ranking in overall audience in 21 of the 30 markets in which we operate. We are ranked #2 in audience in all of our other markets, except Albany, GA. We have the #1 ranking in local news audience in 23 of our markets and our news audience share outperforms the national average of the networks’ audience share with nearly twice the NSI national average market share in November 2009 for both 6 p.m. and late night news.
     We believe there are significant advantages in operating the #1 or #2 television broadcasting stations. Strong audience and market share allows us enhance our advertising revenues through price discipline and leadership. We believe a top-rated news platform is critical to capturing incremental sponsorship and political advertising revenue. Our high-quality station group improves our cash flow and allows us additional opportunities to reinvest in our business to further strengthen our network and news ratings. Furthermore, we believe operating the top ranking stations in our various markets allows us to attract and retain top talent.

     We also believe that our leadership position in the markets we serve gives us additional leverage to negotiate retransmission contracts with multiple system operators MSOs, and we believe it will help us in our potential negotiations with networks upon expiration of our current contracts with them. Our primary network affiliation agreements expire at various dates through January 1, 2016.
     We intend to maintain our market leadership position through prudent continued investment in our news and syndicated programs, as well as continued technological advances and program improvements. We are in the process of converting our local studios to be able to provide HD in select markets to further enhance the visual quality of our local programs, which we believe can drive incremental viewership, and expect to continue to invest in local HD conversion over the next few years.
     Pursue New Media Opportunities. We currently operate web, mobile and desktop applications in all of our markets. We have focused on expanding the applicable local content, such as news, weather and sports, on our websites to drive increased traffic. We have experienced strong growth in internet page views in the past, with page views growing at a 57% compound annual growth rate from 2003 and 2009, and anticipate continued growth in the future.
     Our aggregate internet revenues are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.” In the future, we anticipate our direct internet revenue will grow at a faster pace relative to our internet-related commercial time sales.
     We are a member of the OMVC, which aims to accelerate the development and rollout of mobile DTV products and services, maximizing the full potential of the digital television spectrum. We are currently testing mobile television in the Omaha and Lincoln, Nebraska markets.
     Monetize Digital Spectrum. We currently operate 39 digital second channels, including one affiliated with ABC, four affiliated with FOX, seven affiliated with CW, 18 affiliated with MyNetworkTV, two affiliated with the Universal Sports Network and seven local news/weather channels, in certain of our existing markets. We created our digital second channels to better utilize our excess broadcast spectrum. The digital second channels are similar to our primary broadcast channels, except that our digital second channels are affiliated with networks different from those affiliated with our primary broadcast channels. In the year ended December 31, 2009, we generated $7.1 million in revenue from our digital second channels.
     Our strategy is to expand upon our digital offerings, evaluating potential opportunities from time to time either on our own and/or in partnership with other companies, as such opportunities present themselves. We intend to aggressively pursue the use of our spectrum for additional opportunities such as local video on demand, music on demand and other digital downloads. We also intend to evaluate opportunities to use spectrum for future delivery of television broadcasts to handheld and other mobile devices.
     Prudent Cost Management. Historically, we have closely managed our costs to maintain our margins. We believe that our market leadership position gives us additional negotiating leverage to enable us to lower our syndicated programming costs. We have increased the efficiency of our stations by automating processes as a part of the conversion of local studios to digital. As of December 31, 2009, we had reduced our total number of employees by 241, or 9.9% since December 31, 2007. We also lowered our syndicated programming costs by $1.1 million during the year ended December 31, 2009. We intend to continue to seek and implement additional cost saving opportunities in the future.
Acquisitions, Investments and Divestitures
     In 1993, we implemented a strategy to foster a significant portion of our growth through strategic acquisitions and select divestitures. Since January 1, 1994, our significant acquisitions have included 33 television stations. We completed our most recent acquisition on March 3, 2006. Our acquisition, investment and divestiture activities during the most recent five years are described below.
2006 Acquisition
     On March 3, 2006, we completed the acquisition of the stock of Michiana Telecasting Corp., owner of WNDU-TV, the NBC affiliate in South Bend, Indiana, from the University of Notre Dame for $88.9 million, which included certain working capital adjustments and transaction fees. We financed this acquisition with borrowings under our senior credit facility.

2005 Spinoff
     On December 30, 2005, we completed the spinoff of all of the outstanding stock of TCM. Immediately prior to the spinoff, we contributed all of the membership interests in Gray Publishing, LLC which owned and operated our Gray Publishing and GrayLink Wireless businesses and certain other assets, to TCM. In the spinoff, each of the holders of our common stock received one share of TCM common stock for every ten shares of our common stock and each holder of our Class A common stock received one share of TCM common stock for every ten shares of our Class A common stock. As part of the spinoff, we received a cash dividend of approximately $44.0 million from TCM. We used the dividend proceeds to reduce our outstanding indebtedness.
2005 Acquisitions
     On November 30, 2005, we completed the acquisition of the assets of WSAZ-TV, the NBC affiliate in Charleston/Huntington, West Virginia. We purchased these assets from Emmis Communications Corp. for approximately $185.8 million in cash plus certain transaction fees. We financed this acquisition with borrowings under the senior credit facility we then had in place.
     On November 10, 2005, we completed the acquisition of the assets of WSWG-TV, the UPN affiliate serving the Albany, Georgia television market. We purchased these assets from P.D. Communications, LLC for $3.75 million in cash. We used a portion of our cash on hand to fund this acquisition. After the acquisition, we obtained a CBS affiliation for this station.
     On January 31, 2005, we completed the acquisition of KKCO-TV from Eagle III Broadcasting, LLC. We acquired this station for approximately $13.5 million plus certain transaction fees. KKCO-TV serves the Grand Junction, Colorado television market and is an NBC affiliate. We used a portion of our cash on hand to fully fund this acquisition.
     During 2005, we acquired an FCC license to operate a low power television station, WAHU-TV, in the Charlottesville, Virginia television market. We currently operate WAHU-TV as a FOX affiliate.
Revenues
     Our revenues are derived primarily from local, regional and national advertising. Our revenues are derived to a much lesser extent from retransmission consent fees; network compensation; studio and tower space rental; and commercial production activities. “Advertising” refers primarily to advertisements broadcast by television stations, but it also includes advertisements placed on a television station’s website. Advertising rates are based upon a variety of factors, including: (i) a program’s popularity among the viewers an advertiser wishes to attract, (ii) the number of advertisers competing for the available time, (iii) the size and demographic makeup of the market served by the station and (iv) the availability of alternative advertising media in the market area. Rates are also determined by a station’s overall ratings and in-market share, as well as the station’s ratings and market share among particular demographic groups that an advertiser may be targeting. Because broadcast stations rely on advertising revenues, they are consequently sensitive to cyclical changes in the economy. The sizes of advertisers’ budgets, which can be affected by broad economic trends, can affect the broadcast industry in general and the revenues of individual broadcast television stations.
     Our revenues fluctuate significantly between years, consistent with, among other things, increased political advertising expenditures in even-numbered years.
     We derive a material portion of our advertising revenue from the automotive and restaurant industries. In 2009, we earned approximately 17% and 12% of our total revenue from the automotive and restaurant categories, respectively. In 2008, we earned approximately 19% and 10% of our total revenue from the automotive and restaurant categories, respectively. Our business and operating results could be materially adversely affected if automotive or restaurant-related advertising revenues decrease. Our business and operating results could also be materially adversely affected if revenue decreased from one or more other significant advertising categories, such as the communications, entertainment, financial services, professional services or retail industries.
Our Stations and Their Markets
     Each of our stations is affiliated with a major network pursuant to an affiliation agreement. Each affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the affiliated network. Our primary network affiliation agreements expire at various dates through January 1, 2016. The following table is a list of all our owned and operated television stations.

								Primary Network
DMA							Broadcast	Station	News
Rank			Primary Network		Secondary Network		License	Rank in	Rank in
(a)	Market	Station	Affil.(b)	Exp.(c)	Affil.(b)	Exp.(c)	Expiration	DMA(d)	DMA(e)
59	Knoxville, TN	WVLT	CBS	12/31/14	My Net.	10/04/11	08/01/05(i)	2	2
62	Lexington, KY	WKYT	CBS	12/31/14	CW	09/17/14	08/01/05(i)	1	1
63	Charleston/Huntington, WV	WSAZ	NBC	01/01/12	My Net.	10/04/11	10/01/12	1	1
69	Wichita/Hutchinson, KS	KAKE	ABC	12/31/13	NA	NA	06/01/06(i)	2	2
	(Colby, KS)	KLBY(f)	ABC	12/31/13	NA	NA	06/01/06(i)	2	2
	(Garden City, KS)	KUPK(f)	ABC	12/31/13	NA	NA	06/01/06(i)	2	2
76	Omaha, NE	WOWT	NBC	01/01/12	Universal Sports	12/31/11	06/01/06(i)	2	1
85	Madison, WI	WMTV	NBC	01/01/12	News	NA	12/01/05(i)	2	2
89	Waco-Temple-Bryan, TX	KWTX	CBS	12/31/14	CW	12/31/14	08/01/06(i)	1	1
	(Bryan, TX)	KBTX(g)	CBS	12/31/14	CW	12/31/14	08/01/06(i)	1	1
91	South Bend, IN	WNDU	NBC	01/01/12	NA	NA	08/01/13	2	2
92	Colorado Springs, CO	KKTV	CBS	12/31/14	My Net.	10/04/11	04/01/06(i)	1	2
103	Greenville/New Bern/Washington, NC	WITN	NBC	01/01/12	My Net.	10/04/11	12/01/04(i)	2	1
105	Lincoln/Hastings/Kearney, NE	KOLN	CBS	12/31/14	My Net.	10/04/11	06/01/06(i)	1	1
	Grand Island, NE	KGIN(h)	CBS	12/31/14	My Net.	10/04/11	06/01/06(i)	1	1
106	Tallahassee, FL/Thomasville, GA	WCTV	CBS	12/31/14	My Net.	10/04/11	04/01/13	1	1
108	Reno, NV	KOLO	ABC	12/31/13	Universal Sports	01/09/11	10/01/06(i)	1	1
114	Augusta, GA	WRDW	CBS	12/31/14	My Net.	10/04/11	04/01/13	1	1
					News	NA
115	Lansing, MI	WILX	NBC	01/01/12	News	NA	10/01/05(i)	2	1
127	La Crosse/Eau Claire, WI	WEAU	NBC	01/01/12	News	NA	12/01/05(i)	1	1
134	Rockford, IL	WIFR	CBS	12/31/14	News	NA	12/01/05(i)	1	1
135	Wausau/Rhinelander, WI	WSAW	CBS	12/31/14	My Net.	10/04/11	12/01/05(i)	1	1
					News	NA
136	Topeka, KS	WIBW	CBS	12/31/14	My Net.	10/04/11	06/01/06(i)	1	1
145	Albany, GA	WSWG	CBS	12/31/14	My Net.	10/04/11	04/01/13	3	NA(j)
151	Panama City, FL	WJHG	NBC	01/01/12	CW	09/17/12	02/01/05(i)	1	1
					My Net.	10/04/11
161	Sherman, TX/Ada, OK	KXII	CBS	12/31/14	FOX	06/30/11	08/01/06(i)	1	1
					My Net.	10/04/11
172	Dothan, AL	WTVY	CBS	12/31/14	CW	09/01/12	04/01/13	1	1
					My Net.	10/04/11
178	Harrisonburg, VA	WHSV	ABC	12/31/13	ABC	12/31/13	10/01/12	1	1
					FOX	06/30/11
					My Net.	10/04/11
182	Bowling Green, KY	WBKO	ABC	12/31/13	FOX	06/30/11	08/01/05(i)	1	1
					CW	09/01/13
183	Charlottesville, VA	WCAV	CBS	12/31/14	News	NA	10/01/12	2	2
		WVAW	ABC	12/31/13	NA	NA	10/01/12	3	4
		WAHU	FOX	06/30/11	My Net.	10/04/11	01/01/12	4	3
184	Grand Junction, CO	KKCO	NBC	01/01/16	NA	NA	04/01/06(i)	1	1
185	Meridian, MS	WTOK	ABC	12/31/13	CW	09/15/10	06/01/05(i)	1	1
					My Net.	10/04/11
194	Parkersburg, WV	WTAP	NBC	01/01/12	FOX	06/30/11	10/01/04(i)	1	1
					My Net.	10/04/11
(k)	Hazard, KY	WYMT	CBS	12/31/14	NA	NA	08/01/05(i)	1	1

(a)	DMA rank based on data published by Nielsen or other public sources for the 2009-2010 television season.

(b)	Indicates network affiliations. The majority of our stations are affiliated with a network. We also have independent stations and stations broadcasting local news and weather. Such stations are identified as “News.”

(c)	Indicates date of expiration of network license.

(d)	Based on the average of Nielsen data for the March, May, July and November 2009 rating periods (except for Hazard, KY, as described in note (k)), measured from Sunday to Saturday, 6 a.m. to 2 a.m.

(e)	Based on our review of Nielsen data for the March, May, July and November 2009 rating periods (except for Hazard, KY, as described in note (k)) for various news programs.

(f)	KLBY-TV and KUPK-TV are satellite stations of KAKE-TV under FCC rules. KLBY-TV and KUPK-TV retransmit the signal of the primary station and may offer some locally originated programming, such as local news.

(g)	KBTX-TV is a satellite station of KWTX-TV under FCC rules. KBTX-TV retransmits the signal of the primary station and may offer some locally originated programming, such as local news.

(h)	KGIN-TV is a satellite station of KOLN-TV under FCC rules. KGIN-TV retransmits the signal of the primary station and may offer some locally originated programming, such as local news.

(i)	We have filed a license renewal application with the FCC, and renewal is pending. We anticipate that all pending applications will be renewed in due course.

(j)	This station does not currently broadcast local news that is specific to the Albany, Georgia market.

(k)	The rankings shown for WYMT-TV are based on Nielsen data for the trading area for the four most recent reporting periods, which are November 2008 and February, May and November 2009.
Television Industry Background
     The FCC grants broadcast licenses to television stations. Historically, there have been a limited number of channels available for broadcasting in any one geographic area.
     Television station revenues are derived primarily from local, regional and national advertising. Television station revenues are derived to a much lesser extent from retransmission consent fees; network compensation; studio and tower space rental; and commercial production activities. Advertising rates are based upon a variety of factors, including: (i) a program’s popularity among the viewers an advertiser wishes to attract, (ii) the number of advertisers competing for the available time, (iii) the size and demographic makeup of the market served by the station and (iv) the availability of alternative advertising media in the market area. Rates are also determined by a station’s overall ratings and in-market share, as well as the station’s ratings and market share among particular demographic groups that an advertiser may be targeting. Because broadcast stations rely on advertising revenues, they are sensitive to cyclical changes in the economy. The sizes of advertisers’ budgets, which can be affected by broad economic trends, can affect the broadcast industry in general and the revenues of individual broadcast television stations.
     Television stations in the country are grouped by Nielsen, a national audience measuring service, into approximately 210 generally recognized television markets or DMAs. These markets are ranked in size according to various formulae based upon actual or potential audience. Each DMA is an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country.
Station Network Affiliations
     Four major broadcast networks, ABC, NBC, CBS and FOX, dominate broadcast television in terms of the amount of original programming provided to network affiliates. CW and MyNetworkTV provide their affiliates with a smaller portion of each day’s programming compared to ABC, NBC, CBS and FOX.
     Most successful commercial television stations obtain their brand identity from locally produced news programs. Notwithstanding this, however, the affiliation of a station with one of the four major networks can have a significant impact on the station’s programming, revenues, expenses and operations. A typical affiliate of these networks receives the majority of each day’s programming from the network. The network provides an affiliate this programming, along with cash payments (“network compensation”) in certain instances, in exchange for a substantial majority of the advertising time available for sale during the airing of network programs. The network then sells this advertising time and retains the revenues. The affiliate retains revenues from advertising time sold for time periods between network programs and for programs the affiliate produces or purchases from non-network sources. In seeking to acquire programming to supplement network-supplied programming, the affiliates compete primarily with other affiliates and independent stations in their markets. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations.
     A television station may also acquire programming through barter arrangements. Under a barter arrangement, a national program distributor retains a fixed amount of advertising time within the program in exchange for the programming it supplies. The television station may pay a fixed fee for such programming.
     We account for trade or barter transactions involving the exchange of tangible goods or services with our customers. The revenue is recorded at the time the advertisement is broadcast and the expense is recorded at the time the goods or services are used. The revenue and expense associated with these transactions are based on the fair value of the assets or services received.
     We do not account for barter revenue and related barter expense generated from network or syndicated programming.
     In contrast to a network-affiliated station, independent stations purchase or produce all of the programming they broadcast, generally resulting in higher programming costs. Independent stations, however, retain their entire inventory of advertising time and all related revenues. When compared to major networks such as ABC, CBS, NBC and FOX, certain networks such as CW and MyNetworkTV produce a smaller amount of network-provided programming. Affiliates of CW or MyNetworkTV must purchase or produce a greater amount of their non-network programming, generally resulting in higher programming costs. Affiliates of CW or MyNetworkTV retain a larger portion of their advertising time inventory and the related revenues compared to stations affiliated with the major networks.
     Cable-originated programming is a significant competitor of broadcast television programming. However, no single cable programming network regularly attains audience levels exceeding a small fraction of those of any major broadcast network. Cable networks’ advertising share has increased due to the growth in cable penetration (the percentage of television households that are connected to a cable system). Despite increases in cable viewership, and increases in advertising, growth in direct broadcast satellite (“DBS”) and other multi-channel video program distribution services, over-the-air broadcasting remains the dominant distribution system for mass-market television advertising.
Seasonality
     Broadcast advertising revenues are generally highest in the second and fourth quarters each year. This seasonality results partly from increases in consumer advertising in the spring and retail advertising in the period leading up to and including the holiday season. Broadcast advertising revenues are also generally higher in even-numbered years, due to spending by political candidates, political parties and special interest groups. This political spending typically is heaviest during the fourth quarter.
Competition
     Television stations compete for audiences, certain programming (including news) and advertisers. Signal coverage and assigned frequency also materially affect a television station’s competitive position.
Audience
     Stations compete for audience based on broadcast program popularity, which has a direct effect on advertising rates. Affiliated networks supply a substantial portion of our stations’ daily programming. Stations depend on the performance of the network programs to attract viewers. There can be no assurance that any such current or future programming created by our affiliated networks will achieve or maintain satisfactory viewership levels in the future. Stations program non-network time periods with a combination of locally produced news, public affairs and other entertainment programming, including national news or syndicated programs purchased for cash, cash and barter, or barter only.
     Cable and satellite television have significantly altered competition for audience in the television industry. Cable and satellite television can increase a broadcasting station’s competition for viewers by bringing into the market distant broadcasting signals not otherwise available to the station’s audience and by serving as a distribution system for non-broadcast programming.

     Other sources of competition include home entertainment systems, “wireless cable” services, satellite master antenna television systems, low-power television stations, television translator stations, DBS video distribution services and the internet.
     Recent developments by many companies, including internet service providers, are expanding the variety and quality of broadcast content on the internet. Internet companies have developed business relationships with companies that have traditionally provided syndicated programming, network television and other content. As a result, additional programming is becoming available through non-traditional methods, which can directly impact the number of TV viewers, and thus indirectly impact station rankings, popularity and revenue possibilities from our stations.
Programming
     Competition for non-network programming involves negotiating with national program distributors, or syndicators, that sell first-run and rerun programming packages. Each station competes against the other broadcast stations in its market for exclusive access to off-network reruns (such as Friends) and first-run programming (such as Oprah). Broadcast stations compete also for exclusive news stories and features. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations.
Advertising
     Advertising rates are based upon: (i) the size of a station’s market, (ii) a station’s overall ratings, (iii) a program’s popularity among targeted viewers, (iv) the number of advertisers competing for available time, (v) the demographic makeup of the station’s market, (vi) the availability of alternative advertising media in the market, (vii) the presence of effective sales forces and (viii) the development of projects, features and programs that tie advertiser messages to programming. Advertising revenues comprise the primary source of revenues for our stations. Our stations compete with other television stations for advertising revenues in their respective markets. Our stations also compete for advertising revenue with other media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, internet and local cable systems. In the broadcasting industry, advertising revenue competition occurs primarily within individual markets.
Federal Regulation of Our Business
General
     Under the Communications Act, television broadcast operations such as ours are subject to the jurisdiction of the FCC. Among other things, the Communications Act empowers the FCC to: (i) issue, revoke and modify broadcasting licenses; (ii) regulate stations’ operations and equipment; and (iii) impose penalties for violations of the Communications Act or FCC regulations. The Communications Act prohibits the assignment of a license or the transfer of control of a licensee without prior FCC approval.
License Grant and Renewal
     The FCC grants broadcast licenses to television stations for terms of up to eight years. Broadcast licenses are of paramount importance to the operations of our television stations. The Communications Act requires the FCC to renew a licensee’s broadcast license if the FCC finds that: (i) the station has served the public interest, convenience and necessity; (ii) there have been no serious violations of either the Communications Act or the FCC’s rules and regulations; and (iii) there have been no other violations which, taken together, would constitute a pattern of abuse. Historically the FCC has renewed broadcast licenses in substantially all cases. While we are not currently aware of any facts or circumstances that might prevent the renewal of our stations’ licenses at the end of their respective license terms, we cannot provide any assurances that any license could be renewed. Our failure to renew any licenses upon the expiration of any license term could have a material adverse effect on our business. Under FCC rules, a license expiration date is automatically extended pending the review and approval of the renewal application. For further information regarding the expiration dates of our stations’ current licenses and renewal application status, see the table under the heading “Our Stations and Their Markets.”
Ownership Rules
     The FCC’s broadcast ownership rules affect the number, type and location of broadcast and newspaper properties that we may hold or acquire. The rules now in effect limit the common ownership, operation or control of, and “attributable” interests or voting power in: (i) television stations serving the same area; (ii) television stations and daily newspapers serving the same area; and (iii) television stations and radio stations serving the same area. The rules also limit the aggregate national audience reach of television stations that may be under common ownership, operation and control, or in which a single person or entity may hold an official position or have more than a specified interest or percentage of voting power. The FCC’s rules also define the types of positions and interests that are considered attributable for purposes of the ownership limits, and thus also apply to our principals and certain investors.
     The FCC is required by statute to review all of its broadcast ownership rules every four years to determine if such rules remain necessary in the public interest. The FCC completed a comprehensive review of its ownership rules in 2003, significantly relaxing restrictions on the common ownership of television stations, radio stations and daily newspapers within the same local market. However, in 2004, the United States Court of Appeals for the Third Circuit vacated many of the FCC’s 2003 rule changes. The court remanded the rules to the FCC for further proceedings and extended a stay on the implementation of the new rules. In 2007, the FCC adopted a Report and Order addressing the issues remanded by the Third Circuit and fulfilling the FCC’s obligation to review its media ownership rules every four years. That Order left most of the FCC’s pre-2003 ownership restrictions in place, but made modifications to the newspaper/broadcast cross-ownership restriction. A number of parties appealed the FCC’s order; those appeals were consolidated in the Third Circuit in 2008 and remain pending. The Third Circuit initially stayed implementation of the 2007 changes to the newspaper/broadcast cross-ownership restriction, but recently lifted the stay and set a briefing schedule for the pending appeals. We cannot provide any assurances regarding the outcome of the appeals, or the potential impact thereof on our business. In 2010, the FCC again will be required to undertake a comprehensive review of its broadcast ownership rules to determine whether the rules remain necessary in the public interest.
Local TV Ownership Rule
     The FCC’s 2007 actions generally reinstated the FCC’s pre-2003 local television ownership rules. Under those rules, one entity may own two commercial television stations in a DMA as long as no more than one of those stations is ranked among the top four stations in the DMA and eight independently owned, full-power stations will remain in the DMA. Waivers of this rule may be available if at least one of the stations in a proposed combination qualifies, pursuant to specific criteria set forth in the FCC’s rules, as failed, failing, or unbuilt. The FCC has recently initiated a proceeding to reexamine these rules. No assurances can be provided as to the timing or outcome of any such proceedings, or their impact on our business, financial condition or results of operations.
Cross-Media Limits
     The newspaper/broadcast cross-ownership rule generally prohibits one entity from owning both a commercial broadcast station and a daily newspaper in the same community. The radio/television cross-ownership rule allows a party to own one or two TV stations and a varying number of radio stations within a single market. The FCC’s 2007 decision left the pre-2003 newspaper/broadcast and radio/television cross-ownership restrictions in place, but provided that the FCC would evaluate newly-proposed newspaper/broadcast combinations under a non-exhaustive list of four public interest factors and apply positive or negative presumptions in specific circumstances. As noted above, a stay implemented by the Third Circuit that precluded these rule changes from taking effect recently was lifted, and the FCC has subsequently initiated a proceeding to reexamine these rules. No assurances can be provided as to the timing or outcome of any such proceedings, or their impact on our business, financial condition or results of operations.
National Television Station Ownership Rule
     The maximum percentage of U.S. households that a single owner can reach through commonly owned television stations is 39 percent. This limit was specified by Congress in 2004 and is not affected by the December 2007 FCC decision. The FCC applies a 50 percent “discount” for ultra-high frequency (“UHF”) stations, but the FCC indicated in the 2007 decision that it will conduct a separate proceeding to determine how or whether the UHF discount will operate in the future.
     As indicated above, the FCC’s latest actions concerning media ownership are subject to further judicial and FCC review. We cannot predict the outcome of potential appellate litigation or FCC action.
Attribution Rules
     Under the FCC’s ownership rules, a direct or indirect purchaser of certain types of our securities could violate FCC regulations if that purchaser owned or acquired an “attributable” interest in other media properties in the same areas as our stations. Pursuant to FCC rules, the following relationships and interests are generally considered attributable for purposes of broadcast ownership restrictions:

(i) all officers and directors of a corporate licensee and its direct or indirect parent(s); (ii) voting stock interests of at least five percent; (iii) voting stock interests of at least 20 percent, if the holder is a passive institutional investor (such as an investment company, bank, or insurance company); (iv) any equity interest in a limited partnership or limited liability company, unless properly “insulated” from management activities; (v) equity and/or debt interests that in the aggregate exceed 33 percent of a licensee’s total assets, if the interest holder supplies more than 15 percent of the station’s total weekly programming or is a same-market broadcast company or daily newspaper publisher; (vi) time brokerage of a broadcast station by a same-market broadcast company; and (vii) same-market radio joint sales agreements. The FCC is also considering deeming same-market television joint sales agreements attributable. Management services agreements and other types of shared services arrangements between same-market stations that do not include attributable time brokerage or joint sales components generally are not deemed attributable under the FCC’s rules.
     To our knowledge, no officer, director or five percent stockholder currently holds an attributable interest in another television station, radio station or daily newspaper that is inconsistent with the FCC’s ownership rules and policies or with our ownership of our stations.
Alien Ownership Restrictions
     The Communications Act restricts the ability of foreign entities or individuals to own or hold interests in broadcast licenses. The Communications Act bars the following from holding broadcast licenses: foreign governments, representatives of foreign governments, non-citizens, representatives of non-citizens, and corporations or partnerships organized under the laws of a foreign nation. Foreign individuals or entities, collectively, may directly or indirectly own or vote no more than 20 percent of the capital stock of a licensee or 25 percent of the capital stock of a corporation that directly or indirectly controls a licensee. The 20 percent limit on foreign ownership of a licensee may not be waived. While the FCC has the discretion to permit foreign ownership in excess of 25 percent in a corporation controlling a licensee, it has rarely done so in the broadcast context.
     We serve as a holding company of wholly owned subsidiaries, one of which is a licensee for our stations. Therefore we may be restricted from having more than one-fourth of our stock owned or voted directly or indirectly by non-citizens, foreign governments, representatives of non-citizens or foreign governments, or foreign corporations.
Programming and Operations
     Rules and policies of the FCC and other federal agencies regulate certain programming practices and other areas affecting the business or operations of broadcast stations.
     The Children’s Television Act of 1990 limits commercial matter in children’s television programs and requires stations to present educational and informational children’s programming. Broadcasters are required to provide at least three hours of children’s educational programming per week on their primary digital channels. This requirement increases proportionately with each free video programming stream a station broadcasts simultaneously (“multicasts”). In October 2009, the FCC issued a Notice of Inquiry (“NOI”) seeking comment on a broad range of issues related to children’s usage of electronic media and the current regulatory landscape that governs the availability of electronic media to children. The NOI remains pending, and we cannot predict what recommendations or further action, if any, will result from it.
     In 2007 the FCC adopted an order imposing on broadcasters new public filing and public interest reporting requirements. These new requirements must be approved by the Office of Management and Budget before they become effective, and the OMB has not yet approved them. It is unclear when, if ever, these rules will be implemented. Pursuant to these new requirements, stations that have websites will be required to make certain portions of their public inspection files accessible online. Stations also will be required to file electronically every quarter a new, standardized form that will track various types and quantities of local programming. The form will require information about programming related to: (i) local news and community issues, (ii) local civic affairs, (iii) local electoral affairs, (iv) underserved communities, (v) public service announcements (vi) independently produced programming, and (vii) religious programming. Stations will also have to describe: (i) any efforts made to assess the programming needs of their station’s community, (ii) whether the station is providing required close captioning, (iii) efforts to make emergency information accessible to persons with disabilities and (iv), if applicable, any local marketing or joint sales agreements involving the station. If implemented as proposed by the FCC, the new standardized form will significantly increase recordkeeping requirements for television broadcasters. Several station owners and other interested parties have asked the FCC to reconsider the new reporting requirements and have sought to postpone their implementation. In addition, the order imposing the new rules is currently on appeal in the U.S. Court of Appeals for the District of Columbia Circuit.

     In 2007, the FCC issued a Report on Broadcast Localism and Notice of Proposed Rulemaking (the “Report”). The Report tentatively concluded that broadcast licensees should be required to have regular meetings with permanent local advisory boards to ascertain the needs and interests of their communities. The Report also tentatively adopted specific renewal application processing guidelines that would require broadcasters to air a minimum amount of local programming. The Report sought public comment on two additional rule changes that would impact television broadcasters. These rule changes would restrict a broadcaster’s ability to locate a station’s main studio outside the community of license and the right to operate a station remotely. To date, the FCC has not issued a final order on the matter. We cannot predict whether or when the FCC will codify some or all of the specific localism initiatives discussed in the Report.
     Over the past few years, the FCC has increased its enforcement efforts regarding broadcast indecency and profanity. In 2006, the statutory maximum fine for broadcast indecency material increased from $32,500 to $325,000 per incident. Several judicial appeals of FCC indecency enforcement actions are currently pending, and their outcomes could affect future FCC policies in this area.
EEO Rules
     The FCC’s Equal Employment Opportunity (“EEO”) rules impose job information dissemination, recruitment, documentation and reporting requirements on broadcast station licensees. Broadcasters are subject to random audits to ensure compliance with the EEO rules and could be sanctioned for noncompliance.
Cable and Satellite Transmission of Local Television Signals
     Under FCC regulations, cable systems must devote a specified portion of their channel capacity to the carriage of local television station signals. Television stations may elect between “must carry” rights or a right to restrict or prevent cable systems from carrying the station’s signal without the station’s permission (“retransmission consent”). Stations must make this election at the same time once every three years, and did so most recently on October 1, 2008. All broadcast stations that made carriage decisions on October 1, 2008 will be bound by their decisions until the end of the current three year cycle on December 31, 2011. Our stations have generally elected retransmission consent and have entered into carriage agreements with cable systems serving their markets.
     For those markets in which a DBS carrier provides any local signal, the FCC also has established a market-specific requirement for mandatory carriage of local television stations by DBS operators similar to that for cable systems. The FCC has also adopted rules relating to station eligibility for DBS carriage and subscriber eligibility for receiving signals. There are specific statutory requirements relating to satellite distribution of distant network signals to “unserved households,” households that do not receive a Grade B signal from a local network affiliate. A law governing DBS distribution, the Satellite Home Viewer Extension and Reauthorization Act of 2004 (“SHVERA”), was scheduled to expire at the end of 2009. Congress has extended SHVERA three times. The most recent extension maintains the current law until April 30, 2010. A long-term extension and revision of SHVERA is still expected to be finalized in the near future. We cannot predict the impact of DBS service on our business. We have, however, entered into retransmission consent agreements with DISH Network and DirectTV for the retransmission of our television stations’ signals into the local markets that each of these DBS providers respectively serves.
Digital Television Service
     In 1997, the FCC adopted rules for implementing digital television (“DTV”) service. On June 12, 2009, the U.S. finalized its transition from analog to digital service, and full-power television stations were required to cease analog operations and commence digital-only operations. The DTV transition has improved the technical quality of viewers’ television signals and given broadcasters the ability to provide new services, such as high definition television.
     Broadcasters may use their digital spectrum to provide either a single DTV signal or multicast several program streams. Broadcasters also may use some of their digital spectrum to offer non-broadcast “ancillary” services such as subscription video, data transfer or audio signals. However, broadcasters must pay the government a fee of five percent of gross revenues received from such ancillary services. Under the FCC’s rules relating to digital broadcasters’ “must carry” rights (which apply to cable and certain DBS systems) digital stations asserting “must carry” rights are entitled to carriage of only a single programming stream and other “program-related” content on that stream, even if they multicast. Now that the DTV transition is complete, cable operators have two options to ensure that all analog cable subscribers continue to be able to receive the signals of stations electing must-carry status. They may choose either to (i) broadcast the signal in digital format for digital customers and “down-convert” the signal to analog format for analog customers or (ii) deliver the signal in digital format to all subscribers and ensure that all subscribers with analog service have set-top boxes that convert the digital signal to analog format.

     Currently, all of our full-power stations are broadcasting digitally. In 2009, we also began testing mobile DTV broadcasts in one of our markets. Consumers are able to view these broadcasts on handheld devices equipped with a DTV receiver. To date, the FCC has not adopted any regulations that are specific to mobile DTV services, and we cannot predict whether it will do so in the future.
     The FCC has adopted rules and procedures regarding the digital conversion of Low Power Television (“LPTV”) stations, TV translator stations and TV booster stations. Under these rules, existing LPTV and TV translator stations may convert to digital operations on their current channels. Alternatively, LPTV and translator licenses may seek a digital “companion” channel for their analog station operations. At a later date, the FCC will determine the date by which those stations obtaining a digital companion channel must surrender one of their channels.
     Beginning December 31, 2006, DTV broadcasters were required to comply with Emergency Alert System (“EAS”) rules and ensure that viewers of all programming streams can receive EAS messages.
Broadcast Spectrum
     On March 16, 2010, the FCC delivered to Congress a “National Broadband Plan.” The National Broadband Plan, inter alia, makes recommendations regarding the use of spectrum currently allocated to television broadcasters, including seeking the voluntary surrender of certain portions of the television broadcast spectrum and repacking the currently allocated spectrum to make portions of that spectrum available for other wireless communications services. If some or all of our television stations are required to change frequencies or reduce the amount of spectrum they use, our stations could incur substantial conversion costs, reduction or loss of over-the-air signal coverage or an inability to provide high definition programming and additional program streams, including mobile video services. Prior to implementation of the proposals contained in the National Broadband Plan, further action by the FCC or Congress or both is necessary. We cannot predict the likelihood, timing or outcome of any Congressional or FCC regulatory action in this regard nor the impact of any such changes upon our business.
     The foregoing does not purport to be a complete summary of the Communications Act, other applicable statutes, or the FCC’s rules, regulations or policies. Proposals for additional or revised regulations and requirements are pending before, are being considered by, and may in the future be considered by, Congress and federal regulatory agencies from time to time. We cannot predict the effect of any existing or proposed federal legislation, regulations or policies on our business. Also, several of the foregoing matters are now, or may become, the subject of litigation, and we cannot predict the outcome of any such litigation or the effect on our business.
Employees
     As of December 31, 2009, we had 1,954 full-time employees and 254 part-time employees. As of December 31, 2009, we had 100 full-time employees and 19 part-time employees that were represented by unions. We consider relations with our employees to be good.
Legal Proceedings
     From time to time, the Company and its operations are parties to, or targets of, lawsuits, claims, investigations and proceedings. Any such claims are handled and defended in the ordinary course of business. While the Company is unable to predict the outcome of these matters, we do not believe, based upon currently available facts, that the ultimate resolution of any such pending matters will have a material adverse effect on our overall financial condition, results of operations, or cash flows. However, adverse developments could negatively impact earnings or cash flows in a particular future period.

COMPANY MANAGEMENT AND DIRECTORS
     The following table sets forth information about our executive officers and directors.

Name	Age	Position Held With Gray
Hilton H. Howell, Jr.	48	Chief Executive Officer, Vice Chairman and Director
William E. Mayher, III	70	Chairman of the Board of Directors
Robert S. Prather, Jr.	65	President, Chief Operating Officer and Director
James C. Ryan	49	Chief Financial Officer and Senior Vice President
Robert A. Beizer	70	Vice President for Law and Development and Secretary
J. Mack Robinson	85	Director and Chairman Emeritus
Richard L. Boger	62	Director
Ray M. Deaver	68	Director
T.L. Elder	70	Director
Zell B. Miller	77	Director
Howell W. Newton	62	Director
Hugh E. Norton	76	Director
Harriett J. Robinson	78	Director
     Set forth below is certain information concerning the business experience during the past five years of each of the individuals named above.
     Hilton H. Howell, Jr. has been our Chief Executive Officer since August 20, 2008 and has also served as Vice-Chairman since September 2002. Before that, he had been our Executive Vice President since September 2000. He has served as one of our directors since 1993. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995, and as Chairman of that Company since February 24, 2009. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1991. He has served as Vice Chairman of Bankers Fidelity Life Insurance Company since 1992 and Vice Chairman of Georgia Casualty & Surety Company from 1992 through 2008. He served as Chairman of the Board of TCM, from December 2005 until December 2009. Mr. Howell also serves as a director of Atlantic American Corporation and its subsidiaries American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company, as well as Delta Life Insurance Company and Delta Fire and Casualty Insurance Company. He is the son-in-law of Mr. J. Mack Robinson and Mrs. Harriett J. Robinson, both members of our board of directors.
     William E. Mayher, III is a member of the Executive Committee, the Audit Committee, the Management Personnel Committee and the 2007 Long Term Incentive Plan Committee of our Board of Directors and has served as Chairman of our Board of Directors since August 1993. Dr. Mayher was a neurosurgeon in Albany, Georgia from 1970 to 1998. Dr. Mayher is the Chairman of the Medical College of Georgia Foundation and a past member of the Board of Directors of the American Association of Neurological Surgeons. He also serves as a director of Palmyra Medical Centers and Chairman of the Albany Dougherty County Airport Commission.
     Robert S. Prather, Jr. has served as our President and Chief Operating Officer since September 2002. He has served as one of our directors since 1993. He has been a director of TCM since 1994, and served as Chairman of TCM from December 2005 until November 2007. He served as President and Chief Executive Officer of TCM from May 2005 to December 30, 2005, and has served in that position since November 2007. TCM filed for protection under Chapter 11 of the U.S. bankruptcy code on September 14, 2009. The order confirming the Plan of Reorganization under Chapter 11 of the bankruptcy code became effective December 8, 2009. He serves as an advisory director of Swiss Army Brands, Inc., and serves on the Board of Trustees of the Georgia World Congress Center Authority. He also serves as a member of the Board of Directors for GAMCO Investors, Inc., Gaylord Entertainment Company and Victory Ventures, Inc.
     James C. Ryan has served as our Chief Financial Officer since October 1998 and Senior Vice President since September 2002. Before that, he had been our Vice President since October 1998.
     Robert A. Beizer has served as our Vice President for Law and Development and Secretary since 1996. From June 1994 to February 1996, he was of counsel to Venable, LLC, a law firm, in its regulatory and legislative practice group. From 1990 to 1994, Mr. Beizer was a partner in the law firm of Sidley & Austin and was head of their communications practice group in Washington, D.C. He is a past president of the Federal Communications Bar Association and has served as a member of the American Bar Association House of Delegates. He is a member of the ABA Forum Committee on Communications Law.

     J. Mack Robinson was our Chairman and Chief Executive Officer from September 2002 until August 2008. Prior to that, he was our President and Chief Executive Officer from 1996 through September 2002. He is Chairman Emeritus of our Board of Directors. Mr. Robinson has served as Chairman of the Board and President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1958. Mr. Robinson served as Chairman of the Board of Atlantic American Corporation, an insurance holding company, from 1974 to February 2009 and has served as Chairman Emeritus of Atlantic American Corporation since February 2009. Mr. Robinson also serves as a director of the following companies: Bankers Fidelity Life Insurance Company, American Southern Insurance Company and American Safety Insurance Company. Mr. Robinson is the husband of Mrs. Harriett J. Robinson and the father-in-law of Mr. Hilton H. Howell, Jr., both members of our Board of Directors.
     Richard L. Boger is a member of the Audit Committee of our Board of Directors. Mr. Boger has been President and Chief Executive Officer of Lex-Tek International, Inc., an insurance software company, since February 2002. Since July 2003, he has also served as business manager for Owen Holdings, LLLP, a Georgia Limited Liability Limited Partnership; since July 2004, has served as General Partner of Shawnee Meadow Holdings, LLLP, a Georgia Limited Liability Limited Partnership; and since March 2006 has served as business manager for Heathland Holdings, LLLP, a Georgia Limited Liability Limited Partnership. He also serves as a member of the Board of Trustees of Corner Cap Group of Funds, a series mutual fund.
     Ray M. Deaver is Chairman of the Management Personnel Committee and a member of the 2007 Long Term Incentive Plan Committee of our Board of Directors. Prior to his appointment to our Board of Directors, Mr. Deaver served as our Regional Vice President-Texas from October 1999 until his retirement in 2001. He was the President and General Manager of KWTX Broadcasting Company and President of Brazos Broadcasting Company from November 1997 until their acquisition by us in October 1999.
     T.L. (Gene) Elder is a member the Audit Committee of our Board of Directors. Until May 2003, Mr. Elder was a partner of Tatum, LLC, a national firm of career chief financial officers, and since 2004 has been a Senior Partner of that firm.
     Zell B. Miller is a member of the Management Personnel Committee and the 2007 Long Term Incentive Plan Committee of our Board of Directors. He was U.S. Senator from Georgia from July 2000 until his retirement in January 2005. Prior to that time he was Governor of the State of Georgia from 1991 until 1999 and Lieutenant Governor from 1975 until 1991. He is a Director Emeritus of the Board of Directors of United Community Banks, Inc. in Blairsville, Georgia.
     Howell W. Newton is Chairman of the Audit Committee of our Board of Directors. Since 1978, Mr. Newton has been President and Treasurer of Trio Manufacturing Co., a real estate and investment company.
     Hugh E. Norton is Chairman of the 2007 Long Term Incentive Plan Committee and is a member of the Management Personnel Committee of our Board of Directors. Mr. Norton has been President of Norco, Inc., an insurance agency, since 1973 and also is a real estate developer in Destin, Florida.
     Harriett J. Robinson has been a director of Atlantic American Corporation since 1989. Mrs. Robinson has also been a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1967. Mrs. Robinson is the wife of Mr. J. Mack Robinson and the mother-in-law of Mr. Hilton H. Howell, Jr., both members of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     We obtain certain liability, umbrella and workers’ compensation insurance coverages through Insurance Associates of Georgia, an insurance agency that is owned by a son-in-law of Hugh E. Norton, one of our directors. During 2009, in connection with these coverages, Insurance Associates of Georgia retained commissions of $130,577 paid to it by the various insurance companies providing insurance to us and paid $96,640 of such commissions to Norco Holdings, Inc., an insurance agency, of which Mr. Norton is President and which is owned by Mr. Norton’s wife and daughter. The Board of Directors has reviewed these arrangements and has determined that, notwithstanding these payments, Mr. Norton is independent in accordance with Section 303A.02(b) of the New York Stock Exchange listing standards and the standards set forth in the Internal Revenue Code of 1986, as amended (the “Code”) and the Exchange Act.
     In December 2008, we entered into a consulting contract with Mr. Robinson in which he agreed to consult and advise us with respect to its television stations and all related matters in connection with various proposed or existing television stations. In return for these services, Mr. Robinson received compensation of $400,000 for the year ended December 31, 2009. Mr. Robinson serves as a member of our Board of Directors and as Chairman Emeritus.

DESCRIPTION OF OTHER INDEBTEDNESS AND CERTAIN OTHER OBLIGATIONS
     This description contains a summary of our outstanding indebtedness and certain other obligations. This description is only a summary of the applicable obligations. The following summaries do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.
Senior Credit Facility
     Our senior credit facility consists of a revolving loan and a term loan. The amount outstanding under our senior credit facility as of March 31, 2010 was $789.8 million, consisting solely of the term loan and excluding the facility fee as described below. On that date and after giving effect to the offering of original notes and the use of proceeds therefrom, we had $489.8 million outstanding under the senior credit facility. The maximum borrowing capacity available under the revolving loan was $40.0 million. Of the maximum borrowing capacity available under our revolving loan, the amount that we can draw is limited by certain restrictive covenants, including our total net leverage ratio covenant. Based on such covenant, as of March 31, 2010, we could have drawn $40.0 million under the revolving loan.
     Under our revolving and term loans, we can choose to pay interest at an annual rate equal to LIBOR plus 3.5%, or the lenders’ base rate, generally equal to the lenders’ prime rate, plus 2.5%. This interest is payable in cash throughout the year.
     In addition, on March 31, 2009, we began to incur a facility fee at an annual rate of 3.0% on all principal balances outstanding under the revolving and term loans. For the period from March 31, 2009 until April 30, 2010, the annual facility fee for the revolving and term loans accrued, and is payable on the respective revolving and term loan maturity dates. The revolving loan and term loan maturity dates are March 19, 2014 and December 31, 2014, respectively. For the period from April 30, 2010 until maturity of the senior credit facility, the annual facility fee is payable in cash on a quarterly basis and the amount accrued through April 30, 2010 bears interest at an annual rate of 6.5%, payable quarterly in arrears. As of March 31, 2010, our accrued facility fee of $24.2 million was classified as a long-term liability on our balance sheet. The accrued facility fee is included in determining the amount of total debt in calculating our total net leverage ratio covenant as defined in our senior credit facility.
     The average interest rate on our total debt outstanding under the senior credit facility as of March 31, 2010 was 8.8%. This rate is as of the period end and does not include the effects of our interest rate swap agreements. Including the effects of our interest rate swap agreements, the average interest rate on our total debt outstanding under the senior credit facility at March 31, 2010 was 11.8%.
     Also under our revolving loan, we pay a commitment fee on the average daily unused portion of the revolving loan availability. As of March 31, 2010, the annual commitment fee was 0.5%.
Collateral and Restrictions
     The collateral for our senior credit facility consists of substantially all of our and our subsidiaries’ assets. In addition, our subsidiaries are joint and several guarantors of the obligations and our ownership interests in our subsidiaries are pledged to collateralize the obligations. The senior credit facility contains affirmative and restrictive covenants. These covenants include but are not limited to (i) limitations on additional indebtedness, (ii) limitations on liens, (iii) limitations on amendments to our by-laws and articles of incorporation, (iv) limitations on mergers and the sale of assets, (v) limitations on guarantees, (vi) limitations on investments and acquisitions, (vii) limitations on the payment of dividends and the redemption of our capital stock, (vii) maintenance of a specified total net leverage ratio not to exceed certain maximum limits, (viii) limitations on related party transactions, (ix) limitations on the purchase of real estate, and (x) limitations on entering into multiemployer retirement plans, as well as other customary covenants for credit facilities of this type. As of March 31, 2010, we were in compliance with all restrictive covenants as required by our senior credit facility.
     We are a holding company with no material independent assets or operations, other than our investments in our subsidiaries. The aggregate assets, liabilities, earnings and equity of the subsidiary guarantors (as defined in and for purposes of our senior credit facility) are substantially equivalent to our assets, liabilities, earnings and equity on a consolidated basis. The subsidiary guarantors are, directly or indirectly, our wholly owned subsidiaries and the guarantees of the subsidiary guarantors are full, unconditional and joint and several. All of our current and future direct and indirect subsidiaries are and will be guarantors under the senior credit facility.

     The 2010 amendment, among other things, increased the maximum amount of the total net leverage ratio covenant thereunder through March 31, 2011, and reduced the maximum availability under the revolving loan to $40.0 million.
     The 2010 amendment also imposed an additional fee, equal to 2.0% per annum, payable quarterly, in arrears, until such time as we completed an offering of capital stock or certain debt securities that resulted in the repayment of not less than $200.0 million of the term loan outstanding under our senior credit facility. That fee was eliminated upon the repayment of amounts under the term loan which occurred upon the completion of the offering of original notes and use of proceeds thereof. In addition, upon completion of a financing that results in the repayment of at least $200.0 million of our term loan, we achieved additional flexibility under various covenants in our senior credit facility. After completing the offering of original notes and using the net proceeds to repay at least $200.0 million of our term loan, the 2.0% per annum fee was eliminated, the facility fee was reduced, and the terms of certain restrictive covenants were improved. The use of proceeds from any issuance of additional securities is generally limited to the repayment of amounts outstanding under our term loan and, in certain circumstances, to the repurchase of outstanding shares of our Series D perpetual preferred stock. For additional details regarding the March 2010 amendment to our senior credit facility, see Note 14. “Subsequent Event—Long-term Debt Amendment” to our audited financial statements included elsewhere herein.
     A summary of certain significant terms contained in our senior credit facility (i) giving effect to the 2010 amendment and (ii) as so amended and after giving affect to the completion of the offering of original notes and the repayment of not less than $200.0 million of the term loan outstanding under our senior credit facility, is as follows:

As Amended and
	Prior to	As Amended and
	the Offering of	After Giving Effect to
	Original	the Offering of
	Notes and Related	Original Notes and
	Repayment of	Related Repayment of
Description	Term Loan	Term Loan
Annual interest rate on outstanding term loan balance	LIBOR plus 3.5% or BASE plus 2.5%	Same
Annual interest rate on outstanding revolving loan balance	LIBOR plus 3.5% or BASE plus 2.5%	Same
Annual facility fee rate	3.0% with a potential reduction in future periods	1.25% with a potential reduction in future periods.
Annual incentive fee rate	2.0%	0.0%
Annual commitment fee on undrawn revolving loan balance	0.50%	Same
Revolving loan commitment	$40 million	$40 million
Maximum total net leverage ratio at:
March 31, 2010 through June 29, 2010	9.00x	Replaced with first
June 30, 2010 through September 29, 2010	9.50x	lien leverage test
September 30, 2010 through March 30, 2011	9.75x
March 31, 2011 and thereafter	6.50x
Minimum fixed charge coverage ratio	None	0.90x to 1.0x
Maximum cash balance that can be deducted from total debt to calculate total net debt in the total net leverage ratio (or first lien leverage test, as applicable)	$10.0 million	$15.0 million
     As a result of the repayment of in excess of $250.0 million of the term loan outstanding under the senior credit facility, certain fees thereunder were further reduced, and we were able to achieve certain additional covenant relief.
     For further information concerning our senior credit facility, see Note 3. “Long-term Debt and Accrued Facility Fee” to our consolidated financial statements included elsewhere herein. For estimates of future principal and interest payments under our senior credit facility, see “Tabular Disclosure of Contractual Obligations as of December 31, 2009” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Series D Perpetual Preferred Stock
     The Company is authorized to issue up to 20.0 million shares of preferred stock. As of March 31, 2010, we had 1,000 shares of Series D perpetual preferred stock outstanding. The certificate of designation relating to the Series D perpetual preferred stock (the “Certificate of Designation”) provides the following:
Voting Rights
     Shares of Series D perpetual preferred stock do not have any voting rights, except with respect to amendments to the Certificate of Designation, or as otherwise required by law.
Ranking and Liquidation
     The Series D perpetual preferred stock ranks, as to dividend rights and rights on liquidation events, senior to all classes of common stock, on parity with other series or classes of preferred stock which do not expressly provide that such class or series will rank senior to the Series D perpetual preferred stock, and junior to each series or class of preferred stock which expressly provides that such class or series ranks senior to the Series D perpetual preferred stock. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series D perpetual preferred stock have a liquidation preference. The Series D perpetual preferred stock had a liquidation value of $100,000 per share for a total liquidation value of $100.0 million as of March 31, 2010.
Dividends
     The holders of the Series D perpetual preferred stock are entitled to quarterly dividends. We have deferred the cash payment of dividends thereon since October 1, 2008. As a result and in accordance with the terms of the Certificate of Designation, the dividend rate on the Series D perpetual preferred stock has increased from 15.0% per annum to 17.0% per annum, and will continue to accrue at that rate as long as at least three consecutive cash dividend payments remain unfunded.
     While any Series D perpetual preferred stock dividend payments are in arrears, we are prohibited from repurchasing, declaring and/or paying any cash dividend with respect to any equity securities having liquidation preferences equivalent to or junior in ranking to the liquidation preferences of the Series D perpetual preferred stock, including our common stock and Class A common stock.
Redemption
     The Series D perpetual preferred stock has no mandatory redemption date, but is redeemable, at our option, at any time. If redeemed prior to January 1, 2012, we would be required to pay a premium thereon as set out in the Certificate of Designation. In addition, in the event of certain changes of control, we would be required to repurchase the Series D perpetual preferred stock. Shares of Series D perpetual preferred stock may also be redeemed, at a holder’s option, on or after June 30, 2015. If the Series D perpetual preferred stock is redeemed, we are required to pay the liquidation price per share in cash plus the pro-rata accrued dividends to the date fixed for redemption.
Covenants
     The Certificate of Designation requires that we comply with certain covenants contained therein, including: (i) a limitation on restricted payments; (ii) a limitation on indebtedness; (iii) a limitation on certain liens; (iv) a limitation on asset sales; (v) a limitation on certain mergers; (vi) requirements as to the use of proceeds from asset sales; (vii) a limitation on transactions with affiliates.
Repurchase of a Portion of the Outstanding Shares of our Series D Perpetual Preferred Stock
     On April 19, 2010, we entered into an agreement (the “Exchange Agreement”) with holders of shares of our Series D perpetual preferred stock. Pursuant to the Exchange Agreement, concurrently with the completion of the offering of the original notes, we repurchased $75.59 million of Series D perpetual preferred stock, including accrued dividends, in exchange for $50.0 million in cash and 8.5 million shares of our common stock.

DESCRIPTION OF NOTES
General
     We issued the original notes and will issue the exchange notes under an Indenture (the “Indenture”), dated as of April 29, 2010, by and among us, the Subsidiary Guarantors and U.S. Bank, National Association, as trustee (the “Trustee”). The exchange notes will be identical in all material respects to the original notes, except that the exchange notes will be issued in a transaction registered under the Securities Act and are free of any obligation regarding registration, including the payment of special interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by certain dates. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms.
     We summarize below certain material provisions of the Indenture, the Notes, the Security Documents and the Intercreditor Agreement. We do not restate those provisions in their entirety. We urge you to read the Indenture, the Collateral Agreement and the Intercreditor Agreement because they define your rights. You can obtain a copies of the Indenture, a form of the Notes, the Collateral Agreement and the Intercreditor Agreement from us . Except as otherwise indicated, the following summary of the notes applies to both the original notes and the exchange notes.
     Key terms used in this section are defined under “—Certain Definitions.” When we refer in this section to:
•	the “Company,” we mean Gray Television, Inc. and not its subsidiaries; and

•	the “Notes,” we mean the original notes, the exchange notes and Additional Notes we may issue from time to time under the Indenture (and exchange notes issued in exchange therefor).
Overview of the Notes
     The Notes are senior secured obligations of the Company and rank:
•	equally in right of payment with all existing and future senior Indebtedness (including any Permitted Additional Pari Passu Secured Obligations permitted to be incurred in accordance with the Indenture) of the Company;

•	senior in right of payment to all existing and future subordinated Indebtedness of the Company;

•	effectively junior to any obligations of the Company that are secured by a Lien on the Collateral that is senior or prior to the Second Priority Liens, including the First Priority Liens securing obligations under the Senior Credit Facility referred to below, and potentially any Permitted Liens;

•	effectively senior to any obligations of the Company that are unsecured to the extent of the value of the Collateral after giving effect to the First Priority Liens, and potentially any Permitted Liens; and

•	structurally junior to any Indebtedness or Obligations of any non-guarantor Subsidiaries.
     The Notes and the obligations under the Indenture are secured by second-priority security interests in the Collateral (subject to priority and otherwise to certain exceptions and Permitted Liens). As a result, the Notes and the obligations under the Indenture are effectively (a) junior to any Indebtedness of the Company and the Subsidiary Guarantors which either is (i) secured by the First Priority Liens or (ii) secured by assets which are not part of the Collateral securing the Notes, in each case, to the extent of the value of such assets and (b) equal in rank with any Permitted Additional Pari Passu Secured Obligations. The Indebtedness Incurred under the Senior Credit Facility is and will be secured by a first-priority security interest in the Collateral. Accordingly, while the Notes rank equally in right of payment with the Indebtedness under the Senior Credit Facility and all other liabilities not expressly subordinated by their terms to the Notes, the Notes are effectively subordinated to the Indebtedness outstanding under the Senior Credit Facility to the extent of the value of the Collateral.

     As described in the unaudited condensed consolidated financial information included elsewhere in this prospectus, after giving effect to the offering of the original notes and the use of proceeds thereof, at March 31, 2010:
•	our total indebtedness (excluding intercompany indebtedness) would have been approximately $879.4 million;

•	the Company would have had approximately $879.4 million of secured indebtedness, $514.0 million of which would have been under the Senior Credit Facility ranking effectively senior to the extent of the value of the collateral securing the Senior Credit Facility and $365.0 million of which would be the Notes offered hereby; and

•	the Subsidiary Guarantors would have had approximately $879.4 million of indebtedness, including guarantees of indebtedness of $514.0 million under our Senior Credit Facility and $365.0 million of indebtedness as Subsidiary Guarantors of the Notes.
Additional Notes
     Subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness” and “—Certain Covenants—Limitation on Liens” (including the “Permitted Additional Pari Passu Secured Obligations” definition), the Company may issue additional notes (“Additional Notes”) in one or more transactions, which have substantially identical terms as the original notes and the exchange notes, except that such Additional Notes may have different CUSIP numbers, issuance dates and dates from which interest initially accrues. Holders of Additional Notes would have the right to vote together with holders of the original notes and the exchange notes as one class.
Principal, Maturity And Interest
     We issued $365.0 million of aggregate principal amount of original notes on April 29, 2010 in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on June 29, 2015.
     Interest on the Notes accrues at the rate of 10.5% per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2010, to holders of record on the immediately preceding April 15 and October 15. Interest on the Notes accrues from the most recent date on which interest has been paid or, if no interest has been paid, from April 29, 2010, the date of the original issuance of the Notes (the “Issue Date”). Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
     Principal of, premium, if any, and interest on the Notes is payable at the office or agency of the Company maintained for such purpose within the City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses as set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company’s office or agency in the City of New York is the office of the Trustee maintained for such purpose. The Notes are issuable in fully registered form, without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Subsidiary Guarantees
     Our obligations under the Notes are guaranteed, jointly and severally and fully and unconditionally, on a senior secured basis (the “Subsidiary Guarantees”) by the Subsidiary Guarantors. The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee are limited to the maximum amount as will result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. This provision may not be effective to protect the Subsidiary Guarantees from being voided under fraudulent transfer law, or may eliminate the Subsidiary Guarantor’s obligations or reduce such obligations to an amount that effectively limits the value of the Subsidiary Guarantee or effectively makes the Subsidiary Guarantee worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees. The Subsidiary Guarantees will be secured by Second Priority Liens on the Collateral, subject to certain exceptions and Permitted Collateral Liens, described below under “—Security.” The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are unconditional and absolute, irrespective of any invalidity, illegality, unenforceability of any Note or the Indenture or any extension, compromise, waiver or release in respect of any obligation of the Company or any other Subsidiary Guarantor under any Note or the Indenture, or any modification or amendment of or supplement to the Indenture.
     As of the date of this prospectus, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries,” any of our Subsidiaries may be designated as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture and will not guarantee the Notes. Claims of creditors of non-guarantor Subsidiaries, including trade creditors, and claims of minority stockholders (other than the Company and the Subsidiary Guarantors) of those subsidiaries will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company and the Subsidiary Guarantors, including holders of the Notes.
     The Indenture provides that the Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released:
     (a) in the event of a sale or other transfer (including by way of consolidation or merger) of Capital Stock in such Subsidiary Guarantor in compliance with the terms of the Indenture following which such Subsidiary Guarantor ceases to be a Subsidiary;
     (b) upon the designation of such Guarantor as an Unrestricted Subsidiary in compliance with the provisions described under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries”; or
     (c) in connection with a legal defeasance or covenant defeasance of the Indenture or upon satisfaction and discharge of the Indenture.
     Upon any release of a Subsidiary Guarantor from its Subsidiary Guarantee, such Subsidiary Guarantor will also be automatically and unconditionally released from its obligations under the Security Documents.
     The Subsidiary Guarantees are senior secured obligations of each Subsidiary Guarantor and rank:
•	equally in right of payment with all existing and future senior Indebtedness (including Permitted Additional Pari Passu Secured Obligations) of each Subsidiary Guarantor;

•	senior in right of payment to all existing and future subordinated Indebtedness of each Subsidiary Guarantor;

•	effectively junior to any obligations of each Subsidiary Guarantor that are secured by a Lien on the Collateral that is senior or prior to the Second Priority Liens, including the First Priority Liens securing obligations under the Senior Credit Facility referred to below, and potentially any Permitted Liens;

•	effectively senior to any obligations of each Subsidiary Guarantor that are unsecured to the extent of the value of the Collateral after giving effect to the First Priority Liens, and potentially any Permitted Liens; and

•	structurally junior to any Indebtedness or Obligations of any non-Subsidiary Guarantor Subsidiaries.
Security
General
     The Notes and the Company’s Obligations under the Indenture are secured by Second Priority Liens granted by the Company, the existing Subsidiary Guarantors and any future Subsidiary Guarantor on substantially all of the assets of Company and the Subsidiary Guarantors (whether now owned or hereafter arising or acquired), subject to certain exceptions, Excluded Property, Permitted Collateral Liens and encumbrances described in the Indenture and the Security Documents.
     In the security and pledge agreements, the Company and the Subsidiary Guarantors, subject to certain exceptions, have granted security interests in (collectively, excluding the Excluded Property and subject to certain limitations, the “Collateral”):
     (a) all present and future shares of Capital Stock of (or other ownership or profit interests in) each of Company’s present and future direct and indirect subsidiaries, held by the Company or a Subsidiary Guarantor;
     (b) all present and future intercompany debt owed to the Company or any Subsidiary Guarantor;
     (c) substantially all of the present and future property and assets, real and personal, of the Company and each Subsidiary Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash;
     (d) all FCC Licenses except to the extent (but only to the extent) and for so long as that at such time the Collateral Agent may not validly possess a security interest directly in the FCC License pursuant to applicable Federal law, including the Communications Act of 1934, as amended, and the rules, regulations and policies promulgated thereunder, as in effect at such time, but the Collateral will include at all times all proceeds incident or appurtenant to the FCC Licenses and all proceeds of the FCC Licenses, and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment, transfer, or other disposition of the FCC Licenses; and
     (e) all proceeds and products of the property and assets described in clauses (a), (b), and (d) above.
     The Indenture and the Security Documents exclude certain property from the Collateral (the “Excluded Property”), including (without limitation):
     (a) any rights under any lease, contract or agreement (including, without limitation, any license for intellectual property) to the extent that the granting of a security interest therein to Collateral Agent is specifically prohibited in writing by, or would constitute an event of default under or would grant a party a termination right under, any agreement governing such right, unless such prohibition is not enforceable or is otherwise ineffective under applicable law; provided that this exclusion shall in no way limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interests in and liens upon any rights or interests of the Company or Subsidiary Guarantors in or to monies due or to become due to the Company or Subsidiary Guarantor under any such lease, contract or agreement (including any receivables);
     (b) shares of margin stock;
     (c) any shares entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) of any direct or indirect Subsidiary of the Company that is a “controlled foreign corporation” in excess of sixty-six (66%) percent of all of the issued and outstanding Capital Stock in such Subsidiary;
     (d) any Capital Stock of any Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act to file separate financial statements with the Securities and Exchange Commission (or any other governmental agency), due to the fact that such Subsidiary’s Capital Stock secures the Notes or Subsidiary Guarantees; and
     (e) any FCC License to the extent excluded pursuant to clause (d) of the preceding paragraph.
     The Company is required to perfect on the Issue Date the security interests in the Collateral to the extent they can be perfected by the filing of UCC-1 financing statements or the delivery of certificates representing Capital Stock or notes representing intercompany debt. To the extent any such security interest cannot be perfected by such filing or delivery, the Company is required to use commercially reasonable efforts to have all security interests that are required by the Security Documents to be in place perfected as soon as practicable following the Issue Date, but in any event no later than 150 days after the Issue Date, except to the extent any such security interest cannot be perfected with commercially reasonable efforts or to the extent the Security Documents do not require perfection of the security interest. If the Company, or any Guarantor, were to become subject to a bankruptcy proceeding, any Liens recorded or perfected after the Issue Date would face a greater risk of being invalidated than if they had been recorded or perfected on the Issue Date. See “Risk Factors—Risks Related to the Exchange Notes.”
     Subject to the foregoing, if property that is intended to be Collateral is acquired by the Company or a Subsidiary Guarantor (including property of a Person that becomes a new Subsidiary Guarantor) that is not automatically subject to a perfected security interest under the Security Documents, then the Company or such Subsidiary Guarantor will provide a Second Priority Lien over such property (or, in the case of a new Subsidiary Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by the Indenture or the Security Documents.
     As set out in more detail below, upon an enforcement event or Insolvency or Liquidation Proceeding, proceeds from the Collateral will be applied first to satisfy First Priority Obligations and then ratably to satisfy obligations under the Notes and any Permitted Additional Pari Passu Secured Obligations. In addition, the Indenture permits the Company and the Subsidiary Guarantors to create additional Liens under specified circumstances. See the definition of “Permitted Liens.”

     The Collateral is pledged to (1) the administrative agent under the Senior Credit Facility (together with any successor, the “First Priority Representative”), on a first-priority basis, for the benefit of the First Priority Secured Parties to secure the First Priority Obligations and (2) the Collateral Agent, on a second-priority basis, for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Secured Obligations to secure the Second Lien Obligations. The Second Lien Obligations will constitute claims separate and apart from (and of a different class from) the First Priority Obligations. The Second Priority Liens will be junior and subordinate to the First Priority Liens.
Control over Collateral and Enforcement of Liens
     For a standstill period of 180 days (subject to extension for any period during which the applicable First Priority Representative has commenced and is diligently pursuing its rights and remedies in good faith against a material portion of the Collateral or an insolvency proceeding has been commenced) commencing on the date that the First Priority Representative receives notice of an Event of Default under the Indenture, the First Priority Representative will have the sole power to exercise remedies against the Collateral (subject to the right of the Collateral Agent and the Holders of Notes and holders of Permitted Additional Pari Passu Secured Obligations to take limited protective measures with respect to the Second Priority Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Collateral. Upon any sale of any Collateral in connection with any enforcement action consented to by First Priority Representative which results in the release of the Lien securing the Senior Priority Obligations on such item of Collateral, the Second Priority Lien on such item of Collateral will be automatically released.
     Proceeds realized by the First Priority Representative or the Collateral Agent from the Collateral (including proceeds of Collateral in an Insolvency or Liquidation Proceeding) will be applied:
•	first, to the First Priority Representative for application to the First Priority Obligations in accordance with the terms of the First Priority Documents, until the First Priority Obligations Payment Date;

•	second, to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Security Documents, to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture;

•	third, to amounts owing to any representative for Permitted Additional Pari Passu Secured Obligations in its capacity as such in accordance with the terms of such Permitted Additional Pari Passu Secured Obligations;

•	fourth, ratably to amounts owing to the holders of Second Lien Obligations in accordance with the terms of the Security Documents and the Indenture; and

•	fifth, to the Company and/or other persons entitled thereto.
     None of the Collateral has been appraised in connection with the offering of the Notes. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, our ability to implement our business strategy, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the Notes. In addition, the fact that the First Priority Creditors will receive proceeds from enforcement of the Collateral before Holders of the Notes, that other Persons may have First Priority Liens in respect of Collateral subject to Permitted Liens and that the Second Priority Lien held by the Collateral Agent will secure any Permitted Additional Pari Passu Secured Obligations in addition to the Obligations under the Notes and the Indenture could have a material adverse effect on the amount that Holders of the Notes would receive upon a sale or other disposition of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the Notes. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.
     If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the Notes, the Holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Company and the Subsidiary Guarantors.

     To the extent that Liens (including Permitted Liens), rights or easements granted to third parties encumber assets located on property owned by the Company or the Subsidiary Guarantors, including the Collateral, such third parties may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Collateral Agent, the Trustee or the Holders of the Notes to realize or foreclose on Collateral.
Certain Bankruptcy Limitations
     The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired (or at a minimum delayed) by bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Subsidiary Guarantor prior to the Collateral Agent’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.
     In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the Notes would be compensated (in the form of “adequate protection” or otherwise) for any delay in payment or post-petition loss of value of the Collateral.
     The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral, after taking into account the value of the first lien interest, is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of such creditors’ obligations secured by the Collateral. Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the Notes are entitled, after taking into account the value of the first lien interest, and unsecured claims with respect to such shortfall. Thus, under federal bankruptcy laws, Holders of the Notes would not be entitled to receive either (a) post-petition interest or applicable fees, costs or charges, or (b) “adequate protection” on the unsecured portion of the notes. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of undercollateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim.
Release of Liens
     The Security Documents and the Indenture provide that the Second Priority Liens securing the Subsidiary Guarantee of any Subsidiary Guarantor will be automatically released when such Subsidiary Guarantor’s Subsidiary Guarantee is released in accordance with the terms of the Indenture. In addition, the Second Priority Liens securing the Obligations under the Notes and the Indenture will be released (a) in whole, upon a legal defeasance or a covenant defeasance of the Notes as set forth below under “Defeasance,” (b) in whole, upon satisfaction and discharge of the Indenture, (c) in whole, upon payment in full of principal, interest and all other Obligations on the Notes issued under the Indenture, (d) in whole or in part, with the consent of the requisite Holders of the Notes in accordance with the provisions under “—Modifications and Amendments,” including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes and (e) in part, as to any asset constituting Collateral (A) that is sold or otherwise disposed of by the Company or any of the Subsidiary Guarantors in a transaction permitted by “—Certain Covenants—Limitation on Asset Sales” and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the Indenture and the Security Documents, if all other Liens on that asset securing the First Priority Obligations and any Permitted Additional Pari Passu Secured Obligations then secured by that asset (including all commitments thereunder) are released; (B) that is cash withdrawn from deposit accounts for any purpose not prohibited under the Indenture or the Security Documents; (C) that is Capital Stock of a Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act, due to the fact that such Subsidiary’s Capital Stock secures the Notes or Subsidiary Guarantees, to file separate financial statements with the Securities and Exchange Commission (or any other governmental agency); (D) that is used to make a Restricted Payment or Permitted Investment permitted by the Indenture; (E) that becomes Excluded Property; (F) upon any release, sale or disposition of Collateral permitted pursuant to the terms of the First Priority Documents that results in the release of the First Priority Lien on any Collateral (including without limitation any sale or other disposition pursuant to any enforcement action); provided, however, that (i) if the First Priority Lien on any Collateral is released in connection with the First Priority Obligations Payment Date (without a contemporaneous incurrence of new or replacement First Priority Obligations pursuant to a replacement First Priority Agreement permitted under the Intercreditor Agreement), the Second Priority Lien on the Common Collateral will not be required to be released (except to the extent the Collateral or any portion thereof was disposed of or otherwise transferred or used in order to repay the First Priority Obligations secured by such Collateral); or (G) that is otherwise released in accordance with, and as expressly provided for in accordance with, the Indenture, the Security Documents and the Intercreditor Agreement.
     To the extent applicable, the Company will comply with Section 313(b) of the TIA, relating to reports, and, following qualification of the Indenture under the TIA (if required), Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Until such time as we qualify the Indenture under the TIA, Section 314(d) of the TIA will not apply to the Indenture. In every instance that the Trustee or the Collateral Agent is asked to acknowledge a release, the Company shall deliver an opinion and Officer’s Certificate stating that all conditions to the release in the Indenture, the Security Documents and the Intercreditor Agreement have been satisfied. Notwithstanding anything to the contrary herein, the Company and the Subsidiary Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of outside counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from liens under such indenture in the ordinary course of business without requiring the issuer to provide certificates and other documents under Section 314(d) of the TIA. In addition, under interpretations provided by the SEC, to the extent that a release of a lien is made without the need for consent by the noteholders or the trustee, the provisions of Section 314(d) may be inapplicable to the release.
Intercreditor Agreement
     The Company, the Subsidiary Guarantors, the Collateral Agent and the First Priority Representative have entered into the Intercreditor Agreement, which establishes the second-priority status of the Second Priority Liens relative to the First Priority Liens. In addition to the provisions described above with respect to control of remedies and release of Collateral, the Intercreditor Agreement also imposes certain other restrictions and agreements, including the restrictions and agreements described below.
•	Pursuant to the Intercreditor Agreement, the Collateral Agent, the Trustee, the Holders of the Notes and the holders of any Permitted Additional Pari Passu Secured Obligations agree that the First Priority Representative and the other First Priority Secured Parties have no duties to them in respect of the maintenance or preservation of the Collateral. The First Priority Representative has agreed in the Intercreditor Agreement to hold, until the First Priority Obligations Payment Date, certain possessory collateral also for the benefit of the Trustee, the Collateral Agent and the holders of the Second Lien Obligations.

•	In addition, the Collateral Agent, the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Secured Obligations have agreed to not institute any suit or other proceeding or assert in any suit, insolvency proceeding or other proceeding any claim against any First Priority Secured Party seeking damages from or other relief by way of specific performance, injunction or otherwise, with respect to, and no First Priority Secured Party shall be liable for, any action taken or omitted to be taken by any First Priority Secured Party with respect to, the Collateral or pursuant to the First Priority Documents. They further agree not to seek, and waive, any right to have the Collateral marshalled upon disposition or other foreclosure.

•	The Intercreditor Agreement provides for the right of the Collateral Agent and the holders of Second Lien Obligations to exercise rights and remedies as unsecured creditors against the Company or any Subsidiary Guarantor, subject to certain terms, conditions, waivers and limitations as more fully set forth in the Intercreditor Agreement.

•	Pursuant to the Intercreditor Agreement, the Collateral Agent, for itself and on behalf of the Holders of the Notes and the holders of any Permitted Additional Pari Passu Secured Obligations, irrevocably appoints the First Priority Representative and any officer or agent of the First Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place of the Collateral Agent or in the First Priority Representative’s own name, from time to time in the First Priority Representative’s sole discretion, for the purpose of carrying out the terms of the releases of the Second Priority Liens as permitted thereby, including releases upon sales due to enforcement of remedies or otherwise provided for in the Intercreditor Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of such section of the Intercreditor Agreement, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer.

•	Notwithstanding anything to the contrary contained in any agreement or filing to which any Second Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, notwithstanding any provision of the Uniform Commercial Code or any applicable law or any First Priority Document or Second Priority Document or any other circumstance whatsoever, the First Priority Liens will rank senior to any Second Priority Liens on the Collateral. The Collateral for the First Priority Liens, the Second Priority Liens and the Permitted Additional Pari Passu Secured Obligations is intended at all times to be the same; provided that the Excluded Property identified in clause (d) of the definition of Excluded Property may secure the First Lien Obligations.

•	Any amendment, waiver or consent in respect of any First Priority Security Documents shall automatically apply to any comparable provision of the Security Documents (subject to certain exceptions).

•	The Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Secured Obligations agree that (i) in certain circumstances the holders under the Senior Credit Facility are required by the terms thereof to be repaid with proceeds of dispositions of Collateral prior to repayment of the Second Lien Obligations and (ii) they will not accept payments from such dispositions of Collateral until applied to repayment of the Senior Credit Facility as so required. The First Priority Representative acknowledges that, except as otherwise set forth in the Intercreditor Agreement, nothing in the Intercreditor Agreement shall prohibit the receipt by the Second Priority Representative or any Holders of Notes of required payments under the Indenture so long as (x) such receipt is not the direct or indirect result of the exercise by the Second Priority Representative or any second priority creditors of rights or remedies as a secured creditor (including set-off or recoupment) or enforcement of any Lien held by any of them or (y) such payment or receipt of such payment is not otherwise in contravention of the Intercreditor Agreement or any First Priority Document. The Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Secured Obligations agree that if they receive payments at any time from the Collateral in violation of the Intercreditor Agreement, they will promptly turn such payments over to the First Priority Representative.
     In addition, if the Company or any Subsidiary Guarantor is subject to any Insolvency or Liquidation Proceeding, the Collateral Agent, on behalf of the Holders and the holders of any Permitted Additional Pari Passu Secured Obligations, agrees, among other things, that:
•	it will not object to or otherwise contest (and, as necessary, will consent to) the Company’s or such Subsidiary Guarantor’s use of cash collateral if the First Lien Obligation holders consent (or do not object) to such usage;

•	if the First Lien Obligation holders consent to a DIP financing, the Collateral Agent, on behalf of the holders of the Second Lien Obligations, will be deemed to have consented to, and will not object to, such DIP financing and to the priming of their Liens in connection therewith in the event that the Liens in favor of the First Lien Obligation holders are primed in connection with such DIP financing, so long as the maximum principal amount of indebtedness that may be outstanding from time to time under such DIP financing plus the aggregate principal amount of First Priority Obligations shall not exceed an aggregate amount equal to $40.0 million in excess of the Maximum First Priority Indebtedness amount;

•	none of them shall object, contest, or support any other person objecting to or contesting, (a) any request by the First Priority Representative or the other First Priority Secured Parties for adequate protection or any adequate protection provided to the First Priority Representative or the other First Priority Secured Parties or (b) any objection by the First Priority Representative or any other First Priority Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the First Priority Representative or any other First Priority Secured Party; provided that under certain circumstances (i) if the First Priority Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral (with replacement liens on such additional collateral) and/or superpriority claims in connection with any DIP financing or use of cash collateral, and the First Priority Representative does not file an objection to the adequate protection being provided to them, then in connection with any such DIP financing or use of cash collateral the Second Priority Representative, on behalf of itself and any of the Second Priority Secured Parties, may seek or accept adequate protection consisting (as applicable) of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the First Priority Obligations and such DIP financing on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the First Priority Obligations under this Agreement and/or (y) superpriority claims junior in all respects to the superpriority claims granted to the First Priority Secured Parties, subject to certain limitations set forth in the Intercreditor Agreement;

•	none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Collateral, without the prior written consent of the First Priority Representative;

•	they will not oppose any sale or other disposition of the Collateral consented to by the First Lien Obligation holders and shall be deemed to have consented to under Section 373 of the Bankruptcy Code and released the Liens securing the Second Lien Obligations; provided that the Liens of the Second Priority Secured Parties attach to the proceeds of such sale to the same extent and junior priority as such Liens have with respect to the Collateral; and

•	no Second Priority Secured Party shall support or vote in favor of any plan of reorganization (and each shall be deemed to have voted to reject any plan of reorganization) unless such plan (a) pays off, in cash in full, all First Priority Obligations or (b) is accepted by the class of holders of First Priority Obligations voting thereon in accordance with Bankruptcy Code § 1126 and is supported by the First Priority Representative.
No Impairment of the Security Interests
     Neither the Company nor any of the Subsidiary Guarantors are permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes.
Further Assurances
     Subject to the limitations described above under “—Security—General,” the Security Documents and the Indenture provide that the Company and the Subsidiary Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such farther acts as may be necessary or proper to evidence, perfect, maintain and enforce the Second Priority Lien in the Collateral granted to the Collateral Agent and the priority thereof, and to otherwise effectuate the provisions or purposes of the Indenture and the Security Documents.
Redemption
     Optional Redemption. Except as described below, the Notes are not redeemable at our option prior to November 1, 2012. On and after such date, the Notes will be subject to redemption at our option, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus accrued and unpaid interest to the date fixed for redemption, if redeemed during the period beginning on the dates indicated below:

Year	Percentage
November 1, 2012	107.875%
May 1, 2013	105.250%
May 1, 2014 and thereafter	100.000%

     Notwithstanding the foregoing, at any time prior to November 1, 2012, we may, at our option, use the net proceeds of one or more Public Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes, if any) originally issued, at a redemption price equal to 110.500% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption; provided, however, that at least 65% of the aggregate principal amount of the Notes (including Additional Notes, if any) originally issued remains outstanding immediately after any such redemption.
     At any time prior to November 1, 2012, the Notes may be redeemed as a whole but not in part at the option of the Company, upon not less than 30 or more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount thereof plus the Make Whole Premium as of, and accrued but unpaid interest, if any, to, the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.
     “Make Whole Premium” means with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess of (A) the present value of (1) the redemption price of such Note at November 1, 2012 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through November 1, 2012, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.
     “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from the redemption date to November 1, 2012; provided, however, that if the period from the redemption date to November 1, 2012 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
     Selection and Notice. If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee, on behalf of the Company, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange by the Trustee, on behalf of the Company, on a pro rata basis, by lot or by any other method as the Trustee shall deem fair and appropriate; provided that a redemption pursuant to the provisions relating to Public Equity Offerings will be on a pro rata basis. Notes redeemed in part shall only be redeemed in integral multiples of $1,000. Notices of any redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder’s registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed, and the Trustee shall authenticate and deliver to the holder of the original Note a new Note in principal amount equal to the unredeemed portion of the original Note promptly after the original Note has been cancelled. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.
Change of Control
     In the event of a Change of Control (as defined herein), the Company will make an offer to purchase all of the then outstanding Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase, in accordance with the terms set forth below (a “Change of Control Offer”).
     Within 30 days after any Change of Control, we will mail to each holder of Notes at such holder’s registered address a notice stating: (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase (the “Change of Control Purchase Date”), which shall be a Business Day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest as of the Change of Control Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept a Change of Control Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

     On the Change of Control Purchase Date, we will (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Change of Control Purchase Date, and (iii) deliver or cause to be delivered to the Trustee for cancellation all Notes tendered pursuant to the Change of Control Offer. The Paying Agent shall promptly deliver to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon to the Change of Control Purchase Date, and the Trustee shall promptly authenticate and deliver to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part for any reason consistent with the Indenture shall be promptly returned to the holder of such Note. On and after a Change of Control Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. We will announce the results of the Change of Control Offer to holders of the Notes on or as soon as practicable after the Change of Control Purchase Date.
     We will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer.
     The Change of Control provision will not require us to make a Change of Control Offer upon the consummation of any transaction contemplated by clause (b) of the definition of Change of Control if the party that will own, directly or indirectly, more than 50% of the Voting Stock of the Company as a result of such transaction is J. Mack Robinson, Robert S. Prather, Jr. or certain other persons, entities or groups affiliated with or controlled by either of them. See “—Certain Definitions—Permitted Holders.” J. Mack Robinson and Robert S. Prather are directors of the Company. As a result of the definition of Permitted Holders, a concentration of control in the hands of Permitted Holders would not give rise to a situation where holders could have their Notes repurchased pursuant to a Change of Control Offer. As of April 16, 2010, Mr. Robinson was the beneficial owner of approximately 39% of the outstanding Voting Stock.
     The Change of Control provision and the other covenants that limit the ability of the Company to incur debt may not necessarily afford holders protection in the event of a highly leveraged transaction, such as a reorganization, merger or similar transaction involving the Company that may adversely affect holders, because such transactions may not involve a concentration in voting power or beneficial ownership, or, if there were such a concentration, may not involve a concentration of the magnitude required under the definition of Change of Control.
     With respect to the sale of “substantially all” the assets of the Company, which would constitute a Change of Control for purposes of the Indenture, the meaning of the phrase “substantially all” varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “substantially all” of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the Notes should be subject to a Change of Control Offer. Further, Change of Control will be defined in the Indenture to include any transaction as a result of which individuals who constitute a majority of the board of directors of the Company together with directors approved by such directors or by the Permitted Holders cease for any reasons to constitute a majority of directors. See “—Certain Definitions.” In a recent decision, the Chancery Court of Delaware raised the possibility that a change of control as a result of a failure to have “continuing directors” comprising a majority of the board of directors may be unenforceable on public policy grounds. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a Change of Control has occurred and whether the Company is required to make a Change of Control Offer following a transaction that results in such a change in the board of directors of the Company.
Certain Covenants
     Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for (“incur”) any Indebtedness (including Acquired Debt) if, immediately after giving pro forma effect to such incurrence and the application of the proceeds thereof, the Debt to Operating Cash Flow Ratio of the Company and its Restricted Subsidiaries is more than 7.0 to 1.0.

     The foregoing limitations will not apply to the incurrence of any of the following (collectively, “Permitted Indebtedness”):
     (i) Indebtedness of the Company incurred under Senior Credit Facilities in an aggregate principal amount at any time outstanding not to exceed the sum of (x) $516.0 million and (y) $75.0 million of extensions of credit under revolving facilities under Senior Credit Facilities, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay any term loans thereunder or to repay revolving loans thereunder and effect a corresponding commitment reduction thereunder pursuant to and in accordance with the covenant described under “—Certain Covenants—Limitation on Asset Sales”;
     (ii) Indebtedness of any Subsidiary Guarantor consisting of a guarantee of Indebtedness of the Company under the Senior Credit Facility;
     (iii) Indebtedness of the Company represented by (a) the Notes issued on the Issue Date and exchange notes issued therefor and (b) Indebtedness of any Subsidiary Guarantor represented by a Subsidiary Guarantee in respect therefor or in respect of Additional Notes incurred in accordance with the Indenture;
     (iv) Indebtedness owed by any Subsidiary Guarantor to the Company or to another Subsidiary Guarantor, or owed by the Company to any Subsidiary Guarantor; provided that any such Indebtedness shall be held by a Person which is either the Company or a Subsidiary Guarantor; and provided, further, that an incurrence of additional Indebtedness which is not permitted under this clause (iv) shall be deemed to have occurred upon either (a) the transfer or other disposition of any such Indebtedness to a Person other than the Company or another Subsidiary Guarantor or (b) the sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of any such Subsidiary Guarantor to a Person other than the Company or another Subsidiary Guarantor such that such Subsidiary Guarantor ceases to be a Subsidiary Guarantor;
     (v) Indebtedness of any Subsidiary Guarantor consisting of guarantees of any Indebtedness of the Company or another Subsidiary Guarantor which Indebtedness of the Company or another Subsidiary Guarantor has been incurred in accordance with the provisions of the Indenture;
     (vi) Indebtedness arising with respect to Interest Rate Agreement Obligations incurred for the purpose of hedging interest rate risk with respect to any Indebtedness (and not for speculative purposes) that is permitted by the terms of the Indenture to be outstanding; provided, however, that the notional principal amount of such Interest Rate Agreement Obligation does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreement Obligation relates;
     (vii) Permitted Purchase Money Indebtedness, Capital Lease Obligations and mortgage financings so long as the aggregate amount of all such Permitted Purchase Money Indebtedness, Capital Lease Obligations and mortgage financings does not exceed $15.0 million at any one time outstanding;
     (viii) Acquisition Debt of an Issuer or a Restricted Subsidiary if (w) such Acquisition Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by the Company or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from the Company to the Trustee (an “Incurrence Notice”) within ten days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by the Company or such Restricted Subsidiary, which notice shall be executed on the Company’s behalf by the chief financial officer of the Company in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition or LMA, as the case may be, described in such Incurrence Notice, the Company or such Restricted Subsidiary could have incurred such Acquisition Debt under the Indenture as of the date upon which the Company delivers such Incurrence Notice to the Trustee and (z) such Acquisition Debt is utilized solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice (including to repay or refinance Indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses);
     (ix) Refinancing Indebtedness in respect of Indebtedness permitted by the first paragraph of this covenant, clause (iii) above, clause (viii) above, this clause (ix) or clause (x) below;
     (x) Indebtedness of the Company or any Subsidiary Guarantor existing on the Issue Date;

     (xi) Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets;
     (xii) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
     (xiii) Obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;
     (xiv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from customary cash management services or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
     (xv) unsecured Indebtedness of the Company owing to any then existing or former director, officer or employee of the Company or any of its Restricted Subsidiaries or their respective assigns, estates, heirs or their current or former spouses for the repurchase, redemption or other acquisition or retirement for value of any Capital Stock held by them that would have otherwise been permitted pursuant to clause (vii) of the second paragraph of the covenant described above under the caption “—Limitation on Restricted Payments”;
     (xvi) Indebtedness of the Company or any Subsidiary Guarantor incurred to finance the redemption, repurchase or other repayment of the Company’s Series D perpetual preferred stock outstanding after giving effect to the transactions contemplated by the Offering Memorandum, dated April 21, 2010, relating to the offering of the original notes (the “Offering Memorandum”) (including the use of proceeds of the Notes), in an aggregate principal amount not to exceed an amount equal to 100% of the fair market value (measured on the basis of its then-current market price) of Capital Stock of the Company (other than Disqualified Stock) issued prior to or concurrently with the incurrence of such Indebtedness which was issued or the proceeds of which was used in connection with the redemption, repurchase or other repayment of Series D perpetual preferred stock outstanding on the Issue Date after giving effect to the transactions contemplated by the Offering Memorandum; provided that immediately after giving pro forma effect to such incurrence and the application of the proceeds thereof, the Debt to Operating Cash Flow Ratio of the Company and its Restricted Subsidiaries is not more than 7.5 to 1.0; provided further that the proceeds of any such Capital Stock issuance shall not increase the amount available under clause (iii) under “— Limitation on Restricted Payments”; and
     (xvii) Indebtedness of the Company and its Restricted Subsidiaries in addition to that described in clauses (i) through (xvi) above, and any renewals, extensions, substitutions, refundings, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (xvi) does not exceed $15.0 million at any one time outstanding.
     For purposes of determining compliance with this covenant:
     (1) In the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted pursuant to clauses (i) through (xvii) above, the Company shall, in its sole discretion, be permitted to classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such items of Indebtedness in any manner that would comply with this covenant at the time of such reclassification;
     (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;
     (3) In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; and
     (4) Accrual of interest (including interest paid-in-kind) and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Notwithstanding any other provision of this covenant:
     (1) The maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies; and
     (2) Indebtedness incurred pursuant to the Senior Credit Facility prior to or on the date of the Indenture shall be treated as incurred pursuant to clause (i) of the first paragraph of this covenant.
     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless at the time of and immediately after giving effect to the proposed Restricted Payment (with the value of any such Restricted Payment, if other than cash, to be determined by the Board of Directors of the Company in good faith and which determination shall be conclusive and evidenced by a board resolution),
     (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof,
     (ii) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under “—Limitation on Incurrence of Indebtedness,” and
     (iii) the aggregate amount of all Restricted Payments made after the Issue Date shall not exceed the sum of (without duplication):
     (a) an amount equal to the Company’s Cumulative Operating Cash Flow less 1.4 times the Company’s Cumulative Consolidated Interest Expense, plus
     (b) the aggregate amount of all net cash proceeds received after the Issue Date by the Company from (x) the issuance and sale (other than to a Subsidiary of the Company) of Capital Stock of the Company (other than Disqualified Stock) to the extent that such proceeds are not used to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Company or any Subsidiary of the Company pursuant to clause (ii) of the next paragraph or (y) Indebtedness of the Company issued since the Issue Date (other than to Subsidiaries) that have been converted into Capital Stock of the Company (other than Disqualified Stock), plus
     (c) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, 100% of the fair market value of such Subsidiary as of the date of such redesignation, plus
     (d) the aggregate amount returned in cash with respect of Investments (other than Permitted Investments) made after the Issue Date whether through interest payments, principal payments, dividends or other distributions, plus
     (e) in the case of the disposition or repayment of any Investment for cash, which Investment constituted a Restricted Payment made after the Issue Date, an amount equal to the return of capital with respect to such Investment, reduced (but not below zero) by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Company or such Restricted Subsidiary in respect of such disposition.
     The foregoing provisions will not prohibit, so long as there is no Default or Event of Default continuing, the following actions (collectively, “Permitted Payments”):
     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such payment would have been permitted under the Indenture;
     (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Capital Stock or any Indebtedness of the Company in exchange for, or out of the proceeds of the sale (other than to a Subsidiary of the Company), within six months prior to the consummation of such redemption, repurchase, retirement, defeasance or other such acquisition of any Capital Stock or Indebtedness of the Company, of Capital Stock of the Company (other than any Disqualified Stock);

     (iii) the repurchase, redemption or other repayment of any Subordinated Debt of the Company or a Subsidiary Guarantor in exchange for, by conversion into or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Subordinated Debt of the Company or such Subsidiary Guarantor with a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of the Subordinated Debt repurchased, redeemed or repaid;
     (iv) Restricted Investments received as consideration in connection with an Asset Sale made in compliance with the Indenture;
     (v) the making of a Restricted Investment out of the proceeds of the sale (other than to a Subsidiary of the Company) within one year prior to the making of such Restricted Investment of Capital Stock of the Company (other than any Disqualified Stock);
     (vi) the payment of any dividend or distribution by a Subsidiary that is a Qualified Joint Venture to the holders of its Capital Stock on a pro rata basis;
     (vii) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company to effect the repurchase, redemption, acquisition or retirement of Capital Stock that is held by any member or former member of the Company’s (or any Subsidiary’s) management, or by any of its respective directors, employees or consultants; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed the sum of $1.0 million in any calendar year (with unused amounts in any calendar year being available to be so utilized in succeeding calendar years);
     (viii) repurchases of Capital Stock of the Company deemed to occur upon the exercise of stock options;
     (ix) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger, or transfer of assets that complies with the provision of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;
     (x) Restricted Payments consisting of the redemption, repurchase or other repayment of a portion of the Company’s Series D perpetual preferred stock as set forth under “Use of Proceeds” in connection with the transactions contemplated by the Offering Memorandum;
     (xi) Restricted Payments using the proceeds of Indebtedness incurred under clause (xvi) of the second paragraph under “—Limitation on Incurrence of Indebtedness” used to fund the redemption, repurchase or other repayment of the Company’s Series D perpetual preferred stock outstanding on the Issue Date after giving effect to the transactions contemplated by the Offering Memorandum; provided that immediately after giving pro forma effect to such Restricted Payment, the Debt to Operating Cash Flow Ratio of the Company and its Restricted Subsidiaries is not more than 7.5 to 1.0; and
     (xii) other Restricted Payments not to exceed $10.0 million in the aggregate.
     In computing the amount of Restricted Payments for purposes of clause (iii) of the second preceding paragraph, Restricted Payments made under clauses (i), (v), (vii), (ix) and (xi) of the preceding paragraph shall be included and Restricted Payments made under clauses (ii), (iii), (iv), (vi), (viii), (x) and (xii) of the preceding paragraph shall not be included.
     Limitation on Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (determined by the Board of Directors of the Company in good faith, which determination shall be evidenced by a board resolution) of the assets or other property sold or disposed of in the Asset Sale, (ii) at least 75% of such consideration is in the form of cash or Cash Equivalents or assets used or useful in the business of the Company and (iii) if such Asset Sale involves the disposition of Collateral, the Company or such Restricted Subsidiary has complied with the provisions of the Indenture and the Security Documents; provided that for purposes of this covenant “cash” shall include the amount of any liabilities (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) of the Company or such Subsidiary (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or other property in such Asset Sale (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption is effected on a basis under which there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities.

     Notwithstanding clause (ii) above, (a) all or a portion of the consideration for any such Asset Sale may consist of all or substantially all of the assets or a majority of the Voting Stock of an existing television business, franchise or station (whether existing as a separate entity, subsidiary, division, unit or otherwise) or any business directly related thereto and (b) the Company may, and may permit its Subsidiaries to, issue shares of Capital Stock in a Qualified Joint Venture to a Qualified Joint Venture Partner without regard to clause (ii) above; provided that, in the case of any of (a) or (b) of this sentence after giving effect to any such Asset Sale and related acquisition of assets or Voting Stock, (x) no Default or Event of Default shall have occurred or be continuing; and (y) the Net Proceeds of any such Asset Sale, if any, are applied in accordance with this covenant.
     Within 360 days after any Asset Sale (or such shorter period as the Company in its sole election may determine), the Company may elect to apply or cause to be applied the Net Proceeds from such Asset Sale to (a) repay First Lien Obligations, (b) make an investment in, or acquire assets directly related to, the business of the Company and its Subsidiaries existing on the Issue Date; provided that if such Net Cash Proceeds are received in respect of Collateral, such assets are pledged as Collateral under the Security Documents and/or (c) to make capital expenditures in or that is used or useful in the business or to make capital expenditures for maintenance, repair or improvement of existing assets in accordance with the terms of the Indenture. Any Net Proceeds from an Asset Sale not applied or invested as provided in the first sentence of this paragraph within 360 days (or such shorter period as the Company in its sole election may determine) of such Asset Sale will be deemed to constitute “Excess Proceeds” on the 361st day after such Asset Sale.
     As soon as practical, but in no event later than 20 Business Days after any date (an “Asset Sale Offer Trigger Date”) that the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall commence an offer to purchase to all Holders of Notes (an “Asset Sale Offer”) at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase and (x) in the case of Net Proceeds from Collateral, to the holders of any other Permitted Additional Pari Passu Secured Obligations containing provisions similar to those set forth in the Indenture with respect to asset sales or (y) in the case of any other Net Proceeds, to all holders of other Indebtedness ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to asset sales, in each case, equal to the Excess Proceeds. If the aggregate principal amount of Notes and other Permitted Additional Pari Passu Secured Obligations (in the case of Net Proceeds from Collateral) or Notes and other pari passu debt (in the case of any other Net Proceeds) tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Company or its agent shall select the other Permitted Additional Pari Passu Secured Obligations or other pari passu debt, as the case may be, to be purchased on a pro rata basis. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero. To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, the Company may use the remaining amount for general corporate purposes and such amount shall no longer constitute Excess Proceeds.
     In connection with an Asset Sale Offer, the Company shall mail to each holder of Notes at such holder’s registered address a notice stating: (i) that an Asset Sale Offer Trigger Date has occurred and that the Company is offering to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds (and identifying other Indebtedness, if any, that is entitled to participate pro rata in the Offer), at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (the “Asset Sale Offer Purchase Date”), which shall be a Business Day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest as of the Asset Sale Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Asset Sale Offer, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept an Asset Sale Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.
     On the Asset Sale Offer Purchase Date, the Company will (i) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer that can be purchased out of Excess Proceeds from such Asset Sale, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Asset Sale Offer Purchase Date, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Asset Sale Offer. If less than all Notes tendered pursuant to the Asset Sale Offer are accepted for payment by the Company for any reason consistent with the Indenture, selection of the Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. On and after an Asset Sale Offer Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Asset Sale Offer to holders of the Notes on or as soon as practicable after the Asset Sale Offer Purchase Date.
     The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the Asset Sale Offer provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Asset Sale Offer provisions of the Indenture by virtue of such compliance.
     The Senior Credit Facility limits the Company from purchasing any Notes, and also provides that certain asset sale events with respect to the Company would constitute a default under the Senior Credit Facility. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale generating Excess Proceeds occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.
     Events of Loss. In the event of an Event of Loss resulting in Net Loss Proceeds in excess of $5.0 million, the Company or the affected Restricted Subsidiary of the Company, as the case may be, may (and to the extent required pursuant to the terms of any lease encumbered by a mortgage shall) apply the Net Loss Proceeds from such Event of Loss to (i) repay First Lien Obligations and/or (ii) the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss (the “Subject Property”), with no concurrent obligation to offer to purchase any of the Notes; provided, however, that the Company delivers to the Trustee within 90 days of such Event of Loss an Officer’s Certificate certifying that the Company has applied (or will apply after receipt of any anticipated insurance or similar proceeds) the Net Loss Proceeds or other sources in accordance with this sentence.
     Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this covenant will be deemed “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $10.0 million, the Company will make an offer (an “Event of Loss Offer”) to all Holders and to the holders of any other Permitted Additional Pari Passu Secured Obligations containing provisions similar to those set forth in the Indenture with respect to events of loss to purchase or repurchase the Notes and such other Permitted Additional Pari Passu Secured Obligations with the proceeds from the Event of Loss in an amount equal to the maximum principal amount of Notes and such other Permitted Additional Pari Passu Secured Obligations that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest if any, to the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the Indenture and the Security Documents and such remaining amount shall not be added to any subsequent Excess Loss Proceeds for any purpose under the Indenture; provided that any remaining Excess Loss Proceeds shall remain subject to the Lien of the Security Documents. If the aggregate principal amount of Notes and other Permitted Additional Pari Passu Secured Obligations tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the Trustee will select the Notes and the Company or its agent shall select such other Permitted Additional Pari Passu Secured Obligations to be purchased on a pro rata basis based on the principal amount tendered.
     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the offer to repurchase the Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the Event of Loss provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Event of Loss provisions of the Indenture by virtue of such compliance.
     Limitation on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to the Collateral except Permitted Collateral Liens. Subject to the immediately preceding sentence, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than the Collateral without securing the Notes and all other amounts due under the Indenture and the Security Documents (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary of the Company on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company, (ii) make loans or advances to the Company or any other Restricted Subsidiary of the Company, or (iii) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company (collectively, “Payment Restrictions”), except for such encumbrances or restrictions existing on the Issue Date or otherwise existing under or by reason of (a) the Senior Credit Facility as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided that such amendments, restatements, renewals, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility immediately prior to any such amendment, restatement, renewal, replacement or refinancing, (b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of an Acquired Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with such acquisition); provided that such restriction is not applicable to any Person, or the properties or assets of any Person, other than the Acquired Person, (d) customary non-assignment provisions in leases entered into in the ordinary course of business, (e) purchase money Indebtedness for property acquired in the ordinary course of business that only impose restrictions on the property so acquired (and proceeds generated therefrom), (f) an agreement for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary; provided that such restriction is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted under the covenant described under “—Limitation on Asset Sales”; and provided further that such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement through a termination date not later than 365 days after such execution and delivery, and (g) Refinancing Indebtedness permitted under the Indenture; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing.
     Limitation on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company or any beneficial owner of ten percent or more of any class of Capital Stock of the Company or any Restricted Subsidiary unless:
     (i) such transaction or series of transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would reasonably be expected to be available in a comparable transaction in arm’s-length dealings with an unrelated third party, and
     (ii) (a) with respect to any transaction or series of transactions involving aggregate payments in excess of $5.0 million, the Company delivers an officers certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Company (and approved by a majority of the Independent Directors or, in the event there is only one Independent Director, by such Independent Director), and (b) with respect to any transaction or series of transactions involving aggregate payments in excess of $10.0 million, the Company delivers to the Trustee an opinion to the effect that such transaction or series of transactions is fair to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing or nationally recognized accounting firm or appraisal firm.
     Notwithstanding the foregoing, this provision will not apply to (i) employment agreements or compensation or employee benefit arrangements or indemnification agreements or similar arrangements with any officer, director or employee of the Company entered into in the ordinary course of business (including customary benefits thereunder), (ii) any transaction entered into by or among the Company or any Restricted Subsidiary and one or more Restricted Subsidiaries, (iii) transactions pursuant to agreements existing on the Issue Date and (iv) Restricted Payments and Permitted Investments.
     Limitation on Creation of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other person that is a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

     “Unrestricted Subsidiary” means:
     (1) any Subsidiary designated as such by the Board of Directors of the Company as set forth below; and
     (2) any Subsidiary of an Unrestricted Subsidiary.
     The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company; provided that either:
     (x) the Subsidiary to be so designated has total assets of $1,000 or less; or
     (y) immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph under the “—Limitation on Incurrence of Indebtedness” covenant, and provided further that the Company could make a Restricted Payment or Permitted Investment in an amount equal to the fair market value as determined in good faith by the Board of Directors of such Subsidiary pursuant to the “—Limitation on Restricted Payments” covenant and such amount is thereafter treated as a Restricted Payment or Permitted Investment for the purpose of calculating the amount available in connection with such covenant.
     An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Indebtedness of such Unrestricted Subsidiary could be Incurred under the “—Limitation on Incurrence of Indebtedness” covenant and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the “—Limitation on Liens” covenant.
     Future Subsidiary Guarantors. The Indenture provides that the Company shall cause each Restricted Subsidiary of the Company (other than any Foreign Subsidiary) formed or acquired after the Issue Date that (i) has assets in excess of $1.0 million or (ii) directly or indirectly assumes, becomes a borrower under, guarantees or in any other manner become liable with respect to any Indebtedness of the Company under the Senior Credit Facility to issue a Subsidiary Guarantee and execute and deliver an indenture supplemental to the Indenture as a Subsidiary Guarantor. The Obligations under the Notes, the Note Guarantees and the Indenture and any Permitted Additional Pari Passu Secured Obligations of any Person that is or becomes a Subsidiary Guarantor after the Issue Date will be secured equally and ratably by a Second Priority Lien in the Collateral granted to the Collateral Agent for the benefit of the Holders of the Notes and the holders of Permitted Additional Pari Passu Secured Obligations. Such Subsidiary Guarantor will enter into a joinder agreement to the applicable Security Documents defining the terms of the security interests that secure payment and performance when due of the Notes and take all actions advisable in the opinion of the Company, as set forth in an Officers’ Certificate accompanied by an opinion of counsel to the Company to cause the Second Priority Liens created by the Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in the jurisdictions of incorporation or formation of the Company and the Subsidiary Guarantors.
     Provision of Financial Statements. The Indenture provides that, whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC, so long as the Notes are outstanding, the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) if the Company were so subject, and such documents shall be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in the event the filing such documents by the Company with the SEC is prohibited under the Exchange Act, (i) within 15 days of each Required Filing Date, (a) transmit by mail to all holders of Notes, as their names and addresses appear in the Note register, without cost to such holders and (b) file with the Trustee copies of the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company’s cost.
     Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its agreements under this covenant for purposes of clause (iii) under “—Events of Default” until 90 days after the date any report hereunder is required to be filed with the SEC (or posted in the Company’s website) pursuant to this covenant.
     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in the City of New York; (iii) maintenance of corporate existence; (iv) payment of taxes and other claims; (v) maintenance of properties; and (vi) maintenance of insurance.
Merger, Consolidation and Sale of Assets

     The Indenture provides that the Company shall not consolidate or merge with or into (whether or not the Company is the Surviving Person), or, directly or indirectly through one or more Restricted Subsidiaries, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person or Persons unless (i) the Surviving Person is a corporation or limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation; (ii) the Surviving Person (if other than the Company) assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) the Surviving Person causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Surviving Person; (v) the Collateral owned by or transferred to the Surviving Person shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Collateral Liens; (vi) the property and assets of the Person which is merged or consolidated with or into the Surviving Person, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Surviving Person shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture; and (vii) at the time of such transaction and after giving pro forma effect thereto (other than a merger with a wholly-owned Subsidiary or for purposes of reincorporating into another state), the Surviving Person would (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness” or (b) have a lower Debt to Operating Cash Flow Ratio immediately after the transaction than the Company’s Debt to Operating Cash Flow Ratio immediately prior to the transaction.
     In the event of any transaction (other than a lease of all or substantially all assets) described in the immediately preceding paragraph in which the Company is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company would be discharged from its obligations under the Indenture and the Notes; provided that solely for the purpose of calculating amounts described in clause (iii) under “—Certain Covenants—Limitation on Restricted Payments,” any such Surviving Person shall only be deemed to have succeeded to and be substituted for the Company with respect to the period subsequent to the effective time of such transaction (and the Company (before giving effect to such transaction) shall be deemed to be the “Company” for such purposes for all prior periods).
Events of Default
     The Indenture provides that each of the following constitutes an Event of Default:
     (i) a default for 30 days in the payment when due of interest on any Note;
     (ii) a default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional or mandatory redemption, required repurchase or otherwise;
     (iii) failure to perform or comply with any covenant, agreement or warranty in the Indenture (other than the defaults specified in clauses (i) and (ii) above) which failure continues for 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes;
     (iv) the occurrence of one or more defaults under any agreements, indentures or instruments under which the Company or any Restricted Subsidiary of the Company then has outstanding Indebtedness in excess of $10.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;
     (v) except as permitted by the Indenture, any Subsidiary Guarantee shall for any reason cease to be, or be asserted in writing by any Subsidiary Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;
     (vi) one or more judgments, orders or decrees for the payment of money in excess of $10.0 million, either individually or in the aggregate shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and which judgments, orders or decrees are not paid, discharged, bonded or stayed for a period of 60 days after their entry;
     (vii) any holder or holders of at least $10.0 million in aggregate principal amount of Indebtedness of the Company or any Restricted Subsidiary of the Company after a default under such Indebtedness (a) shall notify the Company or the Trustee of the intended sale or disposition of any assets of the Company or any Restricted Subsidiary of the Company with an aggregate fair market value (as determined in good faith by the Company’s Board of Directors, which determination shall be evidenced by a board resolution), individually or in the aggregate, of at least $10.0 million that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or (b) shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness, or to collect on, seize, dispose of or apply in satisfaction of such Indebtedness, such assets of the Company or any Restricted Subsidiary of the Company (including funds on deposit or held pursuant to lock-box and other similar arrangements);
     (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Restricted Subsidiary of the Company in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Restricted Subsidiary of the Company bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Restricted Subsidiary of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Restricted Subsidiary of the Company or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 days;
     (ix) (a) the Company or any Restricted Subsidiary of the Company commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Restricted Subsidiary of the Company consents to the entry of a decree or order for relief in respect of the Company or such Restricted Subsidiary of the Company in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company or any Restricted Subsidiary of the Company files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company or any Restricted Subsidiary of the Company (x) consents to the filing of such petition or the appointment of or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or such Restricted Subsidiary of the Company or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) the Company or any Restricted Subsidiary of the Company takes any corporate action in furtherance of any such actions in this paragraph (ix); or
     (x) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (a) any default or breach by the Company or any Subsidiary Guarantor in the performance of its obligations under the Security Documents or the Indenture which adversely affects the condition or value of the collateral or the enforceability, validity, perfection or priority of the Second Priority Liens, taken as a whole in any material respect, and continuance of such default or breach for a period of 60 days after written notice thereof by the Trustee or the Holders of 25% in principal amount of the outstanding Notes, or (b) any security interest created under the Security Documents or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (y) the Company or any Subsidiary Guarantor asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable.
     If any Event of Default (other than as specified in clause (viii) or (ix) of the preceding paragraph with respect to the Company or any Restricted Subsidiary) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee at the request of such holders shall, declare all the Notes to be due and payable immediately. In the case of an Event of Default arising from the events specified in clause (viii) or (ix) of the preceding paragraph with respect to the Company or any Restricted Subsidiary, the principal of, premium, if any, and any accrued and unpaid interest on all outstanding Notes shall ipso facto become immediately due and payable without further action or notice.
     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all the Notes waive any existing Default or Event of Default and its consequences under the Indenture except (i) a continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes (which may only be waived with the consent of each holder of Notes affected), or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of each holder of Notes affected. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.
     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default (which has not been timely cured) or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
Defeasance
     The Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the outstanding Notes and the Subsidiary Guarantees (“legal defeasance”). Such legal defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and the Subsidiary Guarantees and to have satisfied all other obligations under the Notes, the Subsidiary Guarantees and the Indenture, except for (i) the rights of holders of the outstanding Notes to receive, solely from the trust fund described below, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“covenant defeasance”) and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes.
     In order to exercise either legal defeasance or covenant defeasance, (i) the Company shall irrevocably deposit with the Trustee, as trust funds in trust for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations, or a combination thereof, maturing as to principal and interest in such amounts as will be sufficient, without consideration of any reinvestment of such interest, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity of such principal or installment of principal or interest; (ii) in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of other Indebtedness of the Company or of any Subsidiary Guarantor, including, without limitation, those arising under the Indenture, after the 91st day following the deposit and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; (vii) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; (viii) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit; and (ix) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge
     The Indenture will cease to be of further effect (except as to surviving rights of registration, transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company; and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars or direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case, maturing prior to the date the Notes will have become due and payable, the Stated Maturity of the Notes or the relevant redemption date of the Notes, as the case may be, sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at maturity, Stated Maturity or redemption date; and (ii) the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Subsidiary Guarantor; and (iii) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and that such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Restricted Subsidiary is a party or by which the Company or any Restricted Subsidiary is bound.
Modifications and Amendments
     Modifications and amendments of the Indenture or the Notes may be made by the Company, the Subsidiary Guarantors and the Trustee with the written consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Notes; provided, however, without the consent of the holder of each outstanding Note affected thereby, no such modification or amendment may (with respect to any Notes held by a nonconsenting holder): (i) change the stated maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency or the manner in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) extend the time for payment of interest on the Notes; (iii) alter the redemption provisions in the Notes or the Indenture in a manner adverse to any holder of the Notes; (iv) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any amended or supplemental indenture or the consent of whose holders is required for any waiver of compliance with any provision of the Indenture or any Default thereunder and their consequences provided for in the Indenture; (v) modify any of the provisions of the Indenture relating to any amended or supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of any covenant, except to increase the percentage of outstanding Notes required for such actions or to provide that any other provision of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; and (vi) modify the ranking or priority of the Notes or any Subsidiary Guarantee; or (vii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee other than in accordance with the terms of the Indenture.
     In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes other than in accordance with the Indenture and the Security Documents or modify the Intercreditor Agreement in any manner adverse in any material respect to the Holders of the Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes and Permitted Additional Pari Passu Secured Obligations then outstanding, voting as one class.
     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes to (i) cure any ambiguity, defect or inconsistency, (ii) provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) provide for the assumption of the Company’s obligations to the holders of the Notes in the event of any transaction involving the Company that is permitted under the provisions of “—Merger, Consolidation and Sale of Assets” in which the Company is not the Surviving Person, (iv) make any change that would provide any additional rights or benefits to the holders of the Notes or does not adversely affect the legal rights of any holder, (v) comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, (vi) add additional Subsidiary Guarantors (which does not require existing Subsidiary Guarantors to execute such supplemental indenture), (vii) to secure additional Permitted Additional Pari Passu Secured Obligations pursuant to the Indenture by Liens ranking pari passu with the Liens securing the Notes and the Note Guarantees, (viii) to amend any Security Document to eliminate any assets purported to be secured thereby which are not actually owned by the Company or the Subsidiary Guarantors and were not owned by the Company or the Guarantors at the time such Security Document was entered into, (ix) to release a Guarantor from its Guarantee when permitted by the Indenture or Intercreditor Agreement or (x) to conform the Indenture, the Security Documents or the Notes to provisions of this Description of Notes to the extent such provision was intended to be a verbatim recitation thereof.
The Trustee
     In the event that the Trustee becomes a creditor of the Company, the Indenture contains certain limitations on the rights of the Trustee to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee, or resign.
     The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default has occurred and has not been cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense.
     The Indenture provides that neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession and the accounting for Trust Monies actually received), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Second Priority Lien.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Note Guarantees and the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Certain Definitions
     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.
     “Acquisition Debt” means Indebtedness the proceeds of which are utilized solely to (x) acquire all or substantially all of the assets or a majority of the Voting Stock of an existing television broadcasting business franchise or station or (y) finance an LMA (including to repay or refinance Indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses).
     “Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person (the “Acquired Person”) existing at the time the Acquired Person merges with or into, or becomes a Restricted Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     “Asset Sale” means (i) any sale, lease, conveyance or other disposition by the Company or any Restricted Subsidiary of the Company of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company shall not be an “Asset Sale” but instead shall be governed by the provisions of the Indenture described under “—Merger, Consolidation and Sale of Assets”) or (ii) the issuance or sale of Capital Stock of any Subsidiary of the Company, in each case, whether in a single transaction or a series of related transactions, to any Person (other than to the Company or a Subsidiary Guarantor); provided that the term “Asset Sale” shall not include any disposition or dispositions (i) during any twelve-month period of assets or property having a fair market value of less than $5.0 million in the aggregate; (ii) between or among the Company and Subsidiary Guarantors (including equity issuances); (iii) in a transaction constituting a Change of Control; (iv) of products, services or accounts receivable in the ordinary course of business; (v) damaged, worn-out or obsolete assets; (vi) cash or Cash Equivalents; and (vii) Restricted Payments.
     “Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors, or any amendment to, succession to or change in any such law.
     “Business Day” means any date which in not a Legal Holiday.
     “Capital Lease Obligations” of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
     “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Stock.
     “Cash Equivalents” means (i) marketable direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) maturing within one year of the date of purchase; (ii) commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $500 million, maturing within 180 days from the date of the original issue thereof, and rated “P-1” or better by Moody’s Investors Service or “A-1” or better by Standard & Poor’s Corporation or an equivalent rating or better by any other nationally recognized securities rating agency; and (iii) certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500 million, maturing within one year of the date of purchase; and (iv) any money market fund sponsored by a registered broker dealer or mutual fund distributor (including the Trustee) that invests solely in the securities specified in the foregoing clause (i), (ii) or (iii).
     “Change of Control” means the occurrence of any of the following events:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), disregarding the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Capital Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock of the Company;
     (b) the Company merges with or into another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and (y) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), disregarding the Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Capital Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock of the surviving or transferee corporation;

     (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by (x) a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (as described in this clause (x) or in the following clause (y)) or (y) Permitted Holders that are “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of a majority of the total voting power represented by the outstanding Voting Stock of the Company) cease for any reason to constitute a majority of the Board then in office; or
     (d) the Company is liquidated or dissolved or adopts a plan of liquidation.
     “Collateral” means all of the assets of the Company and the Subsidiary Guarantors, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Second Lien Obligations (including proceeds and products thereof).
     “Collateral Agent” means the Trustee, in its capacity as Collateral Agent under the Security Documents together with its successors.
     “Collateral Agreement” means the security agreement to be dated as of the Issue Date among the Collateral Agent, the Company and the Subsidiary Guarantors granting, among other things, a Second Priority Lien on the Collateral subject to Permitted Collateral Liens and Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Secured Obligations, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.
     “Consolidated Interest Expense” means, with respect to any period, the sum of (i) the interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation or duplication, (a) amortization of debt discount, (b) the net payments, if any, under interest rate contracts (including amortization of discounts) and (c) accrued interest, plus (ii) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company during such period, and all capitalized interest of the Company and its Restricted Subsidiaries, in each case as determined on a consolidated basis in accordance with GAAP consistently applied.
     “Consolidated Net Income” means, with respect to any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) the portion of net income (or loss) of the Company and its Restricted Subsidiaries allocable to interests in unconsolidated Persons, except to the extent of the amount of dividends or distributions actually paid to the Company or its Restricted Subsidiaries by such other Person during such period, (ii) net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination, (iii) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income to the Company is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iv) the net income of any Qualified Joint Venture in excess of the dividends and distributions paid by such Qualified Joint Venture to the Company or a Subsidiary Guarantor, (v) the Company’s proportionate share of net loss of any Qualified Joint Venture and (vi) the cumulative effect of a change in accounting principles.
     “Cumulative Consolidated Interest Expense” means, as of any date of determination, Consolidated Interest Expense less non-cash amortization of deferred financing costs from the last day of the month immediately preceding the Issue Date to the last day of the most recently ended month prior to such date for which financial statements are available, taken as a single accounting period.
     “Cumulative Operating Cash Flow” means, as of any date of determination, Operating Cash Flow from the last day of the month immediately preceding the Issue Date to the last day of the most recently ended month prior to such date for which financial statements are available, taken as a single accounting period.

     “Debt To Operating Cash Flow Ratio” means, with respect to any date of determination, the ratio of (i) the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date on a consolidated basis to (ii) Operating Cash Flow of the Company and its Restricted Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending on or immediately prior to such date for which financial statements are available, determined on a pro forma basis after giving pro forma effect to (a) the incurrence of all Indebtedness to be incurred on such date and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (b) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (vii) of the definition of “Permitted Indebtedness”) (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such four-quarter period); (c) in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such four-quarter period; and (d) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business (including any pro forma expense and cost reductions calculated on a basis in accordance with Regulation S-X under the Exchange Act associated with any such acquisition or disposition), or any related repayment of Indebtedness, in each case since the first day of such four-quarter period (including any such acquisition which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (viii) of the definition of “Permitted Indebtedness”), assuming such acquisition or disposition had been consummated on the first day of such four-quarter period. In addition, the consolidated net income of a Person with outstanding Indebtedness or Capital Stock providing for a payment restriction which is permitted to exist by reason of clause (c) of the covenant described under “—Certain Covenants—Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries” shall not be taken into account in determining whether any Indebtedness is permitted to be incurred under the Indenture.
     “Default” means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.
     “Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person’s assets.
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on or prior to the stated maturity of the Notes (which for avoidance of doubt shall exclude the Company’s Series D perpetual preferred stock as in effect on the Issue Date).
     “Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:
     (i) any loss, destruction or damage of such property or asset;
     (ii) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;
     (iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or
     (iv) any settlement in lieu of clauses (ii) or (iii) above.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “FCC” mean the Federal Communications Commission.
     “FCC License” means any license, authorization, approval, or permit granted by the FCC pursuant to the Communications Act of 1934, as amended, to the Company or any Guarantor, or assigned or transferred to the Company or any Guarantor pursuant to FCC consent.

     “Film Contracts” means contracts with suppliers that convey the right to broadcast specified films, videotape motion pictures, syndicated television programs or sports or other programming.
     “First Priority Agreement” means the collective reference to (a) the Senior Credit Facility in effect on the Issue Date, (b) any additional First Priority Agreement permitted to be designated as such by the First Priority Agreement then extant and the Indenture and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Senior Credit Facility in effect on the Issue Date, any such additional First Priority Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a First Priority Agreement hereunder (a “Replacement First Priority Agreement”). Any reference to the First Priority Agreement hereunder shall be deemed a reference to any First Priority Agreement then extant.
     “First Priority Creditors” means the “Lenders” as defined in the First Priority Agreement, or any Persons that are designated under the First Priority Agreement as the “First Priority Creditors” for purposes of this Agreement.
     “First Priority Documents” means the First Priority Agreement, each First Priority Security Document and each First Priority Guarantee.
     “First Priority Guarantee” means any guarantee by any loan party of any or all of the First Priority Obligations.
     “First Priority Liens” means all Liens that secure the First Priority Obligations.
     “First Priority Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the First Priority Agreement, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the First Priority Agreement, (c) all Hedging Obligations, (d) all Cash Management Obligations and (e) all guarantee obligations, fees, expenses and other amounts payable from time to time pursuant to the First Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding provided that the aggregate principal amount of, without duplication, revolving credit loans, letters of credit, term loans, other loans, notes or similar instruments (excluding, in any event, Cash Management Obligations and Hedging Obligations) provided for under the First Lien Credit Documents in excess of the Maximum First Priority Indebtedness shall not constitute First Lien Obligations for purposes of this Agreement. To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any loan party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “First Priority Obligations Payment Date” means the first date on which (a) the First Priority Obligations (other than those that constitute Unasserted Contingent Obligations) have been paid in cash in full (or cash collateralized or defeased in accordance with the terms of the First Priority Documents), (b) all commitments to extend credit under the First Priority Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the First Priority Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the First Priority Security Documents), and (d) the First Priority Representative has delivered a written notice to the Second Priority Representative stating that the events described in clauses (a), (b) and (c) have occurred, which notice shall be delivered by the First Priority Representative promptly after the occurrence of such events described in clauses (a), (b) and (c).
     “First Priority Secured Parties” means the First Priority Representative, the First Priority Creditors and any other holders of the First Priority Obligations.
     “First Priority Security Documents” means the “Security Documents” as defined in the First Priority Agreement, and any other documents that are designated under the First Priority Agreement as “First Priority Security Documents” for purposes of this Agreement.
     “Foreign Subsidiary” means any Subsidiary of the Company organized under the laws of any jurisdiction other than the United States of America or any State thereof or the District of Columbia.

     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and “guaranteed,” “guaranteeing” and “guarantor” shall have meanings correlative to the foregoing); provided, however, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.
     “Indebtedness” means, with respect to any Person, without duplication, and whether or not contingent, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument, (ii) all Capital Lease Obligations of such Person, (iii) all reimbursement obligations of such Person in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person, (iv) all Interest Rate Agreement Obligations of such Person, (v) all liabilities secured by any Lien on any property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof to the extent of the lesser of (x) the amount of the Obligation so secured and (y) the fair market value of the property subject to such Lien, (vi) all obligations to purchase, redeem, retire, or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding on or prior to the stated maturity of the Notes (which for avoidance of doubt shall exclude the Company’s Series D perpetual preferred stock as in effect on the Issue Date), (vii) to the extent not included in (vi), all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends thereon, and (viii) to the extent not otherwise included, any guarantee by such Person of any other Person’s indebtedness or other obligations described in clauses (i) through (vii) above. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by the fair market value of, such Disqualified Stock, such fair market value is to be determined in good faith by the board of directors of the issuer of such Disqualified Stock.
     “Independent Director” means a director of the Company other than a director (i) who (apart from being a director of the Company or any Subsidiary) is an employee, associate or Affiliate of the Company or a Subsidiary or has held any such position during the previous five years, or (ii) who is a director, employee, associate or Affiliate of another party to the transaction in question.
     “Insolvency or Liquidation Proceeding” means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.
     “Interest Rate Agreement Obligations” means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.
     “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates of such Person) in the form of loans, guarantees, advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business) purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investments” shall exclude extensions of trade credit (including extensions of credit in respect of equipment leases) by the Company and its Restricted Subsidiaries in the ordinary course of business in accordance with normal trade practices of the Company or such Subsidiary, as the case may be.
     “Issue Date” means April 29, 2010.

     “Legal Holiday” means a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.
     “LMA” means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared services agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell a portion of the advertising inventory of a television station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a television station or (iii) manages a portion of the operations of a television station.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).
     “Maximum First Priority Indebtedness” means all “Indebtedness” under, and as defined in the First Priority Agreement, including letters of credit, under the First Priority Agreement (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Grantors thereunder) in an aggregate principal amount not to exceed the sum of (x) $516.0 million and (y) $75.0 million of extensions of credit under revolving facilities under Senior Credit Facilities, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay any term loans thereunder or to repay revolving loans thereunder and effect a corresponding commitment reduction thereunder pursuant to and in accordance with the covenant described under “—Certain Covenants—Limitation on Asset Sales.” For the avoidance of doubt, Hedging Obligations and Cash Management Obligations are not and shall not be considered Indebtedness under the First Priority Agreement.
     “Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any Subsidiary Guarantor in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by any Permitted Collateral Lien on the asset or assets that were the subject of such Event of Loss (other than any Lien which does not rank prior to the Second Priority Liens), and any taxes paid or payable as a result thereof.
     “Net Proceeds” means, with respect to any Asset Sale by any Person, the aggregate cash proceeds received by such Person and/or its Affiliates in respect of such Asset Sale, which amount is equal to the excess, if any, of (i) the cash received by such Person and/or its Affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, over (ii) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is required to be repaid by such Person in connection with such Asset Sale, plus (b) all fees, commissions and other expenses incurred by such Person in connection with such Asset Sale, plus (c) provision for taxes, including income taxes, attributable to the Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, plus (d) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent) attributable to seller’s indemnities to purchaser in respect of such Asset Sale undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale, plus (e) if such Person is a Subsidiary of the Company, any dividends or distributions payable to holders of minority interests in such Subsidiary from the proceeds of such Asset Sale.
     “Obligations” means any principal, interest (including, without limitation, interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or a Subsidiary Guarantor, as the case may be, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Operating Cash Flow” means, with respect to any period and without duplication, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, plus (i) any extraordinary net losses, net losses from the disposition of any securities, net losses from the extinguishment of any Indebtedness and net losses realized on any sale of assets during such period, to the extent such losses were deducted in computing Consolidated Net Income, plus (ii) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, plus (iii) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, to the extent deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization, impairment and all other non-cash charges, to the extent such depreciation, amortization, impairment and other non-cash charges were deducted in computing such Consolidated Net Income (including pension expense, impairment of Film Contracts, goodwill, broadcast licenses and other intangible assets including amortization of other intangible assets and Film Contracts), but excluding any such charges which represent any accrual of, or a reserve for, cash charges for a future period, plus (v) any fees recognized as expenses, including deferred finance costs, incurred in connection with the issuance of the Notes and the entering into of the Second Amendment to the Senior Credit Facility (including, without limitation, ratings agency fees) to the extent that such costs were deducted in computing Consolidated Net Income, plus (vi) non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or transactions to the extent that such costs were deducted in computing Consolidated Net Income, plus (vii) non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary and plus (viii) non-cash items decreasing Consolidated Net Income (to the extent included in computing such Consolidated Net Income), minus (ix) any cash payments made with respect to Film Contracts and pension obligations (to the extent not previously included in computing such Consolidated Net Income), minus (x) extraordinary net gains, net gains from the disposition of any securities, net gains from the extinguishment of any Indebtedness and any net gains realized on any sale of assets during such period, minus (xi) non-cash items increasing Consolidated Net Income other than the accrual of revenue or other items in the ordinary course of business (to the extent included in computing such Consolidated Net Income) and minus (xii) provision for taxes based on losses, to the extent such benefit for taxes was included in computing such Consolidated Net Income.
     “Pari Passu Indebtedness” means any Indebtedness of the Company or a Subsidiary Guarantor which ranks pari passu in right of payment with the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be (whether or not such Indebtedness is secured by any Lien).
     “Permitted Additional Pari Passu Secured Obligations” means obligations under any Additional Notes or other Indebtedness secured by the Second Priority Liens; provided that the amount of such obligations does not exceed an amount (x) such that immediately after giving effect to the Incurrence of such Additional Notes or other Indebtedness, as applicable, and the receipt and application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio of the Company and its Restricted Subsidiaries would be less than or equal to 7.0 to 1.0, or (y) that may be incurred pursuant to clause (xvi) under the second paragraph of “— Limitation on Incurrence of Indebtedness”; provided that (i) the representative of such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Collateral Agreement and the Intercreditor Agreement, in each case in the form attached thereto agreeing to be bound thereby and (ii) the Company has designated such Indebtedness as “Permitted Additional Pari Passu Secured Obligations” under the Collateral Agreement and the Intercreditor Agreement.
     “Permitted Collateral Liens” means:
     (i) Liens securing the Notes outstanding on the Issue Date, Refinancing Indebtedness with respect to such Notes, the Guarantees relating thereto and any Obligations with respect to such Notes, Refinancing Indebtedness and Guarantees;
     (ii) Liens securing Permitted Additional Pari Passu Secured Obligations permitted to be incurred pursuant to the Indenture (including Additional Notes), the Guarantees relating thereto and any Obligations with respect to such Notes and Refinancing Indebtedness with respect to such Permitted Additional Pari Passu Secured Obligations, the Guarantees relating thereto and any Obligations with respect to such Notes; provided that such Liens are granted pursuant to the provisions of the Security Documents;
     (iii) Liens existing on the Issue Date (other than Liens specified in clause (i) or (ii) above) and any extension, renewal, refinancing or replacement thereof so long as such extension, renewal, refinancing or replacement does not extend to any other property or asset and does not increase the outstanding principal amount thereof (except by the amount of any premium or fee paid or payable or original issue discount in connection with such extension, renewal, replacement or refinancing);
     (iv) Liens described in clauses (ii) (which Liens shall be subject to the Intercreditor Agreement), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi) (where the Liens securing the Indebtedness being refinanced were Permitted Collateral Liens), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xx), (xxi) or (xxii) of the definition of “Permitted Liens”;
     (v) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of such Person;

     (vi) other Liens (not securing Indebtedness) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of the Company or its Restricted Subsidiaries; and
     (vii) Liens on the Collateral in favor of the Collateral Agent relating to Collateral Agent’s administrative expenses with respect to the Collateral.
     “Permitted Holders” means (i) each of J. Mack Robinson and Robert S. Prather, Jr.; (ii) their spouses and lineal descendants; (iii) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative; (iv) any trusts created for the benefit of the Persons described in clause (i) or (ii); or (v) any Person controlled by any of the Persons described in clause (i), (ii), or (iv) and (v) any group of Persons (as defined in the Exchange Act) in which the Persons described in clause (i), (ii), or (iv), individually or collectively, control such group. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by agreement or otherwise.
     “Permitted Investments” means:
     (i) Investments existing on the Issue Date (and any extension, modification or renewal or any such Investments, but only to the extent not involving additional advances, contributions or increases thereof, other than as a result of accrual or accretion of original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of the Investment in effect on the Issue Date), and any Investment in the Company, any Restricted Subsidiary or any Qualified Joint Venture;
     (ii) any Investments in Cash Equivalents;
     (iii) any Investment in a Person (an “Acquired Person”) if, as a result of such Investment, (a) the Acquired Person becomes a Restricted Subsidiary, or (b) the Acquired Person either (1) is merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary and the Company or such Restricted Subsidiary is the Surviving Person, or (2) transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;
     (iv) accounts and notes receivable generated or acquired in the ordinary course of business;
     (v) Interest Rate Agreement Obligations permitted pursuant to the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness”;
     (vi) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;
     (vii) Investments consisting of endorsements of negotiable instruments and similar documents, accounts receivables, deposits, prepayments, credits or purchases of inventory, supplies, materials and equipment, deposits to secure lease or utility payments, in each case in the ordinary course of business; and
     (viii) any other Investments in an aggregate amount up to $5.0 million in any calendar year (provided that any unused amounts in any calendar year may be carried forward to one or more future periods) plus, to the extent not increasing the amount available under clause (iii) of the first paragraph under “— Limitation on Restricted Payments,” in the case of the disposition or repayment of any such Investment made pursuant to this clause (viii) for cash, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced (but not below zero) by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Company or Restricted Subsidiary, as the case may be, in respect of such disposition.

     “Permitted Liens” means:
     (i) Liens existing on the Issue Date;
     (ii) Liens that secure the Senior Credit Facility (incurred pursuant to clause (i) of the definition of “Permitted Indebtedness”); provided that such Liens are subject to the provisions of the Intercreditor Agreement;
     (iii) Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Company or a Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of such Person;
     (iv) Liens on property acquired by the Company or a Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property;
     (v) Liens in favor of the Company or any Restricted Subsidiary of the Company;
     (vi) Liens incurred, or pledges and deposits in connection with, workers’ compensation, unemployment insurance and other social security benefits, and leases, appeal bonds and other obligations of like nature incurred by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;
     (vii) Liens imposed by law, including, without limitation, mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, incurred by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;
     (viii) Liens securing Permitted Purchase Money Indebtedness and Capital Lease Obligations incurred pursuant to clause (vii) of the second paragraph under “—Limitation on Incurrence of Indebtedness”; provided that such Liens do not extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Permitted Purchase Money Indebtedness;
     (ix) Liens for ad valorem, income or property taxes or assessments and similar charges which either are not delinquent or are being contested in good faith by appropriate proceedings for which the Company has set aside on its books reserves to the extent required by GAAP;
     (x) Liens on assets or Capital Stock of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;
     (xi) Liens securing Refinancing Indebtedness where the Liens securing Indebtedness being refinanced were permitted under the Indenture;
     (xii) easements, rights-of-way, zoning and similar restrictions, encroachments, protrusions and other similar encumbrances or title defects incurred or imposed as applicable, in the ordinary course of business and consistent with industry practices and zoning or other restrictions as to the use of real properties or Liens incidental which are imposed by any governmental authority having jurisdiction over such property;
     (xiii) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;
     (xiv) Liens securing Interest Rate Agreement Obligations which Interest Rate Agreement Obligations relate to Indebtedness that is otherwise permitted under the Indenture;
     (xv) leases, licenses, sub-licenses or subleases granted to others and Liens arising from filing UCC financing statements regarding leases;
     (xvi) Liens securing judgments, attachments or awards not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves as is required in conformity with GAAP has been made therefor;

     (xvii) Liens (i) that are contractual rights of set-off (A) relating to treasury, depository and cash management services with banks or any automated clearing house transfers of funds, in each case, in the ordinary course of business and not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and which are within the general parameters customary in the banking industry;
     (xviii) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers;
     (xix) utility and other similar deposits made in the ordinary course of business;
     (xx) Liens on cash or Cash Equivalents, arising in connection with the defeasance, discharge or redemption of Indebtedness or escrowed to repurchase or redeem Indebtedness or Capital Stock, in each case where such defeasence, discharge, redemption or repurchase is otherwise permitted hereunder;
     (xxi) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business so long as such leases, subleases, licenses or sublicenses are subordinate in all respects to the Liens granted and evidenced by the Security Documents and which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Indebtedness; and
     (xxii) Liens on assets or Capital Stock in connection with merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets or Capital Stock otherwise permitted under the Indenture for so long as such agreements are in effect.
     “Permitted Purchase Money Indebtedness” means any Indebtedness incurred for the acquisition of intellectual property rights, property, plant or equipment used or useful in the business of the Company.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.
     “Public Equity Offering” means an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company subsequent to the Issue Date pursuant to an effective registration statement filed under the Securities Act, the net proceeds of which to the Company (after deducting any underwriting discounts and commissions) exceed $25.0 million.
     “Qualified Joint Venture” means a newly-formed, majority-owned Subsidiary where Capital Stock of the Subsidiary is issued to a Qualified Joint Venture Partner in consideration of the contribution primarily consisting of assets used or useful in the business of owning and operating television stations, all businesses directly related thereto, and any electronic news and information delivery business and any other television broadcasting-related, television distribution-related or television content-related business.
     “Qualified Joint Venture Partner” means a person who is not affiliated with the Company.
     “Refinancing Indebtedness” means Indebtedness that refunds, refinances, defeases, renews, replaces or extends any Indebtedness permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

     (i) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended, if such Indebtedness was subordinated to the Notes,
     (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Notes,
     (iii) the Refinancing Indebtedness has a weighted average life to maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the weighted average life to maturity of the Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended,
     (iv) such Refinancing Indebtedness (or accreted amount in the case of any Indebtedness issued with original issue discount, as such) is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Indebtedness issued with original issue discount, as such) then outstanding under the Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of pre-existing optional prepayment provisions on such Indebtedness being refunded, refinanced, defeased, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Indebtedness, and
     (v) such Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of the Company or a Guarantor or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Payment” means (i) any dividend or other distribution declared or paid on any Capital Stock of the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Restricted Subsidiary); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary of the Company or other Affiliate of the Company (other than any Capital Stock owned by the Company or any Restricted Subsidiary); (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness prior to the scheduled maturity thereof except for any purchase, redemption, defeasance or other acquisition or retirement within one year of the scheduled maturity thereof; or (iv) any Restricted Investment.
     “Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with the Indenture.
     “Second Lien Obligations” means the Indebtedness Incurred and Obligations under the Indenture and any Permitted Additional Pari Passu Secured Obligations.
     “Second Priority Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Second Lien Obligations, including, without limitation, any Permitted Additional Pari Passu Secured Obligations.
     “Security Documents” means the Collateral Agreement, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments or agreements evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Secured Obligations, in all or any portion of the Collateral, in each case, as amended, modified, restated, supplemented or replaced from time to time.
     “Senior Credit Facility” means the Credit Agreement, dated as of March 19, 2007, as amended, by and among the Company and the guarantors named therein, Wachovia Bank, National Association, as the administrative agent and the other agents and lenders named therein as the same may be amended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, indentures, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with any such amendment, modification, renewal, refunding, replacement or refinancing.

     “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency.
     “Subordinated Indebtedness” means any Indebtedness of the Company or a Subsidiary Guarantor if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be.
     “Subsidiary” of any Person means (i) any corporation more than 50% of the outstanding Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or (ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.
     “Subsidiary Guarantor” means (i) each Restricted Subsidiary of the Company existing on the Issue Date, (ii) each of the Company’s Subsidiaries which becomes a guarantor of the Notes in compliance with the provisions set forth under “—Certain Covenants—Future Subsidiary Guarantors,” and (iii) each of the Company’s Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture.
     “Trust Monies” means all cash and Cash Equivalents received by the Trustee:
     (1) upon the release of Collateral from the Lien of the Indenture or the Security Documents, including all Net Cash Proceeds and Net Loss Proceeds and all moneys received in respect of the principal of all purchase money, governmental and other obligations;
     (2) pursuant to the Security Documents;
     (3) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Security Documents or otherwise; or
     (4) for application as provided in the relevant provisions of the Indenture or any Security Document or which disposition is not otherwise specifically provided for in the Indenture or in any Security Document;
provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of Notes pursuant to an Offer to Purchase in accordance with the terms of the Indenture and shall not include any cash received or applicable by the Trustee in payment of its fees and expenses.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
     “Voting Stock” means, with respect to any Person, Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
     “Weighted Average Life to Maturity” means, with respect to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment as final maturity, in respect thereof, with (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of certain U.S. federal income tax considerations relating to the exchange offer and the ownership and disposition of the exchange notes issued pursuant to the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange offer or the notes. This summary is based upon the provisions of the Code, Treasury Regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions, all relating to the United States federal income tax treatment of debt instruments. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences materially and adversely different from those set forth below.
     This summary is limited to beneficial owners of original notes that purchased the original notes at their “issue price” (the first price at which a substantial amount of the original notes were sold to persons other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and have held the original notes, participate in the exchange offer and will hold the exchange notes as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under other federal tax laws (such as estate and gift tax laws) or the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules under the U.S. federal income tax laws, such as, for example:
•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations;

•	brokers and dealers in securities or currencies;

•	persons who have ceased to be citizens or residents of the United States;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar or who hold notes through a foreign entity or foreign account;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or investors in such entities.
     This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. This summary is not binding on the Internal Revenue Service, which we refer to as the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under other U.S. federal tax laws, the laws of any state, local or foreign taxing jurisdiction or any applicable income tax treaty.
Tax Consequences of the Exchange of Original Notes for Exchange Notes
     The exchange of an original note for an exchange note pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize any gain or loss upon the receipt of an exchange note pursuant to the exchange offer. The holding period for an exchange note will include the holding period of the original note exchanged pursuant to the exchange offer, and the tax basis in an exchange note will be the same as the adjusted tax basis in the original note as of the time of the exchange. Moreover, the exchange notes will have the same issue price and the same adjusted issue price as the original notes as of the time of the exchange, and the exchange notes will be subject to the rules governing original issue discount, or

“OID,” under the Code to the same extent that the original notes were so subject. The U.S. federal income tax consequences of holding and disposing of an exchange note received pursuant to the exchange offer generally will be the same as the U.S. federal income tax consequences of holding and disposing of an original note if you do not participate in the exchange offer.
Certain Additional Payments
     It is possible that the IRS could assert that the additional interest which we would have been obligated to pay if the exchange offer registration statement were not filed or declared effective within the applicable time periods was a contingent payment for purposes of the OID rules. It is also possible that the IRS could assert that the payment by us of 101% of the face amount of any note purchased by us at the holder’s election after a change of control, as described above under the heading “Description of Notes—Change of Control” is a contingent payment for purposes of the OID rules. If any such payment is treated as a contingent payment, the exchange notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences described herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We intend to treat the possibility of our making any of the above payments as remote or to treat such payments as incidental. Accordingly, we do not intend to treat the exchange notes as contingent payment debt instruments. Our treatment will be binding on all holders, except a holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the exchange note was acquired. However, our treatment is not binding on the IRS. If the IRS were to challenge our treatment, a holder might be required to accrue income on the exchange notes in excess of stated interest and to treat as ordinary income, rather than capital gain, any gain recognized on the disposition of the exchange notes before the resolution of the contingencies. In any event, if we actually make any such payment, the timing, amount and character of a holder’s income, gain or loss with respect to the exchange notes may be affected. The remainder of this discussion assumes that the exchange notes will not be contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the exchange notes of the rules regarding contingent payment debt instruments and the consequences thereof.
Consequences to U.S. Holders
     A “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, a state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States, if one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
     If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes (or if you are a partner in such a partnership), you are urged to consult your tax advisor regarding the tax consequences of holding the notes to you.
Payments of Stated Interest
     Stated interest on the exchange notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.
Original Issue Discount
     The original notes were issued with OID for U.S. federal income tax purposes. Accordingly, the exchange notes will be treated as having been issued with OID for U.S. federal income tax purposes in the same amount as the OID on the original notes exchanged therefor. OID with respect to an original note is generally equal to the excess of the “stated redemption price at maturity” of the original note over its issue price. The stated redemption price at maturity is equal to the sum of all payments on the original note other than the stated interest, and the issue price of the original note is the first price at which a substantial amount of the original notes were sold to persons other than those acting as placement agents, underwriters, brokers or wholesalers. Regardless of a U.S. Holder’s regular method of tax accounting, a U.S. holder must include OID in income (as ordinary income) as it accrues throughout the term of the note, whether or not the U.S. Holder receives a corresponding cash payment on the exchange note during the taxable year. In general, the amount of OID included in income is calculated using a constant-yield method, adding the daily portions of OID with respect to the note for each day during the taxable year or portion of the taxable year that the U.S. holder owns the note. The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The accrual period is generally selected by the holder, provided that no accrual period may be longer than one year and each scheduled payment of interest or principal on the note must occur on either the first or final day of an accrual period.
     The amount of OID allocable to an accrual period is generally equal to the excess, if any, of (i) the product of the note’s “adjusted issue price” at the beginning of the accrual period and the note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the sum of the amounts payable as stated interest on the note during the accrual period. The adjusted issue price of a note at the beginning of any accrual period is the issue price of the note, increased by the amount of accrued OID for each prior accrual period and decreased by the amount of any payments previously made on the note that were not stated interest payments. The yield to maturity on a note is the discount rate that, when used in computing the present value of all payments to be made on the note, produces an amount equal to the issue price of the note. The amount of OID allocable to the final accrual period is equal to the difference between the stated principal amount of the note and the note’s adjusted issue price at the beginning of the final accrual period.
Sale or Other Taxable Disposition of the Exchange Notes
     Upon the sale or other taxable disposition of an exchange note (including a retirement or redemption), you generally will recognize capital gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid stated interest, which, if not previously taxed, will be taxable as ordinary income) and your adjusted tax basis in the exchange note. Your adjusted tax basis in an exchange note generally will be your cost for the note, increased by the previously accrued OID.
     The capital gain or loss recognized on the disposition of an exchange note generally will be long-term capital gain or loss if, at the time of such disposition, your holding period for the exchange note is more than one year. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.
Medicare Tax
     For taxable years beginning after December 31, 2012, recently enacted legislation will generally impose a 3.8% tax on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest paid and OID accrued with respect to an exchange note and net gain from the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, unless such interest, OID or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of the exchange notes.
Information Reporting and Backup Withholding
     In general, information reporting requirements will apply to certain payments of interest and accruals of OID and to the proceeds of a sale or other disposition (including a retirement or redemption) of exchange notes unless you are an exempt recipient such as a corporation. Backup withholding of tax (at a current rate of 28%, which is scheduled to increase to 31% in 2011) will apply to such amounts if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the IRS on a timely basis.
Consequences to Non-U.S. Holders

     As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for federal income tax purposes, an individual, corporation, estate, or trust, and is not a U.S. Holder.
     If an entity or arrangement treated as a partnership for United States federal income tax purposes, is a holder of a note, the U.S. federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them of acquiring, holding or disposing of exchange notes.
Payments of Interest
     Subject to the discussion of backup withholding below, if you are a Non-U.S. Holder, you will generally not be subject to U.S. federal income tax or the 30% U.S. federal withholding tax on interest paid on the exchange notes (which, for purposes of this discussion of Non-U.S. Holders, includes OID) so long as that interest is not effectively connected with your conduct of a trade or business within the United States, provided that:
•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is actually or constructively related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	you provide the applicable withholding agent with, among other things, your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)).
     If you cannot satisfy the requirements described above, payments of interest will generally be subject to the 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “— Interest or Gain Effectively Connected with a United States Trade or Business”).
Sale or Other Taxable Disposition of the Notes
     Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale or other taxable disposition of an exchange note (including a retirement or redemption), unless:
•	if you are an individual non-U.S. holder, you are present in the United States for at least 183 days in the taxable year of such disposition and certain other conditions are met; or

•	that gain is effectively connected with the conduct by you of a trade or business within the United States.
     If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such disposition, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “— Interest or Gain Effectively Connected with a United States Trade or Business,” below.
     To the extent that the amount realized on any disposition of exchange notes is attributable to accrued but unpaid interest on the exchange note, such amount generally will be treated in the same manner as payments of interest as described under the heading “— Payments of Interest” above.
Interest or Gain Effectively Connected with a United States Trade or Business
     If you are engaged in a trade or business in the United States and interest on an exchange note or gain recognized from the sale or other taxable disposition (including a retirement or redemption) of an exchange note is effectively connected with the conduct of that trade or business, you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax on interest if you provide an applicable IRS Form W-8ECI, as described above) on that interest or gain on a net income basis in the same manner as if you were a U.S. person as defined under the Code (unless an applicable income tax treaty provides otherwise). In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest or gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.
Information Reporting and Backup Withholding
     Generally, information returns will be filed with the IRS in connection with payments of interest on the exchange notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the exchange notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
     You may be subject to backup withholding of tax (at a current rate of 28%, which is scheduled to increase to 31% in 2011) on payments of interest on the exchange notes and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) of the exchange notes unless you comply with certain certification procedures to establish that you are not a U.S. person. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.
Recent Legislation
     Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. In addition, the legislation also imposes new U.S. return disclosure obligations (and related penalties for failure to disclose) on persons required to file U.S. federal income tax returns that hold certain specified foreign financial assets (which include financial accounts in foreign financial institutions). Holders should consult their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in exchange notes.

BOOK-ENTRY, DELIVERY AND FORM
     We issued the original notes in the form of global securities registered in the name of a nominee of DTC. The exchange notes will be initially issued in the form of global securities registered in the name of DTC or its nominee.
     Upon the issuance of a global security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the applicable exchange notes represented by such global security exchanged by such persons in the exchange offer. The term “global security” means the outstanding global securities or the exchange global securities, as the context may require. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC, which we refer to as participants, or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such global security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global security to pledge its interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing those interests.
     Payment of principal of and interest on any exchange notes represented by a global security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the exchange notes represented thereby for all purposes under the indentures. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any global security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.
     A global security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global security is exchangeable for certificated exchange notes only if:
     (a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such global security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depository;
     (b) the Company, in its discretion, at any time determines not to have all the exchange notes represented by such global security; or
     (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the exchange notes of the series represented by such global security.
     Any global security that is exchangeable for certificated exchange notes pursuant to the preceding sentence will be exchanged for certificated exchange notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global security becomes exchangeable for certificated exchange notes,
     (a) certificated exchange notes will be issued only in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof;
     (b) payment of principal of, and premium, if any, and interest on, the certificated exchange notes will be payable, and the transfer of the certificated exchange notes will be registrable, at the office or agency of the Company maintained for such purposes; and
     (c) no service charge will be made for any registration of transfer or exchange of the certificated exchange notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.
     Certificated exchange notes may not be exchanged for beneficial interests in any global security unless the transferor first delivers to the trustee a written certificate, in the form provided in the applicable indenture.

     The Company will make payments in respect of the exchange notes represented by the global securities, including principal and interest, by wire transfer of immediately available funds to the accounts specified by the DTC or its nominee. The Company will make all payments of principal and interest with respect to certificated exchange notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated exchange notes or, if no such account is specified, by mailing a check to each such holder’s registered address.
     So long as DTC or any successor depositary for a global security, or any nominee, is the registered owner of such global security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global security for all purposes under the indenture and the exchange notes. Except as set forth above, owners of beneficial interests in a global security will not be entitled to have the exchange notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes in definitive form and will not be considered to be the owners or holders of any exchange notes under such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture under which such exchange notes were issued. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.
     Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:
     (a) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global securities or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global securities; or
     (b) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
     DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers of the original notes), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the trustee under the indenture or the exchange agent will have any responsibility for the performance by DTC, or its participants or indirect participants of their respective obligations under the rules and procedures governing its operations.

PLAN OF DISTRIBUTION
     Any broker-dealer that holds original notes that were acquired for its own account as a result of market-making activities or other trading activities (other than original notes acquired directly from us) may exchange such original notes pursuant to the exchange offer. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of exchange notes received by such broker-dealer in the exchange offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus.
     We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales for up to 90 days from the effective date of the registration statement of which this prospectus forms a part. We will provide sufficient copies of this prospectus, as amended or supplemented, to any broker-dealer promptly upon request at any time during such 90-day period in order to facilitate such resales.
     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
     Jones Day, Atlanta, Georgia, will pass upon certain legal matters for us regarding the exchange notes and the related guarantees. Woodburn and Wedge, Las Vegas, Nevada, will pass upon certain legal matters under Nevada law regarding the guarantees of the exchange notes.

EXPERTS
     The consolidated financial statements of Gray Television, Inc. and subsidiaries as of and for the years ended December 31, 2009, 2008 and 2007, included in this prospectus and registration statement, have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing herein, and given on the authority of said firm as experts in auditing and accounting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Gray Television, Inc.
     We have audited the accompanying consolidated balance sheets of Gray Television, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in Item 15(a). We also have audited Gray Television, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Gray Television, Inc.’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, the financial statement schedule and an opinion on the company’s internal control over financial reporting based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gray Television, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth herein. Further in our opinion Gray Television, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission .
     As discussed in Note 9 to the consolidated financial statements, in 2007 the company changed its method of accounting for uncertainty in income taxes.
/s/ McGladrey & Pullen, LLP
Ft. Lauderdale, Florida
April 6, 2010

GRAY TELEVISION, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(In thousands)
Assets:
Current assets:
Cash	$16,000	$30,649
Accounts receivable, less allowance for doubtful accounts of $1,092 and $1,543, respectively	57,179	54,685
Current portion of program broadcast rights, net	10,220	10,092
Deferred tax asset	1,597	1,830
Marketable securities	—	1,384
Prepaid and other current assets	1,788	3,167

Total current assets	86,784	101,807
Property and equipment, net	148,092	162,903
Deferred loan costs, net	1,619	2,850
Broadcast licenses	818,981	818,981
Goodwill	170,522	170,522
Other intangible assets, net	1,316	1,893
Investment in broadcasting company	13,599	13,599
Other	4,826	5,710

Total assets	$1,245,739	$1,278,265

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$6,047	$11,515
Employee compensation and benefits	9,675	9,603
Accrued interest	13,531	9,877
Other accrued expenses	4,814	9,128
Interest rate hedge derivatives	6,344	—
Dividends payable	—	3,000
Federal and state income taxes	4,206	4,374
Current portion of program broadcast obligations	15,271	15,236
Acquisition related liabilities	863	980
Deferred revenue	6,241	10,364
Current portion of long-term debt	8,080	8,085

Total current liabilities	75,072	82,162
Long-term debt, less current portion	783,729	792,295
Long-term accrued facility fee	18,307	—
Program broadcast obligations, less current portion	1,531	1,534
Deferred income taxes	142,204	143,975
Long-term deferred revenue	2,638	3,310
Long-term accrued dividends	18,917	—
Accrued pension costs	13,969	18,782
Interest rate hedge derivatives	—	24,611
Other	2,366	2,306

Total liabilities	1,058,733	1,068,975

Commitments and contingencies (Note 11)
Preferred stock, no par value; cumulative; redeemable; designated 1.00 shares, issued and outstanding 1.00 shares, ($100,000 aggregate liquidation value)	93,386	92,183

Stockholders’ equity:
Common stock, no par value; authorized 100,000 shares, issued 47,530 shares and 47,179 shares, respectively	453,824	452,289
Class A common stock, no par value; authorized 15,000 shares, issued 7,332 shares	15,321	15,321
Accumulated deficit	(303,698)	(263,532)
Accumulated other comprehensive loss, net of income tax benefit	(9,314)	(24,458)

	156,133	179,620
Treasury stock at cost, common stock, 4,655 shares	(40,115)	(40,115)
Treasury stock at cost, Class A common stock, 1,579 shares	(22,398)	(22,398)

Total stockholders’ equity	93,620	117,107

Total liabilities and stockholders’ equity	$1,245,739	$1,278,265

See accompanying notes.

GRAY TELEVISION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except for per share data)
Revenues (less agency commissions)	$270,374	$327,176	$307,288
Operating expenses before depreciation, amortization, impairment, and gain on disposal of assets, net
Broadcast	187,583	199,572	199,687
Corporate and administrative	14,168	14,097	15,090
Depreciation	32,595	34,561	38,558
Amortization of intangible assets	577	792	825
Impairment of goodwill and broadcast licenses	—	338,681	—
Gain on disposals of assets, net	(7,628)	(1,632)	(248)

Operating expenses	227,295	586,071	253,912

Operating income (loss)	43,079	(258,895)	53,376
Other income (expense):
Miscellaneous income (expense), net	54	(53)	972
Interest expense	(69,088)	(54,079)	(67,189)
Loss from early extinguishment of debt	(8,352)	—	(22,853)

Loss before income taxes	(34,307)	(313,027)	(35,694)
Income tax benefit	(11,260)	(111,011)	(12,543)

Net loss	(23,047)	(202,016)	(23,151)
Preferred dividends (includes accretion of issuance cost of $1,202, $576 and $439, respectively)	17,119	6,593	1,626

Net loss available to common stockholders	$(40,166)	$(208,609)	$(24,777)

Basic and diluted per share information:
Net loss available to common stockholders	$(0.83)	$(4.32)	$(0.52)

Weighted average shares outstanding	48,510	48,302	47,788

Dividends declared per share	$—	$0.09	$0.12
See accompanying notes.

GRAY TELEVISION, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

										Accumulated
	Class A					Class A		Common		Other
	Common Stock		Common Stock		Accumulated	Treasury Stock		Treasury Stock		Comprehensive
	Shares	Amount	Shares	Amount	Deficit	Shares	Amount	Shares	Amount	Income (Loss)	Total
	(In thousands, except for number of shares)
Balance at December 31, 2006	7,331,574	$15,321	45,690,633	$443,698	$(20,026)	(1,578,554)	$(22,398)	(3,123,750)	$(34,412)	$(2,429)	$379,754
Net loss	—	—	—	—	(23,151)	—	—	—	—	—	—
Loss on derivatives, net of income tax	—	—	—	—	—	—	—	—	—	(10,754)	—
Adjustment to pension liability, net of income tax	—	—	—	—	—	—	—	—	—	136	—
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(33,769)
Common stock cash dividends ($0.12) per share	—	—	—	—	(5,757)	—	—	—	—	—	(5,757)
Preferred stock dividends (including accretion of original issuance costs)	—	—	—	—	(1,626)	—	—	—	—	—	(1,626)
Issuance of common stock:
401(k) plan	—	—	264,419	2,242	—	—	—	—	—	—	2,242
Non-qualified stock plan	—	—	163,295	1,271	—	—	—	—	—	—	1,271
Directors’ restricted stock plan	—	—	55,000	—	—	—	—	—	—	—	—
Repurchase of common stock	—	—	—	—	—	—	—	(647,800)	(5,518)	—	(5,518)
Share-based compensation	—	—	—	1,248	—	—	—	—	—	—	1,248

Balance at December 31, 2007	7,331,574	$15,321	46,173,347	$448,459	$(50,560)	(1,578,554)	$(22,398)	(3,771,550)	$(39,930)	$(13,047)	$337,845

See accompanying notes.

GRAY TELEVISION, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME — (Continued)

										Accumulated
	Class A					Class A		Common		Other
	Common Stock		Common Stock		Accumulated	Treasury Stock		Treasury Stock		Comprehensive
	Shares	Amount	Shares	Amount	Deficit	Shares	Amount	Shares	Amount	Income (Loss)	Total
	(In thousands, except for number of shares)
Balance at December 31, 2007	7,331,574	$15,321	46,173,347	$448,459	$(50,560)	(1,578,554)	$(22,398)	(3,771,550)	$(39,930)	$(13,047)	$337,845
Net loss	—	—	—	—	(202,016)	—	—	—	—	—	—
Loss on derivatives, net of income tax	—	—	—	—	—	—	—	—	—	(4,262)	—
Adjustment to pension liability, net of income tax	—	—	—	—	—	—	—	—	—	(7,149)	—
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(213,427)
Common stock cash dividends ($0.09) per share	—	—	—	—	(4,363)	—	—	—	—	—	(4,363)
Preferred stock dividends (including accretion of original issuance costs)	—	—	—	—	(6,593)	—	—	—	—	—	(6,593)
Issuance of common stock:
401(k) plan	—	—	950,601	2,380	—	—	—	—	—	—	2,380
Directors’ restricted stock plan	—	—	55,000	—	—	—	—	—	—	—	—
Repurchase of common stock	—	—	—	—	—	—	—	(883,200)	(185)	—	(185)
Share-based compensation	—	—	—	1,450	—	—	—	—	—	—	1,450

Balance at December 31, 2008	7,331,574	$15,321	47,178,948	$452,289	$(263,532)	(1,578,554)	$(22,398)	(4,654,750)	$(40,115)	$(24,458)	$117,107

See accompanying notes.

GRAY TELEVISION, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS — (Continued)

										Accumulated
	Class A					Class A		Common		Other
	Common Stock		Common Stock		Accumulated	Treasury Stock		Treasury Stock		Comprehensive
	Shares	Amount	Shares	Amount	Deficit	Shares	Amount	Shares	Amount	Income (Loss)	Total
	(In thousands, except for number of shares)
Balance at December 31, 2008	7,331,574	$15,321	47,178,948	$452,289	$(263,532)	(1,578,554)	$(22,398)	(4,654,750)	$(40,115)	$(24,458)	$117,107
Net loss	—	—	—	—	(23,047)	—	—	—	—	—	—
Gain on derivatives, net of income tax	—	—	—	—	—	—	—	—	—	11,143	—
Adjustment to pension liability, net of income tax	—	—	—	—	—	—	—	—	—	4,001	—
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(7,903)
Preferred stock dividends (including accretion of original issuance costs)	—	—	—	—	(17,119)	—	—	—	—	—	(17,119)
Issuance of common stock:
401(k) plan	—	—	350,554	147	—	—	—	—	—	—	147
Share-based compensation	—	—	—	1,388	—	—	—	—	—	—	1,388

Balance at December 31, 2009	7,331,574	$15,321	47,529,502	$453,824	$(303,698)	(1,578,554)	$(22,398)	(4,654,750)	$(40,115)	$(9,314)	$93,620

See accompanying notes.

GRAY TELEVISION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Operating activities
Net loss	$(23,047)	$(202,016)	$(23,151)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	32,595	34,561	38,558
Amortization of intangible assets	577	792	825
Amortization of deferred loan costs	329	475	967
Amortization of restricted stock awards	1,388	1,450	1,248
Loss from early extinguishment of debt	8,352	—	22,853
Accrual of long-term accrued facility fee	18,307	—	—
Impairment of goodwill and broadcast licenses	—	338,681	—
Amortization of program broadcast rights	15,130	16,070	15,194
Payments on program broadcast obligations	(15,287)	(13,968)	(14,101)
Common stock contributed to 401(K) Plan	147	2,380	2,242
Deferred revenue, network compensation	(617)	(604)	(300)
Deferred income taxes	(11,219)	(110,990)	(13,823)
Gain on disposals of assets, net	(7,628)	(1,632)	(248)
Payment for sports marketing agreement	—	—	(4,950)
Other	2,574	257	173
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(2,483)	8,385	(2,089)
Other current assets	3,208	3,387	(3,169)
Accounts payable	(4,238)	2,162	2,082
Employee compensation, benefits and pension costs	72	(2,017)	288
Accrued expenses	(2,288)	870	(374)
Accrued interest	3,654	(6,001)	5,047
Income taxes payable	(168)	(282)	1,141
Deferred revenue other, including current portion	(455)	1,715	(53)

Net cash provided by operating activities	18,903	73,675	28,360

Investing activities
Acquisition of television businesses and licenses, net of cash acquired	—	—	(92)
Purchases of property and equipment	(17,756)	(15,019)	(24,605)
Proceeds from asset sales	104	199	272
Equipment transactions related to spectrum reallocation, net	697	(766)	(211)
Payments on acquisition related liabilities	(805)	(779)	(1,012)
Other	229	25	(14)

Net cash used in investing activities	(17,531)	(16,340)	(25,662)

Financing activities
Proceeds from borrowings on long-term debt	—	16,000	392,500
Repayments of borrowings on long-term debt	(8,571)	(140,621)	(318,500)
Deferred and other loan costs	(7,450)	—	(16,255)
Dividends paid, net of accreted preferred stock dividend	—	(8,825)	(7,709)
Proceeds from issuance of common stock	—	—	1,271
Proceeds from issuance of preferred stock	—	91,607	—
Purchase of common stock	—	(185)	(5,518)
Redemption of preferred stock	—	—	(31,400)
Redemption and purchase of preferred stock from related party	—	—	(6,490)

Net cash (used in) provided by financing activities	(16,021)	(42,024)	7,899

Net (decrease) increase in cash and cash equivalents	(14,649)	15,311	10,597
Cash and cash equivalents at beginning of period	30,649	15,338	4,741

Cash and cash equivalents at end of period	$16,000	$30,649	$15,338

See accompanying notes.

GRAY TELEVISION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Description of Business and Summary of Significant Accounting Policies
Description of Business
     Gray Television, Inc. is a television broadcast company headquartered in Atlanta, Georgia. We own 36 television stations serving 30 television markets. Seventeen of the stations are affiliated with CBS Inc. (“CBS”), ten are affiliated with the National Broadcasting Company, Inc. (“NBC”), eight are affiliated with the American Broadcasting Company (“ABC”), and one is affiliated with FOX Entertainment Group, Inc. (“FOX”). In addition to our primary channels that we broadcast from our television stations, we currently broadcast 39 digital second channels including one affiliated with ABC, four affiliated with FOX, seven affiliated with The CW Network, LLC (“CW”), 18 affiliated with Twentieth Television, Inc. (“MyNetworkTV” or “MyNet.”), two affiliated with Universal Sports Network or (“Universal Sports”) and seven local news/weather channels in certain of our existing markets. We created our digital second channels to better utilize our excess broadcast spectrum. The digital second channels are similar to our primary broadcast channels; however, our digital second channels are affiliated with networks different from those affiliated with our primary broadcast channels. Our operations consist of one reportable segment.
Principles of Consolidation
     The consolidated financial statements include our accounts and the accounts of our subsidiaries. All significant intercompany accounts and transactions have been eliminated.
Revenue Recognition
     Broadcasting advertising revenue is generated primarily from the sale of television advertising time to local, national and political customers. Internet advertising revenue is generated from the sale of advertisements on our stations’ websites. Broadcast network compensation is generated by contractual payments to us from the broadcast networks. Retransmission consent revenue is generated by payments to us from cable and satellite distribution systems for their retransmission of our broadcasts. Advertising revenue is billed to the customer and recognized when the advertisement is broadcast or appears on our stations’ websites. Broadcast network compensation is recognized on a straight-line basis over the life of the contract. Retransmission consent revenue is recognized as earned over the life of the contract. Cash received which has not yet been recognized as revenue is presented as deferred revenue.
Barter Transactions
     We account for trade barter transactions involving the exchange of tangible goods or services with our customers as revenue. The revenue is recorded at the time the advertisement is broadcast and the expense is recorded at the time the goods or services are used. The revenue and expense associated with these transactions are based on the fair value of the assets or services involved in the transaction. Trade barter revenue and expense recognized by us for each of the years ended December 31, 2009, 2008 and 2007 are as follows (amounts in thousands):

	Year Ended December 31,
	2009	2008	2007
Trade barter revenue	$1,289	$1,850	$2,256
Trade barter expense	(1,324)	(1,892)	(2,116)

Net trade barter (expense) income	$(35)	$(42)	$140

     We do not account for barter revenue and related barter expense generated from network or syndicated programming as such amounts are not material. Furthermore, any such barter revenue recognized would then require the recognition of an equal amount of barter expense. The recognition of these amounts would have no effect upon net income (loss).
Advertising Expense
     We recorded advertising expense of $0.8 million, $1.3 million and $1.8 million for the years ended December 31, 2009, 2008 and 2007, respectively. In 2009 and 2008, advertising expense decreased as a result of general cost reduction initiatives. In 2007, advertising expense increased as a result of the acquisition of stations and the expansion of operations at existing stations through digital second channels. We expense all advertising expenditures.

Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Our actual results could materially differ from these estimated amounts. Our most significant estimates are used for our allowance for doubtful accounts in receivables, valuation of goodwill and intangible assets, amortization of program rights and intangible assets, stock-based compensation, pension costs, income taxes, employee medical insurance claims, useful lives of property and equipment, contingencies and litigation.
Allowance for Doubtful Accounts
     We record a provision for doubtful accounts based on a percentage of receivables. We recorded expenses for this allowance of $0.9 million, $1.8 million and $1.0 million for the years ended December 31, 2009, 2008 and 2007, respectively. We write-off accounts receivable balances when we determine that they have become uncollectible.
Program Broadcast Rights
     Rights to programs available for broadcast under program license agreements are initially recorded at the beginning of the license period for the amounts of total license fees payable under the license agreements and are charged to operating expense over the period that the episodes are broadcast. The portion of the unamortized balance expected to be charged to operating expense in the succeeding year is classified as a current asset, with the remainder classified as a non-current asset. The liability for the license fees payable under program license agreements is classified as current or long-term, in accordance with the payment terms of the various license agreements.
Property and Equipment
     Property and equipment are carried at cost. Depreciation is computed principally by the straight-line method. Buildings, towers, improvements and equipment are generally depreciated over estimated useful lives of approximately 35 years, 20 years, 10 years and 5 years, respectively. Maintenance, repairs and minor replacements are charged to operations as incurred; major replacements and betterments are capitalized. The cost of any assets sold or retired and related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting profit or loss is reflected in income or expense for the period. The following table lists components of property and equipment by major category (in thousands):

	December 31,
	2009	2008
Property and equipment:
Land	$23,046	$22,452
Buildings and improvements	51,606	49,766
Equipment	291,682	296,013

	366,334	368,231
Accumulated depreciation	(218,242)	(205,328)

Total property and equipment, net	$148,092	$162,903

Deferred Loan Costs
     Loan acquisition costs are amortized over the life of the applicable indebtedness using a straight-line method that approximates the effective interest method.
Asset Retirement Obligations
     We own office equipment, broadcasting equipment, leasehold improvements and transmission towers, some of which are located on, or are housed in, leased property or facilities. At the conclusion of several of these leases we are legally obligated to dismantle, remove and otherwise properly dispose of and remediate the facility or property. We estimate our asset retirement obligation based upon the cash flows of the costs to be incurred and the net present value of those estimated amounts. The asset retirement obligation is recognized as a non-current liability and as a component of the cost of the related asset. Changes to our asset retirement obligation resulting from revisions to the timing or the amount of the original undiscounted cash flow estimates are recognized as an increase or decrease to the carrying amount of the asset retirement obligation and the related asset retirement cost capitalized as part of the related property, plant, or equipment. Changes in the asset retirement obligation resulting from accretion of the net present value of the estimated cash flows are recognized as operating expenses. We recognize depreciation expense of the capitalized cost over the estimated life of the lease. Our estimated obligations become due at varying times during the years 2010 through 2059. The liability recognized for our asset retirement obligations was approximately $465,000 and $507,000 as of December 31, 2009 and 2008, respectively. Related to our asset retirement obligations, we recorded a gain of $3,000 for the year ended December 31, 2009 and expenses of $28,000 and $0 for the years ended December 31, 2008 and 2007, respectively.
Concentration of Credit Risk
     We provide advertising air-time to national and local advertisers within the geographic areas in which we operate. Credit is extended based on an evaluation of the customer’s financial condition, and generally advance payment is not required except for political advertising. Credit losses are provided for in the financial statements and consistently have been within our expectations that are based upon our prior experience.
     For the year ended December 31, 2009, approximately 17% and 12% of our broadcast revenue was obtained from advertising sales to automotive and restaurant customers, respectively. We experienced similar industry-based concentrations of revenue in the years ended December 31, 2008 and 2007. Although our revenues can be affected by changes within these industries, we believe this risk is in part mitigated due to the fact that no one customer accounted for in excess of 5% of our revenue in any of these periods. Furthermore, our large geographic operating area partially mitigates the potential effect of regional economic changes. However, during the years ended December 31, 2009 and 2008, our overall revenues have been negatively impacted by the economic recession, including the recession’s effect upon the automotive industry.
     The majority of our cash is held by a major financial institution and we believe risk of loss is mitigated by the size and the financial health of the institution. Risk of loss has been further mitigated by the U.S. Government’s intervention in the banking system during the years ended December 31, 2009 and 2008.
Earnings Per Share
     We compute basic earnings per share by dividing net income by the weighted-average number of common shares outstanding during the relevant period. The weighted-average number of common shares outstanding does not include unvested restricted shares. These shares, although classified as issued and outstanding, are considered contingently returnable until the restrictions lapse and are not to be included in the basic earnings per share calculation until the shares are vested. Diluted earnings per share is computed by giving effect to all dilutive potential common shares issuable, including restricted stock and stock options. The following table reconciles basic weighted-average shares outstanding to diluted weighted-average shares outstanding for the years ended December 31, 2009, 2008 and 2007 (in thousands):

	Year Ended December 31,
	2009	2008	2007
Weighted-average shares outstanding — basic	48,510	48,302	47,788
Stock options and restricted stock	—	—	—

Weighted-average shares outstanding — diluted	48,510	48,302	47,788

     For periods in which we reported losses, all common stock equivalents are excluded from the computation of diluted earnings per share, since their inclusion would be antidilutive. Securities that could potentially dilute earnings per share in the future, but which were not included in the calculation of diluted earnings per share because their inclusion would have been antidilutive for the periods presented are as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Potentially dilutive securities outstanding at end of period:
Employee stock options	1,476	1,949	864
Unvested restricted stock	66	100	128

Total	1,542	2,049	992

Investment in Broadcasting Company
     We have an investment in Sarkes Tarzian, Inc. (“Tarzian”) whose principal business is the ownership and operation of two television stations. The investment represents 33.5% of the total outstanding common stock of Tarzian (both in terms of the number of shares of common stock outstanding and in terms of voting rights), but such investment represents 73% of the equity of Tarzian for purposes of dividends, if paid, as well as distributions in the event of any liquidation, dissolution or other sale of Tarzian. This investment is accounted for under the cost method of accounting and reflected as a non-current asset. We have no commitment to fund operations of Tarzian and we have neither representation on Tarzian’s board of directors or any other influence over Tarzian’s management. We believe the cost method is appropriate to account for this investment given the existence of a single voting majority shareholder and our lack of management influence.
Valuation of Broadcast Licenses, Goodwill and Other Intangible Assets
     From January 1, 1994 through December 31, 2009, we acquired 33 television stations. We completed our most recent acquisition on March 3, 2006. Among the assets acquired in these transactions were broadcast licenses issued by the Federal Communications Commission, goodwill and other intangible assets.
     For broadcast licenses acquired prior to January 1, 2002, we recorded their respective values using a residual method (analogous to “goodwill”) where the excess of the purchase price over the fair value of all identified tangible and intangible assets is attributed to the broadcast license. This residual basis approach will generally produce higher valuations of broadcast licenses when compared to applying an income method as discussed below.
     For broadcast licenses acquired after December 31, 2001, we recorded their respective values using an income approach. Under this approach, a broadcast license is valued based on analyzing the estimated after-tax discounted future cash flows of the station, assuming an initial hypothetical start-up operation maturing into an average performing station in a specific television market and giving consideration to other relevant factors such as the technical qualities of the broadcast license and the number of competing broadcast licenses within that market. This income approach will generally produce lower valuations of broadcast licenses when compared to applying a residual method as discussed above. For television stations acquired after December 31, 2001, we allocated the residual value of the station to goodwill.
     When renewing broadcast licenses, we incur regulatory filing fees and legal fees. We expense these fees as they are incurred.
     Other intangible assets that we have acquired include network affiliation agreements, advertising contracts, client lists, talent contracts and leases. Each of our stations is affiliated with a broadcast network. We believe that the value of a television station is derived primarily from the attributes of its broadcast license rather than its network affiliation agreement. As a result, we have allocated minimal values to our network affiliation agreements. We have classified our other intangible assets as definite-lived intangible assets. The amortization period of our other intangible assets is equal to the shorter of their estimated useful life or contract period. When renewing other intangible asset contracts, we incur legal fees which expensed as incurred.
Annual Impairment Testing of Intangible Assets
     We test for impairment of our intangible assets on an annual basis on the last day of each fiscal year. However, if certain triggering events occur, we will test for impairment during the relevant reporting period.
     For purposes of testing goodwill for impairment, each of our individual television stations is considered a separate reporting unit. We review each television station for possible goodwill impairment by comparing the estimated fair value of each respective reporting unit to the recorded value of that reporting unit’s net assets. If the estimated fair value exceeds the net asset value, no goodwill impairment is deemed to exist. If the fair value of the reporting unit does not exceed the recorded value of that reporting unit’s net assets, we then perform, on a notional basis, a purchase price allocation by allocating the reporting unit’s fair value to the fair value of all tangible and identifiable intangible assets with residual fair value representing the implied fair value of goodwill of that reporting unit. The recorded value of goodwill for the reporting unit is written down to this implied value.
     To estimate the fair value of our reporting units, we utilize a discounted cash flow model supported by a market multiple approach. We believe that a discounted cash flow analysis is the most appropriate methodology to test the recorded value of long-term assets with a demonstrated long-lived / enduring franchise value. We believe the results of the discounted cash flow and market multiple approaches provide reasonable estimates of the fair value of our reporting units because these approaches are based on our actual results and reasonable estimates of future performance, and also take into consideration a number of other factors deemed relevant by us, including but not limited to, expected future market revenue growth, market revenue shares and operating profit margins. We have historically used these approaches in determining the value of our goodwill. We also consider a market multiple approach utilizing market multiples to corroborate our discounted cash flow analysis. We believe that this methodology is consistent with the approach that a strategic market participant would utilize if they were to value one of our television stations.
     For testing of our broadcast licenses and other intangible assets for potential impairment of their recorded asset values, we compare their estimated fair value to the respective asset’s recorded value. If the fair value is greater than the asset’s recorded value, no impairment expense is recorded. If the fair value does not exceed the asset’s recorded value, we record an impairment expense equal to the amount that the asset’s recorded value exceeded the asset’s fair value. We use the income method to estimate the fair value of all broadcast licenses irrespective of whether they were initially recorded using the residual or income methods.
     For further discussion of our goodwill, broadcast licenses and other intangible assets, see Note 12. “Goodwill and Intangible Assets”.
Market Capitalization
     When we test our broadcast licenses and goodwill for impairment, we also give consideration to our market capitalization. During 2008, we experienced a significant decline in our market capitalization. As of December 31, 2008, our market capitalization was less than our book value and it remains less than book value as of the date of this filing. We believe the decline in our stock price was influenced, in part, by the then current state of the national credit market and the national economic recession. We believe that it is appropriate to view the current status of the credit markets and recession as relatively temporary in relation to reporting units that have demonstrated long-lived/enduring franchise value. Accordingly, we believe that a variance between market capitalization and fair value can exist and that difference could be significant at points in time due to intervening macroeconomic influences.
Related Party Transactions
     On December 23, 2008, Gray entered into a one-year consulting contract with Mr. J. Mack Robinson whereby he agreed to consult and advise Gray with respect to its television stations and all related matters in connection with various proposed or existing television stations. In return for his services, Mr. Robinson received compensation under this agreement of $400,000 for the year ended December 31, 2009. Prior to Mr. Robinson’s retirement on December 14, 2008, he had served as Gray’s Chief Executive Officer. At all times during which the consulting agreement has been in effect, he has continued to serve as a member of Gray’s Board of Directors and as Chairman emeritus.
     For the years ended December 31, 2008 and 2007, we made related party payments to Georgia Casualty & Surety Co. (“Georgia Casualty”) in the amounts of $183,000 and $317,000, respectively, for certain insurance services provided. Through March 2008, Georgia Casualty was a wholly-owned subsidiary of Atlanta American Corporation, a publicly-traded company (“Atlantic American”). For all periods through 2008, Mr. Robinson served as chairman of the board of Atlantic American. Mr. Robinson and certain entities controlled by him own a majority of the outstanding capital stock of Atlantic American. In addition, Mr. Hilton H. Howell, our Chairman and Chief Executive Officer is Chairman, President and Chief Executive Officer of, and maintains an ownership interest in, Atlantic American and Harriett J. Robinson, one of our directors and the wife of J. Mack Robinson, is a director of, and maintains an ownership interest in, Atlantic American. During 2008, Atlantic American sold Georgia Casualty to an unrelated party. The payments for 2008 are the total payments made for all of 2008. After 2008, we no longer consider Georgia Casualty a related party due to their sale in 2008.
Accumulated Other Comprehensive (Loss) Income
     Our accumulated other comprehensive (loss) income balances as of December 31, 2009 and 2008 consist of adjustments to our derivative and pension liabilities as follows (in thousands):

	December 31,
	2009	2008
Accumulated balances of items included in accumulated other comprehensive loss:
Loss on derivatives, net of income tax	$(3,870)	$(15,013)
Pension liability adjustments, net of income tax	(5,444)	(9,445)

Accumulated other comprehensive loss	$(9,314)	$(24,458)

Recent Accounting Pronouncements
     In June 2009 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Standard No. 162” (“SFAS 168”). SFAS 168 replaces GAAP with two levels of GAAP: authoritative and non-authoritative. On July 1, 2009, the FASB Accounting Standards Codification (“FASB ASC”) became the single source of authoritative nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission. All other non-grandfathered accounting literature became non-authoritative. The adoption of SFAS 168 did not have a material impact on our consolidated financial statements. As a result of the adoption of SFAS 168, all references to GAAP now refer to the codified FASB ASC topic.
     In September 2006, FASB ASC Topic 820 was issued. FASB ASC Topic 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FASB ASC Topic 820 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. We adopted the provisions of FASB ASC Topic 820 on January 1, 2009. The adoption of FASB ASC Topic 820 did not have a significant impact on our consolidated financial statements.
     In April 2009, FASB ASC Topic 855 was issued. FASB ASC Topic 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. We adopted FASB ASC Topic 855 for the quarter ending June 30, 2009. The adoption did not have a material impact on our consolidated financial statements.
Subsequent Events
     We evaluate subsequent events through the date we issue our financial statements.
Reclassifications
     Certain reclassifications have been made within the liability section of our prior year’s balance sheet and the investing section of our prior year’s statement of cash flows to be consistent with the current year’s presentation. The reclassifications did not change total assets, total liabilities or net loss as previously recorded.
2. Marketable Securities
     We have historically invested excess cash balances in an enhanced cash fund managed by Columbia Management Advisers, LLC, a subsidiary of Bank of America, N.A. (“Columbia Management”). We refer to this investment fund as the Columbia Fund.
     On December 6, 2007, Columbia Management initiated a series of steps which included the temporary suspension of all immediate cash distributions from the Columbia Fund and changed its method of valuation from a fixed asset valuation to a fluctuating asset valuation. Since that date, Columbia Management has commenced the liquidation of the Columbia Fund. During the quarter ended March 31, 2009, Columbia Management completed the liquidation and distribution of our investment.
     For the years ended December 31, 2009, 2008 and 2007, we recorded a mark-to-market expense of $2,100, $383,000 and $88,000, respectively, reflecting a decrease in market value of our original investment in the Columbia Fund. As of December 31, 2009, we no longer had funds invested in the Columbia Fund. Our balance in the Columbia Fund net of the mark-to-market adjustment as of December 31, 2008 was $1.4 million and was recorded as a current marketable security.
     For the years ended December 31, 2009, 2008 and 2007, we received cash distributions of $1.4 million, $4.5 million and $623,000, respectively, and we earned interest income of $5,000, $116,000 and $78,000, respectively, from the Columbia Fund.
     Fair value is based on quoted prices of similar assets in active markets. Valuation of these items entails a significant amount of judgment and the inputs that are significant to the fair value measurement are Level 2 in the fair value hierarchy. See Note 5. “Fair Value Measurement” for further discussion of fair value.
     As of December 31, 2009, all excess cash is held in a bank account and we do not have any cash equivalents.

3. Long-term Debt and Accrued Facility Fee
     Long-term debt consists of the following (in thousands):

	December 31,
	2009	2008
Long-term debt:
Senior credit facility — current portion	$8,080	$8,085
Senior credit facility — long-term portion	783,729	792,295

Total long-term debt including current portion	791,809	800,380
Long-term accrued facility fee	18,307	—

Total long-term debt and accrued facility fee	$810,116	$800,380

Borrowing availability under our senior credit facility	$31,681	$12,262
Leverage ratio as defined in our senior credit facility:
Actual	8.42	7.14
Maximum allowed	8.75	7.25
     Our senior credit facility consists of a revolving loan and a term loan. The amount outstanding under our senior credit facility as of December 31, 2009 and December 31, 2008 was $791.8 million and $800.4 million, respectively, comprised solely of the term loan. Under the revolving loan portion of our senior credit facility, the maximum available borrowing capacity was $50.0 million as of December 31, 2009. Of the maximum borrowing capacity available under our revolving loan, the amount that we can draw is limited by certain restrictive covenants, including our total net leverage ratio covenant. Based on such covenant, as of December 31, 2009 and December 31, 2008, we could have drawn $31.7 million and $12.3 million, respectively, of the $50.0 million maximum borrowing capacity under the revolving loan. Effective as of March 31, 2010, the maximum borrowing capacity available under the revolving loan was reduced to $40.0 million.
     Under our revolving and term loans, we can choose to pay interest at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) plus 3.5% or at the lenders’ base rate, generally equal to the lenders’ prime rate, plus 2.5%. This interest is payable in cash throughout the year.
     In addition, effective as of April 1, 2009, we incur a facility fee at an annual rate of 3.0% on all principal balances outstanding under the revolving and term loans. For the period from April 4, 2009 until April 30, 2010, the annual facility fee for the revolving and term loans accrues and is payable on the respective revolving and term loan maturity dates. The revolving loan and term loan maturity dates are March 19, 2014 and December 31, 2014, respectively. For the period from April 30, 2010 until maturity of the senior credit facility, the annual facility fee will be payable in cash on a quarterly basis and the amount accrued through April 30, 2010 will bear interest at an annual rate of 6.5%, payable quarterly. As of December 31, 2009, our accrued facility fee of $18.3 million was classified as a long-term liability on our balance sheet. The accrued facility fee is included in determining the amount of total debt in calculating our total net leverage ratio covenant as defined in our senior credit facility.
     The average interest rates on our total debt balance outstanding under the senior credit facility as of December 31, 2009 and 2008 were 6.8% and 4.8%, respectively. These rates are as of the period end and do not include the effects of our interest rate swap agreements. See Note 4. “Derivatives”. Including the effects of our interest rate swap agreements, the average interest rates on our total debt balance outstanding under our senior credit facility at December 31, 2009 and 2008 were 9.8% and 5.6%, respectively.
     Also under our revolving loan, we pay a commitment fee on the average daily unused portion of the $50.0 million revolving loan. As of December 31, 2009 and 2008, the annual commitment fees were 0.5% and 0.4%, respectively.
Collateral and Restrictions
     The collateral for our senior credit facility consists of substantially all of our and our subsidiaries’ assets. In addition, our subsidiaries are joint and several guarantors of the obligations and our ownership interests in our subsidiaries are pledged to collateralize the obligations. The senior credit facility contains affirmative and restrictive covenants. These covenants include but are not limited to (i) limitations on additional indebtedness, (ii) limitations on liens, (iii) limitations on amendments to our by-laws and articles of incorporation, (iv) limitations on mergers and the sale of assets, (v) limitations on guarantees, (vi) limitations on investments and acquisitions, (vii) limitations on the payment of dividends and the redemption of our capital stock, (vii) maintenance of a specified total net leverage ratio not to exceed certain maximum limits, (viii) limitations on related party transactions, (ix) limitations on the purchase of real estate, and (x) limitations on entering into multiemployer retirement plans, as well as other customary covenants for credit facilities of this type. As of December 31, 2009 and 2008, we were in compliance with all restrictive covenants as required by our senior credit facility.

     We are a holding company with no material independent assets or operations, other than our investments in our subsidiaries. The aggregate assets, liabilities, earnings and equity of the subsidiary guarantors as defined in our senior credit facility are substantially equivalent to our assets, liabilities, earnings and equity on a consolidated basis. The subsidiary guarantors are, directly or indirectly, our wholly owned subsidiaries and the guarantees of the subsidiary guarantors are full, unconditional and joint and several. All of our current and future direct and indirect subsidiaries are and will be guarantors under the senior credit facility. Accordingly, separate financial statements and other disclosures of each of the subsidiary guarantors are not presented because we have no independent assets or operations, the guarantees are full and unconditional and joint and several and any of our subsidiaries other than the subsidiary guarantors are immaterial.
Amendments to Our Senior Credit Facility
     Effective as of March 31, 2009, we amended our senior credit facility (the “2009 amendment”). The 2009 amendment included (i) an increase in the maximum total net leverage ratio covenant for the year ended December 31, 2009, (ii) a general increase in the restrictiveness of our remaining covenants and (iii) increased interest rates, as described below. In connection therewith, we incurred loan issuance costs of approximately $7.4 million, including legal and professional fees. These fees were funded from our existing cash balances. The 2009 amendment of our senior credit facility was determined to be significant and, as a result, we recorded a loss from early extinguishment of debt of $8.4 million.
     Without the 2009 amendment, we would not have been in compliance with the total net leverage ratio covenant under the senior credit facility and such noncompliance would have caused a default under the agreement as of March 31, 2009. Such a default would have given the lenders thereunder certain rights, including the right to declare all amounts outstanding under our senior credit facility immediately due and payable or to foreclose on the assets securing such indebtedness. The 2009 amendment increased our annual cash interest rate by 2.0% and, beginning March 31, 2009, required the payment of a 3.0% annual facility fee.
     As stated above, our senior credit facility requires us to maintain our total net leverage ratio below certain maximum amounts. Our actual total net leverage ratio and our maximum total net leverage ratio allowed under our senior credit facility for recent reporting periods was as follows:

	Leverage Ratio
		Maximum Allowed
		Agreement
		Giving Effect	Agreement
		to 2009	Pre-2009
	Actual	Amendment	Amendment
Leverage ratios under our senior credit facility as of:
December 31, 2008	7.14	NA	7.25
March 31, 2009	7.48	8.00	7.25
June 30, 2009	7.98	8.25	7.25
September 30, 2009	8.22	8.50	7.25
December 31, 2009	8.42	8.75	7.00
     Assuming we maintain compliance with the financial and other covenants in our senior credit facility, including the total net leverage ratio covenant, we believe that our current cash balance, cash flows from operations and any available funds under the revolving credit line of our senior credit facility will be adequate to provide for our capital expenditures, debt service and working capital requirements through December 31, 2010.
     Compliance with our total net leverage ratio covenant depends on a number of factors, including the interrelationship of our ability to reduce our outstanding debt and/or the results of our operations. The continuing general economic recession, including the significant decline in advertising by the automotive industry, adversely impacted our ability to generate cash from operations during 2009. Based upon certain internal financial projections, we did not believe that we would be in compliance with our total net leverage ratio as of March 31, 2010 unless we further amended the terms of our senior credit facility. As a result, we requested and obtained such an amendment of our senior credit facility on March 31, 2010.
     Effective March 31, 2010, we amended our senior credit facility which, among other things, increased the maximum amount of the total net leverage ratio covenant through March 31, 2011, and reduced the maximum availability under the revolving loan to $40.0 million.

     Based upon our internal financial projections as of the date of filing this Annual Report and the amended terms of our senior credit facility, we believe that we will be in compliance with all covenants required by our amended senior credit facility as of March 31, 2010. The March 2010 amendment also imposed an additional fee, equal to 2.0% per annum, payable quarterly, in arrears, until such time as we complete an offering of capital stock or certain debt securities that results in the repayment of not less than $200.0 million of the term loan outstanding under our senior credit facility. That fee would be eliminated upon such a repayment of amounts under the term loan. In addition, upon completion of a financing that results in the repayment of at least $200.0 million of our term loan, we would achieve additional flexibility under various covenants in our senior credit facility. The use of proceeds from any issuance of additional securities will generally be limited to the repayment of amounts outstanding under our term loan and, in certain circumstances, to the repurchase of outstanding shares of our Series D Perpetual Preferred Stock. There can be no assurance that we will be able to complete such a capital raising transaction, or to repurchase any of our preferred stock, at times and on terms acceptable to us, or at all. If we are unable to complete such a financing and repayment of amounts under our term loan, we would continue to incur increased fees under our senior credit facility and to be subject to the stricter limits contained in our existing financial covenants. For additional details regarding the March 2010 amendment to our senior credit facility, see Note 14. “Subsequent Event — Long-term Debt Amendment” to our audited financial statements included elsewhere herein.
Loss on Early Extinguishment of Debt in 2007
     On March 19, 2007, we entered into the senior credit facility and repaid all then-outstanding obligations under our previous credit facility. As a result of these transactions, in the first quarter of 2007 we incurred lender and legal fees of approximately $3.2 million and recognized a loss on early extinguishment of debt of $6.5 million, including the write-off of a portion of our previously capitalized loan fees.
     On April 18, 2007, we redeemed all of our then-outstanding 9.25% Notes and, accordingly, recorded a loss on early extinguishment of debt of $16.4 million during the second quarter of 2007.
Maturities
     Aggregate minimum principal maturities on long-term debt and long-term accrued facility fee as of December 31, 2009, were as follows (in thousands):

	Minimum Principal Maturities
	Long-Term Accrued	Long-Term
Year	Facility Fee	Debt	Total
2010	$—	$8,080	$8,080
2011	—	8,080	8,080
2012	—	8,080	8,080
2013	—	8,080	8,080
2014	18,307	759,489	777,796

Total	$18,307	$791,809	$810,116

Interest Payments
     For all of our interest bearing obligations, including derivative contracts, we made interest payments of approximately $46.8 million, $59.6 million and $61.2 million during 2009, 2008 and 2007, respectively. We did not capitalize any interest payments during the years ended December 31, 2009, 2008 and 2007.
4. Derivatives
Risk Management Objective of Using Derivatives
     We are exposed to certain risks arising from business operations and economic conditions. We attempt to manage our exposure to a wide variety of business and operational risks principally through management of our core business activities. We attempt to manage economic risk, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources and duration of our debt funding and the use of interest rate swap agreements. Specifically, we enter into interest rate swap agreements to manage interest rate exposure with the following objectives:

•	managing current and forecasted interest rate risk while maintaining financial flexibility and solvency;

•	proactively managing our cost of capital to ensure that we can effectively manage operations and execute our business strategy, thereby maintaining a competitive advantage and enhancing shareholder value; and

•	complying with covenant requirements in our senior credit facility.
Cash Flow Hedges of Interest Rate Risk
     In using interest rate derivatives, our objectives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish these objectives, we primarily use interest rate swap agreements as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable rate amounts from a counterparty in exchange for our making fixed-rate payments over the life of the agreements, without exchange of the underlying notional amount. Under the terms of our senior credit facility, we are required to fix the interest rate on at least 50.0% of the outstanding balance thereunder through March 19, 2010.
     During 2007, we entered into three swap agreements to convert $465.0 million of our variable rate debt under our senior credit facility to fixed rate debt. These interest rate swap agreements expire on April 3, 2010, and they were our only derivatives as of December 31, 2009 and 2008. Upon entering into the swap agreements, we designated them as hedges of variability of our variable rate interest payments attributable to changes in three-month LIBOR, the designated interest rate. Therefore, these interest rate swap agreements are considered cash flow hedges.
     Upon entering into a swap agreement, we document our hedging relationships and our risk management objectives. Our swap agreements do not include written options. Our swap agreements are intended solely to modify the payments for a recognized liability from a variable rate to a fixed rate. Our swap agreements do not qualify for the short-cut method of accounting because the variable rate debt being hedged is pre-payable.
     Hedge effectiveness is evaluated at the end of each quarter. We compare the notional amount, the variable interest rate and the settlement dates of the interest rate swap agreements to the hedged portion of the debt. Historically, our swap agreements have been highly effective at hedging our interest rate exposure, although no assurances can be provided that they will continue to be effective for future periods.
     During the period of each interest rate swap agreement, we recognize the swap agreements at their fair value as an asset or liability on our balance sheet. The effective portion of the change in the fair value of our interest rate swap agreements is recorded in accumulated other comprehensive income (loss). The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense as the related interest payments are made on our variable rate debt. We estimate that an additional $6.3 million will be reclassified as an increase in interest expense and a decrease in other comprehensive income (loss) between January 1, 2010 and April 3, 2010.
     Under these swap agreements, we receive variable rate interest at the LIBOR and pay fixed interest at an annual rate of 5.48%. The variable LIBOR is reset in three-month periods for the swap agreements. At our option, the variable LIBOR is reset in one-month or three-month periods for the hedged portion of our variable rate debt.
     Beginning in April 2009 and ending in early October 2009, we chose to hedge our long-term debt against a one-month LIBOR contract that is renewed monthly rather than a three-month LIBOR contract. By doing so, we took advantage of the lower one-month LIBOR during this period. As a result, our hedge was not 100% effective during this period and the ineffective portion was recognized in earnings.
     The table below presents the fair value of our interest rate swap agreements as well as their classification on our balance sheet as of December 31, 2009 and 2008. These interest rate swap agreements are our only derivative financial instruments. We did not have any derivatives classified as assets as of December 31, 2009 or 2008. The fair values of the derivative instruments are estimated by obtaining quotations from the financial institutions that are counterparties to the instruments. The fair values are estimates of the net amount that we would have been required to pay on December 31, 2009 and 2008 if the agreements were transferred to other parties or cancelled on such dates. Amounts in the following table are in thousands.

Fair Values of Derivative Instruments

	As of December 31, 2009		As of December 31, 2008
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value
Derivatives designated as hedging instruments:
Interest rate swap agreements	Current liabilities	$6,344	Noncurrent liabilities	$24,611
     The following table presents the effect of our derivative financial instruments on our consolidated statement of operations for the years ended December 31, 2009 and 2008 (in thousands).

	Cash Flow Hedging Relationships
	for the Year Ended December 31,
	2009	2008	2007
Interest rate swap agreements:
Asset (liability) at beginning of period	$(24,611)	$(17,625)	$4
Effective portion of gains (losses) recognized in other comprehensive income (loss)	35,497	719	(17,693)
Effective portion of gains (losses) recorded in accumulated other comprehensive income (loss) and reclassified into interest expense	(17,230)	(7,705)	64
Portion of gains (losses) representing the amount of hedge ineffectiveness and the amount excluded from the assessment of hedge effectiveness and recorded as an increase (decrease) in interest expense	—	—	—

Asset (liability) at end of period	$(6,344)	$(24,611)	$(17,625)

     For the year ended December 31, 2009, we recorded a loss on derivatives as other comprehensive income of $11.2 million, net of a $7.1 million income tax expense. For the year ended December 31, 2008, we recorded a loss on derivatives as other comprehensive expense of $4.3 million, net of a $2.7 million income tax benefit. For the year ended December 31, 2007, we recorded a loss on derivatives as other comprehensive expense of $10.8 million, net of a $6.9 million income tax benefit.
Credit-risk Related Contingent Features
     We manage our counterparty risk by entering into derivative instruments with global financial institutions that we believe present a low risk of credit loss resulting from nonperformance. As of December 31, 2009 and 2008, we had not recorded a credit value adjustment related to our interest rate swap agreements.
     Our interest rate swap agreements incorporate the covenant provisions of our senior credit facility. Failure to comply with the covenant provisions of the senior credit facility could result in our being in default of our obligations under our interest rate swap agreements.
5. Fair Value Measurement
     Fair value is the price that market participants would pay or receive to sell an asset or paid to transfer a liability in an orderly transaction. Fair value is also considered the exit price. We utilize market data or assumptions that market participants would use in pricing an asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized into a hierarchy that gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1”) and the lowest priority to unobservable inputs that require assumptions to measure fair value (“Level 3”).
Recurring Fair Value Measurements
     Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The following table sets forth our financial assets and liabilities, which were accounted for at fair value, by level within the fair value hierarchy as of December 31, 2009 and 2008 (in thousands):

Recurring Fair Value Measurements

	As of December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities	$—	$—	$—	$—
Liabilities:
Interest rate swap agreements	$—	$6,344	$—	$6,344

	As of December 31, 2008
	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities	$—	$1,384	$—	$1,384
Liabilities:
Interest rate swap agreements	$—	$24,611	$—	$24,611
     Fair value of our interest rate swap agreements is based on estimates provided by the counterparties. Fair value of our marketable securities was based on estimates provided by Columbia Management. Valuation of these items does entail a significant amount of judgment.
Non-Recurring Fair Value Measurements
     We have certain assets that are measured at fair value on a non-recurring basis and are adjusted to fair value only when the carrying values exceed their fair values. Included in the following table are the significant categories of assets measured at fair value on a non-recurring basis as of December 31, 2009 (amounts in thousands).
Non-Recurring Fair Value Measurements

					Impairment Loss
	As of December 31, 2009				For The Year Ended
	Level 1	Level 2	Level 3	Total	December 31, 2009
Assets:
Property and equipment, net	$—	$—	$148,092	$148,092	$—
Program broadcast rights	—	—	11,265	11,265	177
Investment in broadcasting company	—	—	13,599	13,599	—
Broadcast licenses	—	—	818,981	818,981	—
Goodwill	—	—	170,522	170,522	—
Other intangible assets, net	—	—	1,316	1,316	—

Total	$—	$—	$1,163,775	$1,163,775	$177

					Impairment Loss
	As of December 31, 2008				For The Year Ended
	Level 1	Level 2	Level 3	Total	December 31, 2008
Assets:
Property and equipment, net	$—	$—	$162,903	$162,903	$—
Program broadcast rights	—	—	11,068	11,068	627
Investment in broadcasting company	—	—	13,599	13,599	—
Broadcast licenses	—	—	818,981	818,981	240,085
Goodwill	—	—	170,522	170,522	98,596
Other intangible assets, net	—	—	1,893	1,893	—

Total	$—	$—	$1,178,966	$1,178,966	$339,308

     Fair value of our property and equipment is estimated by our engineers. Fair value of our program broadcast rights is based upon estimated future advertising revenue generated by the programming. Fair value of our investment in broadcasting company is based upon estimated future cash flows. Fair value of broadcast licenses, goodwill and other intangible assets is described in Note 1. “Description of Business and Summary of Significant Accounting Policies.” Our program broadcast rights impairment charge was recorded as a broadcast operating expense in the respective periods.

Fair Value of Other Financial Instruments
     The estimated fair value of other financial instruments is determined using the best available market information and appropriate valuation methodologies. Interpreting market data to develop fair value estimates involves considerable judgment. Accordingly, the estimates presented are not necessarily indicative of the amounts that we could realize in a current market exchange, or the value that ultimately will be realized upon maturity or disposition. The use of different market assumptions may have a material effect on the estimated fair value amounts.
     The carrying amounts of the following instruments approximate fair value, due to their short term to maturity: (i) accounts receivable, (ii) prepaid and other current assets, (iii) accounts payable, (iv) accrued employee compensation and benefits, (v) accrued interest, (vi) other accrued expenses, (vii) dividends payable, (viii) acquisition-related liabilities and (ix) deferred revenue.
     The carrying amount of our long-term debt, including the current portion and long-term accrued facility fee, was $810.1 million and $800.4 million, respectively, and the fair value was $704.8 million and $312.1 million, respectively as of December 31, 2009 and 2008. Fair value of our long-term debt, including the current portion and long-term accrued facility fee, is based on estimates provided by third party financial professionals as of December 31, 2009 and 2008. Management believes that these estimated fair values as of December 31, 2009 and 2008 were not an accurate indicator of fair value, given that (i) our debt has a relatively limited number of market participants, relatively infrequent market trading and generally small dollar volume of actual trades and (ii) management believes there continues to exist a general disruption of the financial markets. Based upon consideration of alternate valuation methodologies, including our historic and projected future cash flows, as well as historic private trading valuations of television stations and/or television companies, we believe that the estimated fair value of our long-term debt would more closely approximate the recorded book value of the debt as of December 31, 2009 and 2008, respectively.
6. Stockholders’ Equity
     We are authorized to issue 135 million shares of all classes of stock, of which 15 million shares are designated Class A common stock, 100 million shares are designated common stock, and 20 million shares are designated “blank check” preferred stock for which our Board of Directors has the authority to determine the rights, powers, limitations and restrictions. The rights of our common stock and Class A common stock are identical, except that our Class A common stock has 10 votes per share and our common stock has one vote per share. If declared, our common stock and Class A common stock receive cash dividends on an equal per-share basis.
     As of December 31, 2009, we are authorized by our Board of Directors to repurchase an aggregate total of up to 5,000,000 shares of our common stock and Class A common stock in the open market. When we have determined that market and liquidity conditions are favorable, we have repurchased shares. As of December 31, 2009, 279,200 shares of our common stock and Class A common stock are available for repurchase under these authorizations. There is no expiration date for these authorizations. Shares repurchased are held as treasury shares and used for general corporate purposes including, but not limited to, satisfying obligations under our employee benefit plans and long term incentive plan. Treasury stock is recorded at cost.
     During the year ended December 31, 2009, we did not make any repurchases under these authorizations. During the year ended December 31, 2008, we repurchased 883,200 shares of our common stock at an average price of $0.20 per share for a total cost of $177,000. During the year ended December 31, 2007, we repurchased 647,800 shares of our common stock at an average price of $8.49 per share for a total cost of $5.5 million.
     For the year ended December 31, 2009, we did not declare or pay any common stock or Class A common stock dividends. For the year ended December 31, 2008, we declared common stock and Class A common stock dividends in the first, second and third quarters and did not declare a common stock or Class A common stock dividend in the fourth quarter.
     We deferred cash dividends on our Series D Perpetual Preferred Stock and correspondingly suspended cash dividends on our common and Class A common stock to reallocate cash resources to support our ability to pay increased interest costs and fees associated with our senior credit facility.
     As of December 31, 2009, we had not funded our Series D Perpetual Preferred Stock dividend for at least three consecutive quarters. See Note 7 “Preferred Stock” for further discussion of our Series D Perpetual Preferred Stock dividend payments. As long as these Series D Perpetual Preferred Stock dividends remain in arrears, we are prohibited from paying additional common stock or Class A common stock dividends.

     In connection with our various employee benefit plans, we may, at our discretion, issue authorized and unissued shares of our Class A common stock and common stock or previously issued shares of our Class A common stock or common stock reacquired by Gray, including stock purchased in the open market, held in the treasury. As of December 31, 2009, we had reserved 8,868,940 shares and 1,000,000 shares of our common stock and Class A common stock, respectively, for future issuance under various employee benefit plans. As of December 31, 2008, we had reserved 9,523,365 shares and 1,000,000 shares of our common stock and Class A common stock, respectively, for future issuance under various employee benefit plans.
7. Preferred Stock
     During 2008, we issued 1,000 shares of perpetual preferred stock to a group of private investors. This preferred stock was designated Series D Perpetual Preferred Stock, no par value. The issuance of the Series D Perpetual Preferred Stock generated net cash proceeds of approximately $91.6 million, after a 5.0% original issue discount, transaction fees and expenses. The $8.4 million of original issue discount, transaction fees and expenses are being accreted over a seven-year period ending June 30, 2015.
     As of December 31, 2009 and 2008, we had 1,000 shares of Series D Perpetual Preferred Stock outstanding. The Series D Perpetual Preferred Stock has a liquidation value of $100,000 per share for a total liquidation value of $100.0 million as of December 31, 2009 and 2008 and a recorded value of $93.4 million and $92.2 million as of December 31, 2009 and 2008, respectively. The difference between the liquidation values and the recorded values was the un-accreted portion of the original issuance discount and issuance cost. Our accrued Series D Perpetual Preferred Stock dividend balances as of December 31, 2009 and 2008 were $18.9 million and $3.0 million, respectively.
     The Series D Perpetual Preferred Stock has no mandatory redemption date, but is redeemable, at our option, at any time. The Series D Perpetual Preferred Stock may also be redeemed, at the stockholders’ option, on or after June 30, 2015. If the Series D Perpetual Preferred Stock is redeemed, we are required to pay the liquidation price per share in cash plus the pro-rata accrued dividends to the date fixed for redemption. If the Series D Perpetual Preferred Stock is redeemed before January 1, 2012, the redemption price per share will include a premium as described in the following table:

Redemption
Price
Date of Redemption	per Share
January 1, 2009 through June 30, 2009	$105,000
July 1, 2009 through December 31, 2009	$106,500
January 1, 2010 through June 30, 2010	$108,000
July 1, 2010 through December 31, 2010	$106,000
January 1, 2011 through June 30, 2011	$104,000
July 1, 2011 through December 31, 2011	$102,000
January 1, 2012 and thereafter	$100,000
     We made our most recent Series D Perpetual Preferred Stock cash dividend payment on October 15, 2008 for dividends earned through September 30, 2008. We have deferred the cash payment of our Series D Perpetual Preferred Stock dividends earned thereon since October 1, 2008. When three consecutive cash dividend payments with respect to the Series D Perpetual Preferred Stock remain unfunded, the dividend rate increases from 15.0% per annum to 17.0% per annum. Thus, our Series D Perpetual Preferred Stock dividend began accruing at 17.0% per annum on July 16, 2009 and will accrue at that rate as long as at least three consecutive cash dividend payments remain unfunded. Our Series D Perpetual Preferred Stock dividend rate was 15.0% per annum from December 31, 2008 through July 16, 2009. Prior to December 31, 2008, our Series D Perpetual Preferred Stock dividend rate was 12% per annum.
     While any Series D Perpetual Preferred Stock dividend payments are in arrears, we are prohibited from repurchasing, declaring and/or paying any cash dividend with respect to any equity securities having liquidation preferences equivalent to or junior in ranking to the liquidation preferences of the Series D Perpetual Preferred Stock, including our common stock and Class A common stock. We can provide no assurances as to when any future cash payments will be made on any accumulated and unpaid Series D Perpetual Preferred Stock dividends presently in arrears or that become in arrears in the future.

8. Stock-Based Compensation
Long Term Incentive Plan
     The 2007 Long Term Incentive Plan (the “2007 Incentive Plan”) provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights, and performance awards to our officers and employees to acquire shares of our Class A common stock, common stock or to receive other awards based on our performance. We recognize the fair value of the stock options on the date of grant as compensation expense, and such expense is amortized over the vesting period of the stock option. The 2007 Incentive Plan allows us to grant share-based awards for a total of 6.0 million shares of stock, with not more than 1.0 million out of that 6.0 million to be Class A common stock and the remaining shares to be common stock. As of December 31, 2009, 5.0 million shares were available for issuance under the 2007 Incentive Plan. Shares of common stock underlying outstanding options or performance awards are counted against the 2007 Incentive Plan’s maximum shares. Under the 2007 Incentive Plan, the options granted typically vest after a two-year period and expire three years after fully vesting. However, options will vest immediately upon a “change in control” as such term is defined in the 2007 Incentive Plan. All options have been granted with purchase prices that equal the market value of the underlying stock at the close of business on the date of the grant.
Directors’ Restricted Stock plan
     On May 14, 2003, our shareholders approved a restricted stock plan for our Board of Directors (the “Directors’ Restricted Stock Plan”). We have reserved 1.0 million shares of our common stock for issuance under this plan and as of December 31, 2009 there were 770,000 shares available for award. Under the Directors’ Restricted Stock Plan, each director can be awarded up to 10,000 shares of restricted stock each calendar year. Under this plan, we granted a total of 55,000 shares of restricted common stock to our directors during each of the years ended December 31, 2008 and 2007, respectively. We did not grant any shares of restricted common stock to our directors during the year ended December 31, 2009. Of the total shares granted to the directors since the inception of the Directors’ Restricted Stock Plan, 66,000 shares were not fully vested as of December 31, 2009.
8. Stock-Based Compensation
Stock-Based Compensation — Valuation Assumptions for Stock Options
     Included in corporate and administrative expenses in the years ended December 31, 2009, 2008 and 2007 were $1.4 million, $1.5 million and $1.2 million, respectively, of non-cash expense for stock-based compensation which included amortization of restricted stock and stock option expense.
     We did not grant any stock options during 2009. The assumptions used to value stock options granted during 2008 and 2007 are as follows:

	Year Ended December 31,
	2008	2007
Expected term (in years)	2.63	2.76
Volatility	36.71%	32.20%
Risk-free interest rate	2.77%	4.41%
Dividend yield	1.65%	1.41%
Expected forfeitures	2.57%	3.65%
     Expected volatilities are based on historical volatilities of our common stock and Class A common stock. The expected life represents the weighted average period of time that options granted are expected to be outstanding giving consideration to the vesting schedules and our historical exercise patterns. The risk free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected life of the option. Expected forfeitures were estimated based on historical forfeiture rates.

Stock Option and Restricted Share Activity
     A summary of our stock option activity for Class A common stock, for the years ended December 31, 2009, 2008 and 2007 is as follows (in thousands, except weighted average data):

	Year Ended December 31,
	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Stock options outstanding — beginning of period	—	$—	21	$15.39	21	$15.39
Options expired	—	—	(21)	15.39	—	—

Stock options outstanding — end of period	—	$—	—	$—	21	$15.39

Exercisable at end of period	—	$—	—	$—	21	$15.39
     A summary of our stock option activity for common stock for the years ended December 31, 2009, 2008 and 2007 is as follows (in thousands, except weighted average data):

	Year Ended December 31,
	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Stock options outstanding — beginning of period	1,949	$8.31	842	$9.96	1,797	$9.82
Options granted	—	—	1,333	7.49	55	8.69
Options exercised	—	—	—	—	(163)	7.78
Options forfeited	(460)	8.31	(66)	8.17	(42)	9.55
Options expired	(13)	12.37	(160)	10.25	(805)	10.02

Stock options outstanding — end of period	1,476	$8.28	1,949	$8.31	842	$9.96

Exercisable at end of period	498	$9.93	614	$10.01	789	$10.05
     The weighted average fair value of options granted during the years ended December 31, 2008 and 2007 was $1.76 and $2.05 per share, respectively.
     Information concerning common stock options outstanding has been segregated into five groups with similar exercise prices and is as follows:

As of December 31, 2009
			Weighted		Number of	Weighted Average
			Average	Average	Options	Exercise Price
Exercise Price		Number of	Exercise	Remaining	Outstanding	per Share of
per Share		Options	Price	Contractual	That Are	Options That are
Low	High	Outstanding	per Share	Life	Exercisable	Exercisable
		(In thousands)		(In years)	(In thousands)
$1.78	$3.56	10	$2.10	3.6	—	$—
3.56	5.34	35	3.61	3.4	—	—
7.13	8.91	1,017	7.68	3.0	84	8.23
8.91	10.69	338	9.71	0.6	338	9.71
$12.47	$14.25	76	$12.77	0.2	76	$12.77

		1,476			498

     The aggregate intrinsic value of our stock options was $0 based on the closing market price of our common stock at December 31, 2009.

     The following table summarizes the activity for our non-vested restricted shares during the year ended December 31, 2009 under our Directors’ Restricted Stock Plan:

		Weighted
	Number of	Average
	Shares	Fair Value
	(In thousands)
Restricted Stock:
Non-vested common restricted shares, December 31, 2008	100	$6.64
Vested	(34)	7.19

Non-vested common restricted shares, December 31, 2009	66	$6.36

     As of December 31, 2009, there was $525,000 of total unrecognized compensation cost related to all non-vested share based compensation arrangements. The cost is expected to be recognized over a weighted average period of 0.9 years.
9. Income Taxes
     We recognize deferred tax assets and liabilities for future tax consequences attributable to differences between our financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. We recognize the effect on deferred tax assets and liabilities resulting from a change in tax rates in income in the period that includes the enactment date.
     Under certain circumstances, we recognize liabilities in our financial statements for positions taken on uncertain tax issues. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, we believe it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as income tax expense in the statement of operations.
     Federal and state income tax expense (benefit) is summarized as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Current:
Federal	$—	$—	$—
State and local	344	354	274
State and local — reserve for uncertain tax positions	(385)	525	1,006

Current income tax expense	(41)	879	1,280
Deferred:
Federal	(11,640)	(99,510)	(12,504)
State and local	421	(12,380)	(1,319)

Deferred income tax benefit	(11,219)	(111,890)	(13,823)

Total income tax benefit	$(11,260)	$(111,011)	$(12,543)

     Significant components of our deferred tax liabilities and assets are as follows (in thousands):

	December 31,
	2009	2008
Deferred tax liabilities:
Net book value of property and equipment	$16,800	$17,469
Broadcast licenses, goodwill and other intangibles	245,520	231,351
Unearned income	—	62
Network compensation	—	273
Restricted stock	12	17

Total deferred tax liabilities	262,332	249,172

Deferred tax assets:
Liability under supplemental retirement plan	14	18
Liability for accrued vacation	763	782
Allowance for doubtful accounts	426	602
Liability under severance and purchase liabilities	18	83
Liability under health and welfare plan	675	608
Capital loss carryforwards	264	261
Liability for pension plan	5,434	7,307
Federal operating loss carryforwards	99,853	77,172
State and local operating loss carryforwards	13,931	11,540
Alternative minimum tax carryforwards	890	890
Unearned income	1,150	955
Network compensation	1,162	1,366
Interest rate swap agreements	2,474	9,598
Stock options	693	507
Other	440	247

Total deferred tax assets	128,187	111,936
Valuation allowance for deferred tax assets	(6,462)	(4,909)

Net deferred tax assets	121,725	107,027

Deferred tax liabilities, net of deferred tax assets	$140,607	$142,145

     We have approximately $285.3 million in federal net operating loss carryforwards, and those carryforwards expire during the years 2020 through 2029. Additionally, we have an aggregate of approximately $328.6 million of various state net operating loss carryforwards. We are projecting taxable income in the carryforward periods. Therefore, we believe that it is more likely than not that the Federal net operating loss carryforwards will be fully utilized.
     A valuation allowance has been provided for a portion of the state net operating loss carryforwards. We believe that we will not meet the more likely than not threshold in certain states due to the uncertainty of generating sufficient income prior to expiration. Therefore, the state valuation allowance net of federal tax benefit at December 31, 2009 and 2008 was $6.2 million and $4.6 million, respectively. As of December 31, 2009 and 2008, a full valuation allowance of $264,000 and $261,000, respectively, has been provided for the capital loss carryforwards, as we believe that we will not meet the more likely than not threshold due to the uncertainty of generating sufficient capital gains in the carryforward period. Our total valuation allowance provided for deferred tax assets increased $1.6 million for the year ended December 31, 2009 and decreased $306,000 for the year ended December 31, 2008.
     A reconciliation of income tax expense at the statutory federal income tax rate and income taxes as reflected in the consolidated financial statements is as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Statutory federal rate applied to loss before income taxes	$(12,007)	$(109,560)	$(12,493)
State and local taxes, net of federal tax benefit	(906)	(11,584)	(1,476)
Change in valuation allowance	1,553	(306)	431
Reserve for uncertain tax positions	(385)	525	1,006
Goodwill impairment	—	9,301	—
Other items, net	485	613	(11)

Income tax benefit as recorded	$(11,260)	$(111,011)	$(12,543)

Effective income tax rate	32.8%	35.5%	35.1%

     As of each year end, we are required to adjust our pension liability to an amount equal to the funded status of our pension plans with a corresponding adjustment to other comprehensive income on a net of tax basis. During 2009, we decreased our recorded non-current pension liability by $6.6 million and recognized other comprehensive income of $4.0 million, net of a $2.6 million tax expense. During 2008, we increased our recorded non-current pension liability by $11.7 million and recognized other comprehensive loss of $7.2 million, net of a $4.6 million tax benefit. During 2007, we decreased our recorded non-current pension liability by $222,000 and recognized other comprehensive income of $136,000, net of an $86,000 income tax expense.
     During 2009, we recognized a long term asset for the positive change in market value of our interest rate swap agreements of $18.3 million, and recorded a gain on derivatives as other comprehensive income of $11.2 million, net of a $7.1 million income tax expense. During 2008, we recognized a long term liability for the negative market value of our interest rate swap agreements of $7.0 million, and recorded a loss on derivatives as other comprehensive expense of $4.3 million, net of a $2.7 million income tax benefit. During 2007, we recognized a long-term liability for the negative market value of our interest rate swap agreements of $17.7 million, and recorded a loss on derivatives as other comprehensive expense of $10.8 million, net of a $6.9 million income tax benefit.
     We made income tax payments (net of refunds) of $97,000 in 2009. We made income tax payments (net of refunds) of $225,000 in 2008. We received a net income tax refund of $24,000 in 2007. At December 31, 2009 and 2008, we had current income taxes payable of approximately $4.2 million and $4.4 million, respectively.
     On January 1, 2007, we adopted accounting provisions which require us to prescribe a recognition threshold and measurement attribution for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.
     As a result of the implementation of these requirements in 2007, we determined that no material adjustment was required to our existing $2.9 million liability for unrecognized tax benefits, including accrued interest and penalties. As of December 31, 2009 and 2008, we had approximately $4.0 million and $4.4 million, respectively, of unrecognized tax benefits. All of these unrecognized tax benefits would impact our effective tax rate if recognized. The liability for unrecognized tax benefits is recorded net of any federal tax benefit that would result from payment.
     Also on January 1, 2007 and in conjunction with the adoption of this provision, we accrued interest and penalties related to unrecognized tax benefits in income tax expense based on our accounting policy election. As of December 31, 2009 and 2008, we had recorded a liability for potential penalties and interest of approximately $1.2 million and $1.2 million, respectively, related to uncertain tax positions.
     The following table summarizes the activity related to our unrecognized tax benefits, net of federal benefit, excluding interest and penalties for the years ended December 31, 2009, 2008 and 2007 (in thousands):

	Year Ended December 31,
	2009	2008	2007
Balance at beginning of period	$3,227	$2,949	$2,231
Change resulting from positions taken in prior periods:
Increase	48	23	10
Decrease	—	(153)	(31)
Increase resulting from positions taken in current period	—	744	926
Decrease as a result of settlements with taxing authorities	—	(51)	—
Reduction in benefit from lapse in statute of limitations	(447)	(285)	(187)

Balance at end of period	$2,828	$3,227	$2,949

     While it is difficult to calculate with any certainty, we estimate a decrease of $358,000, exclusive of interest and penalties, will be recorded for uncertain tax positions over the next twelve months resulting from expiring statutes of limitations for state tax issues.
     We file income tax returns in the U.S. federal and multiple state jurisdictions. With few exceptions, we are no longer subject to U.S. federal, or state and local tax examinations by tax authorities for years prior to 2000. This extended open adjustment period is due to material amounts of net operating loss carryforwards, which exist at the federal and multi-state jurisdictions originating from the 2000, 2001, 2002 and 2003 tax years.

10. Retirement Plans
     We sponsor and contribute to several types of retirement plans covering substantially all of our full time employees. Our defined benefit pension plans include our active plan as well as two frozen plans that we assumed when we acquired the related businesses. The Gray Television, Inc. Capital Accumulation Plan (“the Capital Accumulation Plan”) is a defined contribution plan that is intended to meet the requirements of section 401(k) of the Internal Revenue Code of 1986.
Gray Pension Plan
     Our active defined benefit plan covers substantially all of our full-time employees. Retirement benefits are based on years of service and the employee’s highest average compensation for five consecutive years during the last ten years of employment. The funding policy is consistent with the funding requirements of existing federal laws and regulations under the Employee Retirement Income Security Act of 1974.
     The measurement dates used to determine the benefit information for our active defined benefit pension plan were December 31, 2009 and 2008, respectively. The following summarizes the active plan’s funded status and amounts recognized in our consolidated balance sheets at December 31, 2009 and 2008, respectively (dollars in thousands):

	December 31,
	2009	2008
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$37,998	$31,498
Service cost	3,248	2,917
Interest cost	2,189	1,925
Actuarial (gains) losses	(3,201)	2,350
Benefits paid	(717)	(692)

Projected benefit obligation at end of year	$39,517	$37,998

Change in plan assets:
Fair value of plan assets at beginning of year	$20,901	$25,267
Actual return on plan assets	3,102	(6,387)
Company contributions	3,430	2,713
Benefits paid	(717)	(692)

Fair value of plan assets at end of year	26,716	20,901

Funded status of plan	$(12,801)	$(17,097)

Amounts recognized in our balance sheets consist of:
Accrued benefit cost	$(4,721)	$(3,094)
Accumulated other comprehensive income	(8,080)	(14,003)

Net liability recognized	$(12,801)	$(17,097)

     The accumulated benefit obligation amounts for our active defined benefit pension were $33.5 million and $32.0 million at December 31, 2009 and 2008, respectively. The increase in the accumulated benefit obligation is due primarily to increases in service costs and salaries and decreases in the discount period till retirement for continuing employees, as well as discount rate changes. The long-term rate of return on assets assumption was chosen from a best estimate range based upon the anticipated long-term returns for asset categories in which the plan is invested. The long-term rate of return may be viewed as the sum of (i) 3% inflation, (ii) 1% risk-free rate of return and (iii) 3% risk premium. The estimated rate of increase in compensation levels is based on historical compensation increases for our employees.

	Year Ended December 31,
	2009	2008
Weighted-average assumptions used to determine net periodic benefit cost for our active plan:
Discount rate	5.79%	6.10%
Expected long-term rate of return on plan assets	7.00%	7.00%
Estimated rate of increase in compensation levels	5.00%	5.00%

	As of December 31,
	2009	2008
Weighted-average assumptions used to determine benefit obligations:
Discount rate	6.27%	5.79%
Estimated rate of increase in compensation levels	5.00%	5.00%
     Pension expense is computed using the projected unit credit actuarial cost method. The net periodic pension cost for our active plan includes the following components (in thousands):

	Year Ended December 31,
	2009	2008	2007
Components of net periodic pension cost:
Service cost	$3,248	$2,917	$2,974
Interest cost	2,189	1,925	1,667
Expected return on plan assets	(1,558)	(1,763)	(1,590)
Recognized net actuarial loss	1,176	98	155

Net periodic pension cost	$5,055	$3,177	$3,206

     For our active plan, the estimated future benefit payments for subsequent years are as follows (in thousands):

Years	Amount
2010	$1,028
2011	1,131
2012	1,360
2013	1,508
2014	1,617
2015-2019	11,032
     The active plan’s weighted-average asset allocations by asset category are as follows:

	As of December 31,
	2009	2008
Asset category:
Insurance general account	37%	40%
Cash management accounts	3%	2%
Equity accounts	54%	53%
Fixed income account	6%	5%

Total	100%	100%

     The investment objective is to achieve a consistent total rate of return (income, appreciation, and reinvested funds) that will equal or exceed the actuarial assumption with aversion to significant volatility. The following is the target asset allocation:

	Target Range
Asset class:
Large cap equities	23%	to	91%
Mid cap equities	0%	to	15%
Small cap equities	0%	to	16%
International equities	5%	to	25%
Fixed income	0%	to	30%
Cash	0%	to	20%
     Our equity portfolio contains attractively priced securities of financially sound companies necessary to build a diversified portfolio. Our fixed income portfolio contains obligations generally rated A or better with no maturity restrictions and an actively managed duration. The cash equivalents strategy uses securities of the highest credit quality.
Fair Value of Active Pension Plan Assets
     We calculate the fair value of our active pension plan’s assets based upon the observable and unobservable net asset value of its underlying investments. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized into a hierarchy that gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1”) and the lowest priority to unobservable inputs that require assumptions to measure fair value (“Level 3”). The following table presents the fair value of our active pension plan’s assets and classifies them by level within the fair value hierarchy as of December 31, 2009 and 2008, respectively (in thousands):

Active Pension Plan Fair Value Measurements

	As of December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets:
Immediate participation guarantee contract	$—	$9,925	$—	$9,925
Common and collective trust fund	—	16,792	—	16,792

Total	$—	$26,717	$—	$26,717

	As of December 31, 2008
	Level 1	Level 2	Level 3	Total
Assets:
Immediate participation guarantee contract	$—	$8,399	$—	$8,399
Common and collective trust fund	—	12,502	—	12,502

Total	$—	$20,901	$—	$20,901

Acquired Pension Plans
     In 2002 and 1998, we acquired companies with two underfunded pension plans (the “Acquired Pension Plans”). The Acquired Pension Plans were frozen by their prior plan sponsors and no new participants can be added to the Acquired Pension Plans. Combined and as of January 1, 2009, the acquired pension plans have 176 participants as compared to our active plan which has approximately 2,352 participants and is described above. As of December 31, 2009, the Acquired Pension Plans had combined plan assets of $4.0 million and the combined projected benefit obligations of $5.1 million. As of December 31, 2008, the Acquired Pension Plans had combined plan assets of $3.9 million and combined projected benefit obligations of $5.6 million. The net liability for the two Acquired Pension Plans is recorded as a liability in our financial statements as of December 31, 2009 and 2008.
Contributions
     We expect to contribute a combined total of approximately $4.5 million to the active plan and the Acquired Pension Plans during the year ending December 31, 2010.
Capital Accumulation Plan
     The Capital Accumulation Plan provides additional retirement benefits for substantially all employees. The Capital Accumulation Plan provides our employees with an investment option in our common stock and Class A common stock. It also allows for our matching contribution to be made in the form of our common stock. On December 9, 2008 and May 2, 2007, our Board of Directors increased the number of shares reserved for the Capital Accumulation Plan by 2,000,000 and 1,000,000 shares of our common stock, respectively. As of December 31, 2009, 1,642,849 shares were available for the plan.
     We match employee contributions to the Capital Accumulation Plan, and such contributions may not exceed 6% of the employees’ gross pay. Our percentage match amount is declared by our Board of Directors before the beginning of each plan year and is made by a contribution of our common stock. Our percentage match was 50% during each of the years ended December 31, 2008 and 2007. As of December 31, 2008, our Board of Directors temporarily suspended our matching contributions for the majority of our employees. For the year ended December 31, 2009, our percentage match was 50% for certain employees included in a collective bargaining unit at one of our stations and we did not match contributions for the remainder of our employees. Our contributions vest, based upon each employee’s number of years of service, over a period not to exceed five years.
     In addition to the matching contributions, we made voluntary contributions in the years ended December 31, 2008 and 2007 for active participants in the Capital Accumulation Plan. This voluntary contribution was equal to 1% of each active participant’s earnings. Our matching and voluntary contributions are as follows (in thousands):

	Year Ended December 31,
	2009		2008		2007
	Shares	Amount	Shares	Amount	Shares	Amount
Contributions to the Capital Accumulation Plan
Matching contributions	351	$147	867	$1,707	176	$1,593
Voluntary contributions	—	$—	84	$673	88	$648

Employee Stock Purchase Plan
     Effective June 30, 2009, we discontinued our Gray Television, Inc. Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Stock Purchase Plan was intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code and to provide eligible employees with an opportunity to purchase our common stock through payroll deductions. Originally, an aggregate of 500,000 shares of our common stock were reserved for issuance under the Stock Purchase Plan and were available for purchase, subject to adjustment in the event of a stock split, stock dividend or other similar change in our common stock or capital structure. In order to ensure that our Stock Purchase Plan had adequate shares available for issuance through June 30, 2009, we proposed and our shareholders approved at our annual 2009 shareholders meeting that an additional 600,000 shares of our common stock be reserved for issuance under our Stock Purchase Plan. As of June 30, 2009 and before discontinuance of our Stock Purchase Plan, 480,510 shares were available for issuance under this plan. The price per share at which shares of common stock were purchased under the Stock Purchase Plan during any purchase period was 85% of the fair market value of the common stock on the last day of the purchase period.
11. Commitments and Contingencies
     We have various operating lease commitments for equipment, land and office space. We also have commitments for various syndicated television programs and commitments for the purchase of equipment.
     Future minimum payments for these commitments are as follows (in thousands):

			Syndicated
		Operating	Television
Year	Equipment	Lease	Programming	Total
2010	$832	$1,321	$4,502	$6,655
2011	—	1,102	11,431	12,533
2012	—	678	5,095	5,773
2013	—	653	962	1,615
2014	—	578	295	873
Thereafter	—	3,787	19	3,806

Total	$832	$8,119	$22,304	$31,255

     The amounts in the table above are estimates of commitments that are in addition to the liabilities accrued for on our balance sheet as of December 31, 2009.
Leases
     We have no material capital leases. Where leases include rent holidays, rent escalations, rent concessions and leasehold improvement incentives, the value of these incentives are amortized over the lease term including anticipated renewal periods. Leasehold improvements are depreciated over the associated lease term including anticipated renewal periods. Rent expense resulting from operating leases for the years ended December 31, 2009, 2008 and 2007 were $1.6 million, $1.6 million and $1.5 million, respectively.
Sports Marketing Agreements
     On October 12, 2004, the University of Kentucky (“UK”) jointly awarded a sports marketing agreement to a subsidiary of IMG Worldwide, Inc. (“IMG”) and us (the “UK Agreement”). The UK Agreement commenced on April 16, 2005 and has an initial term of seven years with the option to extend for three additional years.
     On July 1, 2006, the terms between IMG and us concerning the UK Agreement were amended. The amended agreement provides that we will share in profits in excess of certain amounts specified by the agreement, if any, but not losses. The agreement also provides that we will separately retain all local broadcast advertising revenue and pay all local broadcast expenses for activities under the agreement. Under the amended agreement, IMG agreed to make all license fee payments to UK. However, if IMG is unable to pay the license fee to UK, we will then pay the unpaid portion of the license fee to UK. As of December 31, 2009, the aggregate license fees to be paid by IMG to UK over the remaining portion of the full ten-year term (including optional three additional years) for the agreement is approximately $45.4 million. If we make advances on behalf of IMG, IMG is required to reimburse us for the amount paid within 60 days after the close of each contract year which ends on June 30th. IMG has also agreed to pay interest on any advance at a rate equal to the prime rate. During the years ended December 31, 2009 and 2008, we did not advance any amounts to UK on behalf of IMG under this agreement. As of December 31, 2009, we do not consider the risk of non-performance by IMG to be high.

Legal Proceedings and Claims
     We are subject to legal proceedings and claims that arise in the normal course of our business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions, will not materially affect our financial position.
12. Goodwill and Intangible Assets
     A summary of changes in our goodwill and other intangible assets, on a net basis, for the years ended December 31, 2009 and 2008 is as follows (in thousands):

	Net Balance at				Net Balance at
	December 31,				December 31,
	2008	Adjustments	Impairment	Amortization	2009
Goodwill	$170,522	$—	$—	$—	$170,522
Broadcast licenses	818,981	—	—	—	818,981
Definite lived intangible assets	1,893	—	—	(577)	1,316

Total intangible assets net of accumulated amortization	$991,396	$—	$—	$(577)	$990,819

	Net Balance at				Net Balance at
	December 31,				December 31,
	2007	Adjustments	Impairment	Amortization	2008
Goodwill	269,118	$—	$(98,596)	$—	$170,522
Broadcast licenses	1,059,066	—	(240,085)	—	818,981
Definite lived intangible assets	2,685	—	—	(792)	1,893

Total intangible assets net of accumulated amortization	$1,330,869	$—	$(338,681)	$(792)	$991,396

     A summary of changes in our goodwill, on a gross basis, for the years ended December 31, 2009 and 2008 is as follows (in thousands):

	As of		As of
	December 31,		December 31,
	2008	Impairment	2009
Goodwill, gross	$269,118	$—	$269,118
Accumulated goodwill impairment	(98,596)	—	(98,596)

Goodwill, net	$170,522	$—	$170,522

	As of		As of
	December 31,		December 31,
	2007	Impairment	2008
Goodwill, gross	$269,118	$—	$269,118
Accumulated goodwill impairment	—	(98,596)	(98,596)

Goodwill, net	$269,118	$(98,596)	$170,522

     As of December 31, 2009 and 2008, our intangible assets and related accumulated amortization consisted of the following (in thousands):

	As of December 31, 2009			As of December 31, 2008
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Intangible assets not currently subject to amortization:
Broadcast licenses	$872,680	$(53,699)	$818,981	$872,680	$(53,699)	$818,981
Goodwill	170,522	—	170,522	170,522	—	170,522

	$1,043,202	$(53,699)	$989,503	$1,043,202	$(53,699)	$989,503

Intangible assets subject to amortization:
Network affiliation agreements	$1,264	$(1,183)	$81	$1,264	$(1,119)	$145
Other definite lived intangible assets	13,484	(12,249)	1,235	13,484	(11,736)	1,748

	$14,748	$(13,432)	$1,316	$14,748	$(12,855)	$1,893

Total intangibles	$1,057,950	$(67,131)	$990,819	$1,057,950	$(66,554)	$991,396

     Amortization expense for the years ended December 31, 2009, 2008 and 2007 was $0.6 million, $0.8 million and $0.8 million, respectively. Based on the current amount of intangible assets subject to amortization, we expect that amortization expense for the succeeding five years will be as follows: 2010, $479,000; 2011, $125,000; 2012, $75,000; 2013, $50,000 and 2014, $38,000. As acquisitions and dispositions occur in the future, actual amounts may vary from these estimates.

Impairment of goodwill and broadcast license
     As of December 31, 2009, we tested our goodwill, broadcast licenses and other intangible asset recorded values for potential impairment and concluded that the balances were reasonably stated. As a result, we did not record an impairment expense for our goodwill, broadcast licenses or other intangible assets during fiscal 2009.
     As of December 31, 2008, we recorded a non-cash impairment expense of $338.7 million resulting from a write-down of $98.6 million in the recorded value of our goodwill and a write-down of $240.1 million in the recorded value of our broadcast licenses. The write-down of our goodwill and broadcast licenses related to seven stations and 23 stations, respectively. We tested our unamortized intangible assets for impairment at December 31, 2008. As of the testing date, we believed events had occurred and circumstances changed that more likely than not reduce the fair value of our broadcast licenses and goodwill below their carrying amounts. These events, which accelerated in the fourth quarter of 2008, included: (i) the continued decline of the price of our common stock and Class A common stock; (ii) the decline in the current selling prices of television stations; (iii) the decline in local and national advertising revenues excluding political advertising revenue; and (iv) the decline in the operating profit margins of some of our stations. We did not record a similar impairment expense in the prior year.
     See Note 1. “Description of Business and Summary of Significant Accounting Policies” for further discussion of our accounting policies regarding goodwill, broadcast licenses and other intangible assets.
13. Selected Quarterly Financial Data (Unaudited)

	Fiscal Quarters
	First	Second	Third	Fourth
	(In thousands, except for per share data)
Year Ended December 31, 2009:
Operating revenues	$61,354	$65,057	$66,446	$77,517
Operating income	4,766	8,998	10,630	18,685
Loss on early extinguishment of debt	(8,352)	—	—	—
Net loss	(8,920)	(6,648)	(5,520)	(1,959)
Net loss available to common stockholders	(12,970)	(10,699)	(9,988)	(6,509)
Basic net loss available to common stockholders per share	$(0.27)	$(0.22)	$(0.21)	$(0.13)
Diluted net loss available to common stockholders per share	$(0.27)	$(0.22)	$(0.21)	$(0.13)
Year Ended December 31, 2008:
Operating revenues	$70,999	$78,743	$82,631	$94,803
Impairment of goodwill and broadcast licenses	—	—	—	338,681
Operating income	9,281	18,738	20,511	(307,425)
Net (loss) income	(3,850)	3,215	4,644	(206,025)
Net (loss) income available to common stockholders	(3,850)	3,090	1,477	(209,326)
Basic net (loss) income available to common stockholders per share	$(0.08)	$0.06	$0.03	$(4.32)
Diluted net (loss) income available to common stockholders per share	$(0.08)	$0.06	$0.03	$(4.32)
     Because of the method used in calculating per share data, the quarterly per share data will not necessarily add to the per share data as computed for the year.
14. Subsequent Event — Long-term Debt Amendment
     Effective as of March 31, 2010, we amended our existing senior credit facility to provide for, among other things: (i) an increase in the maximum total net leverage ratio covenant under the senior credit facility through March 30, 2011 and (ii) a potential issuance of capital stock and/or senior or subordinated debt securities, which could include securities with a second lien security interest (the “Replacement Debt”). This amendment to the senior credit facility also provides for a reduction in the revolving loan commitment under the senior credit facility from $50.0 million to $40.0 million.
     From March 31, 2010 until the date we complete an offering of Replacement Debt resulting in the repayment of not less than $200.0 million of our term loan outstanding under the senior credit facility, (i) we are required to pay an annual incentive fee equal to 2.0%, which fee will be eliminated upon the consummation of such offering and repayment, (ii) the annual facility fee will remain at 3.0%, which fee will, following such repayment, be reduced to 1.25% per year, with a potential for further reductions in future periods, and (iii) we will remain subject to a maximum total net leverage ratio, which will, following such repayment, be replaced by a first lien leverage test, as described in the following paragraph. In addition, from and after such repayment, we will be required to comply with a minimum fixed charge coverage ratio of 0.90x to 1.0x.

     Upon the completion of an offering of Replacement Debt that results in the repayment of not less than $200.0 million of our term loan outstanding under the senior credit facility, we will, from the date of such repayment, be subject to a maximum first lien leverage ratio covenant, which will replace our current maximum total leverage ratio covenant. The covenant will range from 7.5x to 6.5x, depending upon the amount of any such repayment.
     The use of proceeds from any issuance of Replacement Debt will generally be limited to the repayment of amounts outstanding under the term loan under the senior credit facility and, in certain circumstances, to the repurchase of outstanding shares of our Series D Perpetual Preferred Stock. We cannot provide any assurances that such a sale of Replacement Debt, or any repurchase of such preferred stock, will be completed by us, or of the terms or timing thereof.
     Beginning April 30, 2010 and thereafter, all interest and fees accrued under the senior credit facility will be payable in cash upon their respective due dates, with no portion of such accrued interest and fees being subject to deferral.
     A summary of certain significant terms contained in our senior credit facility (i) before the March 31, 2010 amendment, (ii) as so amended, and (iii) as amended and after giving affect to a potential issuance of Replacement Debt and repayment of at least $200.0 million of term loans under the senior credit facility, are summarized in the table below:

As Amended and
		As Amended and	After Giving Effect
		Prior to Potential	to a Potential
		Issuance of	Issuance of
		Replacement Debt	Replacement Debt
	Prior to Amendment	and Related	and Related
	on March 31,	Repayment of Term	Repayment of Term
Description	2010	Loan	Loan
Annual interest rate on outstanding term loan balance	LIBOR plus 3.50%	Same	Same
or BASE plus 2.50%
Annual interest rate on outstanding revolving loan balance	LIBOR plus 3.50%	Same	Same
or BASE plus 2.50%
Annual facility fee rate	3.00% with	3.00% with	1.25% with
	a potential for	a potential for	a potential for
	reduction in	reduction in	reduction in
	future periods.	future periods.	future periods.
Annual incentive fee rate	0.00%	2.00%	0.00%
Annual commitment fee on undrawn revolving loan balance	0.50%	Same	Same
Revolving loan commitment	$50 million	$40 million	$40 million
Maximum total net leverage ratio at:
March 31, 2010 through June 29, 2010	7.00x	9.00x	Replaced with
June 30, 2010 through			a first lien
September 29, 2010	6.50x	9.50x	leverage test
September 30, 2010 through
March 30, 2011	6.50x	9.75x	as described above.
March 31, 2011 and thereafter	6.50x	6.50x
Minimum fixed charge coverage ratio	None	Same	0.90x to 1.00x
Maximum cash balance that can be deducted from total debt
to calculate net debt in the total net leverage ratio (or first lien leverage test, as applicable)	$10.0 million	Same	$15.0 million
     In order to obtain this amendment, we incurred loan issuance costs of approximately $4.1 million, in addition to other legal and professional fees. We are currently evaluating the accounting treatment of the loan issuance costs incurred and the related tax effects of the transaction. As of December 31, 2009, we had a deferred loan cost balance of $1.6 million. If the amendment constitutes a significant modification to the senior credit facility in the three-month period ended March 31, 2010, we may be required to expense all or a portion of our deferred loan cost balance. As of March 31, 2010, after giving effect to the amendment, we expect to be in compliance with all covenants under the senior credit facility.

GRAY TELEVISION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	March 31,	December 31,
	2010	2009
Assets:
Current assets:
Cash	$13,664	$16,000
Trade accounts receivable, less allowance for doubtful accounts of $847 and $1,092, respectively	52,580	57,179
Current portion of program broadcast rights, net	6,781	10,220
Deferred tax asset	1,597	1,597
Prepaid and other current assets	3,429	1,788

Total current assets	78,051	86,784

Property and equipment, net	143,196	148,092
Deferred loan costs, net	5,631	1,619
Broadcast licenses	818,981	818,981
Goodwill	170,522	170,522
Other intangible assets, net	1,194	1,316
Investment in broadcasting company	13,599	13,599
Other	4,641	4,826

Total assets	$1,235,815	$1,245,739

See notes to condensed consolidated financial statements.

GRAY TELEVISION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	March 31,	December 31,
	2010	2009
Liabilities and stockholders’ equity:
Current liabilities:
Trade accounts payable	$5,666	$6,047
Employee compensation and benefits	9,553	9,675
Accrued interest	12,664	13,531
Other accrued expenses	4,193	4,814
Interest rate hedge derivatives	360	6,344
Federal and state income taxes	4,371	4,206
Current portion of program broadcast obligations	11,883	15,271
Acquisition related liabilities	863	863
Deferred revenue	6,255	6,241
Current portion of long-term debt	8,080	8,080

Total current liabilities	63,888	75,072

Long-term debt, less current portion	781,709	783,729
Long-term accrued facility fee	24,245	18,307
Program broadcast obligations, less current portion	1,391	1,531
Deferred income taxes	141,079	142,204
Long-term deferred revenue	2,578	2,638
Long-term accrued dividends	23,167	18,917
Accrued pension costs	13,761	13,969
Other	2,170	2,366

Total liabilities	1,053,988	1,058,733

Commitments and contingencies (Note 8)

Preferred stock, no par value; cumulative; redeemable; designated 1.00 shares, issued and outstanding 1.00 shares ($100,000 aggregate liquidation value)	93,687	93,386

Stockholders’ equity:
Common stock, no par value; authorized 100,000 shares, issued 47,534 shares and 47,530 shares, respectively	453,987	453,824
Class A common stock, no par value; authorized 15,000 shares, issued 7,332 shares	15,321	15,321
Accumulated deficit	(312,992)	(303,698)
Accumulated other comprehensive loss, net of income tax	(5,663)	(9,314)

	150,653	156,133
Treasury stock at cost, common stock, 4,655 shares	(40,115)	(40,115)
Treasury stock at cost, Class A common stock, 1,579 shares	(22,398)	(22,398)

Total stockholders’ equity	88,140	93,620

Total liabilities and stockholders’ equity	$1,235,815	$1,245,739

See notes to condensed consolidated financial statements.

GRAY TELEVISION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except for per share data)

	Three Months Ended
	March 31,
	2010	2009

Revenues (less agency commissions)	$70,482	$61,354
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	47,567	45,654
Corporate and administrative	2,922	4,046
Depreciation	7,975	8,261
Amortization of intangible assets	122	149
Gain on disposal of assets, net	(44)	(1,522)

	58,542	56,588

Operating income	11,940	4,766
Other income (expense):
Miscellaneous income, net	39	12
Interest expense	(19,611)	(10,113)
Loss from early extinguishment of debt	(349)	(8,352)

Loss before income taxes	(7,981)	(13,687)
Income tax benefit	(3,238)	(4,767)

Net loss	(4,743)	(8,920)
Preferred dividends (includes accretion of issuance cost of $301 and $301, respectively)	4,551	4,051

Net loss available to common stockholders	$(9,294)	$(12,971)

Basic and diluted per share information:
Net loss available to common stockholders	$(0.19)	$(0.27)

Weighted average shares outstanding	48,565	48,489

Dividends declared per common share	$—	$—

See notes to condensed consolidated financial statements.

GRAY TELEVISION, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (Unaudited)
(in thousands, except for number of shares)

										Accumulated
	Class A					Class A		Common		Other
	Common Stock		Common Stock		Accumulated	Treasury Stock		Treasury Stock		Comprehensive
	Shares	Amount	Shares	Amount	Deficit	Shares	Amount	Shares	Amount	Loss	Total
Balance at December 31, 2009	7,331,574	$15,321	47,529,502	$453,824	$(303,698)	(1,578,554)	$(22,398)	(4,654,750)	$(40,115)	$(9,314)	$93,620
Net loss	—	—	—	—	(4,743)	—	—	—	—	—
Gain on derivatives, net of income tax	—	—	—	—	—	—	—	—	—	3,651
Comprehensive loss											(1,092)
Preferred stock dividends	—	—	—	—	(4,551)	—	—	—	—	—	(4,551)
Issuance of common stock: 401(k) plan	—	—	4,805	8	—	—	—	—	—	—	8
Share-based compensation				155							155

Balance at March 31, 2010	7,331,574	$15,321	47,534,307	$453,987	$(312,992)	(1,578,554)	$(22,398)	(4,654,750)	$(40,115)	$(5,663)	$88,140

See notes to condensed consolidated financial statements.

GRAY TELEVISION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2010	2009
Operating activities
Net loss	$(4,743)	$(8,920)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities
Depreciation	7,975	8,261
Amortization of intangible assets	122	149
Amortization of deferred loan costs	81	119
Amortization of restricted stock awards	58	61
Amortization of stock option awards	97	292
Write-off loan acquisition costs from early extinguishment of debt	349	8,352
Accrual of long-term facility fee	5,938	—
Amortization of program broadcast rights	3,853	3,770
Payments on program broadcast obligations	(3,875)	(3,856)
Common stock contributed to 401(k) plan	7	127
Deferred income taxes	(3,458)	(4,718)
Gain on disposal of assets, net	(44)	(1,522)
Pension expense net of contributions	(205)	703
Other	(64)	(107)
Changes in operating assets and liabilities:
Receivables and other current assets	3,084	5,082
Accounts payable and other current liabilities	(1,322)	(3,730)
Accrued interest	(867)	(5,359)

Net cash provided by (used in) operating activities	6,986	(1,296)

Investing activities
Purchases of property and equipment	(2,888)	(5,183)
Proceeds from asset sales	11	9
Equipment transactions related to spectrum reallocation, net	(106)	(48)
Payments on acquisition related liabilities	(162)	(177)
Other	(40)	(70)

Net cash used in investing activities	(3,185)	(5,469)

Financing activities
Repayments of borrowings on long-term debt	(2,020)	(2,021)
Deferred loan costs	(4,117)	(7,006)

Net cash used in financing activities	(6,137)	(9,027)

Net decrease in cash	(2,336)	(15,792)
Cash at beginning of period	16,000	30,649

Cash at end of period	$13,664	$14,857

See notes to condensed consolidated financial statements.

GRAY TELEVISION, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
1. Basis of Presentation
     The accompanying condensed consolidated balance sheet as of December 31, 2009, which was derived from the audited financial statements as of December 31, 2009 of Gray Television, Inc. (“we”, “us”, “our”, “Gray” or the “Company”) and our accompanying unaudited condensed consolidated financial statements as of and for the period ended March 31, 2010 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, such financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included. Our operations consist of one reportable segment. For further information, refer to the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”). Operating results for the three month period ended March 31, 2010 are not necessarily indicative of the results that may be expected for any future interim period or for the year ending December 31, 2010.
Seasonality
     Broadcast advertising revenues are generally highest in the second and fourth quarters each year, due in part to increases in advertising in the spring and in the period leading up to and including the holiday season. In addition, broadcast advertising revenues are generally higher during even numbered years due to increased spending by political candidates and special interest groups in advance of upcoming elections, which spending typically is heaviest during the fourth quarter of such years.
Earnings Per Share
     We compute basic earnings per share by dividing net income by the weighted-average number of common shares outstanding during the relevant period. The weighted-average number of common shares outstanding does not include unvested restricted shares. These shares, although classified as issued and outstanding, are considered contingently returnable until the restrictions lapse and are not included in the basic earnings per share calculation until the shares are vested. Diluted earnings per share is computed by including all potentially dilutive common shares issuable, including restricted stock and stock options in the diluted weighted-average shares outstanding calculation. The following table reconciles basic weighted-average shares outstanding to diluted weighted-average shares outstanding for the three month periods ended March 31, 2010 and 2009 (in thousands):

	Three Months Ended
	March 31,
	2010	2009

Weighted-average shares outstanding-basic	48,565	48,489
Stock options and restricted stock	—	—

Weighted-average shares outstanding-diluted	48,565	48,489

1. Basis of Presentation (Continued)
Earnings Per Share (Continued)
     For periods in which we reported losses, all potentially dilutive common shares are excluded from the computation of diluted earnings per share, since their inclusion would be antidilutive. Securities that could potentially dilute earnings per share in the future, but which were not included in the calculation of diluted earnings per share because their inclusion would have been antidilutive for the periods presented are as follows (in thousands):

	Three Months Ended
	March 31,
	2010	2009

Potentially dilutive common shares outstanding at end of period:
Employee stock options	1,383	1,939
Unvested restricted stock	66	100

Total	1,449	2,039

Accumulated Other Comprehensive Loss
     Our accumulated other comprehensive loss balances as of March 31, 2010 and December 31, 2009 consist of adjustments to our derivative liability as follows (in thousands):

	March 31,	December 31,
	2010	2009

Accumulated balances of items included in accumulated other comprehensive loss:
Loss on derivatives, net of income tax	$(219)	$(3,870)
Pension liability adjustments, net of income tax	(5,444)	(5,444)

Accumulated other comprehensive loss	$(5,663)	$(9,314)

1. Basis of Presentation (Continued)
Property and Equipment
     Property and equipment are carried at cost. Depreciation is computed principally by the straight-line method. Buildings, towers, improvements and equipment are generally depreciated over estimated useful lives of approximately 35 years, 20 years, 10 years and 5 years, respectively. Maintenance, repairs and minor replacements are charged to operations as incurred; and major replacements and betterments are capitalized. The cost of any assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting profit or loss is reflected in income or expense for the period. The following table lists components of property and equipment by major category (in thousands):

	March 31,	December 31,
	2010	2009
Property and equipment:
Land	$23,052	$23,046
Buildings and improvements	51,599	51,606
Equipment	293,337	291,682

	367,988	366,334
Accumulated depreciation	(224,792)	(218,242)

Total property and equipment, net	$143,196	$148,092

Recent Accounting Pronouncements
     The following accounting pronouncements were recently issued by the Financial Accounting Standards Board (“FASB”) and we consider them relevant to our operations and the preparation of our financial reports.
     In February 2010, the FASB issued FASB Accounting Standards Update 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. Topic 855 removes the requirement for a U.S. Securities and Exchange Commission (“SEC”) filer to disclose a date in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. This update was effective upon issuance for Gray. Our adoption of this update did not have a significant impact upon our financial statements.
     In January 2010, the FASB issued FASB Accounting Standards Update 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This update provides amendments to Topic 820 that will provide for more robust disclosures about the (1) different classes of assets and liabilities measured at fair value, (2) valuation techniques and inputs used, (3) activity in Level 3 fair value measurements, and (4) transfers between Levels 1, 2, and 3. This update is effective for interim and annual reporting periods beginning after December 15, 2009 and we adopted this update on January 1, 2010. Our adoption of this update did not have a significant impact upon our financial statements.

2. Long-term Debt and Accrued Facility Fee
     Long-term debt consists of our senior credit facility as follows (in thousands):

	March 31,	December 31,
	2010	2009
Long-term debt:
Senior credit facility — current portion	$8,080	$8,080
Senior credit facility — long-term portion	781,709	783,729

Total long-term debt including current portion	789,789	791,809
Long-term accrued facility fee	24,245	18,307

Total long-term debt and accrued facility fee	$814,034	$810,116

Borrowing availability under our senior credit facility	$40,000	$31,681

Leverage ratio as defined in our senior credit facility:
Actual	8.43	8.42
Maximum allowed	9.00	8.75
     Excluding accrued interest, the amounts outstanding under our senior credit facility as of March 31, 2010 and December 31, 2009 consisted of our term loan and an accrued facility fee. The revolving credit facility did not have an outstanding balance as of March 31, 2010 or December 31, 2009.
Amendment of Senior Credit Facility
     Effective as of March 31, 2010, we amended our existing senior credit facility to provide for, among other things: (i) an increase in the maximum total net leverage ratio covenant under the senior credit facility through March 30, 2011 and (ii) a potential issuance of capital stock and/or senior or subordinated debt securities, which could include securities with a second lien security interest (the “Replacement Debt”). This amendment to the senior credit facility reduced the revolving loan commitment under the senior credit facility from $50.0 million to $40.0 million.
     Pursuant to this amendment, from March 31, 2010 until the date we completed an offering of Replacement Debt resulting in the repayment of not less than $200.0 million of our term loan outstanding under the senior credit facility, (i) we were required to pay an annual incentive fee equal to 2.0%, which fee would be eliminated upon the consummation of such offering and repayment, (ii) the annual facility fee remained at 3.0%, which fee, following such repayment, would be reduced to 1.25% per year, with a potential for further reductions in future periods, and (iii) we remained subject to a maximum total net leverage ratio, which ratio, following such repayment, would be replaced by a first lien leverage test, as described in the following paragraph. In addition, from and after such repayment, we would be required to comply with a minimum fixed charge coverage ratio of 0.90x to 1.0x.
     Upon the completion of an offering of Replacement Debt that results in the repayment of not less than $200.0 million of our term loan outstanding under the senior credit facility, we are, from the date of such repayment, subject to a maximum first lien leverage ratio covenant, which replaces the current maximum total leverage ratio covenant. The covenant ranges from 7.5x to 6.5x, depending upon the amount of any such repayment.
     The use of proceeds from any issuance of Replacement Debt is generally limited to the repayment of amounts outstanding under the term loan under the senior credit facility and, in certain circumstances, to the repurchase of outstanding shares of our Series D Perpetual Preferred Stock.
     Beginning April 30, 2010 and thereafter, all interest and fees accrued under the senior credit facility are payable in cash upon their respective due dates, with no portion of such accrued interest and fees being subject to deferral.

2. Long-term Debt and Accrued Facility Fee (Continued)
Amendment of Senior Credit Facility (Continued)
     A summary of certain significant terms contained in our senior credit facility (i) before the March 31, 2010 amendment, (ii) as so amended, and (iii) as amended and after giving effect to a potential issuance of Replacement Debt and repayment of at least $200.0 million of term loans under the senior credit facility is as follows:

		As Amended and	As Amended and
		Prior to the	After Giving Effect to
		Issuance of	the Issuance of
		Replacement	Replacement Debt
		Debt and Related	and Related
	Prior to Amendment	Repayment of	Repayment of
Description	on March 31, 2010	Term Loan	Term Loan

Annual interest rate on outstanding
term loan balance	LIBOR plus 3.50%	Same	Same
or BASE plus 2.50%
Annual interest rate on outstanding
revolving loan balance	LIBOR plus 3.50%	Same	Same
or BASE plus 2.50%

Annual facility fee rate	3.00% with	3.00% with	1.25% with
	a potential for	a potential for	a potential for
	reduction in	reduction in	reduction in
	future periods.	future periods.	future periods.
Annual incentive fee rate	None	2.00%	None
Annual commitment fee on undrawn
revolving loan balance	0.50%	Same	Same

Revolving loan commitment	$50 million	$40 million	$40 million
Maximum total net leverage ratio at:
March 31, 2010 through
June 29, 2010	7.00x	9.00x	Replaced with
June 30, 2010 through			a first lien
September 29, 2010	6.50x	9.50x	leverage test
September 30, 2010 through			as described above.
March 30, 2011	6.50x	9.75x
March 31, 2011 and thereafter	6.50x	6.50x

Minimum fixed charge coverage ratio	None	Same	0.90x to 1.00x

Maximum cash balance that can be deducted from total debt to calculate net debt in the total net leverage ratio (or first lien leverage test, as applicable)	$10.0 million	Same	$15.0 million

2. Long-term Debt and Accrued Facility Fee (Continued)
Amendment of Senior Credit Facility (Continued)
     In order to obtain the March 31, 2010 amendment, we incurred loan issuance costs of approximately $4.4 million, including legal and professional fees. We recorded a loss from early extinguishment of debt of $0.3 million for the three month period ended March 31, 2010. As of March 31, 2010, we had a deferred loan cost balance of $5.6 million and we were in compliance with all covenants under the senior credit facility.
     On April 29, 2010, we completed the issuance of $365 million of our 10 1/2% senior secured second lien notes due 2015 (the “Notes”), which Notes met the definition of “Replacement Debt.” We used the net proceeds from the sale of the Notes to, among other things, repay $300.0 million of outstanding term loans under our senior credit facility. See Note 11. Subsequent Events.
3. Derivatives
Risk Management Objective of Using Derivatives
     We are exposed to certain risks arising from business operations and economic conditions. We attempt to manage our exposure to a wide variety of business and operational risks principally through management of our core business activities. We attempt to manage economic risk, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources and duration of our debt financing and the use of interest rate swap agreements. Specifically, we enter into interest rate swap agreements to manage interest rate exposure with the following objectives:
•	managing current and forecasted interest rate risk while maintaining financial flexibility and solvency;

•	proactively managing our cost of capital to ensure that we can effectively manage operations and execute our business strategy, thereby maintaining a competitive advantage and enhancing shareholder value; and

•	complying with applicable covenant requirements and restrictions.
Cash Flow Hedges of Interest Rate Risk
     In using interest rate derivatives, our objectives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish these objectives, we primarily use interest rate swap agreements as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable rate amounts from a counterparty in exchange for our making fixed-rate payments over the life of the applicable agreement, without exchange of the underlying notional amount. Under the terms of our senior credit facility, we were required to fix the interest rate on at least 50.0% of the outstanding balance thereunder through March 19, 2010. From and after such date, we are no longer required to fix interest rates on any amounts outstanding thereunder.
     During 2007, we entered into three swap agreements to convert $465.0 million of our variable rate debt under our senior credit facility to fixed rate debt. These interest rate swap agreements expired on April 3, 2010, and they were our only derivatives as of March 31, 2010 and December 31, 2009. Upon entering into the swap agreements, we designated them as hedges of variability of our variable rate interest payments attributable to changes in three month London Interbank Offered Rate (“LIBOR”), the designated interest rate. Therefore, these interest rate swap agreements were, prior to their respective expiration dates, considered cash flow hedges.

3. Derivatives (Continued)
Cash Flow Hedges of Interest Rate Risk (Continued)
     Upon entering into a swap agreement, we document our hedging relationships and our risk management objectives. Our swap agreements do not include written options. Our swap agreements are intended solely to modify the payments for a recognized liability from a variable rate to a fixed rate. Our swap agreements do not qualify for the short-cut method of accounting because the variable rate debt being hedged is pre-payable.
     Hedge effectiveness is evaluated at the end of each quarter. We compare the notional amount, the variable interest rate and the settlement dates of the interest rate swap agreements to the hedged portion of the debt. Historically, our swap agreements have been highly effective at hedging our interest rate exposure, although no assurances can be provided that they will continue to be effective for future periods.
     During the period of each interest rate swap agreement, we recognize the swap agreements at their fair value as an asset or liability on our balance sheet. The effective portion of the change in the fair value of our interest rate swap agreements is recorded in accumulated other comprehensive income (loss). The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.
     Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense as the related interest payments are made on our variable rate debt. We estimate that an additional $360,000 will be reclassified as an increase in interest expense and a decrease in other comprehensive income (loss) between April 1, 2010 and April 3, 2010.
     Under these swap agreements, we receive variable rate interest at the LIBOR and pay fixed interest at an annual rate of 5.48%. The variable LIBOR is reset in three month periods under the swap agreements. At our option, the variable LIBOR is reset in one month or three month periods for the hedged portion of our variable rate debt.
     The table below presents the fair value of our interest rate swap agreements as well as their classification on our balance sheet as of March 31, 2010 and December 31, 2009. These interest rate swap agreements are our only derivative financial instruments. We did not have any derivatives classified as assets as of March 31, 2010 or December 31, 2009. The fair values of the derivative instruments are estimated by obtaining quotations from the financial institutions that are counterparties to the instruments. The fair values are estimates of the net amount that we would have been required to pay on March 31, 2010 and December 31, 2009 if the agreements were transferred to other parties or cancelled on such dates. Amounts in the following table are in thousands.
Fair Values of Derivative Instruments

	As of March 31, 2010		As of December 31, 2009
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value

Derivatives designated as hedging instruments:
Interest rate swap agreements	Current liabilities	$360	Current liabilities	$6,344

3. Derivatives (Continued)
Cash Flow Hedges of Interest Rate Risk (Continued)
     The following table presents the effect of our derivative financial instruments on our consolidated statements of operations for the three months ended March 31, 2010 and 2009 (in thousands):

	Cash Flow Hedging
	Relationships for the Three
	Months Ended March 31,
	2010	2009
Interest rate swap agreements:
Liability at beginning of period	$(6,344)	$(24,611)

Effective portion of gains recognized in other comprehensive loss	12,093	5,777

Effective portion of losses recorded in accumulated other comprehensive loss and reclassified into interest expense	(6,109)	(1,617)

Liability at end of period	$(360)	$(20,451)

     For the three months ended March 31, 2010, we recorded income on derivatives as other comprehensive income of $3.7 million, net of a $2.3 million income tax expense. For the three months ended March 31, 2009, we recorded income on derivatives as other comprehensive income of $2.5 million, net of a $1.6 million income tax benefit.
Credit-risk Related Contingent Features
     We manage our counterparty risk by entering into derivative instruments with global financial institutions that we believe present a low risk of credit loss resulting from nonperformance. As of March 31, 2010 and December 31, 2009, we had not recorded a credit value adjustment related to our interest rate swap agreements.
     Our interest rate swap agreements incorporate the covenant provisions of our senior credit facility. Failure to comply with the covenant provisions of the senior credit facility could result in our being in default of our obligations under our interest rate swap agreements.
4. Fair Value Measurement
     Fair value is the price that market participants would pay or receive to sell an asset or paid to transfer a liability in an orderly transaction. Fair value is also considered the exit price. We utilize market data or assumptions that market participants would use in pricing an asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized into a hierarchy that gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1”) and the lowest priority to unobservable inputs that require assumptions to measure fair value (“Level 3”).

4. Fair Value Measurement (Continued)
Recurring Fair Value Measurements
     Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The following table sets forth our financial agreements, which were accounted for at fair value, by level within the fair value hierarchy as of March 31, 2010 and December 31, 2009 (in thousands):
Recurring Fair Value Measurements

	As of March 31, 2010
	Level 1	Level 2	Level 3	Total

Liabilities:
Interest rate swap agreements	$—	$360	$—	$360

	As of December 31, 2009
	Level 1	Level 2	Level 3	Total

Liabilities:
Interest rate swap agreements	$—	$6,344	$—	$6,344
     Fair value of our interest rate swap agreements is based on estimates provided by the counterparties. Valuation of these items does entail a significant amount of judgment.
Non-Recurring Fair Value Measurements
     We have certain assets that are measured at fair value on a non-recurring basis and are adjusted to fair value only when the carrying values exceed their fair values. Included in the following table are the significant categories of assets measured at fair value on a non-recurring basis as of March 31, 2010 and December 31, 2009 and any impairment charges recorded for those assets in the three months ended March 31, 2010 and 2009 (in thousands).
Non-Recurring Fair Value Measurements

					Impairment Loss for the
	As of March 31, 2010				Three Months Ended March 31,
	Level 1	Level 2	Level 3	Total	2010	2009
Assets:
Property and equipment, net	$—	$—	$143,196	$143,196	$—	$—
Program broadcast rights	—	—	7,763	7,763	69	52
Investment in broadcasting company	—	—	13,599	13,599	—	—
Broadcast licenses	—	—	818,981	818,981	—	—
Goodwill	—	—	170,522	170,522	—	—
Other intangible assets, net	—	—	1,194	1,194	—	—

Total	$—	$—	$1,155,255	$1,155,255	$69	$52

4. Fair Value Measurement (Continued)
Non-Recurring Fair Value Measurements (Continued)

	As of December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets:
Property and equipment, net	$—	$—	$148,092	$148,092
Program broadcast rights	—	—	11,265	11,265
Investment in broadcasting company	—	—	13,599	13,599
Broadcast licenses	—	—	818,981	818,981
Goodwill	—	—	170,522	170,522
Other intangible assets, net	—	—	1,316	1,316

Total	$—	$—	$1,163,775	$1,163,775

     Fair value of our property and equipment is estimated by our engineers. Fair value of our program broadcast rights is based upon estimated future advertising revenue expected to be generated by the programming. Fair value of our investment in broadcasting company is based upon estimated future cash flows. Fair value of broadcast licenses, goodwill and other intangible assets, net, are subjected to impairment testing. Our program broadcast rights impairment charges were recorded as a broadcast operating expense in the respective periods.
Fair Value of Other Financial Instruments
     The estimated fair value of other financial instruments is determined using the best available market information and appropriate valuation methodologies. Interpreting market data to develop fair value estimates involves considerable judgment. Accordingly, the estimates presented are not necessarily indicative of the amounts that we could realize in a current market exchange, or the value that ultimately will be realized upon maturity or disposition. The use of different market assumptions may have a material effect on the estimated fair value amounts.
     The carrying amounts of the following instruments approximate fair value, due to their short term to maturity: (i) accounts receivable, (ii) prepaid and other current assets, (iii) accounts payable, (iv) accrued employee compensation and benefits, (v) accrued interest, (vi) other accrued expenses, (vii) dividends payable, (viii) acquisition-related liabilities and (ix) deferred revenue.
     The carrying amount of our long-term debt, including the current portion and long-term accrued facility fee, was $814.0 million and $810.1 million, respectively, and the fair value was $786.6 million and $704.8 million, respectively as of March 31, 2010 and December 31, 2009. Fair value of our long-term debt, including the current portion and long-term accrued facility fee, is based on estimates provided by third party financial professionals as of March 31, 2010 and December 31, 2009.
5. Preferred Stock
     As of March 31, 2010 and December 31, 2009, we had 1,000 shares of Series D Perpetual Preferred Stock outstanding. The Series D Perpetual Preferred Stock has a liquidation value of $100,000 per share, for a total liquidation value of $100.0 million as of March 31, 2010 and December 31, 2009 and a recorded value of $93.7 million and $93.4 million as of March 31, 2010 and December 31, 2009, respectively. The difference between the liquidation values and the recorded values was the unaccreted portion of the original issuance discount and issuance cost. Our accrued Series D Perpetual Preferred Stock dividend balances as of March 31, 2010 and December 31, 2009 were $23.2 million and $18.9 million, respectively.

5. Preferred Stock (Continued)
     We have deferred the cash payment of dividends on our Series D Perpetual Preferred Stock since October 1, 2008. When three consecutive cash dividend payments with respect to the Series D Perpetual Preferred Stock remain unfunded, the dividend rate increases from 15.0% per annum to 17.0% per annum. Thus, our Series D Perpetual Preferred Stock dividend began accruing at 17.0% per annum on July 16, 2009 and will accrue at that rate as long as at least three consecutive cash dividend payments remain unfunded.
     While any Series D Perpetual Preferred Stock dividend payments are in arrears, we are prohibited from repurchasing, declaring and/or paying any cash dividend with respect to any equity securities having liquidation preferences equivalent to or junior in ranking to the liquidation preferences of the Series D Perpetual Preferred Stock, including our common stock and Class A common stock. We can provide no assurances as to when any future cash payments will be made on any accumulated and unpaid Series D Perpetual Preferred Stock dividends presently in arrears or that become in arrears in the future.
     On April 29, 2010, we completed the repurchase of approximately $60.7 million in face amount, and $14.9 million in accrued dividends, of our Series D Perpetual Preferred Stock in exchange for $50.0 million in cash, using proceeds from the offering of Notes, and the issuance $8.5 million shares of our common stock. See Note 11. Subsequent Events.
6. Retirement Plans
     The following table provides the components of net periodic benefit cost for our pension plans for the three- month periods ended March 31, 2010 and 2009, respectively (in thousands):

	Three Months Ended March 31,
	2010	2009

Service cost	$884	$776
Interest cost	640	550
Expected return on plan assets	(478)	(501)
Loss amortization	249	103

Net periodic benefit cost	$1,295	$928

     During the three months ended March 31, 2010, we contributed $1.5 million to our pension plans. During the remainder of fiscal 2010, we expect to contribute an additional $2.5 million to our pension plans.
7. Stock-based Compensation
     We recognize compensation expense for stock-based payment awards made to our employees and directors, including stock options and restricted shares under our 2007 Long-Term Incentive Plan and our Directors’ Restricted Stock Plan. The following table provides our stock-based compensation expense and related income tax benefit for the three month periods ended March 31, 2010 and 2009, respectively (in thousands).

	Three Months Ended March 31,
	2010	2009
Stock-based compensation expense, gross	$155	$353
Income tax benefit at our statutory rate associated with stock-based compensation	(60)	(124)

Stock-based compensation expense, net	$95	$229

7. Stock-based Compensation (Continued)
Long-term Incentive Plan
     During the three month periods ended March 31, 2010 and 2009, we did not grant any stock options to our employees or directors. A summary of stock option activity related to our common stock for the three month periods ended March 31, 2010 and 2009 is as follows (option amounts in thousands):

	Three Months Ended
	March 31, 2010		March 31, 2009
		Weighted-		Weighted-
		Average		Average
	Options	Exercise Price	Options	Exercise Price
Common stock:
Stock options outstanding — beginning of period	1,476	$8.28	1,949	$8.31
Options granted	—	$—	—	$—
Options exercised	—	$—	—	$—
Options expired	(34)	$12.78	(2)	$12.41
Options forfeited	(59)	$11.38	(8)	$7.82

Stock options outstanding — end of period	1,383	$8.04	1,939	$8.31

Exercisable at end of period	1,338	$8.20	655	$9.91

Weighted-average fair value of options granted during the period		$—		$—
     For the three month period ended March 31, 2010, we did not have any options outstanding for our Class A common stock. As of March 31, 2010, options to acquire 10,000 shares of our outstanding common stock had a per-share exercise price lower than the per-share market price of our common stock and, as of that date, those options had a combined intrinsic value of $2,000.
Directors’ Restricted Stock Plan
     During the three month periods ended March 31, 2010 and 2009, we did not grant any shares of restricted stock to our directors. The unearned compensation associated with prior grants of our restricted common stock is being amortized as an expense over the vesting period of the restricted common stock. The total amount of unearned compensation is equal to the market value of the shares at the date of grant.
     The following table summarizes our non-vested restricted shares during the three month period ended March 31, 2010 (shares in thousands):

		Weighted-
	Number of	Average
	Shares	Fair Value
Restricted Stock:
Non-vested common restricted shares, December 31, 2009	66	$6.64
Granted	—	$—
Vested	—	$—

Non-vested common restricted shares, March 31, 2010	66	$6.64

8. Commitments and Contingencies
Legal Proceedings and Claims
     We are subject to legal proceedings and claims that arise in the normal course of our business. In our opinion, the amount of ultimate liability, if any, with respect to these actions, will not materially affect our financial position.
Sports Marketing Agreement
     On October 12, 2004, the University of Kentucky (“UK”) awarded a sports marketing agreement jointly to us and IMG Worldwide, Inc. (“IMG”) (the “UK Agreement”). The UK Agreement commenced on April 16, 2005 and has an initial term of seven years with the option to extend for three additional years.
     On July 1, 2006, the terms of the agreement between IMG and us were amended. As amended, the UK Agreement provides that we will share in profits in excess of certain amounts specified by the agreement, if any, but not losses. The agreement also provides that we will separately retain all local broadcast advertising revenue and pay all local broadcast expenses for activities under the agreement. Under the amended agreement, IMG agreed to make all license fee payments to UK. However, if IMG is unable to pay the license fee to UK, we will then be required to pay the unpaid portion of the license fee to UK. As of March 31, 2010, the aggregate license fee to be paid by IMG to UK over the remaining portion of the full ten-year term (including the optional three year extension) of the agreement is approximately $45.4 million. If we make advances on behalf of IMG, IMG is required to reimburse us for the amount paid within 60 days after the close of each contract year, which ends on June 30th. IMG has also agreed to pay interest on any advance at a rate equal to the prime rate. During the three months ended March 31, 2010, we did not advance any amounts to UK on behalf of IMG under this agreement. As of March 31, 2010, we do not consider the risk of non-performance by IMG to be high.
9. Goodwill and Intangible Assets
     Our intangible assets consist primarily of network affiliations and broadcast licenses. We did not acquire any network affiliation agreements or broadcast licenses and none of our network affiliation agreements or broadcast licenses were renewed during the three month period ended March 31, 2010. Upon any renewal, we expense all related fees as incurred. There were no triggering events that required a test of impairment of our intangible assets during the three month period ended March 31, 2010. See Critical Accounting Policies included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of this quarterly report.
10. Income Taxes
     For the three month periods ended March 31, 2010 and 2009, our effective tax rates were 40.6% and 34.8%, respectively. The effective tax rates differ from the statutory tax rate due to the impact of the following items:

	Three Months Ended March 31,
	2010	2009
Statutory federal income tax rate	35.0%	35.0%
State income taxes	6.0%	0.9%
Reserve for uncertain tax positions	(4.2)%	1.0%
Adjustments to valuation allowance of deferred tax assets	2.2%	(1.6)%
Other	1.6%	(0.5)%

Effective income tax rate	40.6%	34.8%

Income tax benefit	$(3,238)	$(4,767)

11. Subsequent Events
     On April 29, 2010, we issued $365 million aggregate principal amount of Notes. The Notes were priced at 98.085% of par, resulting in gross proceeds to the Company of $358.0 million. The Notes mature on June 29, 2015. Interest accrues on the Notes from April 29, 2010, and interest is payable semi-annually, on May 1 and November 1 of each year. The first interest payment date is November 1, 2010. We may redeem some or all of the Notes at any time after November 1, 2012 at specified redemption prices. We may also redeem up to 35% of the aggregate principal amount of the Notes using the proceeds from certain equity offerings completed before November 1, 2012. In addition, we may redeem some or all of the Notes at any time prior to November 1, 2012 at a price equal to 100% of the principal amount thereof plus a make whole premium, and accrued and unpaid interest. If we sell certain of our assets or experience specific kinds of changes of control, we must offer to repurchase the Notes.
     The Notes and the guarantees thereof are secured by a second priority lien on substantially all of the assets owned by Gray and its subsidiary guarantors, including, among other things, all present and future shares of capital stock, equipment, owned real property, leaseholds and fixtures, in each case subject to certain exceptions and customary permitted liens (the “Notes Collateral”). The Notes Collateral also secures obligations under our senior credit facility, subject to certain exceptions and permitted liens.
     On April 29, 2010, we used a portion of the net proceeds from the sale of Notes to repay $300.0 million in principal amount of term loans outstanding under our senior credit facility, to repay interest thereon and to repay certain fees due thereunder. As a result of the completion of the offering of Notes and the related repayment of term loans, Gray is, from and after April 29, 2010, subject to and required to comply with the terms and conditions of its senior credit facility as set out under the heading “As Amended and After Giving Effect to the Issuance of Replacement Debt and Related Repayment of the Term Loan” in Note 2. “Long-term Debt and Accrued Facility Fee” in these notes to condensed consolidated financial statements.
     Also on April 29, 2010, we repurchased approximately $60.7 million in face amount of Series D Perpetual Preferred Stock, and $14.9 million in accrued dividends thereon, in exchange for $50.0 million in cash, using net proceeds from the sale of Notes, and the issuance of 8.5 million shares of common stock. As a result of the completion of this exchange, the liquidation value of outstanding Series D Perpetual Preferred Stock was reduced to $39.3 million, and the accrued dividends thereon were reduced to $9.6 million, each as of April 29, 2010.

(GRAY TELEVISION, INC. LOGO)
Gray Television, Inc.
Offer to Exchange up to $365,000,000
Aggregate Principal Amount of Newly
Issued 10 1/2% Senior Secured Second Lien Notes due 2015
For
a Like Principal Amount of Outstanding
Restricted 10 1/2% Senior Secured Second Lien Notes due 2015
Issued in April 2010

PROSPECTUS

, 2010

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Georgia Registrants
     The Company and WVLT-TV, Inc. (together, the “Georgia Registrants”) are incorporated in Georgia.
     Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) generally provides that a corporation may indemnify a director (including a former director and including a director who is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity) against liability incurred: (i) in a civil proceeding (a) if, in the case of conduct in such director’s capacity as a director, the conduct was in good faith and reasonably believed by such director to be in the best interests of the corporation, and (b) if, in all other cases, the conduct was in good faith and was at least not opposed to the best interests of the corporation; and (ii) in a criminal proceeding, if the director had no reasonable cause to believe such conduct was unlawful. GBCC section 14-2-851(d) provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under GBCC section 14-2-851, or in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that personal benefit was improperly received by such director, whether or not involving action in such director’s capacity as a director.
     GBCC section 14-2-852 generally provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in defending an action to which the director was a party because he or she was a director of the corporation.
     GBCC section 14-2-853 generally provides that a corporation may, under certain circumstances, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director of the corporation.
     GBCC section 14-2-854 generally allows a court, upon application by a director, to order indemnification and/or advancement of expenses if it determines that the director is entitled to indemnification under the GBCC or it determines that indemnification is fair and reasonable even if, among other things, the director has failed to meet the statutory standard of conduct provided under GBCC section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to a corporation or for receipt of an improper benefit.
     GBCC section 14-2-855 generally provides that a corporation may not indemnify a director under GBCC section 14-2-851 unless authorized by GBCC section 14-2-851 and either (i) a committee of disinterested directors, (ii) special legal counsel, or (iii) disinterested shareholders have determined that indemnification is permitted in a specific proceeding because the director has met the relevant standard of conduct.
     GBCC section 14-2-856 generally permits a corporation’s articles of incorporation or bylaws or a contract or a resolution approved or ratified by a corporation’s shareholders to authorize a corporation to indemnify a director against claims to which the director was a party, including claims by a corporation or in its right (e.g., shareholder derivative action). However, a corporation may not indemnify the director for liability to the corporation or if the director is subjected to injunctive relief in the corporation’s favor for (i) any misappropriation of the corporation’s business opportunities, (ii) intentional misconduct or knowing violation of the law, (iii) unlawful distributions or (iv) receipt of an improper benefit.
     GBCC section 14-2-857 generally permits a corporation to indemnify an officer (including a former officer and including an officer who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity) to the same extent as a director. A corporation may indemnify an officer who is not a director to a further extent by means of the corporation’s articles of incorporation, bylaws, board resolutions, or by contract. However, a corporation may not indemnify an officer for liability arising from conduct involving misappropriation of the corporation’s business opportunity, intentional misconduct or knowing violation of the law, unlawful distributions, or receipt of an improper benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.
     GBCC section 14-2-858 generally permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether the corporation would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.
     Article 7 of the Company’s Articles of Incorporation generally provides that the liability of each director to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director shall be eliminated or limited to the fullest extent permitted by applicable law.
     Article XIV of the Company’s Bylaws generally provides for indemnification of and advancement of expenses to directors and officers to the fullest extent permitted by applicable law. Article XIV also provides that indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
     Article VII of WVLT-TV, Inc.’s Articles of Incorporation generally provide that director liability shall be eliminated or limited to the full extent permitted by the GBCC.
     Article XIV of WVLT-TV, Inc.’s Bylaws generally provides for indemnification of directors and officers under similar terms as the bylaws of the Company.
Delaware Registrant
     Gray Television Group, Inc. (“GTG”) is incorporated in Delaware.
     With respect to indemnification of officers and directors, DGCL section 145 provides that a corporation will have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the DGCL, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     Furthermore, the DGCL provides that a corporation will have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect to any claim, issue or matter as to which such person will have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court will deem proper.
     Article IX of GTG’s Certificate of Incorporation generally provides that the corporation shall indemnify and advance expenses to the fullest extent provided by DGCL section 145 all individuals that it shall have power to indemnify. GTG’s certificate of incorporation further states that indemnification and advancement of expenses shall not be exclusive of any other remedies that an indemnified individual may have.

     Article XI of GTG’s Certificate of Incorporation generally provides that, to the fullest extent permitted by the DGCL, no director shall be liable personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.
Nevada Registrant
     Gray Television Licensee, LLC (“Gray Licensee”) is organized in Nevada.
     Section 86.411 of the Nevada Revised Statutes (“NRS”) generally allows a limited liability company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the limited liability company), by reason of being or having been a manager, member, employee or agent of the limited liability company or serving or having served in certain capacities at the request of the limited liability company. Indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with the action, suit or proceeding.
     NRS section 86.421 generally allows a limited liability company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the limited liability company to procure a judgment in its favor by reason of being or having been a manager, member, employee or agent of the limited liability company or serving or having served in certain capacities at the request of the limited liability company except that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the limited liability company or for amounts paid in settlement to the limited liability company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. However, to be entitled to indemnification, the person to be indemnified in either case must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the limited liability company and, with respect to any criminal action or proceeding, such person must have had no reasonable cause to believe his or her conduct was unlawful.
     NRS section 86.431 generally provides that to the extent a manager, member, employee or agent of a limited liability has been successful on the merits or otherwise in defense of any such action, he or she must be indemnified by the limited liability company against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense.
     NRS section 86.441 generally allows a limited liability company, in its articles of organization, operating agreement or other agreement, to provide for the payment of expenses incurred by members or managers in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification by the company.
     NRS section 86.461 generally allows a limited liability company to purchase and maintain insurance or make other financial arrangements on behalf of the limited liability company’s current and former managers, members employees or agents, or any persons serving or who have served in certain capacities at the request of the limited liability company, for any liability and expenses incurred by them in their capacities as managers, members, employees or agents or arising out of their status as such, whether or not the limited liability company has the authority to indemnify him, her or them against such liability and expenses.
     The Limited Liability Company Agreement of Gray Licensee generally provides that Gray Licensee shall indemnify and advance expenses to shareholders, board members, and officers of the company to the fullest extent permitted by law. The agreement further provides that no shareholder, board member, or officer shall be indemnified against liability for intentional misconduct, knowing violation of the law, or transaction in which the individual received an illegal personal benefit.
     ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
     (a) Exhibits.
     The following exhibits are filed as part of this Form S-4:

3.1	Restated Articles of Incorporation of Gray Television, Inc. (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009)**

3.2	Bylaws of Gray Television, Inc. (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009)**

3.3	Articles of Incorporation of WVLT-TV, Inc., as amended to date*

3.4	Bylaws of WVLT-TV, Inc., as amended to date *

3.5	Certificate of Incorporation of Gray Television Group, Inc., as amended to date *

3.6	Bylaws of Gray Television Group, Inc., as amended to date *

3.7	Articles of Organization of Gray Television Licensee, LLC*

3.8	Limited Liability Company Agreement of Gray Television Licensee, LLC*

4.1	Indenture, dated April 29, 2010, by and among Gray Television, Inc., the guarantors signatory thereto and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed April 30, 2010)**

4.2	Registration Rights Agreement, dated April 29, 2010, by and among Gray Television, Inc., the guarantors party thereto, Banc of America Securities LLC, Wells Fargo Securities, LLC and Citadel Securities LLC (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed April 30, 2010)**

4.3	Form of Exchange Note (included in Exhibit 4.1)**

5.1	Opinion of Jones Day regarding validity*

5.2	Opinion of Woodburn and Wedge regarding validity*

10.1	2002 Long Term Incentive Plan (incorporated by reference to Appendix C to our definitive Proxy Statement on Schedule 14A filed August 15, 2002)**

10.2	Director Restricted Stock Plan (incorporated by reference to Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002)**

10.3	Credit Agreement dated as of March 19, 2007 by and among Gray Television, Inc., as Borrower; the Lenders Referred to Therein, as Lenders; Wachovia Bank, National Association, as Administrative Agent for the Lenders; Bank of America, N. A., as Syndication Agent; and Goldman Sachs Credit Partners L.P., Deutsche Bank Trust Company Americas and Bank of Scotland, each as a Documentation Agent; Wachovia Capital Markets, LLC, as Sole Lead Arranger; Wachovia Capital Markets, LLC, Banc of America Securities LLC and Goldman Sachs Credit Partners L.P. as Joint Bookrunners (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007)**

10.4	Collateral Agreement dated as of March 19, 2007 by and among Gray Television, Inc. and certain of its Subsidiaries as Grantors, in favor of Wachovia Bank, National Association, as Administrative Agent (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007)**

10.5	Guaranty Agreement dated as of March 19, 2007 by and among certain Subsidiaries of Gray Television, Inc., as Guarantors, in favor of Wachovia Bank, National Association, as Administrative Agent (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007)**

10.6	2007 Long Term Incentive Plan (incorporated by reference to Appendix A to our definitive Proxy Statement on Schedule 14A filed April 3, 2007)**

10.7	Consulting Agreement dated as of December 23, 2008, by and between Gray Television, Inc. and J. Mack Robinson (incorporated by reference to Exhibit 10.9 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008)**

10.8	First Amendment to the Credit Agreement by and among Gray Television, Inc.; certain subsidiaries thereof; the Lenders party thereto pursuant to an authorization; and Wachovia Bank, National Association, as administrative agent, dated as of March 31, 2009 (incorporated by reference to Exhibit 10.10 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008)**

10.9	Second Amendment to the Credit Agreement by and among Gray Television, Inc., certain subsidiaries thereof, the Lenders party thereto and Wells Fargo Bank, N.A., successor-by-merger to Wachovia Bank, National Association, as administrative agent, dated as of March 31, 2010 (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K filed April 12, 2010)**

12.1	Statement regarding computation of earnings to fixed charges*

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009)**

23.1	Consent of Jones Day (included in Exhibit 5.1)*

23.2	Consent of McGladrey & Pullen, LLP*

23.3	Consent of Woodburn and Wedge (included in Exhibit 5.2)*

24.1	Powers of Attorney for Gray Television, Inc. (included in the signature page attached hereto)*

24.2	Powers of Attorney for WVLT-TV, Inc. (included in the signature page attached hereto)*

24.3	Powers of Attorney for Gray Television Group, Inc. (included in the signature page attached hereto)*

24.4	Powers of Attorney for Gray Television Licensee, LLC (included in the signature page attached hereto)*

25.1	Statement of Eligibility of the Trustee*

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Letter to DTC Participants*

99.4	Form of Letter to Clients*

*	Filed herewith.

**	Previously filed.
     (b) Financial Statement Schedules
     The following financial statement schedule of Gray Television, Inc. and subsidiaries is incorporated by reference to Item 15(a)(2) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009:
     Schedule II — Valuation and qualifying accounts.
     All other schedules for which provisions are made in the applicable accounting regulation of the Securities and Exchange Commission are not required or are inapplicable and therefore have been omitted, or the required information has been incorporated by reference herein or disclosed in the financial statements which form a part of this Registration Statement/Prospectus.

     ITEM 22. UNDERTAKINGS.
     The undersigned registrants hereby undertake:
     (1) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (4) That every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
     (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, the State of Georgia, on June 23, 2010.

Gray Television, Inc.
By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Senior Vice President & Chief Financial Officer

Each person whose signature to this Registration Statement appears below hereby appoints Hilton H. Howell, Jr. and James C. Ryan, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below for Gray Television, Inc. by the following persons in the capacities indicated and on the dates indicated.

Name	Title

/s/ Hilton H. Howell, Jr.	Vice-Chairman and Chief Executive Officer
(Hilton H. Howell, Jr.)	(Principal Executive Officer)

/s/ James C. Ryan	Senior Vice President & Chief Financial Officer
(James C. Ryan)	(Principal Financial Officer)

/s/ Jackson S. Cowart, IV	Chief Accounting Officer & Assistant Secretary
(Jackson S. Cowart, IV)	(Principal Accounting Officer)

/s/ William E. Mayher, III	Chairman of the Board
(William E. Mayher, III)

/s/ J. Mack Robinson	Director
(J. Mack Robinson)

/s/ Richard L. Boger	Director
(Richard L. Boger)

/s/ Ray M. Deaver	Director
(Ray M. Deaver)

/s/ T. L. Elder	Director
(T. L. Elder)

/s/ Zell B. Miller	Director
(Zell B. Miller)

Name	Title

/s/ Howell W. Newton (Howell W. Newton)	Director

/s/ Hugh E. Norton	Director
(Hugh E. Norton)

/s/ Robert S. Prather, Jr.	Director
(Robert S. Prather, Jr.)

/s/ Harriett J. Robinson	Director
(Harriett J. Robinson)

/s/ Hilton H. Howell, Jr.	Director
(Hilton H. Howell, Jr.)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, the State of Georgia, on June 23, 2010.

WVLT-TV, Inc.
By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Vice President & Chief Financial Officer

Each person whose signature to this Registration Statement appears below hereby appoints Hilton H. Howell, Jr. and James C. Ryan, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below for WVLT-TV, Inc. by the following persons in the capacities indicated and on the dates indicated.

Name	Title

/s/ Hilton H. Howell, Jr. (Hilton H. Howell, Jr.)	Chairman of the Board (Principal Executive Officer)

/s/ James C. Ryan	Vice President & Chief Financial Officer
(James C. Ryan)	(Principal Financial Officer)

/s/ Jackson S. Cowart, IV	Chief Accounting Officer & Assistant Secretary
(Jackson S. Cowart, IV)	(Principal Accounting Officer)

/s/ Hilton H. Howell, Jr.	Director
(Hilton H. Howell, Jr.)

/s/ Robert S. Prather, Jr.	Director
(Robert S. Prather, Jr.)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, the State of Georgia, on June 23, 2010.

Gray Television Group, Inc.
By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Senior Vice President, Assistant Secretary & Treasurer

Each person whose signature to this Registration Statement appears below hereby appoints Hilton H. Howell, Jr. and James C. Ryan, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below for Gray Television Group, Inc. by the following persons in the capacities indicated and on the dates indicated.

Name	Title

/s/ Hilton H. Howell, Jr. (Hilton H. Howell, Jr.)	Chairman of the Board (Principal Executive Officer)

/s/ James C. Ryan (James C. Ryan)	Senior Vice President, Assistant Secretary & Treasurer (Principal Financial Officer)

/s/ Jackson S. Cowart, IV (Jackson S. Cowart, IV)	Chief Accounting Officer & Assistant Secretary
(Principal Accounting Officer)

/s/ Hilton H. Howell, Jr.	Director
(Hilton H. Howell, Jr.)

/s/ Robert S. Prather, Jr.	Director
(Robert S. Prather, Jr.)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, the State of Georgia, on June 23, 2010.

Gray Television Licensee, LLC
By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Treasurer

Each person whose signature to this Registration Statement appears below hereby appoints Hilton H. Howell, Jr. and James C. Ryan, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below for Gray Television Licensee, LLC by the following persons in the capacities indicated and on the dates indicated.

Name	Title

/s/ Hilton H. Howell, Jr.	Chairman of the Board & President
(Hilton H. Howell, Jr.)	(Principal Executive Officer)

/s/ James C. Ryan	Treasurer
(James C. Ryan)	(Principal Financial Officer and Principal Accounting Officer)

/s/ Hilton H. Howell, Jr.	Director
(Hilton H. Howell, Jr.)

/s/ Robert Beizer	Director
(Robert Beizer)

/s/ Kristine Eppes	Director
(Kristine Eppes)